Exhibit 10.1

EXECUTION VERSION

Dorna sports, s.l.

as Company

BNP Paribas S.A., Citibank N.A., London Branch, J.P. Morgan SE, Banque Nomura France and Société Générale, Sucursal en España

AS ARRANGERS

THE ENTITIES NAMED HEREIN

as Original Lenders

BNP PARIBAS S.A.

as Agent

and

as Security Agent

Contents
Clause	Page

1.Definitions and Interpretation1

2.The Facilities57

3.Purpose67

4.Conditions of Utilisation69

5.Utilisation – Loans73

6.Utilisation – Letters of Credit76

7.Letters of Credit81

8.Optional Currencies86

9.Ancillary Facilities87

10.Repayment93

11.Illegality, Voluntary Prepayment and Cancellation95

12.Mandatory Prepayment and Cancellation98

13.Restrictions102

14.Interest105

15.Interest Periods109

16.Changes to the Calculation of Interest110

17.Fees113

18.Tax Gross Up and Indemnities115

19.Increased Costs125

20.Other Indemnities128

21.Mitigation by the Lenders130

22.Costs and Expenses131

23.Guarantee and Indemnity132

24.Representations139

25.Information Undertakings146

26.Financial Covenant151

27.General Undertakings156

28.Events of Default161

29.Changes to the Lenders167

30.Debt Purchase Transactions177

31.Changes to the Obligors183

32.Role of the Agent, the Sustainability Coordinator, the Arrangers, the Issuing Bank and Others187

33.Conduct of Business by the Finance Parties202

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34.Sharing among the Finance Parties202

35.Payment Mechanics204

36.Set-Off209

37.Notices209

38.Calculations and Certificates212

39.Partial Invalidity212

40.Remedies and Waivers212

41.Amendments and Waivers213

42.Confidentiality222

43.Confidentiality of Funding Rates226

44.Italian Transparency Rules228

45.Counterparts228

46.Governing Law228

47.Enforcement – Jurisdiction229

Schedule 1 The Original Parties231

Part 1 The Original Obligors231

Part 2 The Original Lenders232

Schedule 2 Conditions Precedent233

Part 1 Conditions Precedent to Initial Utilisation233

Part 2 Conditions Precedent Required to be Delivered by an Additional Obligor236

Schedule 3 Requests and Notices239

Part 1 Utilisation Request Loans239

Part 2 Utilisation Request Letters of Credit241

Part 3 Selection Notice Applicable to a Term Loan243

Schedule 4 Form of Assignment Agreement and Transfer Certificate244

Part 1 Form of Assignment Agreement244

Schedule 1 Commitment/rights to be assigned247

Schedule 2 Administration Details248

Part 2 Form of Transfer Certificate251

Schedule 1 Commitment/rights [and obligations] to be transferred254

Schedule 2 Administration Details255

Schedule 5 Form of Accession Deed258

Schedule 6 Form of Resignation Letter262

Schedule 7 Form of Compliance Certificate263

Schedule 8 [Reserved]265

Schedule 9 Timetables266

Part 1 Loans266

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Part 2 Letters of Credit268

Schedule 10 Form of Letter of Credit269

Schedule 11 Agreed Security Principles271

Schedule 12 Form of Increase Confirmation283

Schedule 13 Form of Incremental Facility Notice286

Schedule 14 Forms of Notifiable Debt Purchase Transaction Notice290

Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction290

Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction Ceasing to be with Sponsor Affiliate291

Schedule 15 Information Undertakings292

Schedule 16 Incurrence Covenants295

Schedule 17 Events of Default399

Schedule 18 Form of Substitute Affiliate Lender Designation Notice402

Schedule 19 Reference Rate Terms405

Schedule 20 Daily Non-Cumulative Compounded RFR Rate412

Schedule 21 Form of Sustainability Compliance Certificate414

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THIS AGREEMENT is dated _______________ 2022 and made

BETWEEN:

(1)	DORNA SPORTS, S.L., a limited liability company (sociedad de responsabilidad limitada) duly incorporated and existing under the laws of Spain, with its registered office at Príncipe de Vergara, 183, 28002 Madrid, registered at the Mercantile Registry of Madrid at volume 22952, sheet 30, page M-411.080 and with tax identification number B-84760800 (the "Company");
(2)	THE ORIGINAL GUARANTOR listed in Part 1 of Schedule 1 (The Original Parties) (the "Original Guarantors");
(3)	THE ORIGINAL BORROWER listed in Part 1 of Schedule 1 (The Original Parties) (the "Original Borrowers");
(4)	BNP PARIBAS S.A., CITIBANK N.A., LONDON BRANCH, J.P. MORGAN SE, BANQUE NOMURA FRANCE and SOCIÉTÉ GÉNÉRALE, SUCURSAL EN ESPAÑA as mandated lead arrangers (collectively, the "Arrangers");
(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");
(6)	BNP PARIBAS S.A. as sustainability coordinator (the "Sustainability Coordinator");
(7)	BNP PARIBAS S.A. as agent of the other Finance Parties (the "Agent"); and
(8)	BNP PARIBAS S.A. as security agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

"Accession Deed" means a document substantially in the form set out in Schedule 5 (Form of Accession Deed).

"Accounting Reference Date" means 31 December.

"Additional Borrower" means a member of the Group which becomes a Borrower in accordance with Clause 31 (Changes to the Obligors).

"Additional Business Day" means any day specified as such in the applicable Reference Rate Terms.

"Additional Guarantor" means a member of the Group which becomes a Guarantor in accordance with Clause 31 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Agency Fee Letter" means the Fee Letter described in Clause 17.3 (Agency fee) and the Fee Letter described in Clause 17.4 (Security Agent fee).

"Agent's Spot Rate of Exchange" means:

(a)	the Agent's spot rate of exchange; or
(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 11am on a particular day.

"Agreed Security Principles" means the principles set out in Schedule 11 (Agreed Security Principles).

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the relevant Revolving Facility.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility or other intra-day exposure facility (or similar) made available by an Ancillary Lender shall, with the prior written consent of that Ancillary Lender, be excluded);
(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case net of any Available Credit Balance in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.  For the purposes of this definition:

(i)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used; and
(ii)	in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used.

"Annual Financial Statements" has the meaning given to that term in Schedule 15 (Information Undertakings).

"Applicable Accounting Principles" means the generally accepted accounting principles in the jurisdiction of the relevant member of the Group provided that the Company may elect to implement any new measures or other changes to such accounting principles in effect on or prior to the date of such election.  For the avoidance of doubt, if Company elects to convert to the IFRS accounting principles, the impact of IFRS 16 (Leases) (or any equivalent accounting standard) shall (except as otherwise expressly provided in this Agreement) be included for all purposes under this Agreement and the impact of IFRS 15 (Revenue from Contracts with Customers) (or any equivalent accounting standard) shall (except as otherwise expressly provided in this Agreement) be excluded for all purposes under this Agreement.

"Approved Bank" means:

(a)	an Original Lender or an Affiliate of an Original Lender;
(b)	any bank or financial institution which has a rating for its long-term unsecured debt obligations of BBB or higher by S&P or BBB or higher by Fitch or Baa3 or higher by Moody's, or a rating for its short-term unsecured debt obligations of A-2 or higher by S&P, F3 or higher by Fitch or P-3 or higher by Moody's or in each case, a comparable rating from an internationally recognised credit rating agency;
(c)	any other bank or financial institution on the White List which is an authorized deposit-taking institution; or
(d)	any other bank or financial institution approved by the Agent (acting reasonably).

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Asset Management Affiliate" means any Affiliate, investment fund, proprietary investing or flow trading operation of an Industrial Competitor or Competitor Shareholder, in each case, that is engaged in the business of investing in, trading in or managing debt obligations in the secondary market similar to those of the Company and any Parent which is managed and/or operated on a day to day basis separately from any Principal IC's business, and provided that any information made available under the Finance Documents is not disclosed or otherwise made available by such Affiliate, investment fund, proprietary investing or flow trading operation to any such Principal IC or Competitor Shareholder.

"Assignment Agreement" means an agreement, substantially in the form set out in Part 1 of Schedule 4 (Form of Assignment Agreement and Transfer Certificate) or any other form agreed between the Agent and the Company.

"Audit Laws" means the EU Regulation (537/2014) on specific requirements regarding statutory audit of public-interest entities and repealing Commission Decision 2005/909/EC and the EU Directive (2014/56/EU) amending Directive 2006/43/EC on statutory audits of annual accounts and consolidated accounts and any law or regulation which implements that EU Directive (2014/56/EU).

"Auditors" means the auditors of the Company from time to time.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means1:

(a)	in relation to Facility B, from and including the date of this Agreement to and including the earliest of:
(i)	the date falling 10 Business Days after the Closing Date; and
(ii)	the date falling 30 Business Days after the date of this Agreement;
(b)	in relation to an Incremental Facility, the period specified in the relevant Incremental Facility Notice; and
(c)	in relation to the Original Revolving Facility, the period from and including the Closing Date to and including the Business Day falling one month prior to the Termination Date of the Original Revolving Facility.

"Available Amount" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

[1]	CC Note: subject to date of SFA, given that closing should occur 31/3/22. Timing for signing TBC.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency amount of its participation in any outstanding Utilisations under that Facility and, in the case of a Revolving Facility only, the amount of the aggregate of its (and its Affiliate's) Ancillary Commitments under that Revolving Facility; and
(b)	in relation to any proposed Utilisation, the Base Currency amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of a Revolving Facility only, the Base Currency amount of its (and its Affiliate's) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available under that Revolving Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from that Lender's Revolving Facility Commitment under that Revolving Facility:

(i)	that Lender's participation in any Revolving Facility Utilisations under that Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and
(ii)	that Lender's (and its Affiliate's) Ancillary Commitments under that Revolving Facility to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Credit Balance" means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bank Levy" means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011, the German bank levy as set out in the German Restructuring Fund Act (Restrukturierungsfondsgesetz) and the contributions set out by Articles 69, 70 and 71 of Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 and any bank levy or tax in any jurisdiction levied on a similar basis or for a similar purpose.

"Base Case Model" means the financing base case model agreed between the Company and the Arrangers prior to the date of this Agreement.

"Base Currency" means euro.

"Base Currency Amount" means:

(a)	in relation to a Utilisation for an amount in the Base Currency, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement), and, in the case of a Letter of Credit, as adjusted under Clause 6 (Utilisation – Letters of Credit);
(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement); and
(c)	in relation to an Incremental Facility Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 2.2 (Incremental Facility) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the spot rate of exchange on the relevant date (as elected and determined by the Company acting reasonably) and notified to the Agent or if the Company has not notified to the Agent, such conversion rate at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Incremental Facility Commitment Date), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

"Base Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks in relation to EURIBOR:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Base Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or
(b)	if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

"Base Reference Banks" means, in relation to EURIBOR any three or more leading banks as may be appointed by the Agent in consultation with the Company and if such bank is a Lender or Affiliate thereof, with the consent of such bank.

"Baseline CAS" means, in relation to a Compounded Rate Loan in a Compounded Rate Currency, any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or
(b)	determined by the Agent (or by any other Finance Party which agrees to determine the rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

"Borrower" means:

(a)	in the case of Facility B, the Company and any Additional Borrower;
(b)	in the case of an Incremental Facility, the relevant Incremental Facility Borrower(s);
(c)	in the case of the Original Revolving Facility, a Revolving Facility Borrower;
(d)	in the case of an Ancillary Facility under the Original Revolving Facility only, any Revolving Facility Borrower and/or any Affiliate of a Revolving Facility Borrower that becomes a borrower of the Ancillary Facility with the approval of the relevant Ancillary Lender pursuant to Clause 9.10 (Affiliates of Borrowers); and
(e)	in the case of an Ancillary Facility under an Incremental Revolving Facility only, any relevant Incremental Facility Borrower and/or any Affiliate of a relevant Incremental Facility Borrower that becomes a borrower of the Ancillary Facility with the approval of the relevant Ancillary Lender pursuant to Clause 9.10 (Affiliates of Borrowers), in each case, unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)	in respect of any Term Rate Loan,
(i)	the interest (excluding the Margin and the effect of any interest rate floors) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, or
(b)	in respect of any Compounded Rate Loan, none.

"Bridging Debt" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris, Brussels, Luxembourg and Madrid and:

(a)	(in relation to any date for payment or purchase of euro) which is a TARGET Day;
(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or
(c)	(in relation to:
(i)	the fixing of an interest rate in relation to a Term Rate Loan;
(ii)	any date for payment or purchase of a Compounded Rate Currency; or
(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the termination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

"Central Bank Rate" has the meaning given to that term in the applicable Reference Rate Terms.

"Central Bank Rate Adjustment" has the meaning given to that term in the applicable Reference Rate Terms.

"Central Bank Rate Spread" has the meaning given to that term in the applicable Compounded Rate Terms.

"Certain Funds Utilisation" means a Utilisation under any Facility during the relevant Closing Certain Funds Period or a Utilisation under any Facility during the relevant Post-Closing Certain Funds Period (as applicable).

"Change of Control" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Charged Property" has the meaning given to that term in the Intercreditor Agreement.

"Closing Certain Funds Period" means:

(a)	in relation to Facility B and (to the extent utilised on the Closing Date and subject to paragraph (a) below) the Original Revolving Facility, the period beginning on (and including) the date of this Agreement and ending on (and including) the last day of the Availability Period with respect to Facility B; and
(b)	such later date as may be agreed by the Company and the Majority Lenders.

"Closing Date" means the date on which the first utilisation of Facility B occurred and the Existing Indebtedness was refinanced in full.

"Code" means the US Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

"Commitment" means a Facility B Commitment, the Original Revolving Facility Commitment or an Incremental Facility Commitment (if any).

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Commodity Futures Trading Commission" means the Commodity Futures Trading Commission established pursuant to the Commodity Exchange Act.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Compounded Rate Currency" means any currency which is not a Term Rate Currency.

"Compounded Rate Interest Payment" means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and
(b)	relates to a Compounded Rate Loan.

"Compounded Rate Loan" means any Loan or, if applicable, Unpaid Sum in a Compounded Rate Currency.

"Compounded Reference Rate" means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and
(b)	the applicable Baseline CAS (if any).

"Compounding Methodology Supplement" means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of Majority Lenders);
(b)	specifies a calculation methodology for that rate; and
(c)	has been made available to the Company and each Finance Party.

"Confidential Information" means all information relating to the Company, any Obligor, the Group, any of the Investors, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any Investor, any member of the Group or any of their advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality); or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a form recommended by the LMA from time to time or in any other form agreed between the Company and the relevant Existing Lender which can be relied upon by, and not capable of being materially amended without the consent of, the Company.

"Consolidated EBITDA" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Consolidated Fixed Charge Coverage Ratio" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Consolidated Net Income" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Consolidated Net Leverage Ratio" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Consolidated Net Secured Leverage Ratio" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Consolidated Net Senior Secured Leverage Ratio" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 20 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

"Daily Rate" means the rate specified as such in the applicable Reference Rate Terms.

"Debt Fund Affiliate" means (i) in the case of the Sponsor, any Sponsor Affiliate, any trust of which the Sponsor or any of the Sponsor Affiliates is a trustee, any partnership of which the Sponsor or any of the Sponsor Affiliates is a partner and any trust, fund investment vehicle or other entity which is managed or advised by, or is under the control of, the Sponsor, any of the Sponsor Affiliates or any entity associated with the Sponsor which, in each case, has been established with a purpose of making, purchasing or investing in loans and/or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Sponsor or any of the Sponsor Affiliates which have been established for the primary or main purpose of investing in the share capital of companies; and (ii) in the case of any other Investors, each Affiliate of an Investor, any trust of which an Investor or any of its Affiliates is a trustee, any partnership of which the relevant Investor or any of its Affiliates is a partner and any trust, fund investment vehicle or other entity which is managed or advised by, or is under the control of the relevant Investor, any of its Affiliates or any entity associated with that Investor which, in each case, has been established with a purpose of making, purchasing or investing in loans and/or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the relevant Investor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

"Declared Default" means the occurrence of an Event of Default which has resulted in a notice being served by the Agent in accordance with the provisions of:

(a)	paragraph (a)(ii); or
(b)	paragraph (b)(ii) (a "Declared RCF Default"),

of Clause 28.5 (Acceleration) in relation to such Event of Default.

"Declined Excess Proceeds" has the meaning given to that term in Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (Incurrence Covenants)

"Default" means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) or Schedule 17 (Events of Default) which, with the giving of notice or the expiry of a grace period or any combination of any of the foregoing, would constitute an Event of Default, provided that any such event or circumstance which requires the determination as to materiality and/or satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until such determination is made and/or that condition is satisfied.

"Defaulting Lender" means any Lender (other than a Lender which is a member of the Group or a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover);
(b)	which has otherwise rescinded or repudiated a Finance Document;
(c)	which is incorporated in, acting through a Facility Office situated in, or which is a branch of an institution situated in, a Sanctioned Country;
(d)	which is in breach or has failed to comply with any of the provisions set out in Clause 29 (Changes to the Lenders);

(e)	which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Company (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Company (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or
(f)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (e) above:

(i)	its failure to pay, or to issue a Letter of Credit, is caused by administrative or technical error or a Disruption Event and payment is made within five Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Designated Gross Amount" means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Designated Net Amount" means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distressed Fund" means a person whose principal business or material activity is:

(a)	investing in distressed debt or the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly);
(b)	investing in equity and/or acquiring control of, or an equity stake in, a business (directly or indirectly); and/or
(c)	exploiting holdout or blocking positions,

provided that:

(i)	any Affiliate or Related Fund of an existing Lender which is a deposit taking financial institution authorised by a financial services regulator to carry out the business of banking (so long as the Affiliate or Related Fund with whom the relevant assignment or transfer is conducted is managed and controlled independently to any entity, division or desk whose principal business or material activity is in investment strategies whose primary purpose meets any of the criteria referred to in paragraphs (a) to (c) above);
(ii)	any person whose principal business is investing in debt where an assignment or transfer is conducted with a person which:
(A)	is acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation from the person that would otherwise constitute a Distressed Fund; and
(B)	is managed and controlled separately from the person that would otherwise constitute a Distressed Fund and has separate personnel responsible for its interests under the Finance Documents, such personnel being independent from the interests of the entity, division or desk described in paragraphs (a) to (c) above, and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for the interests described in paragraphs (a) to (c) above, shall not constitute a Distressed Fund.

"EEA Member Country" means any member state of the European Union, Iceland, Lichtenstein and Norway.

"Effective Yield" means the aggregate (in each case expressed as a percentage per annum) of:

(a)	the applicable Margin;
(b)	any EURIBOR floor or any other floor applicable to an RFR (or other devices having a similar effect) expressed as a percentage per annum; and

(c)	any fees payable to the relevant Lenders by reference to, or in connection with the provision of those Commitments under an Incremental Term Facility or, as applicable, the Facility B Commitments (including any upfront fees or participation fees and original issue discount payable to the Lenders in respect of such Incremental Term Facility or, as applicable, Facility B, generally, but excluding any commitment fees or agency fees) and with any such fees expressed as a percentage per annum of the amount of the Incremental Term Facility or, as applicable, such Facility B Loans in that currency and assuming a three year life to maturity but, in each case, (i) including any increase to the applicable Margin of Facility B that became effective after the Closing Date but prior to the time of the addition of such new Incremental Term Facility; and (ii) excluding any closing payments, arrangement, underwriting, structuring or other up-front fees, amendment fees, consent fees, placement fees, advisory fees, success fees payable to any arranger or underwriter of such Incremental Term Facility and/or such Facility B Loans (as applicable) or which are not shared with all lenders or holders of the Incremental Term Facility taking into account any ratchet or OID paid or to be paid as a consequence of such Incremental Term Facility.

"Equity Contribution" means, without double counting, contributions of cash and/or rollover equity and/or loans made (directly or indirectly) to the Company after the date of this Agreement:

(a)	in the form of common equity, preferred equity, preferred equity certificates, or convertible preferred equity certificates;
(b)	in the form of subordinated shareholder debt, subordinated convertible bonds, shareholder loans or subordinated loan notes (in each case, which are subordinated as Subordinated Liabilities as defined in and pursuant to the terms of the Intercreditor Agreement or otherwise on terms satisfactory to the Agent (acting reasonably)); and/or
(c)	such other forms as contemplated in the Structure Memorandum, the issue of which is not included in the sources and uses of the Structure Memorandum.

"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA (or any successor person) from time to time.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if, in either case, any such rate is below zero, EURIBOR will be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 28 (Events of Default) or Schedule 17 (Events of Default).

"Excess Cashflow" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Excess Proceeds" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Exchange Act" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Exchange Agreement" means the exchange agreement to be entered into before the Closing Date between Société Générale, S.A. as agent under the Existing Facilities Agreement, BNP Paribas, S.A. as Agent and fronting lender and the Company as borrower under the Existing Facilities Agreement and as Borrower.

"Excluded Entity" has the meaning given to that term in Schedule 11 (Agreed Security Principles).

"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of Security to secure, such Swap Obligation (or any Guarantee of that Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such Security becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a hedging agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or Security is or becomes illegal.

"Existing Facilities Agreement" means the facilities agreement dated 9 March 2011 as amended and/or amended and restated from time to time and in particular on 12 April 2017 between, among others, the Company and Société Générale, Sucursal en España as agent and security agent.

"Existing Indebtedness" means the amount outstanding under the Existing Facilities Agreement.

"Expiry Date" means, for a Letter of Credit, the last day of its Term.

"Facility" means any Term Facility, a Revolving Facility or an Incremental Facility.

"Facility B" means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

"Facility B Commitment" means:

(a)	in relation to an Original Lender, the amount in EUR set opposite its name under the heading "Facility B Commitment" in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Incremental Facility) or 2.3 (Increase); and
(b)	in relation to any other Lender, the amount in EUR of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Incremental Facility) or 2.3 (Increase), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and
(ii)	not deemed to be zero pursuant to Clause 30.1 (Permitted Debt Purchase Transactions) or Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities).

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility Office" means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or
(b)	any Substitute Facility Office; or
(c)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"Fallback Interest Period" means one week.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment "described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment "described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means:

(a)	an Agency Fee Letter;
(b)	any letter or letters dated on or before the date of this Agreement between the Arrangers and an Original Obligor (or the Security Agent and an Original Obligor) setting out any of the fees referred to in Clause 17 (Fees);
(c)	any agreement setting out fees payable to an Incremental Facility Lender pursuant to Clause 2.2 (Incremental Facility); and
(d)	any agreement setting out fees payable to a Finance Party referred to in Clause 17.5 (Fees payable in respect of Letters of Credit) or Clause 17.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

"Finance Document" means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, the Exchange Agreement, the Sustainability KPI Letter, any Reference Rate Supplement, any Compounding Methodology Supplement, any Fee Letter, any Increase Confirmation, any Incremental Facility Notice, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a "Finance Document" by the Agent and the Company.

"Finance Party" means the Agent, an Arranger, the Security Agent, a Lender, the Issuing Bank, the Sustainability Coordinator or any Ancillary Lender.

"Financial Covenant" has the meaning given to it in paragraph (b) of Clause 26.1 (Financial condition).

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on or about 31 December in each year.

"First Test Date" means the Quarter Date at the end of the third full Financial Quarter after the Closing Date.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 16.4 (Cost of funds).

"Gross Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of "Ancillary Outstandings" were deleted.

"Group" means the Company and each of its Restricted Subsidiaries from time to time.

"Guarantor" means the Original Guarantor or an Additional Guarantor, unless, in each case, it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

"Historical Screen Rate" means, in relation to any Term Rate Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 5 Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (e) of the definition of "Defaulting Lender"; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or Disruption Event and payment is made within five Business Days of its due date; or
(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.3 (Increase).

"Incremental Facility" means from the relevant Incremental Facility Commitment Date, the relevant facilities made available under this Agreement as described in Clause 2.2 (Incremental Facility) (for the avoidance of doubt, including term or revolving facilities).

"Incremental Facility Borrower" means the Company or an Additional Borrower.

"Incremental Facility Commitment" means, in relation to any Incremental Facility:

(a)	in relation to any Lender whose Incremental Facility Commitment has been established in accordance with Clause 2.2 (Incremental Facility), the amount of its Commitment so established with respect to such Incremental Facility and the amount of any other Incremental Facility Commitment with respect to such Incremental Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Incremental Facility) or 2.3 (Increase); and
(b)	in relation to any other Lender, the amount of any Incremental Facility Commitment with respect to such Incremental Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Incremental Facility) or 2.3 (Increase), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and
(ii)	not deemed to be zero pursuant to Clause 30.1 (Permitted Debt Purchase Transactions) or Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities).

"Incremental Facility Commitment Date" means the date on which an Incremental Facility is first being made available in accordance with Clause 2.2 (Incremental Facility).

"Incremental Facility Lender" means any Lender or other bank, financial institution, fund, entity or other person which signs an Incremental Facility Notice and confirms its willingness to provide all or a part of an Incremental Facility.

"Incremental Facility Loan" means a loan made or to be made under an Incremental Facility or the principal amount outstanding for the time being of that loan.

"Incremental Facility Notice" has the meaning given to that term in paragraph (a) of Clause 2.2 (Incremental Facility) and is substantially in the form set out in Schedule 13 (Form of Incremental Facility Notice).

"Incremental Revolving Facility" means any Incremental Facility designated as a Revolving Facility by the Company in the Incremental Facility Notice.

"Incremental Term Facility" means any Incremental Facility designated as a Term Facility by the Company in the Incremental Facility Notice.

"Incremental Term Facility Loan" means a loan made or to be made under any Incremental Term Facility or the principal amount outstanding for the time being of that loan.

"Incur" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Indebtedness" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Independent Debt Fund" means, in relation to any person or any Affiliate of such a person, any trust, fund or other entity which has been established primarily for the purpose of making, purchasing or investing in loans or debt securities (but which has not been formed specifically with a view to investing in the Facilities) and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Investors or any of their Affiliates which have been established for the primary or main purpose of investing in the share capital of companies (and, for the avoidance of doubt, but without limitation, an entity, trust or fund shall be treated as being managed independently from all other trusts, funds or other entities managed or controlled by that person or that Affiliate, if it has a different general partner (or equivalent)).

"Industrial Competitor" means:

(a)	a person whose primary business in the ordinary course is the same or similar business to the material activities of the Group (a "Principal IC");
(b)	an Affiliate of a Principal IC; or
(c)	a person who has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting (or equivalent) of a Principal IC or its Affiliate or who holds beneficially more than 50 per cent. of the issued share capital of a Principal IC or its Affiliate (any such person, a "Competitor Shareholder"), any Affiliate of a Competitor Shareholder, any trust of which a Competitor Shareholder or any of its Affiliates is a trustee, any partnership of which a Competitor Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Competitor Shareholder or any of its Affiliates,

provided that, notwithstanding the foregoing, a person which falls within paragraph (b) or (c) above shall not be an Industrial Competitor provided that it is a bank or Independent Debt Fund or an Asset Management Affiliate or its ownership of, or affiliation to (or other rights in respect of (excluding rights arising pursuant to security granted by an Industrial Competitor in support of indebtedness)) the issued share capital of a Principal IC is:

(i)	administered by persons operating behind appropriate information barriers implemented or maintained as required by law, regulation or internal policy and in any event to the extent required to ensure that such administration is independent from such person's interests under the Finance Documents and any information provided under the Finance Documents is not disclosed or otherwise made available to any person(s) operating behind such information barrier; or
(ii)	administered by an Affiliate of such person which is managed and controlled independently from that person and provided that in such circumstances any information made available under the Finance Documents is not disclosed or otherwise made available to any such Affiliate.

"Initial Investors" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	with respect to a Finance Party having its jurisdiction of incorporation in the United Kingdom only, has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Intercreditor Agreement" means the intercreditor agreement in agreed form to be made between, among others, the Company, the Debtors (as defined in the Intercreditor Agreement), the Agent, the Security Agent, the Lenders, the Arrangers and the Intra-Group Lenders (as defined in the Intercreditor Agreement).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.4 (Default interest).

"Interpolated Historical Screen Rate" means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than 5 Business Days before the Quotation Day.

"Interpolated Screen Rate" means, in relation to any Term Rate Loan, the rate which results from interpolating on a linear basis (using the method recommended by the International Swaps and Derivatives Association, Inc. provided for in the 2006 ISDA Definitions by electing "Interpolation") between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

"Investment" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Investors" means each of the Initial Investors and any other person holding an investment, whether directly or indirectly, in the Company from time to time and in each case, excluding any Debt Fund Affiliate.

"IRS" means the US Internal Revenue Service.

"Issuing Bank" means any Lender which has become an Issuing Bank pursuant to Clause 6.9 (Appointment of Issuing Banks) (and if there is more than one such Party, such Parties shall be referred to, whether acting individually or together, as the "Issuing Bank") provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the "Issuing Bank" shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

"Italian Banking Law" means Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended, integrated and supplemented from time to time.

"Italian Bankruptcy Law" means the Italian Royal Decree No. 267 of March 16, 1942, as amended, integrated, supplemented and/or reformed from time to time.

"Italian Borrower" means any Borrower incorporated in Italy.

"Italian Civil Code" means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942, as amended, integrated and supplemented from time to time.

"Italian Guarantor" means a Guarantor incorporated in Italy.

"Italian Insolvency Code" means Legislative Decree No. 14 of 12 January 2019, as amended, integrated and supplemented from time to time, which provisions will enter into force, in replacement of those provided in the Italian Bankruptcy Law, within the relevant deadlines set out therein.

"Italian Obligor" means an Italian Borrower or an Italian Guarantor.

"Italy" means the Republic of Italy.

"KPI" means each sustainability indicator as specified in the Sustainability KPI Letter together with the related target and threshold amounts.

"KPI Target" means the Group equalling or exceeding the relevant targets set out against each KPI in the Sustainability KPI Letter for the relevant Financial Year.

"L/C Proportion" means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

"Lender" means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Incremental Facility), Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Lender Presentation" means the document in the form approved by the Company, concerning the Original Obligors and the Group and distributed by the Arrangers on a confidential basis in connection with the syndication of Facility B.

"Letter of Credit" means:

(a)	a letter of credit, substantially in the form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the Company and agreed by the Issuing Bank; and
(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Issuing Bank.

"Listing" means the admission of any part of the share capital (or any depositary or other receipt or instrument representing the same) of any member of the Group (or Holding Company of any member of the Group but excluding any Investor) to trading on any recognised stock or investment exchange or any other sale or issue of share capital (or any depositary or other receipt or instrument representing the same) of any member of the Group (or Holding Company of any member of the Group (but excluding any Investor)) by way of an initial flotation or an initial public offering.

"Listing Proceeds" means the proceeds of any Listing received by a member of the Group or any Holding Company of any member of the Group (excluding any Investors) which does not result in a Change of Control, after deducting any reasonable fees, costs and expenses in relation to that Listing which were incurred by any member of the Group to persons who are not members of the Group or by any Holding Company of any member of the Group (excluding any Investors) to persons who are not members of the Group.

"LMA" means the Loan Market Association.

"Loan" means a Term Loan or a Revolving Facility Loan.

"Lookback Period" means the number of days specified as such in the applicable Reference Rate Terms.

"Luxembourg" means the Grand Duchy of Luxembourg.

"Luxembourg Borrower" means any Borrower incorporated in Luxembourg.

"Luxembourg Guarantor" means any Guarantor incorporated in Luxembourg.

"Luxembourg Obligor" means a Luxembourg Borrower and a Luxembourg Guarantor.

"Major Event of Default" means, with respect to a Certain Funds Utilisation, with respect to the Company only, (in relation to a Certain Funds Utilisation in respect of the Original Revolving Facility after the Closing Date) the relevant Revolving Facility Borrower and (in relation to a Certain Funds Utilisation in respect an Incremental Facility) the relevant Incremental Facility Borrower (and, for the avoidance of doubt, not any other member of the Group or any obligation to procure in relation to any member of the Group), any circumstances constituting an Event of Default under any of:

(a)	Clause 28.2 (Misrepresentation) insofar as it relates to a breach of any Major Representation;
(b)	Clause 28.3 (Unlawfulness and invalidity);
(c)	paragraphs 1(a) and 1(b) of Schedule 17 (Events of Default);
(d)	paragraph 1(c) of Schedule 17 (Events of Default) insofar as it relates to a breach of any Major Undertaking; or
(e)	paragraph 1(e) of Schedule 17 (Events of Default).

"Major Representation" means, with respect to a Certain Funds Utilisation, a representation or warranty with respect to the Company only, and (in relation to a Certain Funds Utilisation in respect of the Original Revolving Facility after the Closing Date) the relevant Revolving Facility Borrower and (in relation to a Certain Funds Utilisation in respect an Incremental Facility) the relevant Incremental Facility Borrower (and, for the avoidance of doubt, not any other member of the Group or any obligation to procure in relation to any member of the Group), and excluding any representations or warranty given by any of them in respect of any other person, under any of Clause 24.2 (Status) to Clause 24.6 (Validity and admissibility in evidence) (inclusive).

"Major Undertakings" means with respect to a Certain Funds Utilisation, with respect to the Company and (in relation to a Certain Funds Utilisation in respect of the Original Revolving Facility after the Closing Date) the relevant Revolving Facility Borrower and (in relation to a Certain Funds Utilisation in respect an Incremental Facility) the relevant Incremental Facility Borrower, Section 1 (Limitation on Indebtedness), Section 2 (Limitation on Restricted Payments), Section 3 (Limitation on Liens) and/or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (Incurrence Covenants).

"Majority Lenders" means:

(a)	Lenders whose aggregate Commitments at that time aggregate more than 50 per cent. of the Total Commitments at that time; or
(b)	if the Total Commitments have at that time been reduced to zero, Lenders whose Commitments aggregated more than 50 per cent. of the Total Commitments immediately before the relevant reduction,

provided that where an amendment or waiver of any Finance Document relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and does not materially and adversely affect the rights or interests of other Lenders (or classes of Lenders) in respect of other Utilisations or Facilities, any reference to the Majority Lenders of that particular Utilisation, Facility or class of Lenders shall have the meaning above with respect solely to the Commitments of that Facility or those Lenders.

"Majority Revolving Facility Consent Provisions" means any of the following:

(a)	the definition of "Declared RCF Default" and "Majority Revolving Facility Consent Provisions";
(b)	Clause 26.1 (Financial condition); and
(c)	Clause 28.1 (Financial covenant).

"Majority Revolving Facility Lenders" means:

(a)	Lenders whose aggregate Revolving Facility Commitments at that time aggregate more than 50 per cent. of the Total Revolving Facility Commitments at that time; or
(b)	if the Total Revolving Facility Commitments have at that time been reduced to zero, Lenders whose Revolving Facility Commitments aggregated more 50 per cent. of the Total Revolving Facility Commitments immediately before the relevant reduction.

"Management Investors" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Mandate Letter" means the letter dated 19 January 2022 between, among others, the Company and the Arrangers.

"Margin" means, subject to Clause 14.5 (Sustainability Adjustment):

(a)	in relation to any Facility B Loan 3.75 per cent. per annum;
(b)	in relation to any Original Revolving Facility Loan 3.25 per cent. per annum;
(c)	in relation to any Incremental Facility Loan, the rate provided under paragraph (a)(vi) of Clause 2.2 (Incremental Facility);
(d)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and
(e)	in relation to any other Unpaid Sum, the highest rate specified above,

but if:

(i)	no Margin Event of Default has occurred and is continuing and has been notified to the Company;

(ii)	a period of six Months has elapsed since the Closing Date; and
(iii)	the Consolidated Net Senior Secured Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under Facility B and the Original Revolving Facility will be the percentage per annum set out below in the column for that Facility opposite that range:

Consolidated Net Senior Secured Leverage Ratio	Margin for Facility B (% p.a.)
Greater than 6.00:1	3.75
Equal to or less than 6.00:1 but greater than 5.50:1	3.50
Equal to or less than 5.50:1	3.25

Consolidated Net Senior Secured Leverage Ratio	Margin for Original Revolving Facility (% p.a.)
Greater than 6.00:1	3.25
Equal to or less than 6.00:1 but greater than 5.50:1	3.00
Equal to or less than 5.50:1 but greater than 5.00:1	2.75
Equal to or less than 5.00:1 but greater than 4.50:1	2.50
Equal to or less than 4.50:1	2.25

However

(A)	any increase or decrease in the Margin for a Loan shall take effect on the Business Day of receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificate) or (x) if the increase or decrease has not taken effect because a Margin Event of Default is continuing, on the first Business Day after the date on which that Margin Event of Default ceases to be continuing; or (y)or in the case of the first variation of the Margin (if applicable) pursuant to either grid above, on the date falling six Months after the Closing Date on the basis of the most recently delivered Compliance Certificate, or if no such Compliance Certificate has been delivered, on the basis of the available management financial information;
(B)	there shall be no restriction on the number of steps up or down in the level of Margin that may occur as a result of this provision;

(C)	if the Annual Financial Statements of the Group show that (1) a higher rate of Margin should have applied at any time during the period of the four Financial Quarters ending on the last day of the Financial Year, then the Company shall pay (or shall ensure that the relevant Borrower pays) to the Agent the amount necessary to put the Lenders in the position they would have been in had the appropriate rate applied during that period or (2) a lower rate of Margin should have applied at any time during that period, the future payments to the Lenders shall be reduced to take into account the appropriate rate which should have applied to them during that period. Payments to a Lender will only be increased or reduced to the extent and for the period for which it was a Lender during the relevant period when a higher or lower Margin should have applied;
(D)	while a Margin Event of Default is continuing, the Margin for each Loan under Facility B and the Original Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility, provided that once that Margin Event of Default ceases to be continuing, the Margin will be recalculated from the date on which the relevant Margin Event of Default has ceased to be continuing on the basis of the most recently delivered quarterly accounts and the provisions set out in this definition; and
(E)	for the purpose of determining the Margin, the Consolidated Net Senior Secured Leverage Ratio for each Relevant Period shall be determined in accordance with Schedule 16 (Incurrence Covenants).

"Material Adverse Effect" means any event or circumstance which, in each case after taking into account all mitigating factors or circumstances, including, any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person to provide any additional equity investment:

(a)	has a material adverse effect on:
(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or
(ii)	the ability of the Group (taken as whole) to perform its payment obligations under the Finance Documents; or
(b)	subject to the Reservations and the Perfection Requirements, affect the enforceability of any Security granted pursuant to any of the Finance Documents in a manner which would be materially adverse to the interests of the Lenders under the Finance Documents taken as a whole, and, if capable of remedy is not remedied within 20 Business Days of the Company being given notice of the issue by the Agent.

"Material Company" means, at any time, each of:

(a)	the Company;
(b)	any Borrower to which Loans that are outstanding have been made or can draw under any Available Commitment; and
(c)	any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as at the end of the most recently completed fiscal year) would constitute a Significant Subsidiary).

"Material Event of Default" means an Event of Default under paragraphs 1(a), 1(b) and/or 1(e) of Schedule 17 (Events of Default).

"Margin Event of Default" means:

(a)	a Material Event of Default; and
(b)	an Event of Default under paragraph 1(c) of Schedule 17 (Events of Default) in connection with paragraphs 1(a) or 1(b) of Schedule 15 (Information Undertakings) or Clause 25.2 (Provision and contents of Compliance Certificate) such that the Margin cannot be determined.

"Material Subsidiary" means, at any time, the Company and each other wholly owned Restricted Subsidiary of the Company which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated basis) representing more than 5 per cent. of Consolidated EBITDA by reference to the most recent Compliance Certificate supplied by the Company in respect of the latest Annual Financial Statements delivered to the Agent.  A report by the Auditors of the Company that a Restricted Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Month" means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, and:

(a)	in connection with a Term Rate Loan, except that:
(i)	(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period; and

(b)	in connection with a Compounded Rate Loan, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

"Multi-account Overdraft" means an Ancillary Facility which is an overdraft facility comprising more than one account.

"Net Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

"New Lender" has the meaning given to that term in Clause 29 (Changes to the Lenders).

"Non-Acceptable L/C Lender" means a Lender under a Revolving Facility which:

(a)	is not an Approved Bank within the meaning of paragraph (a) and/or (b) of the definition of "Approved Bank" (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or
(b)	is a Defaulting Lender; or
(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.13 (Lenders' indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) or (ii) of the definition of "Defaulting Lender".

"Non-Consenting Lender" has the meaning given to that term in Clause 41.7 (Replacement of Lender).

"Non-Debt Fund Affiliate" means the Sponsor or any Sponsor Affiliate, but excluding any Debt Fund Affiliate and any natural person.

"Notifiable Debt Purchase Transaction" has the meaning given to that term in paragraph (b) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities).

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors' Agent).

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

"Officer" means the chief executive officer or the chief financial officer (or, in each case, if not appointed or available, any person performing such role), any director or senior officer of the Company or any attorney-in-fact authorised to represent the Company.

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means the audited consolidated financial statements of the Group for the financial year ending 31 December 2020.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Original Revolving Facility" means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

"Original Revolving Facility Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Original Revolving Facility Commitment" in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and
(b)	in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Parent" has the meaning given to it in Schedule 16 (Incurrence Covenants).

"Pari Passu Indebtedness" means any Indebtedness constituting Senior Secured Liabilities.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Percentage Test" has the meaning given to that term in Clause 27.8 (Conditions subsequent).

"Perfection Requirements" means the making or the procuring of the appropriate registrations, recordings, filings, endorsements, notarisation, stamping and/or notifications of the Transaction Security Documents and/or the Security created thereunder in order to perfect them.

"Permitted Acquisition" means any acquisition, merger or investment by a member of the Group not prohibited by this Agreement.

"Permitted Indebtedness" means any Indebtedness of a member of the Group not prohibited by this Agreement.

"Permitted Jurisdiction" means each of Spain, Luxembourg, Italy, the United Kingdom, the United States of America and the Netherlands.

"Permitted Payment" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Permitted Reorganization" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Permitted Transaction" means:

(a)	a Permitted Reorganization;
(b)	transactions (other than the incurrence of Indebtedness or the granting of Security) conducted in the ordinary course of business on arm's length terms (or terms which are more favourable than arm's length terms);
(c)	any step, circumstance or transaction contemplated by the Structure Memorandum (other than any cash repatriation or exit steps) or the Finance Documents;
(d)	any step or action to comply with any rule, law, regulation, directive, order or guidance by any applicable court, tax, governmental, regulatory, legislative, licencing, competition anti-trust or supervisory authority (or similar body) to the extent such step or action would not otherwise result in an Event of Default;
(e)	any conversion of a loan, credit or any other indebtedness outstanding which is not prohibited under this Agreement into distributable reserves or share capital of any member of the Group or any other capitalisation, forgiveness, waiver, release or other discharge of that loan, credit or indebtedness;
(f)	the formation and/or maintenance of a consolidated tax group or cash pooling or other cash management facilities to which a member of the Group is a party and the provision of administrative services to other members of the Group;
(g)	the closure of any bank account of a member of the Group in the ordinary course of business;
(h)	any step, circumstance or transaction which the Group is committed to make or enter into on or prior to the Closing Date;
(i)	any Liabilities Acquisition (as defined in the Intercreditor Agreement); and
(j)	any action or intermediate step necessary to implement steps or transactions permitted or not expressly prohibited by this Agreement (including, without limitation, any Permitted Acquisition, any Permitted Indebtedness, any

Permitted Investment, any Permitted Liens, any Permitted Payment, any Permitted Reorganization, and the Agreed Security Principles).

"Post-Closing Certain Funds Period" means:

(a)	in respect of any Utilisation of the Original Revolving Facility to be utilised after the Closing Date on a "certain funds basis " in accordance with the provisions of Clause 4.6 (Utilisations during the Post-Closing Certain Funds Period), the period specified as the applicable Post-Closing Certain Funds Period for that Utilisation in a notice delivered by the Company to the Agent in connection with an acquisition of or investment in shares, an entity, business or undertaking which is not prohibited by this Agreement (a "Certain Funds Acquisition") for which a member of the Group has or will enter into a legally binding commitment; and
(b)	in respect of any Utilisation of an Incremental Facility on a "certain funds basis "in accordance with the provisions of Clause 4.6 (Utilisations during the Post-Closing Certain Funds Period), the period specified as the applicable Post-Closing Certain Funds Period for that Utilisation in the relevant Incremental Facility Notice in connection with a Certain Funds Acquisition for which a member of the Group has or will enter into a legally binding commitment, provided that, in each case:

(i)	the period specified in such notice shall be the period determined by Company as the period to the latest date on which completion of such Certain Funds Acquisition is expected by it to occur in accordance with the terms of such definitive binding documentation provided that such period shall end no later than the date falling 12 months after the date the relevant member of the Group enters into a legally binding commitment in connection with the relevant Certain Funds Acquisition; and
(ii)	the Post-Closing Certain Funds Period in respect of a Certain Funds Acquisition shall terminate on the earlier of the date of consummation of that Certain Funds Acquisition and the date on which that Certain Funds Acquisition is definitely terminated (such date to be notified by the Company to the Agent promptly upon its occurrence).

"Qualifying Lender" has the meaning given to that term in Clause 18.1 (Definitions).

"Qualifying Listing" means a Listing which does not result in a Change of Control and made at a time when the Consolidated Net Senior Secured Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered to the Agent (adjusted as if the proceeds of that Listing had been received by the Group on the last day of that Relevant Period and as if the proceeds of that Listing that have been or will be applied in prepayment of the Facilities had been applied in prepayment of the Facilities on the last day of that Relevant Period) is equal to or less than 4.00:1.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December in each calendar year.

"Quarterly Financial Statements" has the meaning given to that term in Schedule 15 (Information Undertakings).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period;
(b)	(if the currency is sterling) the first day of that period; or
(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one day, the Quotation Day will be the last of those days).

"RCS Luxembourg" means the Luxembourg Commerce and Companies Register (Registre de Commerce et des Sociétés, Luxembourg).

"Reference Bank Quotation" means any quotation supplied to the Agent by a Base Reference Bank.

"Reference Rate Supplement" means, in relation to U.S. Dollars and Sterling, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);
(b)	specifies for those currencies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and
(c)	has been made available to the Company and each Finance Party.

"Reference Rate Terms" means, in relation to:

(a)	U.S. Dollars and Sterling;
(b)	a Utilisation or an Unpaid Sum in those currencies;
(c)	an Interest Period for that Utilisation or Unpaid Sum (or other period for the accrual of commission or fees in those currencies); or
(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Utilisation or Unpaid Sum,

the terms set out for those currencies, and (where such terms are set out for different categories of Utilisation, Unpaid Sum or accrual of commission or fees in that currency)

for the category of that Utilisation, Unpaid Sum or accrual, in Schedule 19 (Reference Rate Terms) or in any Reference Rate Supplement.

"Regulation" has the meaning given to that term in Clause 24.16 (Centre of Main Interests).

"Related Fund" in relation to a fund or account (the "first fund") means a fund or account which is managed or advised directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Release Condition" means:

(a)	a Qualifying Listing has occurred; and/or
(b)	the long-term corporate credit rating of the Company is equal to or better than Baa3 according to Moody's or BBB- according to S&P or Fitch.

"Relevant Market" means:

(a)	in relation to EURIBOR, the European interbank market; and
(b)	in relation to a Compounded Rate Currency, the market specified as such in the applicable Reference Rate Terms.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction; and
(b)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Relevant Period" means each period of four consecutive Financial Quarters ending on a Quarter Date.

"Renewal Request" means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

"Repeating Representations" means each of the representations set out in Clause 24.2 (Status) to Clause 24.7 (Governing law and enforcement) (inclusive).

"Reporting Day" means the day (if any) specified as such in the applicable Reference Rate Terms.

"Reporting Time" means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Repricing Event" means:

(a)	the incurrence by any Borrower of any Indebtedness in the form of term loans in euro made available under credit facilities that are broadly syndicated:
(i)	having a margin for the respective type of such Indebtedness that is less than the Margin for Facility B Loans, but excluding Indebtedness incurred in connection with a Change of Control, Sale, Listing or Transformative Transaction (or a transaction, that if consummated, would have resulted in a Change of Control, Sale, Listing or Transformative Transaction); and
(ii)	some or all of the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the Facility B Loans; or
(b)	any effective reduction in the Margin for the Facility B Loans (including by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control, Sale, Listing or Transformative Transaction (or a transaction, that if consummated, would have resulted in a Change of Control, Sale, Listing or Transformative Transaction),

provided that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Margin of such Facility B Loan.  Any determination by the Company and the Agent with respect to whether a Repricing Event has occurred shall be conclusive and binding on all Lenders.  For the avoidance of doubt, margin shall not include the effect of any interest rate floors and any reduction in margin in connection with any reverse flex in connection with Facility B, shall not constitute a "Repricing Event".

"Reservations" means:

(a)	the principle that remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes, moratorium, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;
(b)	the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty in the United Kingdom may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;
(c)	any general principles, reservations or qualifications, in each case as to matters of law as set out in any Legal Opinion or any legal opinion delivered under any other provision of or otherwise in connection with any Finance Document (provided that where any such legal opinion has been delivered in relation to a particular Obligor and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to such Obligor and/or document (other than in the case where the definition is used in respect of a person and/or a document in respect of which a legal opinion has not been rendered under this Agreement where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document));
(d)	any mandatory provisions (lois de police) of Luxembourg or any other applicable law;
(e)	the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(f)	the principle that in certain circumstances security granted by way of fixed charge may be characterised as a floating charge or that security purported to be constituted by way of an assignment may be recharacterised as a charge and the accessory nature of any German law governed security;
(g)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(h)	any restriction on the identity of the Auditors contained in this Agreement being prohibited, unlawful, invalid or unenforceable by reason of the Audit Laws;
(i)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement; and
(j)	similar principles, rights and defences under the laws of any Relevant Jurisdiction to the extent that they are relevant and applicable.

"Resignation Letter" means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Subsidiary" means each Subsidiary of the Company that is not an Unrestricted Subsidiary.

"Retained Cash" means, at any relevant time, an amount equal to the aggregate of:

(a)	cash on the balance sheet of the Company as at the Closing Date;
(b)	any Excess Cashflow from any previous years that is not required under this Agreement to be applied in prepayment of the Facilities;
(c)	any Listing Proceeds;
(d)	any proceeds of any Equity Contribution (other than any Equity Contribution (i) designated as a Cure Amount (as defined in Clause 26.2 (Equity Cure)) or (ii) the proceeds of which are used to Incur Indebtedness pursuant to Clause (12) of

Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants));
(e)	any Overfunding Amount;
(f)	any investment grants;
(g)	any prepayment of contractual arrangements; and
(h)	any Excess Proceeds, any Declined Excess Proceeds and any other amount retained by the Group which is not otherwise applied or required to be applied, in prepayment or in any mandatory redemption offer (including any Waived Amounts and any amounts as a result of one or more Lenders or holders of Indebtedness waiving or failing to exercise their right to receive their share of any mandatory prepayment or redemption offer), in each case to the extent not previously utilised by the Group.

"Revolving Facility" means:

(a)	the Original Revolving Facility; or
(b)	an Incremental Revolving Facility.

"Revolving Facility Borrower" has the meaning given to that term in paragraph (b) of Clause 2.1 (The Facilities).

"Revolving Facility Commitment" means:

(a)	in relation to the Original Revolving Facility, the Original Revolving Facility Commitment; and
(b)	in relation to an Incremental Revolving Facility, the Incremental Facility Commitment of that Incremental Revolving Facility.

"Revolving Facility Loan" means a loan made or to be made under a Revolving Facility or the principal amount outstanding for the time being of that loan.

"Revolving Facility Utilisation" means a Revolving Facility Loan or a Letter of Credit.

"RFR" means the rate specified as such in the applicable Reference Rate Terms.

"RFR Banking Day" means any day specified as such in the applicable Reference Rate Terms.

"Rollover Loan" means one or more Utilisations under the Original Revolving Facility or an Incremental Revolving Facility:

(a)	made or to be made on the same day that:
(i)	a maturing Loan under the Original Revolving Facility (or such Incremental Revolving Facility, as the case may be) is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of an amount outstanding under an Ancillary Facility that is carved out of the Original Revolving Facility (or such Incremental Revolving Facility, as the case may be) is due to be met;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan under the Original Revolving Facility (or such Incremental Revolving Facility, as the case may be) or the relevant claim in respect of that Letter of Credit;
(c)	in the same currency as the maturing Loan under the Original Revolving Facility (or such Incremental Revolving Facility, as the case may be) (unless arising as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Incremental Facility Loan; and
(d)	made or to be made to the same Borrower (or, if applicable in the case of a utilisation under an Ancillary Facility, that Borrower's Affiliate) for the purpose of:
(i)	refinancing that maturing Loan or an Incremental Facility Loan; or
(ii)	satisfying the relevant claim in respect of that Letter of Credit.

"Sale" means, other than, but only in relation to Facility B, as a result of a Specified Change of Control Event, the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders, provided that for the avoidance of doubt, a Permitted Specified Asset Disposition shall not constitute a Sale.

"Sanctioned Country" means any country or other territory that is, or whose government is, subject to country-wide or territory wide Sanctions which, as of the date of this Agreement, are the territories of the so-called Donetsk People's Republic or so-called Luhansk People's Republic and the Crimea region in Ukraine, Cuba, Iran, North Korea and Syria.

"Sanctioned Person" means, at any time, any person (a) listed on the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Person, Groups and Entities subject to Financial Sanctions maintained by the European Commission, the Consolidated List of Asset Freeze Targets maintained by Her Majesty's Treasury, or any equivalent list of prohibited persons and/or entities maintained by a Sanctions Authority; (b) any person majority owned or controlled (as such terms are defined by the relevant Sanctions Authority) by one or more such person or persons in paragraph (a) above; (c) a government of a Sanctioned Country; or (d) any person organised, ordinarily operating from, incorporated under the laws of or resident in a Sanctioned Country.

"Sanctions" means economic or financial sanctions, or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

"Sanctions Authority" means (a) the government of the United States of America, (b) the United Nations Security Council, (c) the European Union, (d) the government of the United Kingdom, (e) the respective governmental institutions of any of the foregoing including, without limitation, the OFAC, the United States Department of Commerce, the United States Department of State and any other agency of the United States government, and Her Majesty's Treasury.

"Screen Rate" means, in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

"Secured Parties" has the meaning given to such term in the Intercreditor Agreement.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part 3 of Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

"Senior Secured Liabilities" has the meaning given to that term in the Intercreditor Agreement.

"Separate Loan" has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans).

"Spain" means the Kingdom of Spain.

"Spanish Civil Code" means the Spanish Civil Code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil) as amended from time to time.

"Spanish Civil Procedural Law" means the Spanish Law 1/2000 of 7 January (Ley 1/2000 de 7 de enero de Enjuiciamiento Civil), as amended from time to time.

"Spanish Commercial Code" means the Spanish Royal Legislative Decree dated 22 August 1885, approving the Spanish Commercial Code (Código de Comercio), as amended from time to time.

"Spanish Companies Law" means the Spanish Royal Decree of 1/2010 of 2 July (Ley de Sociedades de Capital), as amended from time to time.

"Spanish Insolvency Law" means the Spanish Royal Legislative Decree 1/2020, of 5 May, approving the Consolidated Text of the Spanish Insolvency Law (Real Decreto-Legislativo 1/2020, de 5 de mayo, por el se aprueba el Texto Refundido de la Ley Concursal), as amended, restated and/or replaced from time to time.

"Spanish Obligor" means any Obligor from time to time that is incorporated under the laws of Spain.

"Spanish Public Document" means a Spanish law documento público, being either an escritura pública or a póliza o efecto intervenido by a Spanish notary public (por notario español).

"Specified Time" means a time determined in accordance with Schedule 9 (Timetables).

"Sponsor" means each of Bridgepoint Advisers Limited and the Canada Pension Plan Investment Board.

"Sponsor Affiliate" means each of the Sponsors, each of their Affiliates, any trust of which any Sponsor or any of their Affiliates is a trustee, any partnership of which any Sponsor or any of their Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, any Sponsor or any of their Affiliates provided that neither any Debt Fund Affiliate nor any portfolio company of the foregoing shall constitute a Sponsor Affiliate.

"Sponsor Investors" means (a) each Sponsor, (b) any fund or limited partnership managed or advised (directly or indirectly) by any Sponsor or any of their Affiliates (including their limited partners and investors and any employees of any Sponsor or of any of their Affiliates), (c) any trustee, nominee, custodian, operator or manager of, or adviser to, any such fund or limited partnership, any Sponsor or any of their Affiliates, (d) any co-investors of any Sponsor or any other investors making or acquiring an indirect investment in the Company as part of any Sponsor's equity syndication strategy but, in each case, only to the extent that the Sponsor or any of its Affiliates has direct or indirect control (by contract or otherwise) over the voting rights attaching to such investments and (e) any assignees, transferees or successors in title of the persons referred to in paragraph (d) above only to the extent that the Sponsor or any of its Affiliates has direct or indirect control (by contract or otherwise) over the voting rights attaching to such investments).

"Structural Adjustment" means any amendment or waiver that has the effect of changing or which relates to (other than in connection with an Incremental Facility or Clause 2.3 (Increase) or Clause 14.5 (Sustainability Adjustment)):

(a)	the introduction of an additional loan, commitment, tranche or facility under the Finance Documents which ranks junior to or pari passu with the Facilities;
(b)	a reduction or deferral in the Margin (other than by way of the applicable Margin ratchet or by way of the ratchet provided for in the Sustainability KPI Letter under Clause 14.5 (Sustainability Adjustment)), the conversion of cash pay interest under any of the Finance Documents into non-cash pay interest, or a reduction in the amount of any payment of principal, interest, fees or commission payable under any of the Finance Documents; or
(c)	any increase in, or addition of, any Commitment, any extension of a Commitment's availability, the re-denomination of a Commitment into another currency and any extension of the date for, or maturity of, or redenomination of, or a reduction of, any amount owing under the Finance Documents (other than as a result of an amendment or waiver which relates to Clause 12 (Mandatory Prepayment and Cancellation)); and

(d)	any changes to the Finance Documents that are consequential on, incidental to, or required to implement or reflect any of the changes contemplated in paragraphs (a) to (c) above.

"Structure Memorandum" means the tax structure memorandum dated on or prior to the Closing Date prepared by J&A Garrigues S.L.P. and delivered to the Agent pursuant to paragraph 4(b) of Part 1 of Schedule 2 (Conditions Precedent) as amended and supplemented.

"Subsidiary" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"Substitute Affiliate Lender" has the meaning given to that term in Clause 5.7 (Lender Affiliates and Facility Office).

"Substitute Facility Office" has the meaning given to that term in Clause 5.7 (Lender Affiliates and Facility Office).

"Super Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).

"Super Majority Revolving Facility Lenders" means:

(a)	Lenders whose aggregate Revolving Facility Commitments at that time aggregate more than 66⅔ per cent. of the Total Revolving Facility Commitments at that time; or
(b)	if the Total Revolving Facility Commitments have at that time been reduced to zero, Lenders whose Revolving Facility Commitments aggregated more 66⅔ per cent. of the Total Revolving Facility Commitments immediately before the relevant reduction.

"Sustainability Compliance Certificate" means a certificate substantially in the form provided at Schedule 21 (Form of Sustainability Compliance Certificate).

"Sustainability KPI Letter" means the letter setting out the relevant KPIs and related margin ratchet to apply under Clause 14.5 (Sustainability Adjustment) to be agreed and entered into between the Company and the Sustainability Coordinator (acting in its own capacity and on behalf of the Majority Lenders).

"Sustainability Margin Adjustment Table" means the table set out in the Sustainability KPI Letter.

"Sustainability Report" means any report officially published by the Company containing information about the Group's sustainability performance in respect of a Financial Year, which for the avoidance of doubt may contain reporting on a separate basis for each Restricted Subsidiary.

"Swap" has the meaning given to that term in section 1a(47) of the Commodity Exchange Act.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

"Syndication Date" the day on which the Arrangers confirm that the primary syndication of Facility B has completed.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"Tax or Taxes" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Term" means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

"Term Facility" means Facility B or an Incremental Term Facility.

"Term Loan" means a Facility B Loan or an Incremental Term Facility Loan.

"Term Rate Currency" means euro.

"Term Rate Loan" means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency.

"Term Reference Rate" means in relation to any Loan in euro, EURIBOR.

"Termination Date" means:

(a)	in relation to Facility B, the seventh anniversary of the Closing Date;
(b)	in relation to an Incremental Facility, the date set forth in the Incremental Facility Notice; or
(c)	in relation to the Original Revolving Facility, the date falling 78 months from the Closing Date.

"Test Date" means each Quarter Date beginning with the First Test Date or if such date is not a Business Day, the Company may elect that such date shall be the next Business Day or the immediately preceding Business Day.

"Total Commitments" means the aggregate of the Total Facility B Commitments, the Total Original Revolving Facility Commitments and the Total Incremental Facility Commitments.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being EUR 975,000,000 as at the date of this Agreement.

"Total Incremental Facility Commitments" means the aggregate of the Incremental Facility Commitments, being zero as at date of this Agreement.

"Total Original Revolving Facility Commitments" means the aggregate of the Original Revolving Facility Commitments, being EUR 60,000,000 as at the date of this Agreement.

"Total Revolving Facility Commitments" means the aggregate of the Total Original Revolving Facility Commitments and the Total Incremental Facility Commitments relating to each Incremental Revolving Facility.

"Transaction Security" means the Security created or expressed to be created in favour of, inter alios, the Security Agent and/or the Secured Parties (or any of them) pursuant to the Transaction Security Documents.

"Transaction Security Documents" means each of the documents listed as being a Transaction Security Document in Part 1 of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Transaction Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Part 2 of Schedule 4 (Form of Assignment Agreement and Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Transformative Transaction" means any transaction by the Company or any Restricted Subsidiary that either:

(a)	is not permitted by the terms of the Finance Documents immediately prior to the consummation of such transaction; or
(b)	if permitted by the terms of the Finance Documents immediately prior to the consummation of such transaction, would not provide the Company and its Restricted Subsidiaries with adequate flexibility under the Finance Documents for the continuation and/or expansion of their combined operations following such consummation, in each case, as determined by the Company acting in good faith.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Unrestricted Subsidiary" has the meaning given to that term in Schedule 16 (Incurrence Covenants).

"US or United States" means the United States of America.

"Utilisation" means a Loan or a Letter of Credit.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

"Utilisation Request" means a notice substantially in the relevant form set out in Part 1, or, as the case may be, Part 2 of Schedule 3 (Requests and Notices).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in accordance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), as amended from time to time; and
(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

"White List" means a list of pre-approved New Lenders agreed between the Company and the Lenders, as amended from time to time in accordance with paragraph (g) of Clause 29.1 (Assignments and transfers by the Lenders).

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(c)	in relation to any other applicable Bail-In Legislation:
(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the "Agent", any "Arranger", any "Finance Party", any "Issuing Bank", any "Lender" , any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;
(ii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;
(iii)	"assets" includes present and future properties, revenues and rights of every description;
(iv)	a Lender's "cost of funds" in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;
(v)	"incorporated" includes, in the case of non corporate entities, formed or established;
(vi)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)	a Lender's "participation" in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;
(ix)	references to any matter being "permitted" under this Agreement, any other Finance Document or any other agreement shall include references to such matters not being prohibited or otherwise being approved under this Agreement, any other Finance Document or any other agreement (as applicable);
(x)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(xi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary for those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xii)	a provision of law is a reference to that provision as amended or re-enacted;
(xiii)	the Company being "aware", for the purpose of the representations made in Clause 24 (Representations), is a reference to the Company's actual knowledge at the relevant time (in the case of any matter of which the Company has been made aware only after the date on which this Agreement was signed, but after having made any enquiries which the Company considers reasonable in the context of the relevant representation and in light of the circumstances in which it was made aware of the applicable matter); and
(xiv)	unless a contrary indication appears, a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)	A Borrower providing "cash cover" for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of

Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:
(i)	the account is with the Security Agent or the Issuing Bank or Ancillary Lender for which that cash cover is to be provided;
(ii)	subject to paragraph (b) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and
(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.
(e)	A Default, a Declared RCF Default, a Declared Default or an Event of Default is "continuing" if it has not been remedied or waived. If any Default, Declared RCF Default, Declared Default or Event of Default has occurred but is no longer continuing (a "Cured Default"), any other Default or Event of Default which would not have arisen had the Cured Default not occurred, shall be deemed not to be continuing automatically upon, and simultaneous with, the remedy or waiver of the Cured Default. For the avoidance of doubt, any Default or Event of Default in respect of a failure to deliver any certificate, notice, document, report, financial statement or other information within a time period prescribed in a Finance Document shall be deemed to be cured upon performance of such obligation even though such performance is not within the prescribed period specified in any Finance Document.
(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)	any replacement page of that information service which displays that rate; and
(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(g)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(h)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:
(i)	Schedule 19 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.
(i)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(i)	Schedule 20 (Daily Non-Cumulative Compounded RFR Rate); or
(ii)	any earlier Compounding Methodology Supplement.
(j)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(k)	A Borrower "repaying" or "prepaying" a Letter of Credit or Ancillary Outstandings means:
(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;
(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or
(iii)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover, reduction or cancellation.

(l)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.
(m)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.
(n)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.
(o)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.
(p)	References herein to amounts in € or EUR shall include the equivalent amount in other currencies. When applying baskets, leverage or ratio-based tests, thresholds and other exceptions to the representations, warranties, undertakings, covenants and Events of Default, the equivalent to an amount in the Base Currency shall be calculated using the Agent's Spot Rate of Exchange (or such other rate as agreed between the Company and the Agent) as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No Default or Event of Default or breach of any representation, warranty, undertaking or other terms of a Finance Document shall arise in respect of any monetary threshold being exceeded merely as the result of a subsequent change in the amount in the Base Currency of any relevant amount due to fluctuations in exchange rates.
(q)	The unused or unspent portion of each allowance, basket and/or threshold which is calculated by reference to any calendar year, Financial Year or other relevant period may, at the Company's option:
(i)	be carried forward and used in later periods (and be spent first); and/or
(ii)	be carried back from following periods and used in the current period (and be spent last).
(r)	Any amounts incurred on the basis of any basket, test or permission where an element is set by reference to a percentage of Consolidated EBITDA ("EBITDA-based basket") shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred without the incurrence of an Event of Default even in the event that such EBITDA-based basket subsequently decreases by virtue of operation of that calculation.
(s)	In the event that any amount or transaction meets the criteria of more than one of the carve outs, baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular carve out, basket or exception and will only be required to include that amount or transaction in one of those carve outs, baskets or exceptions (and an amount or transaction may at the option of the Company be split between different carve outs, baskets or exceptions).
(t)	If the Company is required under any provision of the Finance Document to make a payment to a Finance Party, such obligation shall be satisfied if the Company procures such payment being made by another member of the Group.
(u)	In ascertaining the Majority Lenders, the Majority Revolving Facility Lenders, the Super Majority Lenders or the Super Majority Revolving Facility Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purposes of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to Commitments not denominated in euro ("Non-Base Currency Amounts"), such Non-Base Currency Amounts shall be deemed to be converted into euro at the Agent's Spot Rate of Exchange on the day on which the relevant determination is made.
(v)	Until the date by which such entities are required to accede as Guarantors pursuant to paragraph (a) of Clause 27.8 (Conditions Subsequent), each Material Subsidiary and any other member of the Group required to accede as a Guarantor to satisfy the Percentage Test and (y) from the date of completion of a Permitted Acquisition until the date falling 150 days after completion of such Permitted Acquisition, any entity which becomes a member of the Group pursuant to such Permitted Acquisition and which the Company intends will accede as a Guarantor within 150 days of completion of such Permitted

Acquisition, in each case shall be deemed to be Obligors, provided that no Material Subsidiary or other member of the Group which will not accede to this Agreement as a Guarantor as a result of the Agreed Security Principles shall be deemed to be an Obligor.
1.3	Luxembourg terms

In this Agreement, where it relates to a company incorporated under the laws of Luxembourg, a reference to:

(a)	a "winding-up", "administration" or "dissolution" includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;
(b)	a "receiver", "administrative receiver", "administrator", "trustee", "custodian", "sequestrator", "compulsory manager", "conservator" or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur or similar officer;
(c)	a reference to a director or a manager or officer includes an administrateur; or gérant or agent;
(d)	a "lien" or "security interest" includes any hypothèque, nantissement, gage, transfert de propriété à titre de garantie, mise en pension, privilège, sûreté réelle, droit de rétention and any type of real security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;
(e)	"by-laws" or "constitutional documents" includes (where applicable) its up-to-date (restated) articles of association (statuts coordonnés);
(f)	a director or a manager includes an administrateur and a gérant; and
(g)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) and having lost its creditworthiness (ébranlement de credit).
1.4	Italian terms

In this Agreement, where it relates to an Italian entity, a reference to:

(a)	a "winding up", "bankruptcy", "insolvency", "administration", "dissolution" or the like includes, without limitation and where applicable, any scioglimento, liquidazione, procedura concorsuale (including fallimento or liquidazione giudiziale, amministrazione straordinaria delle grandi imprese in stato di insolvenza, misure urgenti per la ristrutturazione industriale di grandi imprese in stato di insolvenza, liquidazione coatta amministrativa, concordato preventivo, accordo di ristrutturazione del debito) or any other similar proceedings or legal concepts, also pursuant to the Italian Insolvency Code;
(b)	a "receiver", "administrative receiver", "liquidator", "commissioner," "administrator" or the like includes, without limitation and where applicable, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore or any other person performing the same function as each of the foregoing;
(c)	a "step" or "procedure" taken in connection with insolvency proceedings for any person includes, without limitation and where applicable, that person formally making a proposal or filing a petition for the proceedings or instruments listed in letter (a) above or letter (e) below;
(d)	an "assignment", "arrangement" or "composition with" or "for the benefit of its creditors" or the like, includes, without limitation and where applicable, an out-of-court recovery plan (piano attestato di risanamento), an early warning and crisis settlement proceeding (procedura di allerta e di composizione assistita della crisi), any composition with creditors in accordance with letter (d) of paragraph 3 of article 67 of the Italian Bankruptcy Law, a cessione dei beni ai creditori pursuant to article 1977 of the Italian Civil Code, a convenzione di moratoria or a similar arrangement for the a substantial part of creditors;
(e)	a "matured obligation" if referred to an Italian Obligor includes, without limitation, any credito liquido ed esigibile and credito scaduto;
(f)	a reference to "financial assistance" means unlawful financial assistance within, among others, the meaning of article 2358 and/or 2474 of the Italian Civil Code as applicable;
(g)	"wilful misconduct" and "wilful breach" (or similar expressions) shall be construed as the Italian expression dolo;
(h)	"gross negligence" (or similar expression) shall be construed as the Italian expression colpa grave; and
(i)	a security if referred to a security or guarantee governed by Italian law includes, without limitation, any pegno, ipoteca, privilegio (including the privilegio speciale pursuant to Article 46 of the Italian Banking Law), fideiussione, garanzia a prima domanda, cessione del credito in garanzia, and any other garanzia reale or garanzia personale.
1.5	Spanish terms

In this Agreement, where it relates to a Spanish Obligor, a reference to:

(a)	financial assistance has the meaning stated under:
(i)	Article 150 of the Spanish Companies Law for a Spanish public company (Sociedad Anónima) or in any other legal provision that may substitute such Article 150 or be applicable to any Obligor incorporated in Spain in respect of such financial assistance; or

(ii)	Article 143 of the Spanish Companies Law for a Spanish limited liability company (Sociedad de Responsabilidad Limitada) or in any other legal provision that may substitute such Article 143 or be applicable to any Obligor incorporated in Spain in respect of such financial assistance;
(b)	an insolvency proceeding includes a declaración de concurso, con independencia de su carácter necesario o voluntario, (including, with respect to a member of the Group incorporated in Spain, any notice to a competent court pursuant to article 583 et seq. of the Spanish Insolvency Law and its "solicitud de inicio de procedimiento de concurso, auto de declaración de concurso, convenio judicial o extrajudicial con acreedores and transacción judicial o extrajudicial con acreedores");
(c)	a winding-up, administration or dissolution includes, without limitation, disolución (including falling into any of the categories set out in article 363 of the Spanish Companies Law), liquidación, procedimiento concursal or any other similar proceedings;
(d)	a receiver, administrative receiver, administrator or the like includes, without limitation, administración del concurso, administrador concural or any other person performing the same function;
(e)	a composition, compromise, assignment or arrangement with any creditor includes the celebration of a convenio de acreedores in the context of a concurso, any notice to a competent court pursuant to article 583 et seq. of the Spanish Insolvency Law, any arrangement agreement or compromise to obtain a release or stay of its current indebtedness and among others, or a refinancing agreement within the meaning of articles 226 to 230 and article 238 of the Spanish Insolvency Law;
(f)	a matured obligation includes, without limitation, any crédito líquido, vencido y exigible;
(g)	"guarantee" includes any guarantee (fianza), letter of credit or performance bond (aval) and a first demand guarantee (garantía a primer requerimiento);
(h)	"Security" or "Security Interest" includes, without limitation, any prenda, hipoteca, garantías financiera pignoraticia and any other garantía real or other transaction having the same effect as each of the foregoing; and
(i)	a person being unable to pay its debts includes that person being in a state of insolvencia or concurso as provided for in the Spanish Insolvency Law.
1.6	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.
1.7	Currency symbols and definitions

In this Agreement "€", "EUR" and "euro" denote the single currency of the Participating Member States,"£", "GBP" and "sterling" denote the currency of the United Kingdom and "$", "USD" and "US dollars" denote the currency of the United States of America.

1.8	Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement, in the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.9	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of the Company and/or any other member of the Group or person pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law).

1.10	Permitted Transactions

Notwithstanding anything to the contrary in the Finance Documents, in connection with any Permitted Transaction and any guarantees and/or Security entered into in relation thereto, the Finance Parties will, and hereby authorise the Agent and/or the Security Agent (as applicable) to, promptly enter into any amendment or supplement to, or replacement of, the Finance Documents and/or take such other action as is required by the Company in order to give effect to such transaction without the need for any further consent from the Finance Parties.

1.11	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
1.12	Acknowledgement regarding any supported QFCs

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any hedging agreement or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "US Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by English law, the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)	In this Clause 1.12, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate"(as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party;

"Covered Entity" means any of the following:  (i) a "covered entity "as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank "as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

"Default Right" has the meaning given to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

"QFC" has the meaning given to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

2.	The Facilities
2.1	The Facilities
(a)	Subject to the terms of this Agreement, the Lenders make available:
(i)	a euro term loan facility in an aggregate amount equal to the Total Facility B Commitments which shall be available to the Company; and
(ii)	a multicurrency revolving credit facility in an aggregate amount equal to the Total Original Revolving Facility Commitments.
(b)	The Original Revolving Facility will be available to the Company, the Borrowers and any member of the Group which is formed under the laws of (i) any Permitted Jurisdiction, (ii) the same jurisdiction as an existing Borrower, or (iii) any other jurisdiction approved by all the Lenders under the Original Revolving Facility (acting reasonably), which is or has become a Borrower (each a "Revolving Facility Borrower").
(c)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.
2.2	Incremental Facility
(a)	The Company may, by giving notice to the Agent, request from time to time (an "Incremental Facility Notice") the establishment of Incremental Facility Commitments (and the Incremental Facility Commitments shall be established) by increasing the commitments under an existing Facility and/or establishing additional commitments for a new term and/or revolving facility in a maximum amount that is permitted to be Incurred:
(i)	under section 1.1 in Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus
(ii)	under the Freebie Basket and the Credit Facilities Basket, each as defined in section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus

(iii)	under paragraph (a) of section 1.2 (without double counting the Freebie Basket and the Credit Facilities Basket) of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus
(iv)	under paragraph (d)(ii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus
(v)	under paragraph (e)(ii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus
(vi)	under paragraph (k) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus
(vii)	under paragraph (l) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus
(viii)	under paragraph (s) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants); plus
(ix)	as Permitted Indebtedness; plus
(x)	as Refinancing Indebtedness with respect to (x) any Facility, (y) any Indebtedness permitted to be incurred under paragraph (e)(i) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants) or (z) any of the paragraphs referred to in subparagraphs (i) to (ix) above, in each case from time to time), and further provided that:

(i)	no Event of Default is continuing (or, in the case of a proposed Certain Funds Utilisation of the Incremental Facility, no Major Event of Default is continuing in relation to the relevant Incremental Facility Borrower (and, for the avoidance of doubt, not any other member of the Group or any obligation to procure in relation to any member of the Group)) or would result from the establishment of those Incremental Facility Commitments, in each case, by reference to the date of delivery of such Incremental Facility Notice;
(ii)	each of the Obligors and any Incremental Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Incremental Facility Lender would have assumed and/or acquired had the Incremental Facility Lender been an Original Lender provided that any such obligation of the Obligors shall be subject to any limitations on such security or guarantees and indemnities contained in any Finance Documents including (but not limited to) the Transaction Security Documents or contained in Clause 23.11 (Guarantee Limitations), Clause 23.12 (Guarantee Limitations for Luxembourg Guarantors), Clause 23.13 (Guarantee Limitations for Spanish Guarantors), Clause 23.14 (Guarantee Limitations for Italian Guarantors) or any Accession Deed by which the relevant Obligor becomes an Obligor;

(iii)	each Incremental Facility Lender shall become a Party as a "Lender" and any Incremental Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Incremental Facility Lender and those Finance Parties would have assumed and/or acquired had the Incremental Facility been an Original Lender;
(iv)	the Commitments of the other Lenders shall continue in full force and effect;
(v)	any establishment and assumption of Incremental Facility Commitments shall take effect on the date specified by the Company in the Incremental Facility Notice or any later date on which the conditions set out in paragraph (b) below are satisfied; and
(vi)	the purpose, currency, Margin (including for the Margin ratchet), commitment fee and availability period in relation to the Incremental Facility will be the rates or period agreed between the Company and each Incremental Facility Lender prior to the initial establishment of the Incremental Facility and specified in the Incremental Facility Notice, provided that:
(A)	the termination date shall be (other than in the case of an Incremental Facility which is Bridging Debt):
(1)	in the case of an Incremental Facility that is incurred under the Freebie Basket, under section 1.1 or under paragraphs (a)(ii) or (a)(iii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants), is in the form of a Syndicated Term Facility subject to the Intercreditor Agreement and is secured by the Transaction Security pari passu with Facility B, not earlier than the Termination Date applicable to Facility B at the time of the establishment of that Incremental Facility;
(2)	in the case of an Incremental Facility that is Incurred under the Freebie Basket, under section 1.1 or under paragraphs (a)(ii) or (a)(iii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants), is in the form of a Syndicated Term Facility subject to the Intercreditor Agreement and subordinated or ranking pari passu in right of payment to Facility B and secured by the Transaction Security on a junior basis to Facility B, not earlier than six months after the Termination Date applicable to Facility B at the time of the establishment of that Incremental Facility; and
(3)	in the case of an Incremental Facility that is Incurred under the Freebie Basket, under section 1.1 or under paragraph (a)(iv) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants), is in the form of a Syndicated Term Facility and is unsecured, not earlier than the Termination Date applicable to Facility B at the time of the establishment of that Incremental Facility;
(B)	(excluding any Incremental Facility that is (x) Bridging Debt; or (y) in an amount not exceeding 100% of Consolidated EBITDA) in relation to any Incremental Term Facility established on or prior to Facility B that is Incurred under section 1.1 or under paragraph (a)(ii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants) or under the Freebie Basket, is in the form of a Syndicated Term Facility subject to the Intercreditor Agreement and ranks pari passu in right of payment and is secured by the Transaction Security on a pari passu basis with Facility B being repaid in full (or would be repaid in full after giving effect to the relevant proceeds of such Incremental Facility) such Incremental Term Facility shall not amortise prior to the Termination Date applicable to Facility B (or, if earlier, the date Facility B is repaid in full) except that any Incremental Term Facility may amortise prior to such date at a nominal rate not to exceed five per cent. per annum of the original principal amount of such Incremental Term Facility, unless the Lenders under Facility B are also offered by the Company the same percentage amortisation repayment per annum for the corresponding year provided that, for the purposes of this paragraph (B), each individual Lender under Facility B will be deemed to have rejected such offer unless such Lender notifies the Agent that it has accepted such offer by 11am three (3) Business Days (or such longer period which the Company agrees) after the date of such offer;
(C)	in relation to any Incremental Facility Commitments under an Incremental Term Facility:
(1)	Incurred under section 1.1 or under paragraph (a)(ii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants);
(2)	which are denominated in euro only (as confirmed by an Officer in the Incremental Facility Notice);
(3)	which rank pari passu in right of payment and are secured by the Transaction Security on a pari passu basis with Facility B;
(4)	which have a Termination Date falling no later than 12 months after the Termination Date applicable to Facility B;

(5)	are in an aggregate amount exceeding the greater of EUR 100,000,000 and 65% of Consolidated EBITDA;
(6)	is in the form of a Syndicated Term Facility; and
(7)	is incurred prior to the 6-month anniversary of the Closing Date,

the Effective Yield for such Incremental Facility Commitments is no higher than the Effective Yield of Facility B (as applicable on the Incremental Facility Commitment Date or, at the Company's discretion, if incurred in connection with an acquisition, on the date on which the Company or the relevant member of the Group legally commits to make such acquisition) plus 1.00 per cent. per annum (the "Reference Rate"), unless the Effective Yield of Facility B is offered to be increased by an amount equal to which the Effective Yield applicable to such Incremental Facility Commitments exceeds the Reference Rate, provided that to the extent that the increased Effective Yield for such Incremental Facility Commitments is the result of a higher Euribor floor (such increase being the "EURIBOR Floor Differential"), the increase in the Effective Yield for Facility B shall take the form of an increase to the EURIBOR floor applicable to Facility B equal to the applicable Base Rate Floor Differential, provided that this paragraph shall not apply to an Incremental Facility (x) which is Bridging Debt; (y) incurred in connection with a Permitted Investment or a Permitted Acquisition; or (z) being applied to refinance Facility B in full;

(D)	the Incremental Facility shall not have a right to be prepaid from the proceeds of any Asset Dispositions, Excess Cashflow, Sale or pursuant to any Change of Control, in each case in priority to the Facilities where such proceeds are required to be applied in prepayment of the Facilities; and
(E)	except as expressly stated in this Agreement, the terms of any such Incremental Facility Commitment shall be consistent in all respects with the terms of this Agreement.
(b)	An establishment and assumption of Incremental Facility Commitments will only be effective on:
(i)	the execution by the Agent and the Security Agent of the relevant Incremental Facility Notice; and
(ii)	in relation to an Incremental Facility Lender which is not a Lender immediately prior to the establishment and assumption of Incremental Facility Commitments:
(A)	the Incremental Facility Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement

(or other customary intercreditor arrangements) provided that such requirement shall not apply to the extent any Incremental Facility constitutes Non-Collateral Indebtedness; and
(B)	the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the establishment and assumption of Incremental Facility Commitments by that Incremental Facility Lender. The Agent shall promptly notify the Company and the Incremental Facility "Lender" upon being so satisfied.
(c)	Each Incremental Facility Lender, by executing the Incremental Facility Notice, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assumption becomes effective.
(d)	The establishment or assumption of any Incremental Facility Commitments in accordance with this Clause 2.2 and the payment of any fees contemplated by this Clause 2.2 will not require the consent of any Finance Party other than the relevant Incremental Facility Lenders assuming the relevant Incremental Facility Commitments.
(e)	Nothing in this Clause 2.2 shall oblige any Lender to assume any Incremental Facility Commitment.
(f)	Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to (and the relevant Obligor shall promptly upon request by the Agent or the Security Agent in accordance with the Agreed Security Principles expressly waiving any self-contracting and/or conflict of interest that may arise) execute any necessary amendments and/or supplements to the Transaction Security Documents and other Finance Documents (including the execution of additional Transaction Security Documents creating lower-ranking Security for the benefit of the Incremental Facility Lenders and any related amendments and/or supplements to the Intercreditor Agreement) as may be required in order to reflect the terms of the Incremental Facility and to ensure that any Incremental Facility Loans rank pari passu with or junior to the other Facilities (as applicable) and that the Transaction Security granted over any assets purchased with the proceeds of any Incremental Facility Loans is shared with the Finance Parties (to the extent lawful) on the basis contemplated by the Intercreditor Agreement, provided that this paragraph (f) shall not empower the Agent and/or the Security Agent to release (or take any steps that would result in a release of) any Transaction Security in connection with, or as a consequence of, the establishment of an Incremental Facility except as expressly permitted under clause 18 (New Debt Financings) of the Intercreditor Agreement.

(g)	Clause 29.3 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Incremental Facility Lender as if references in that Clause to:
(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
(ii)	the New Lender were references to that Incremental Facility Lender; and
(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".
(h)	For the avoidance of doubt, the provisions of this Clause 2.2 are without prejudice to any rights of the Group under Schedule 16 (Incurrence Covenants) and no Structural Adjustment or increased Commitment established pursuant to Clause 2.3 (Increase) shall be treated as (or outstanding under) an Incremental Facility.
(i)	For the avoidance of doubt, the incurrence of any Indebtedness under this Clause 2.2 shall be subject to the provisions of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants).
(j)	If an Incremental Facility is established in order to increase the Commitments under an existing Revolving Facility in accordance with this Clause 2.2, immediately upon such Incremental Facility becoming available for Utilisation (but prior to the relevant Incremental Facility Lender(s) participating in any Utilisation), the Agent shall recalculate each Lender's (including the Incremental Facility Lender's) participation in each outstanding Letter of Credit under such existing Revolving Facility (as increased by such Incremental Facility) and shall notify the applicable Issuing Bank, the Obligors' Agent and each Lender under that Revolving Facility of its revised participation in each such Letter of Credit as soon as reasonably practicable thereafter.
(k)	Notwithstanding anything to the contrary set out herein, in relation to any Incremental Facility established as an increase to, or additional tranche of, an existing Facility, the Company and the relevant Incremental Facility Lenders may agree the purpose, availability period, currencies, limits and any other relevant terms applicable to such increase or additional tranche.
(l)	Each Obligor confirms that its guarantee and indemnity recorded in Clause 23 (Guarantee and Indemnity) and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity) and any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, extend to include the relevant Incremental Facility and any other obligations arising under or in respect of the relevant Incremental Facility Commitments.
(m)	Each Finance Party agrees and instructs the Agent and the Security Agent to (and the Company and the relevant Obligor shall promptly upon request by the Agent or the Security Agent in accordance with the Agreed Security Principles)

execute any necessary amendments to the Transaction Security Documents and other Finance Documents (including this Agreement) as may be required in order to ensure that any Incremental Facility Commitments are made available on the terms contemplated in this Clause and that any Incremental Facility Loans rank pari passu with the other Facilities.
2.3	Increase
(a)	The Company may by giving prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.7 (Right of cancellation in relation to a Defaulting Lender); or
(ii)	the Commitments of a Lender in accordance with:
(A)	Clause 11.1 (Illegality); or
(B)	paragraph (a) of Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(1)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Company (each of which shall not be a Sponsor Affiliate or a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;
(2)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(3)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(4)	the Commitments of the other Lenders shall continue in full force and effect; and
(5)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)	An increase in the Commitments relating to a Facility will only be effective on:
(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:
(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(B)	the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company, the Increase Lender and the Issuing Bank upon being so satisfied; and
(iii)	in the case of an increase in the Total Revolving Facility Commitments, the Issuing Bank (if any) consenting to that increase.
(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(d)	Each Obligor and each Finance Party agrees to any extension and ratification of the Transaction Security Documents which may be necessary to grant the Transaction Security in favour of any Increase Lender as a result of an increase in the Total Commitments in respect of any Facility.
(e)	Unless the Agent agrees otherwise or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of €2,500 and the Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, in connection with any increase in Commitments under this Clause 2.3.

(f)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.
(g)	Clause 29.3 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:
(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
(ii)	the "New Lender" were references to that "Increase Lender"; and
(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".
2.4	Finance Parties' rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.5	Obligors' Agent
(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company (even when it involves acting with multi-representation, self-contracting (autocontratación) or conflict of interest) to act on its behalf as its agent (and, with respect to each Italian Obligor, as its mandatario con rappresentanza for the purposes of Italian law) in relation to the Finance Documents and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests) to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor and, with respect to each Italian Obligor, with specific power and authorisation to execute any contract with itself (contratto con se stesso) for the purposes of Article 1395 of the Italian Civil Code and notwithstanding any possible conflict of interest in accordance with Article 1394 of the Italian Civil Code; and
(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor, itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document and whether occurring before or after such other Obligor became an Obligor, shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
(c)	For all purposes of the Finance Documents, including, without limitation, for the purposes of this Clause 2.5 and any other provision in this Agreement and/or any other Finance Document pursuant to which the Company is authorised and/or instructed to, or otherwise may, act on behalf of any other Obligor (whether as agent, representative or in any other capacity) in relation to, and/or as stipulated in, the Finance Documents (or any of them), each Obligor (other than the Company) hereby releases the Company from the restrictions imposed by any restrictions on self-dealings and multi-representation under any applicable law, in each case to the extent legally possible to such Obligor.
3.	Purpose
3.1	Purpose
(a)	The Company shall apply all amounts borrowed by it under Facility B in or towards (directly or indirectly):
(i)	the repayment, redemption, acquisition and/or discharge of the Existing Indebtedness and any associated fees, costs and expenses (including related breakage costs, prepayment premiums or make-whole amounts, hedging close-out costs, bank guarantees roll-over and replacement costs and other fees, costs and expenses of that refinancing, redemption, acquisition and/or discharge);

(ii)	to the extent not applied in the foregoing, any other general corporate purposes and/or working capital requirements of the Group, including, for the avoidance of doubt, the funding of a dividend distribution or any other funding (including repayment of loans, buy-back of shares, reserves distributions) to shareholders of the Company pursuant to the Structure Memorandum; and/or
(iii)	on lending to other members of the Group for any of the purposes set out above.
(b)	Each Revolving Facility Borrower shall apply all amounts borrowed by it under the Original Revolving Facility, in or towards (directly or indirectly) financing or refinancing the working capital and general corporate purposes of the Group including (directly or indirectly) without limitation:
(i)	financing and/or refinancing capital expenditure, restructuring expenditure or any acquisitions (including any other purpose set out in the purpose for Facility B), joint ventures or investments, including for the avoidance of doubt, any interest payments, completion accounts and purchase price related adjustments (however structured) and any other amounts required to be paid under the terms of the relevant acquisition or investment documents;
(ii)	financing and/or refinancing certain financial indebtedness of the Group or of any acquisition target which is owed to third parties and all fees and other amounts, costs and expenses related thereto (including related breakage costs, prepayment premiums, hedging close out costs, bank guarantees roll-over and replacement costs and other fees, costs and expenses of that refinancing and/or acquisition);
(iii)	financing and/or refinancing the payment of any fees (including any closing payments), costs and expenses related to or incurred or charged in connection with any acquisitions or investments, the equity and debt financing to be made available in connection therewith and any related capital expenditure or restructuring expenditure; and/or
(iv)	the rolling over, financing, refinancing or backstopping of any existing ancillary facilities, letters of credit or bank guarantees incurred by the Group or providing cash collateral or other credit support for any existing ancillary facilities, letters of credit or bank guarantees incurred by the Group and financing costs relating to such cash collateral, other credit support or the existing ancillary facilities, letters of credit or bank guarantees incurred by the Group; and/or
(v)	financing any required OID flex (or any additional interest expense, fees and/or costs arising as a result of an exercise of flex rights by the arrangers), any fees, post-closing payments or other amounts required to be paid with respect to the Facilities or syndication.
(c)	Each Incremental Facility Borrower shall apply all amounts borrowed by it under an Incremental Facility for the purpose agreed between the Company and the relevant Incremental Facility Lenders as described in the relevant Incremental Facility Notice. For the avoidance of doubt, the proceeds of any Incremental Facility may be applied to refinance all or any part of any unsecured or junior indebtedness of the Group.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation
4.1	Initial conditions precedent
(a)	Subject to paragraph (b) below, the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation if, on or before the Utilisation Date for such Utilisation, the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) (unless otherwise stated in Part 1 of Schedule 2 (Conditions Precedent) in respect of any document or other evidence) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.
(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Utilisation (other than one to which Clause 4.5 (Utilisations during the Closing Certain Funds Period) or Clause 4.6 (Utilisations during the Post-Closing Certain Funds Period) applies) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	other than in the case of a Rollover Loan:
(i)	no Default or Event of Default is continuing or would result from the proposed Utilisation; and
(ii)	the Repeating Representations to be made by each Obligor are true and accurate (in all material respects in the case of any representation to which a materiality test is not already applied in accordance with its terms), by reference to the facts then subsisting, and will remain true and accurate immediately after that Utilisation; and
(b)	in the case of a Rollover Loan, no Declared Default is continuing.

4.3	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Letter of Credit, a Revolving Facility Loan or a Utilisation under an Incremental Facility if:
(i)	it is in USD or GBP; or
(ii)	it:
(A)	is readily available in the amount required and freely convertible into the Base Currency in the Relevant Market for that currency on the Quotation Day and the Utilisation Date for that Utilisation; and
(B)	has been approved by the Agent (acting on its own behalf and on the instructions of all the Lenders under the relevant Facility) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.
(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the relevant Lenders have granted their approval; and
(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.4	Maximum number of Utilisations
(a)	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)	more than five Facility B Loans (or such greater number as agreed between the Company and the Agent (both acting reasonably)) would be outstanding;
(ii)	more than 15 Original Revolving Facility Loans (or such greater number as agreed between the Company and the Agent (both acting reasonably)) would be outstanding;
(iii)	more than the maximum number of Incremental Facility Loans as agreed between the Company and relevant Incremental Facility Lender would be outstanding; or
(iv)	more than 30 Letters of Credit (or such greater number as agreed between the Company and the Agent (both acting reasonably)) would be outstanding.
(b)	Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Closing Certain Funds Period
(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Closing Certain Funds Period, each Lender will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Major Event of Default is continuing or would result from the proposed Utilisation;
(ii)	it is not unlawful in any applicable jurisdiction for that Lender to participate in such Utilisation provided that such illegality alone will not excuse any other Lender from participating in the relevant Loan; and
(iii)	no Change of Control or Sale has occurred.
(b)	During the Closing Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation)), none of the Finance Parties shall be entitled to:
(i)	cancel any of its Commitments;
(ii)	rescind, terminate or cancel this Agreement or any of the other Finance Documents or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;
(iii)	refuse to participate in the making of a Certain Funds Utilisation;
(iv)	exercise any right of set-off or counterclaim or similar right or remedy in respect of a Certain Funds Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;
(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter of Credit is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or
(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Closing Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Closing Certain Funds Period.

4.6	Utilisations during the Post-Closing Certain Funds Period
(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Post-Closing Certain Funds Period, each Lender will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Major Event of Default is continuing or would result from the proposed Utilisation;
(ii)	it is not unlawful in any applicable jurisdiction for that Lender to participate in such Utilisation provided that such illegality alone will not excuse any other Lender from participating in the relevant Loan; and
(iii)	no Change of Control or Sale has occurred.
(b)	During the Post-Closing Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation)), none of the Finance Parties shall be entitled to:
(i)	cancel any of its Commitments;
(ii)	rescind, terminate or cancel this Agreement or any of the other Finance Documents or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;
(iii)	refuse to participate in the making of a Certain Funds Utilisation;
(iv)	exercise any right of set-off or counterclaim or similar right or remedy in respect of a Certain Funds Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;
(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter of Credit is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or
(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Post-Closing Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Post-Closing Certain Funds Period.

5.	Utilisation – Loans
5.1	Delivery of a Utilisation Request
(a)	A Borrower (or the Company on behalf of any other Borrower or any person in contemplation of such person becoming an Additional Borrower under a Facility) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (provided that, for the avoidance of doubt, no Utilisation shall be made if the person on whose behalf such Utilisation was requested is not a Borrower on the relevant Utilisation Date).
(b)	Notwithstanding paragraph (a) above, a Borrower (or the Company on behalf of any other Borrower) may, in respect of the first Utilisation of the Facilities, utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 9.30am (London time) on the date falling three Business Days prior to the proposed Closing Date.
5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	it identifies the relevant Borrower;
(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(v)	the proposed Interest Period complies with Clause 15 (Interest Periods).
(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request for Facility B must be EUR.
(b)	The currency specified in a Utilisation Request for a Revolving Facility must be the Base Currency or an Optional Currency:
(i)	if the currency selected is the Base Currency, an amount at least equal to €500,000 or, if less, the Available Facility;
(ii)	if the currency selected is an Optional Currency pursuant to paragraph (a)(i) of Clause 4.3 (Conditions relating to Optional Currencies), an amount at least equal to the equivalent in that currency of €500,000 or, if less, the Available Facility; or
(iii)	if the currency selected is an Optional Currency pursuant to paragraph (a)(ii) of Clause 4.3 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.
(c)	The currency specified in a Utilisation Request for an Incremental Facility must be the Base Currency or an Optional Currency and in a minimum amount as each agreed by the Company, the Agent and the relevant Incremental Facility Lenders in respect of that Incremental Facility.
5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)	Other than as set out in paragraph (c) below, the amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)	If a Revolving Facility Utilisation under a Revolving Facility is made to repay Ancillary Outstandings in respect of an Ancillary Facility under that Revolving Facility, each Lender's participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding under that Revolving Facility bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding under that Revolving Facility as its Revolving Facility Commitment under that Revolving Facility bears to the Total Revolving Facility Commitments under that Revolving Facility.
(d)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 35.1 (Payments to the Agent) by the Specified Time.
5.5	Limitations on Utilisations

The Original Revolving Facility shall not be utilised prior to the Closing Date (but, for the avoidance of doubt, may be utilised on the Closing Date).

5.6	Cancellation of Commitment
(a)	The Commitments under a Facility which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Facility.

(b)	Any Original Revolving Facility Commitments will be immediately cancelled at the end of the Closing Certain Funds Period applicable to Facility B if Facility B has not been utilised by then.
5.7	Lender Affiliates and Facility Office
(a)	In respect of a Loan or Loans to a particular Borrower (the "Designated Loans") a Lender (a "Designating Lender") may at any time and from time to time designate (by written notice to the Agent and the Company):
(i)	a substitute Facility Office from which it will make Designated Loans (a "Substitute Facility Office"); or
(ii)	nominate an Affiliate to act as the Lender of Designated Loans (a "Substitute Affiliate Lender").
(b)	A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 18 (Form of Substitute Affiliate Lender Designation Notice) (a "Substitute Affiliate Lender Designation Notice") and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement and as a Senior Lender (as defined in the Intercreditor Agreement) under the Intercreditor Agreement in respect of the Designated Loans in respect of which it acts as Lender.
(c)	The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the Designating Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.
(d)	The Designating Lender shall remain liable and responsible for the performance of all obligations assumed by a Substitute Facility Office or a Substitute Affiliate Lender on its behalf under this Clause 5.7. The non-performance of a Designating Lender's obligations by its Substitute Facility Office or its Substitute Affiliate Lender following a designation under this Clause 5.7 shall not relieve such Designating Lender from its obligations under this Agreement or the other Finance Documents (but without prejudice to a Designating Lender's rights under Clause 29 (Changes to the Lenders)).
(e)	Save as mentioned in paragraphs (c) and (d) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.
(f)	A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Company provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate

Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.
(g)	If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause 5.7, any Substitute Affiliate Lender shall be treated for the purposes of paragraph (d) of Clause 18.2 (Tax gross-up) as having become a Lender on the date that such Substitute Affiliate Lender's designation by the Designating Lender becomes effective.
(h)	For the avoidance of doubt, paragraph (l) of Clause 29.1 (Assignments and transfers by the Lenders) shall apply mutatis mutandis in respect of the Substitute Facility Office or Substitute Affiliate Lender.
6.	Utilisation – Letters of Credit
6.1	The Revolving Facilities
(a)	Each Revolving Facility may be utilised by way of Letters of Credit.
(b)	Other than Clause 5.5 (Limitations on Utilisations), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.
6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;
(b)	it identifies the Borrower of the Letter of Credit;
(c)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;
(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Revolving Facility;
(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency, amount and period);
(f)	the form of Letter of Credit is attached;
(g)	the Expiry Date of the Letter of Credit is specified;
(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	the Letter of Credit is expressed to be issued in favour of a beneficiary in favour of whom the Issuing Bank is not precluded by law or regulation from issuing a Letter of Credit.
6.4	Currency, amount and period
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is a minimum of €250,000 (or its equivalent in other currencies, or as otherwise agreed between the relevant Borrower and the Issuing Bank which has agreed to issue the Letter of Credit) or, if less, the Available Facility.
(c)	Unless a later date is agreed by the Issuing Bank and all Lenders under the relevant Revolving Facility, no Letter of Credit may have an Expiry Date later than the Termination Date for the relevant Revolving Facility unless cash cover is agreed to be provided in respect thereof on the Termination Date for the relevant Revolving Facility for the excess duration. At the Termination Date of the relevant Revolving Facility, any outstanding Letters of Credit under the relevant Revolving Facility will be counter-indemnified by a financial institution approved by the Issuing Bank or be the subject of cash cover, in each case, at least in the same amount as the amount outstanding under the relevant Letter of Credit. Any Letter of Credit that is outstanding at the Termination Date of the relevant Revolving Facility and that has not been counter-indemnified by a financial institution approved by the Issuing Bank or which is not the subject of a cash cover shall be automatically cancelled on the Termination Date of the relevant Revolving Facility.
6.5	Issue of Letters of Credit
(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.
(b)	Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (c) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
(i)	other than in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit):
(A)	no Event of Default is continuing or would result from the proposed Utilisation; and
(B)	the Repeating Representations to be made by each Obligor are true and accurate (in all material respects in the case of any representation to which a materiality test is not already applied in accordance with its terms), by reference to the facts then subsisting, and will remain true and accurate immediately after that Utilisation;
(ii)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Declared Default is continuing; and
(iii)	in the case of a Letter of Credit that is not issued in respect of any Indebtedness, no Event of Default is continuing.
(c)	Subject to Clause 4.1 (Initial conditions precedent), during the Closing Certain Funds Period or the Post-Closing Certain Funds Period as applicable, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Major Event of Default is continuing or would result from the proposed Utilisation;
(ii)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to issue such Letter of Credit; and
(iii)	no Change of Control or Sale has occurred.
(d)	During the Closing Certain Funds Period or the Post-Closing Certain Funds Period as applicable (save in circumstances where, pursuant to paragraph (c) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled to:
(i)	rescind, terminate or cancel this Agreement or the relevant Incremental Revolving Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;
(ii)	refuse to issue a Letter of Credit which is a Certain Funds Utilisation;
(iii)	exercise any right of set-off or counterclaim in respect of a Letter of Credit to the extent to do so would prevent or limit the making of a Letter of Credit which is a Certain Funds Utilisation;
(iv)	cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter of Credit is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Letter of Credit which is a Certain Funds Utilisation; or
(v)	take any other action or make or enforce any claim (in its capacity as a Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation, provided that immediately upon the expiry of the Closing Certain Funds Period or the Post-Closing Certain Funds Period as applicable, all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the Closing Certain Funds Period or the Post-Closing Certain Funds Period as applicable.

(e)	The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the relevant Revolving Facility) immediately prior to the issue of the Letter of Credit.
(f)	The Agent shall determine the amount of each Letter of Credit and shall notify the Issuing Bank and each Lender under the relevant Revolving Facility of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.
(g)	The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraphs (b) or (c) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.
(h)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.
(i)	Subject to paragraph (i) of Clause 32.9 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.
(j)	Unless otherwise agreed, the Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.
6.6	Renewal of a Letter of Credit
(a)	A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.
(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.
(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.
(e)	Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.
6.7	Reduction of a Letter of Credit
(a)	If, on the proposed Utilisation Date of a Letter of Credit, any Lender under a Revolving Facility is a Non-Acceptable L/C Lender and:
(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover); and
(ii)	the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.
(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.
6.8	Revaluation of Letters of Credit
(a)	If any Letters of Credit are denominated in an Optional Currency, the Agent shall within ten Business Days after the end of each of the Company's Financial Years, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent's Spot Rate of Exchange on the date of calculation.
(b)	The Company shall, if requested by the Agent within five Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Utilisations under a Revolving Facility are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations under that Revolving Facility exceeding the Total Revolving Facility Commitments of that Revolving Facility (after deducting the total Ancillary Commitments under that Revolving Facility) following any adjustment to a Base Currency Amount under paragraph (a) above.
6.9	Appointment of Issuing Banks

Any Lender which has agreed to the Company's request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

7.	Letters of Credit
7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit
(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a "claim").
(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.
(c)	Each Borrower acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of a Borrower under this Clause 7 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities
(a)	Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.
(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).
(c)	The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.
(d)	The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.
(e)	If a Borrower has provided cash cover in respect of a Lender's participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender's liability under paragraph (b) above.
(f)	The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:
(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;
(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;
(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;
(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;
(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or
(vii)	any insolvency or similar proceedings.
7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover
(a)	If, at any time, a Lender under a Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by the Issuing Bank, an amount equal to that Lender's L/C Proportion of:
(i)	the outstanding amount of a Letter of Credit; or
(ii)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit.
(c)	Subject to paragraph (f) below, withdrawals from such an account may only be made to pay the Issuing Bank amounts due and payable to the Issuing Bank under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit.
(d)	Each Lender under a Revolving Facility shall notify the Agent and the Company:
(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Incremental Facility), Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, an Assignment Agreement or in an Increase Confirmation or an Incremental Facility Notice to that effect will constitute a notice under paragraph (i) above to the Agent and, upon delivery in accordance with Clause 29.6 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Incremental Facility Notice to the Company), to the Company.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender's status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender's status as specified in that notice.
(f)	Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:
(i)	to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;
(ii)	if:
(A)	it ceases to be a Non-Acceptable L/C Lender;
(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or
(C)	an Increase Lender has agreed to undertake that Lender's obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and
(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

and the Issuing Bank shall pay that amount to the Lender within three Business Days of that Lender's request (and shall co-operate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)	To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause 7.4 in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Company (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may, at any time before the proposed Utilisation Date of that Letter of Credit, provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the amount of that proposed Letter of Credit.

7.5	Requirement for cash cover from Borrower

If:

(a)	a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) in respect of a Letter of Credit that has been issued;
(b)	the Issuing Bank notifies the Company (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Letter of Credit; and
(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within three Business Days of the notice referred to in paragraph (b) above.

7.6	Regulation and consequences of cash cover provided by Borrower
(a)	Any cash cover provided by a Borrower pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) may be funded out of a Revolving Facility Loan.
(b)	Notwithstanding paragraph (c) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:
(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;
(ii)	if:
(A)	the relevant Lender ceases to be a Non-Acceptable L/C Lender;
(B)	the relevant Lender's obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or
(C)	an Increase Lender has agreed to undertake the relevant Lender's obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and
(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

(iv)	and the Issuing Bank shall pay that amount to that Borrower within three Business Days of that Borrower's request.
(c)	To the extent that a Borrower has provided cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender's L/C Proportion in respect of that Letter of Credit will remain (but that Lender's obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (c)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower's obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).
(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.
7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	Optional Currencies
8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation or an Incremental Term Facility Loan in the relevant Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or
(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time on that day.  In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent's calculations

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

9.	Ancillary Facilities
9.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;
(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;
(c)	a short term loan facility;
(d)	a derivatives facility;
(e)	a foreign exchange facility; or
(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.
9.2	Availability
(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.
(b)	An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or, in respect of an Ancillary Facility the Ancillary Commencement Date of which is the Closing Date, no later than 9.30am on the Ancillary Commencement Date for that Ancillary Facility), the Agent has received from the Company:
(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:
(A)	the proposed Borrower(s) or Affiliate of a Borrower which may use the Ancillary Facility;
(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(C)	the proposed type of Ancillary Facility to be provided;
(D)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);

(E)	the proposed Ancillary Lender; and
(F)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and
(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.
(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
(d)	Subject to compliance with paragraph (b) above:
(i)	the Lender concerned will become an Ancillary Lender; and
(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

9.3	Terms of Ancillary Facilities
(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.
(b)	Those terms:
(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);
(ii)	may allow only Borrowers or Affiliates of Borrowers to use the Ancillary Facility;
(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;
(iv)	may not allow a Lender's Ancillary Commitment under a Revolving Facility to exceed that Lender's Available Commitment relating to that Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment);
(v)	must require that the Ancillary Commitment under a Revolving Facility is reduced to zero, and that all Ancillary Outstandings under that Revolving Facility are repaid not later than the Termination Date applicable to that Revolving Facility (or such earlier date as the Revolving Facility Commitment of that Revolving Facility of the relevant Ancillary Lender (or its Affiliate) is reduced to zero); and
(vi)	may allow for the Ancillary Facility to be made available on a certain funds basis for such period and on such terms as the Company and the Ancillary Lender shall agree and paragraphs (a) and (b) of Clause

4.5 (Utilisations during the Closing Certain Funds Period) and Clause 4.6 (Utilisations during the Post-Closing Certain Funds Period) shall apply mutatis mutandis in respect of such Ancillary Facility and such Ancillary Lender.
(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 38.3 (Day count convention and interest calculation) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility, (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.6 (Interest, commission and fees on Ancillary Facilities).
9.4	Repayment of Ancillary Facility
(a)	An Ancillary Facility shall cease to be available on the Termination Date applicable to the relevant Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.
(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.
(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:
(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;
(ii)	the Total Revolving Facility Commitments of a Revolving Facility have been cancelled in full or all outstanding Utilisations under that Revolving Facility have become due and payable in accordance with the terms of this Agreement; or
(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or
(iv)	both:
(A)	the Available Commitments relating to a Revolving Facility; and
(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Utilisation under that Revolving Facility.

(d)	If a Revolving Facility Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.
9.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and
(b)	in relation to a Multi-account Overdraft:
(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and
(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.
9.6	Adjustment for Ancillary Facilities upon acceleration
(a)	In this Clause 9.6:
(i)	"Revolving Outstandings" means, in relation to a Lender under a Revolving Facility, the aggregate of the equivalent in euro of:
(A)	its participation in each Revolving Facility Utilisation under that Revolving Facility then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under that Revolving Facility); and
(B)	if the Lender is also an Ancillary Lender under that Revolving Facility, the Ancillary Outstandings in respect of Ancillary Facilities under that Revolving Facility provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility under that Revolving Facility); and
(ii)	"Total Revolving Outstandings" means, in relation to a Revolving Facility, the aggregate of all Revolving Outstandings under that Revolving Facility.
(b)	If a notice is served under Clause 28.5 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the relevant Revolving Facility and each Ancillary Facility under the relevant Revolving Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender under the relevant Revolving Facility bear the same proportion to the Total Revolving Outstandings under the relevant Revolving Facility as such Lender's Revolving Facility Commitment under the relevant Revolving Facility bears to the Total Revolving Facility Commitments of the relevant Revolving Facility, each as at the date the notice is served under Clause 28.5 (Acceleration).
(c)	If an amount outstanding under an Ancillary Facility under a Revolving Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender under that Revolving Facility will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings under that Revolving Facility to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.
(d)	Any transfer of rights and obligations relating to Revolving Outstandings under a Revolving Facility made pursuant to this Clause 9.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings under that Revolving Facility (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 29.9 (Pro rata interest settlement)).
(e)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.
(f)	All calculations to be made pursuant to this Clause 9.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent's Spot Rate of Exchange.
(g)	This Clause 9.6 shall not oblige any Lender under a Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility under that Revolving Facility which is not denominated (pursuant to the relevant Finance Document) in euro.
9.7	Information

Each Borrower (or the Company on behalf of each Borrower) and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time.  Each Borrower and the Company consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders
(a)	Subject to the terms of this Agreement, an Affiliate of a Lender under a Revolving Facility may become an Ancillary Lender under that Revolving Facility. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment under that Revolving Facility is the amount set out opposite the relevant Lender's name in Part 2 of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.
(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).
(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender in accordance with clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.
(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.
(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.
9.9	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment under a Revolving Facility is not less than:

(a)	its Ancillary Commitment in respect of that Revolving Facility; or
(b)	the Ancillary Commitment in respect of that Revolving Facility of its Affiliate.
9.10	Affiliates of Borrowers
(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower (which is itself a member of the Group) may, with the approval of the relevant Ancillary Lender, become a borrower with respect to an Ancillary Facility.
(b)	The Company shall specify the relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).
(c)	If any Borrower ceases to be a Borrower under this Agreement in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliates shall cease to have any rights under this Agreement or any Ancillary Document unless they are any Affiliates of other Borrowers.
(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.
(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.
(f)	For the avoidance of doubt, an Affiliate of a Borrower with respect to an Ancillary Facility shall not constitute a Borrower for the purposes of Clause 41 (Amendments and Waivers) and the terms of Clause 31.2 (Additional Borrowers) shall not apply to that Affiliate.
9.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9).  In such a case, Clause 41 (Amendments and Waivers) will apply.

10.	Repayment
10.1	Repayment of Facility B Loans
(a)	The Company shall repay, or procure the repayment of, the aggregate outstanding Facility B Loans in full on the Termination Date in respect thereof.
(b)	The Borrowers may not reborrow any part of a Term Facility which is repaid.
10.2	Repayment of Revolving Facility Loans
(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.
(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if in relation to a Revolving Facility:
(i)	one or more Revolving Facility Loans are to be made available to a Borrower:
(A)	on the same day that a maturing Revolving Facility Loan under that Revolving Facility is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and
(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and
(ii)	the proportion borne by each Lender's participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender's participation in the new Revolving Facility Loans under that Revolving Facility to the aggregate amount of those new Revolving Facility Loans under that Revolving Facility, the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:
(1)	the relevant Borrower will only be required to make a payment under Clause 35.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)	each Lender's participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and
(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:
(1)	the relevant Borrower will not be required to make a payment under Clause 35.1 (Payments to the Agent); and
(2)	each Lender will be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender's participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan.
(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the relevant Revolving Facility and will be treated as separate Revolving Facility Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.
(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than three Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.
(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.
(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.
10.3	Repayment of the Incremental Facility Loans

An Incremental Facility Borrower under each Incremental Facility shall repay each Incremental Facility Loan borrowed by it under that Incremental Term Facility in the amounts and on the dates agreed between the Borrower and the relevant Lenders thereof in accordance with Clause 2.2 (Incremental Facility).

11.	Illegality, Voluntary Prepayment and Cancellation
11.1	Illegality

If after the date of this Agreement (or, if later, the date on which the relevant Lender becomes a Party) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and
(c)	to the extent that the participation of that Lender has not been transferred pursuant to Clause 41.7 (Replacement of Lender), each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.
11.2	Illegality in relation to Issuing Bank

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit;
(c)	The Company shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time or provide cash cover in the amount of the Letter of Credit for that Issuing Bank; and
(d)	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, any Revolving Facility shall cease to be available for the issue of Letters of Credit unless such Letters of Credit are provided by an Ancillary Lender under an Ancillary Facility.
11.3	Voluntary cancellation

The Company may, if it gives the Agent not less than (a) in respect of a Term Loan, three Business Days' (or such shorter period as the Majority Lenders under the relevant Facility may agree) prior notice and (b) in respect of a Revolving Facility Loan, three Business Days' (or such shorter period as the Majority Revolving Facility Lenders in respect of the relevant Revolving Facility may agree) prior notice provided that in respect of a Revolving Facility Loan such notice is delivered on or prior to 9:30am (London time) on such date, cancel the whole or any part (being a minimum amount of €1,000,000 (or its currency equivalent)) of an Available Facility.  Any cancellation under this Clause 11.3 shall reduce the Commitments of the relevant Lenders rateably under that Facility.

11.4	Voluntary prepayment of Term Loans
(a)	A Borrower to which a Term Loan has been made may, if it or the Company gives the Agent not less than:
(i)	In the case of a Term Rate Loan, three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice; or
(ii)	in the case of a Compounded Rate Loan, three RFR Banking Days' (or such shorter period as the Majority Lenders and the Agent may agree) prior notice,

provided that such notice is delivered on or prior to 9:30am (London time) on such date, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the amount of that Term Loan by a minimum amount of €1,000,000 (or its currency equivalent)).

(b)	The Borrowers may apply voluntary prepayments against any Term Loan that the Company shall select.
11.5	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Company gives the Agent not less than:

(a)	in the case of a Term Rate Loan or a Letter of Credit, three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice; or
(b)	in the case of a Compounded Rate Loan, three RFR Banking Days' (or such shorter period as the Majority Lenders and the Agent may agree) prior notice,

provided that such notice is delivered on or prior to 9:30am (London time) on such date, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the amount of the Revolving Facility Utilisation by a minimum amount of €1,000,000 (or its currency equivalent)).

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or
(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs) whether or not entitled to do so in accordance with those provisions); or
(iii)	any Lender becomes a Non-Consenting Lender; or
(iv)	any Lender requests payment from any Obligor based on the occurrence of a Disruption Event,

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations; or
(B)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.
(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), either (i) each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents or (ii) the Company may on ten Business Days' prior notice to the Agent and the Lender (or such shorter period as agreed by the Agent and the Company), replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) assign and transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company (and, in the case of any Revolving Facility Utilisation drawn down by way of Letter of Credit, is acceptable to the Issuing Bank) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.
11.7	Right of cancellation in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days' notice of cancellation of each Available Commitment of that Lender.
(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
12.	Mandatory Prepayment and Cancellation
12.1	Exit
(a)	Upon the occurrence of a Change of Control or a Sale:
(i)	the Company shall promptly notify the Agent (which notification shall inform the Lenders of their obligation to positively elect to be prepaid in accordance with this Clause 12.1 if they wish to be so prepaid);

(ii)	the Agent shall, promptly following its receipt of any notice given by the Company pursuant to paragraph (i) above, notify the Lenders of the receipt of such notice and circulate the same to the Lenders;
(iii)	as from the date of receipt of the notice from the Agent referred to in paragraph (ii) above, no Lender shall be obliged to fund its participation in any Utilisation (including, for the avoidance of doubt, any Utilisation requested by a Borrower prior to the date of receipt of such notice) other than a Rollover Loan; and
(iv)	if a Lender so instructs the Agent at any time on or before the date falling 20 Business Days after the date of the Company's notification referred to in paragraph (i) above, the Agent will, by not less than 20 Business Days' notice to the Company, cancel the Commitments of that Lender and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents (in each case, attributable to that Lender) shall become immediately due and payable.
(b)	Notwithstanding paragraph (a) above, prior to the occurrence of a Change of Control or Sale, the Company may (in its sole discretion) notify the Agent that upon the occurrence of a Change of Control or Sale, as applicable, the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable at par.
12.2	Partial prepayment – Excess cashflow

Subject to Clause 13 (Restrictions), the Company shall ensure that on the last day of the first Interest Period ending at least 20 Business Days (or such later date as corresponds to the last date of the then current Interest Period) after the due date for delivery to the Agent of the Annual Financial Statements for any Financial Year, and commencing with such Annual Financial Statements for the first full Financial Year after the Closing Date, an amount equal to the percentage of the Excess Cashflow for such Financial Year set out in the following table, determined by reference to the Consolidated Net Senior Secured Leverage Ratio for the Relevant Period ending on the last day of the Financial Year as shown in the Compliance Certificate delivered with the relevant Annual Financial Statements (and by reference to the relevant Annual Financial Statements which it is required by this Agreement to deliver) received by the Agent (giving pro forma effect to any prepayment made pursuant to this Clause 2.2) less the aggregate of:

(i)	the amount of any voluntary prepayment, repurchases, Debt Purchase Transactions (or the equivalent in respect of other Indebtedness that is term debt), loan buybacks and commitment reductions made prior to the delivery of the Annual Financial Statements for the relevant Financial Year or (to the extent not previously taken into account pursuant to this provision) any voluntary prepayments designated to be paid with respect to that Financial Year but which are made during the period between the end of the Financial Year and the date in the next Financial Year on which the mandatory prepayment is made, in each case with respect to non-revolving debt;
(ii)	any amounts committed or designated by the board of directors of the Company during the relevant Financial Year to be applied to finance or refinance acquisitions, capital expenditure and/or restructuring expenditure to be undertaken in the immediately following 18 months provided that, to the extent that any such committed or designated amounts are deducted from Excess Cashflow in a Financial Year but not spent in the following 18 months, such unspent amounts shall be added back to Excess Cashflow in that relevant subsequent Financial Year;
(iii)	any amounts used to make any Restricted Payment otherwise permitted to be made under this Agreement, any Permitted Payment or any Permitted Investment or Permitted Acquisition prior to the delivery of the Annual Financial Statements for the relevant Financial Year (to the extent such amounts are included in determining Excess Cashflow);
(iv)	any scheduled amounts of principal, interest and/or fees paid, or which the Group reasonably expects to pay, under and in accordance with the terms of any applicable indebtedness during the period between the end of the relevant Financial Year and the end of the next Financial Year as at the date of determination (without double counting any amounts included in the calculation of Excess Cashflow by virtue of item (b)(iii) of the definition of Excess Cashflow) provided that, to the extent that such amounts are deducted from Excess Cashflow in a Financial Year but not spent in the following Financial Year, such unspent amounts shall be added back in determining Excess Cashflow in respect of that relevant subsequent Financial Year; and
(v)	the greater of (1) €37,500,000 and (2) an amount equal to 25 per cent. of Consolidated EBITDA,

is applied to prepay Utilisations and (if required by the terms thereof) Pari Passu Indebtedness and cancel Available Commitments, in each case in accordance with Clause 12.3 (Application of mandatory prepayments and cancellations):

Consolidated Net Senior Secured Leverage Ratio	Applicable percentage
Greater than 5.75:1	50%
Equal to or less than 5.75:1 but greater than 5.25:1	25%
Equal to or less than 5.25:1	0%

provided that:

(A)	if, on applying Excess Cashflow in prepayment of the Facilities in accordance with this Clause 12.2, such prepayment results in the applicable Consolidated Net Senior Secured Leverage Ratio falling into any lower threshold as set out in the table above, the relevant percentage shall reduce accordingly for any further payments to be made on that date and at any time thereafter; and
(B)	any balance of Excess Cashflow remaining following the application of this Clause 12.2 (including for the avoidance of doubt if Clause 13.8 (Prepayment elections) applies) will constitute Retained Cash and will be retained, and may be utilised, by the Group in repayment of the Facilities and/or for any purpose not expressly prohibited under the Finance Documents, including Permitted Payments.
12.3	Application of mandatory prepayments and cancellations
(a)	Subject always to paragraph (b) below, a prepayment of Utilisations or cancellation of Available Commitments made pursuant to Clause 12.2 (Partial prepayment – Excess cashflow) shall be applied in the following order:
(i)	first, in prepayment of Term Facilities and (if required by the terms thereof) Pari Passu Indebtedness constituting term facilities pro rata against each Term Facility and each term facility constituting Pari Passu Indebtedness and as contemplated in paragraph (b) below;
(ii)	second, in cancellation of Available Commitments under the Revolving Facilities (and the Available Commitment of the Lenders under the Revolving Facilities will be cancelled rateably);
(iii)	third, in prepayment of Revolving Facility Utilisations such that:
(A)	outstanding Revolving Facility Loans shall be prepaid on a pro rata basis; and
(B)	outstanding Revolving Facility Loans shall be prepaid before outstanding Letters of Credit (which shall then be prepaid on a pro rata basis),

and cancellation, in each case, of the corresponding Revolving Facility Commitments; and

(iv)	then, in:
(A)	repayment of the Ancillary Outstandings (and cancellation of corresponding Ancillary Commitments); and
(B)	cancellation of Ancillary Commitments,

(on a pro rata basis) and cancellation, in each case, of the corresponding Revolving Facility Commitments.

with Incremental Facilities being included in the waterfall set out above as, and on the basis, so agreed by the Company and the relevant Incremental Facility Lenders of that Incremental Facility in accordance with Clause 2.2 (Incremental Facility) but, for the avoidance of doubt, not in priority to Facility B.

(b)	A prepayment under Clause 12.2 (Partial prepayment – Excess cashflow) shall, subject to Clause 13.8 (Prepayment elections) below, be applied against such Loans and repayment instalments, and in respect of such Borrowers, as the Company shall elect.
(c)	Notwithstanding anything to the contrary in this Agreement, in the event that any disposal proceeds are received by, or any item is taken into account for the purposes of item (a)(i) of the definition of Excess Cashflow in respect of, any person the entire issued share capital of which (or any other ownership interest in) is not owned directly or indirectly by the Company, the amount required to be applied in prepayment pursuant to this Agreement in respect of such proceeds or such item (after taking account of all applicable exceptions and exclusions but without double counting any such deduction) (if any) shall be further reduced by a percentage equal to the percentage of the share capital of (or other ownership interests in) that person (the entire share capital of which is not held directly or indirectly by the Company) be limited to such amounts actually received by the shareholder that is the member of the Group therein.
(d)	Notwithstanding anything to the contrary in any Finance Document (including this Clause 12), any amount required to be applied in prepayment of the Facilities pursuant to Clause 12.2 (Partial prepayment – Excess cashflow) may instead, at the option of the Company, be applied between Facility B and all or any part of any other Indebtedness of the Group ranking pari passu with the Facilities, provided that the amount applied against Facility B may not be less than a pro rata share of the relevant prepayment amount (with such pro rata entitlement to be calculated on the basis of the aggregate outstanding principal amount of the Facility B Loans compared to the aggregate outstanding principal amount of all other Indebtedness of the Group ranking pari passu with Facility B at the relevant time and provided further that, for this purpose only, any prepayment amount waived by a Lender shall be deemed to have been applied against Facility B).
(e)	Any application made in accordance with paragraph (d) above will satisfy in full all applicable prepayment obligations contemplated by this Clause 12. For the avoidance of doubt, any prepayment obligation under this Agreement in respect of Excess Cashflow or any other amounts (each a "Prepayment Amount") shall be reduced to the extent that any part of the relevant Prepayment Amount is applied in accordance with any of the provisions above against (or otherwise to reduce) any other Indebtedness of any member of the Group which ranks pari passu with the Facilities (in each case to the extent that such application is not prohibited by the terms of this Agreement). For the avoidance of doubt, there shall be no requirement to apply any amount required to be applied in prepayment of the Facilities pursuant to Clause 12.2 (Partial prepayment – Excess cashflow) in prepayment of the Revolving Facility.
13.	Restrictions
13.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or Clause

12 (Mandatory Prepayment and Cancellation) may be conditional or revocable and shall (subject to the terms of those Clauses or unless otherwise agreed by the Agent), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if not made on the last day of an applicable Interest Period, subject to any Break Costs, without premium or penalty other than any fee payable under Clause 13.15 (Prepayment Fees).

13.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facilities

Unless a contrary indication appears in this Agreement, any part of any Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent's receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (b) of Clause 12.3 (Application of mandatory prepayments and cancellations), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

13.8	Prepayment elections

The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Facility B Loan under Clause 12.2 (Partial prepayment – Excess cashflow).  A Lender may, if it gives the Agent notice within five Business Days after being informed of any proposed prepayment or any Facility B Loan under Clause 12.2 (Partial prepayment – Excess cashflow), elect to waive all (but not part) of its share of the prepayment under Clause 12.2 (Partial prepayment – Excess cashflow) of that Facility B Loan (the "Waived Amount") in which case such Waived Amount shall be applied in prepayment of the Facilities and Loans as the Company may elect in accordance with this Agreement (other than, for so long as any principal amount remains outstanding under any Facility other than Facility B, against the participations in Facility B of the declining Lenders) or retained by the Group for general corporate purposes to the extent that the Lenders have refused prepayment of such Waived Amount.

13.9	Effect of Repayment and Prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

13.10	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality), Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 12.1 (Exit)) shall be applied pro rata to each Lender's participation in that Utilisation.

13.11	Prepayment restrictions

If, and to the extent that, at any time, any prepayment (other than a prepayment under Clause 11.1 (Illegality) or Clause 12.1 (Exit)) would be unlawful (including, without limitation, with respect to financial assistance, corporate benefits restrictions, restrictions on upstreaming of cash to enable a prepayment to be made or give rise to a breach of any fiduciary and statutory duties of the directors or officers (or in other circumstances where they are under a material risk of personal liability) of the relevant members of the Group), then there shall be no obligation to make that prepayment.

13.12	Prepayment and Tax

If, and to the extent that, at any time, any prepayment or making funds available to enable a prepayment (in each case other than a prepayment under Clause 12.1 (Exit) or Clause 11.1 (Illegality)) to be made, would result in Tax or other cost being incurred and payable by a member of the Group in excess of 5 per cent. of the amount to be prepaid, then there shall be no obligation to make that prepayment.

13.13	Reasonable endeavours

The Company shall ensure that all members of the Group will use their reasonable endeavours to overcome any restrictions in Clause 13.11 (Prepayment restrictions) or Clause 13.12 (Prepayment and Tax) and/or minimise any costs of a prepayment and/or (to the extent it would not be detrimental to the financial liquidity of the Group or give rise to any issues referred to in Clauses 13.11 (Prepayment restrictions) or 13.12 (Prepayment and Tax)) make the relevant prepayment using the other available cash resources of the Group.  If at any time those restrictions in Clause 13.11 (Prepayment restrictions) or Clause 13.12 (Prepayment and Tax) are removed or costs reduced below the level specified in Clause 13.12 (Prepayment and Tax), any relevant proceeds will be applied in prepayment of the Facilities (as contemplated in Clause 12.3 (Application of mandatory prepayments and cancellations)) at the end of the next Interest Period.

13.14	Consent of Majority Lenders

Mandatory prepayments will only be required to the extent not otherwise agreed by the Majority Lenders except in relation to a mandatory prepayment under Clause 12.1 (Exit) or Clause 11.1 (Illegality) and/or any payment obligations that have already arisen.

13.15	Prepayment Fees

If any Facility B Loan is refinanced, prepaid or repriced as part of a Repricing Event at any time on or prior to the date which is six months after the Closing Date then, in addition to all other sums required to be paid under this Agreement in connection with such Repricing Event, including all accrued and unpaid interest and Break Costs (if any) on amounts prepaid, the Company shall (within five (5) Business Days of such Repricing Event taking effect) pay (or procure the payment of) to the Agent (for the account of the relevant Lenders under Facility B pro rata to their participation in that Facility B Loan at the time of (and subject to) that Repricing Event) a prepayment fee equal to 1 per cent. of the principal amount prepaid, refinanced or repriced to the extent prepaid, refinanced or repriced, provided that no such fee shall be payable to a Lender under Facility B if that Lender has consented to, or participated in, that Repricing Event and agreed with the Company that no such fee will be payable.

13.16	Maximum number of voluntary prepayments of Compounded Rate Loans

No more than eight (8) voluntary prepayments of Compounded Rate Loans under each Facility in each 12-month period will be allowed, unless the Company agrees to pay any administrative costs reasonably incurred by the Agent related to such additional prepayments.

14.	Interest
14.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	in the case of a Term Rate Loan, EURIBOR.
14.2	Calculation of interest – Compounded Rate Loans
(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and
(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.
14.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

14.4	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue (to the extent permitted under any applicable law and/or regulation) on the overdue amount to the fullest extent permitted by law from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.4 shall be immediately payable by the Obligor on demand by the Agent.
(b)	If any overdue amount consists of all or part of a Term Rate Loan and which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)	Pursuant to article 317 of the Spanish Commercial Code, default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under any applicable law and/or regulation) with the overdue amount and added to the principal amount due on a daily basis. The unpaid and capitalised default interest will remain immediately due and payable and will, from and including the compounding date, accrue default interest at the default rate.
14.5	Sustainability Adjustment
(a)	Subject to this Clause 14.5, the applicable Margin under each Facility shall be the rate per annum specified in the definition of "Margin".
(b)	Subject to paragraph (d) below, upon delivery of the Sustainability Report and a Sustainability Compliance Certificate from the Company to the Agent, the

Margin for the relevant Financial Year shall be adjusted according to the Sustainability Margin Adjustment Table with effect from the date which follows the delivery of the relevant Sustainability Report and Sustainability Compliance Certificate.
(c)	Any reduction in Margin pursuant to paragraph (b) above shall be retained by the relevant Borrower and any increase in Margin pursuant to paragraph (b) above shall be added to the interest payable by the relevant Borrower in respect of the relevant Facility to the Agent in accordance with Clause 14.3 (Payment of interest).
(d)	If the Company fails to deliver to the Agent the Sustainability Report and a Sustainability Compliance Certificate within 180 days after the end of each of the Company's fiscal years after the Closing Date, the Group will be deemed to have achieved zero KPI Targets for that Financial Year and, accordingly, the Margin shall increase as set out in the Sustainability Margin Adjustment Table until such time as the Sustainability Report and Sustainability Compliance Certificate are delivered.
(e)	Subject to paragraph (f) below, failure to achieve one or more of the KPI Targets in any Financial Year or to deliver a Sustainability Report or Sustainability Compliance Certificate shall not result in a Default or Event of Default, provided that, failure to deliver a Sustainability Report or Sustainability Compliance Certificate such that the Margin cannot be adjusted will result in the Margin being increased to the highest level of the Sustainability Margin Adjustment Table until such time as the Sustainability Report or Sustainability Compliance Certificate are delivered.
(f)	Notwithstanding anything else to the contrary in this Agreement, if the Company in its sole discretion elects not to agree any KPI Targets in respect of a Financial Year and the Majority Lenders so agree, the provisions of this Clause 14.5 shall not apply, provided that the Company must notify the Agent of this election within 90 days after the start of each Financial Year.
14.6	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest relating to a Term Rate Loan.
(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:
(i)	the relevant Borrower of that Compounded Rate Interest Payment;
(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Compounded Rate Loan; and

(iii)	the relevant Lenders and the relevant Borrower of each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment
(c)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.
(d)	This Clause 14.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
14.7	Confidentiality of Reference Bank Quotations
(a)	The Agent and each Borrower agree to keep each Reference Bank Quotation confidential.
(b)	The Agent's obligations in this Clause 14.7 relating to quotations provided by the Base Reference Banks are without prejudice to its obligations to make notifications under Clause 14.6 (Notification of rates of interest) provided that the Agent shall not include the details of any individual quotation provided by a Base Reference Bank as part of any such notification.
14.8	Italian Usury Law

With respect to any Italian Obligor:

(a)	the total remuneration applicable to Loans under this Agreement and any utilisation under any Ancillary Facility (including the relevant component of any applicable fee and expense and, for the avoidance of any doubt, any amount paid under Clause 14.4 (Default interest)), advanced to or guaranteed by such Italian Obligor, determined as of the date of execution of this Agreement is considered in good faith by the relevant Italian Obligor to be in compliance with Law No. 108 of 7 March 1996 (as amended, implemented, construed and/or restated from time to time, the "Italian Usury Law");
(b)	in any event, the Parties mutually acknowledge that, if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan or any Ancillary Facility or the default rate of interest at any time during the life of this Agreement is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to the Italian Obligor (including in its capacity as Guarantor) shall immediately be reduced to the maximum admissible interest rate pursuant to the Italian Usury Law, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement and/or in the relevant Ancillary Facility; and
(c)	the amount of interest on overdue amounts payable by an Italian Obligor under this Agreement shall not be compounded unless in accordance with, and to the extent permitted by, article 1283 of the Italian Civil Code, article 120 of the Italian Banking Law and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.

15.	Interest Periods
15.1	Selection of Interest Periods and Terms
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Loan was made not later than the Specified Time.
(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.
(d)	Subject to this Clause 15, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (on behalf of the Majority Lenders), if less than six Months, or the Company and all the Lenders under the relevant Facility if more than six Months.
(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.
(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(g)	A Revolving Facility Loan has one Interest Period only.
(h)	No Interest Period for a Compounded Rate Loan shall be longer than six Months.
(i)	The Agent (acting reasonably) and the Company may also alter the lengths of the Interest Periods to implement any hedging agreement or to facilitate syndication of the Facilities.
(j)	The Company may also request one week interest periods on no more than three occasions in each Financial Year.
(k)	Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Agent and the Company may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.
15.2	Non-Business Days
(a)	Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	If the Loan or Unpaid Sum is a Compounded Rate Loan and there are rules specified as "Business Day Conventions" in the applicable Reference Rate Terms, those rules shall apply to each Interest Period for that Loan or Unpaid Sum.
15.3	Consolidation and division of Term Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Loans under the same Term Facility which are made to the same Borrower; and
(ii)	end on the same date,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility B Loan or (in the case of any Incremental Term Facility) a single Incremental Term Facility Loan under such Incremental Term Facility (as the case may be) on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility B Loan or an Incremental Term Facility Loan be divided into two or more Facility B Loans or Incremental Term Facility Loans (as the case may be), that Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice, having an aggregate amount equal to the amount of the relevant Loan immediately before its division.
16.	Changes to the Calculation of Interest
16.1	Unavailability of Screen Rate
(a)	Interpolated Screen Rate

If no Screen Rate is available for EURIBOR for the Interest Period of a Term Rate Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Term Rate Loan.

(b)	Shortened Interest Period

If no Screen Rate is available for EURIBOR for:

(i)	the currency of a Term Rate Loan; or
(ii)	the Interest Period of a Term Rate Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Term Rate Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback

Interest Period and the applicable EURIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition.

(c)	Shortened Interest Period and Historical Screen Rate

If the Interest Period of a Term Rate Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for EURIBOR for:

(i)	the currency of that Term Rate Loan; or
(ii)	the Interest Period of that Term Rate Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Historical Screen Rate for that Term Rate Loan.

(d)	Shortened Interest Period and Interpolated Historical Screen Rate

If paragraph (c) above applies but no Historical Screen Rate is available for the Interest Period of the Term Rate Loan, the applicable EURIBOR shall be the Interpolated Historical Screen Rate for a period equal in length to the Interest Period of that Term Rate Loan (or, if the Interest Period is less than the shortest period published for the applicable rate, the shortest period published for that rate).

(e)	Base Reference Bank Rate

If paragraph (d) above applies but it is not possible to calculate the Interpolated Historical Screen Rate, the Interest Period of that Term Rate Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable EURIBOR shall be the Base Reference Bank Rate as of the Specified Time for the currency of that Term Rate Loan and for a period equal in length to the Interest Period of that Term Rate Loan (or, if the Interest Period is less than the shortest period published for the applicable rate, the shortest period published for that rate).

(f)	Cost of funds

If paragraph (e) above applies but no Base Reference Bank Rate is available for the relevant currency and Interest Period there will be no EURIBOR for that Term Rate Loan and Clause 16.4 (Cost of funds) will apply to that Term Rate Loan for that Interest Period.

16.2	Calculation of Base Reference Bank Rate
(a)	Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by the Specified Time the Base Reference Bank Rate will be calculated on the basis of the quotations of the remaining Base Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Base Reference Banks supplies a quotation, there will be no Base Reference Bank Rate for the relevant Interest Period.
16.3	Market disruption

In the case of a Term Rate Loan only, if before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notification from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of EURIBOR then Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

16.4	Cost of funds
(a)	If this Clause 16.4 applies to a Loan for an Interest Period Clause 14.1 (Calculation of interest – Term Rate Loans) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the applicable Margin; and
(ii)	the rate notified to the Agent by that Lender in relation to a Term Rate Loan, as soon as practicable and in any event by close of business on the date falling one Business Day after the Quotation Day (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(b)	If this Clause 16.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)	If this Clause 16.4 applies pursuant to Clause 16.3 (Market disruption) and in relation to a Term Rate Loan only:
(i)	a Lender's Funding Rate is less than EURIBOR; or
(ii)	a Lender does not notify a rate to the Agent by the time specified in paragraph (a)(ii) above,

that Lender's cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR; or

(e)	Subject to paragraph (d) above, if this Clause 16.4 applies but any Lender does not notify a rate to the Agent by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.
(f)	If this Clause 16.4 applies the Agent shall, as soon as is practicable, notify the Company.
16.5	Break Costs
(a)	Subject to paragraph (b) below, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.
(b)	Paragraph (a) above shall not apply in respect of a Compounded Rate Loan.
(c)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.
17.	Fees
17.1	Commitment fee
(a)	The Company shall pay (or shall procure the payment of the same) to the Agent (for the account of each Lender under the Original Revolving Facility or the relevant Incremental Revolving Facility (as applicable)) a fee in euro computed at the rate of:
(i)	30 per cent. of the applicable Margin on that Lender's Available Commitment under the Original Revolving Facility for the period from, and including, the Closing Date to the expiry of the Availability Period applicable to the Original Revolving Facility; and
(ii)	in relation to an Incremental Revolving Facility, the percentage rate per annum specified in the Incremental Facility Notice relating to that Incremental Revolving Facility on that Lender's Available Commitment under that Incremental Revolving Facility for the Availability Period applicable to that Incremental Revolving Facility.
(b)	The commitment fee shall be payable in arrear on the last day of each successive period of three Months commencing from the Closing Date and which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.2	Arrangement fees

The Company shall pay (or shall procure payment of the same) to the Agent (for the account of the Arrangers) the arrangement fees in the amount and at the times agreed in the Mandate Letter.

17.3	Agency fee

The Company shall pay (or shall procure payment of the same) to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

17.4	Security Agent fee

The Company shall pay (or shall procure payment of the same) to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

17.5	Fees payable in respect of Letters of Credit
(a)	Each Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum (or such other rate as may be agreed between the Issuing Bank and the Company) on the outstanding amount (other than the Issuing Bank's or its Affiliates' share in its capacity as a Lender) which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.
(b)	Each Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in euro (computed at the rate equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender's L/C Proportion in respect of that Letter of Credit.
(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit or as otherwise agreed by the Company and the Issuing Bank. If the outstanding amount of a Letter of Credit is reduced, any fronting fee and Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective. Except as otherwise agreed by the Company, no fee under paragraphs (a) or (b) above shall be payable in respect of any amount of any Letter of Credit which is cash covered.
17.6	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

17.7	No deal/no fee
(a)	Subject to paragraph (b) below, notwithstanding any other provision of the Finance Documents, no fees, costs or expenses under this Agreement or any other Finance Document (other than agreed legal abort costs, if any) shall be payable unless the Closing Date occurs.
(b)	Notwithstanding paragraph (a) above, no fees, costs or expenses under the Fee Letters shall be payable unless the Closing Date occurs.
18.	Tax Gross Up and Indemnities
18.1	Definitions

In this Agreement:

"Change of Law" means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than:

(a)	a change in a Relevant Covered Tax Agreement (or the interpretation, administration or application of a Relevant Covered Tax Agreement) that occurs pursuant to the MLI and in accordance with MLI Reservations or MLI Notifications made by (on the one hand) the MLI Lender Jurisdiction and (on the other hand) the MLI Obligor Jurisdiction, where each relevant MLI Reservation or MLI Notification satisfies the MLI Disclosure Condition; or
(b)	any change arising as a result of the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.

"MLI" means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 7 June 2017 entering into force on 1 July 2018.

"MLI Disclosure Condition" means the freely accessible publication of the relevant MLI Reservation or MLI Notification on the OECD website (to the extent that such MLI Reservation or MLI Notification has not been withdrawn or superseded and taking into account any applicable amendments) no later than ten Business Days prior to the date of this Agreement where the relevant Lender is an Original Lender, or no later than ten Business Days prior to the date on which the relevant Lender became a Lender pursuant to this Agreement where the relevant Lender is not an Original Lender.

"MLI Lender Jurisdiction" means the jurisdiction in which the relevant Lender is treated as resident for the purposes of the Relevant Covered Tax Agreement.

"MLI Notification" means a notification validly made pursuant to Article 29 of the MLI.

"MLI Obligor Jurisdiction" means the jurisdiction in which the relevant Obligor is treated as resident for the purposes of the Relevant Covered Tax Agreement.

"MLI Reservation" means a reservation validly made pursuant to Article 28 of the MLI.

"Non-Spanish Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a Spanish Obligor under a Finance Document and is:

(a)	a Lender resident for tax purposes outside Spain and which is resident for tax purposes in another member state of the European Union or the European Economic Area, acting directly or through a permanent establishment in a member state of the European Union other than Spain or the European Economic Area, provided that it does not act in relation to the Loan through a territory considered to be a non-cooperative jurisdiction for Spanish tax purposes (in the terms of the First Additional Provision of Law 36/2006, of 29 November, on measures for the prevention of tax fraud, as amended through Law 11/2021, of 9 July, and as amended and restated from time to time) nor through a permanent establishment located in Spain to which that Lender's participation in the Loan is effectively connected; or
(b)	a Treaty Lender.

"Obligor Jurisdiction" has the meaning given to it in Clause 18.2 (Tax gross-up).

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(a)	where Spain is the Obligor Jurisdiction, a Spanish Qualifying Lender; or
(b)	in respect of a payment under a Finance Document in respect of any other Obligor Jurisdiction, a Lender which is beneficially entitled to the interest payable to that Lender and which:
(i)	is lending through a Facility Office in the jurisdiction of incorporation of the relevant Obligor;
(ii)	fulfils the conditions imposed by that Obligor's jurisdiction of incorporation in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or
(iii)	is a Treaty Lender.

"Relevant Covered Tax Agreement" means a Covered Tax Agreement (as such term is defined under Article 2(1)(a) of the MLI) the parties to which are the MLI Lender Jurisdiction and the MLI Obligor Jurisdiction.

"Relevant Tax Payment" has the meaning given to it in Clause 18.2 (Tax gross-up).

"Spanish Domestic Lender" means a Lender which is a Spanish-resident financial entity (entidad de crédito o establecimiento financiero de crédito) registered with the Bank of Spain or a Spanish permanent establishment of a non-Spanish-resident financial entity or a securitisation fund, that complies with the requirements described in:

(a)	paragraph (c) and (k) of Article 61 of Royal Decree 634/2015, of 10 July, on Corporate Income Tax Regulations (Real Decreto 634/2015, de 10 de julio, por el que se aprueba el Reglamento del Impuesto sobre Sociedades) as amended or restated; or
(b)	the second paragraph of Article 8.1 of Royal Decree 1776/2004, of 30 July, on Non-Resident Income Tax Regulations (Real Decreto 1776/2004, de 30 de Julio, por el que se aprueba el Reglamento del Impuesto sobre la Renta de no Residentes) as amended or restated.

"Spanish Qualifying Lender" means:

(a)	a Spanish Domestic Lender; or
(b)	a Non-Spanish Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)	does not carry on a business in the jurisdiction of incorporation of the relevant Obligor through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(c)	fulfils any other conditions which must be fulfilled under the relevant Treaty by residents of the Treaty State for such residents to obtain full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Obligor on interest payable to that Lender under a Finance Document, including the completion of any necessary procedural formalities.

"Treaty State" means a jurisdiction having a double taxation agreement in force (a "Treaty") with the jurisdiction of incorporation of the relevant Obligor, which makes provision for full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Obligor on payments under this Agreement.

Unless a contrary indication appears, in this Clause 18 a reference to "determines" or "determined" means a determination made in good faith, acting reasonably.

18.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent promptly on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall promptly notify the Company and that Obligor.
(c)	Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	A payment by an Obligor shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the jurisdiction of incorporation of the relevant Obligor, if and to the extent that on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender or Issuing Bank without a Tax Deduction on account of Tax imposed by the jurisdiction of incorporation of the relevant Obligor (the "Obligor Jurisdiction") if the Lender or Issuing Bank had been a Qualifying Lender with respect to that Obligor Jurisdiction, but on that date that Lender is not or has ceased to be a Qualifying Lender with respect to that Obligor Jurisdiction other than as a result of any Change of Law; or
(ii)	the relevant Lender is a Qualifying Lender or Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction or with a reduced Tax Deduction had that Lender complied with its obligations under this Clause 18.2 and Clause 18.5 (Lender Status Confirmation) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Lender (other than a Treaty Lender) and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities (including, but not limited to, obtaining and providing the required tax certificates from the relevant tax authorities) necessary for that Obligor to obtain and maintain authorisation to make that payment without a Tax Deduction (or, if that is not possible, with a reduced rate of Tax Deduction).
(h)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain and maintain authorisation to make that payment without a Tax Deduction. Without limiting the above, a Treaty Lender must file with the appropriate taxing authority any applications for relief from double taxation legally required in respect of any relevant Treaty, and provide evidence of the same to the relevant Obligor.
(i)	Each Spanish Qualifying Lender, other than a Spanish Domestic Lender, (and, to the extent required by the relevant Treaty, each Treaty Lender) shall deliver to the Spanish Obligor a certificate of residence for tax purposes issued by the competent taxing authorities (or the specific form regulated under the Treaty) of that Spanish Qualifying Lender's (or, as applicable Treaty Lender's), country of residence. The certificate shall be dated within the year prior to the relevant payment being due or paid (whichever occurs first), and shall be renewed on an annual basis prior to the relevant payment being due or paid (whichever occurs first). In the case of a Treaty Lender, the certificate shall be issued for the purposes of the relevant Treaty.
(j)	If:
(i)	an Obligor makes a Tax Payment to a Lender which is not a Qualifying Lender as the time of that Tax Payment (other than as a result of a Change of Law) (each a "Relevant Tax Payment"); and
(ii)	the relevant Obligor was not notified prior to such date that such Lender was not, or had ceased to be, a Qualifying Lender in accordance with paragraph (b) of Clause 18.2 (Tax gross-up),

that Lender shall pay to the relevant Obligor such amount as that Obligor determines, acting reasonably and in good faith, will leave that Obligor in the same position as it would have been if the Relevant Tax Payment made to that Lender had not been made by that Obligor. Alternatively, that Obligor may set-off amounts payable to that Lender by such amount as that Obligor determines, acting reasonably and in good faith, will leave that Obligor in the same position as it would have been if the Relevant Tax Payment made to that Lender had not been made by that Obligor.

18.3	Tax indemnity
(a)	The Company shall pay, or shall procure that an Obligor pays (within five Business Days of a demand by the Agent) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction (including any political subdivision) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction (including any political subdivision) in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction or in which it has a permanent establishment to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party (but not any sum only deemed to be received or receivable by that Finance Party); or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 18.2 (Tax gross-up) or a payment under Clause 18.6 (Stamp taxes); or
(B)	would have been compensated for by an increased payment but was not compensated solely because one of the exclusions in paragraph (d) of Clause 18.2 (Tax gross-up) applied; or
(C)	relates to a FATCA Deduction required to be made by a Party; or
(D)	is attributable to a Bank Levy; or
(E)	is in respect of an amount of VAT (which shall be dealt with in accordance with Clause 18.7 (VAT)).
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Company.
(d)	A Protected Party shall, on receiving a payment from the Company or an Obligor under this Clause 18.3, notify the Agent.
(e)	Each Lender and each Obligor which makes a payment to which that Lender is entitled shall, upon the reasonable request of the Obligor, co-operate in completing any procedural formalities necessary to avoid and/or reduce any Taxes that will be subject to an indemnification pursuant to this Clause 18.3.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party (or any of its Affiliates) has obtained and effectively utilised that Tax Credit (directly or on an affiliated group basis),

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment and net of all out-of-pocket expenses including Taxes) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender Status Confirmation
(a)	Each Original Lender confirms, for the benefit of the Agent and each Obligor, that it is a Qualifying Lender in respect of each Obligor on the date of this Agreement.
(b)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Assignment Agreement, Transfer Certificate, Increase Confirmation or Incremental Facility Notice which it executes on becoming a Party, and for the benefit of the Agent and each Obligor, which of the following categories it falls in, in respect of an advance under a Finance Document to a Spanish Borrower and shall provide the appropriate tax certificates from the relevant tax authorities evidencing this status:
(i)	not a Spanish Qualifying Lender;
(ii)	a Spanish Qualifying Lender (other than a Non-Spanish Lender);
(iii)	a Non-Spanish Lender (other than a Treaty Lender); or
(iv)	a Treaty Lender.
(c)	If a New Lender, an Increase Lender or an Incremental Facility Lender fails to indicate its status in accordance with this Clause 18.5 then such New Lender, Increase Lender or Incremental Facility Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, an Assignment Agreement, a Transfer Certificate, an Increase Confirmation or an Incremental Facility Notice shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.
(d)	If a Lender becomes aware that it is not, or ceases to be, a Qualifying Lender, or changes the basis on which it will be a Qualifying Lender (including any change in Treaty on which it relies), it shall as soon as is reasonably practicable notify the Agent. If the Agent receives such notification from a Lender it shall as soon as is reasonably practicable notify the Company.
(e)	Each Lender shall promptly after becoming a Lender under this Agreement and from time to time thereafter promptly submit any forms and documents and complete any procedural formalities as may be necessary (at any time) for an Obligor to obtain and maintain authorisation (at all times) to make payments under this Agreement without a Tax Deduction or with the minimum possible Tax Deduction.
18.6	Stamp taxes
(a)	The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than (without prejudice to paragraph (a) of Clause 21.2 (Limitation of liability)) any stamp duty, registration or other similar Taxes payable in respect of any document pursuant to which any rights and/or obligations under any Finance Document are assigned, novated, sub-participated or transferred by a Finance Party, where such assignment, transfer, sub-participation or novation is not made at the request of an Obligor pursuant to Clause 21.1 (Mitigation).
(b)	Paragraph (a) shall not apply to (i) any voluntary registration made by a Finance Party or (ii) any stamp duty, registration or other similar Taxes payable in respect of any registration or filing of a Finance Document where such registration or filing is not required to maintain, preserve, establish or enforce the rights of the Finance Parties under the Finance Documents.
18.7	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier

(at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 18.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply or, where appropriate, as receiving the supply, under VAT grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant European member state) or any other similar provision in any jurisdiction which is not a member state of the European Union, so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of such group or unity (or fiscal unity) at the relevant time (as the case may be).
(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
18.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.
18.9	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

19.	Increased Costs
19.1	Increased costs
(a)	Subject to Clauses 19.2 (Increased cost claims) and 19.3 (Exceptions) the Company shall, within five (5) Business Days of a demand by the Agent, pay (or shall procure payment of the same) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.
(b)	In this Agreement:

"Basel III" means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

"CRD IV" means EU CRD IV and UK CRD IV;

"EU CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2021; and
(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

"UK CRD IV" means

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act");
(ii)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and
(iii)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.
19.2	Increased cost claims

A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) (other than in relation to Basel III or CRD IV costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.  Such Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of the relevant Increased Costs.

19.3	Exceptions
(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied);
(iv)	in respect of an amount of VAT (which shall be dealt with in accordance with Clause 18.7 (VAT));
(v)	in respect of any stamp duty, registration or similar Taxes payable in respect of an assignment, novation or transfer by a Finance Party of any of its rights or obligations under a Finance Document;
(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;
(vii)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework "published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);
(viii)	attributable to a Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);
(ix)	attributable to any financial transactions taxes (or other taxes) of a kind proposed by the European Commission on 28 September 2011;
(x)	attributable to the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) to the extent that the relevant Finance Party would reasonably be able to quantify or should be capable of quantifying the relevant Increased Cost as at the date of this Agreement or, if later, the date it became a Party;
(xi)	attributable to the implementation or application of or compliance with CRD IV or any other law or regulation which implements CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) to the extent that the relevant Finance Party would reasonably be able to quantify or should be capable of quantifying the relevant Increased Cost as at the date of this Agreement or, if later, the date it became a Party; or
(xii)	attributable to the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.
(b)	In this Clause 19.3 reference to a Tax Deduction has the same meaning given to the term in Clause 18.1 (Definitions).
(c)	A Lender shall only be entitled to make a claim pursuant to Clause 19.1 (Increased costs) to the extent such Lender certifies that it is imposing such charges on, or requesting such compensation from, similarly situated borrowers under comparable syndicated credit facilities as a result of its policy and that it had not already taken such Increased Costs into account as part of its fees and pricing in connection with the Facilities.
19.4	Notice of certain costs

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Clause 16.5 (Break Costs) or Clause 19.1 (Increased costs) is given by any Lender more than 180 days after such Lender has knowledge of the occurrence of the event giving rise to the additional costs, reduction in amounts, loss, or other additional amounts described in such Clauses, such Lender shall not be entitled to compensation under the relevant Clauses, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of notice to the applicable Borrower; provided that, if the circumstances giving rise to such claim is retroactive, then such 180 days period referred to above shall be extended to include the period of retroactive effect thereof.

20.	Other Indemnities
20.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify to the extent permitted by law the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
20.2	Other indemnities
(a)	The Company shall (or shall procure that an Obligor (other than the Company) will), within three Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)	a failure by an Obligor (other than the Company) to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);
(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);
(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or
(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company, whether or not revoked or relevant condition not satisfied (including, without limitation, any associated Break Costs).
(b)	The Company agrees to indemnify each Finance Party, each Affiliate of a Finance Party and each director, officer, employee or agent of the Finance Parties (each an Indemnified Person) within ten Business Days of written demand against any and all duly documented losses, damages, liabilities or expenses of any kind or nature whatsoever which may be reasonably incurred by or asserted against any such Indemnified Person as a result of or directly arising out of or in any way related to or resulting from any third party action (including any inquiry or investigation), suit or proceeding relating to the Finance Documents or the performance by the Finance Parties of their obligations under the Finance Documents or the funding of Facility B (but excluding in each case consequential damages and any loss of profit incurred); provided, however, that the Company shall not have to indemnify any Indemnified Person against any loss, claim, liability or action to the extent that (i) the same resulted from the gross negligence, wilful misconduct of, or breach of law or any term of the Finance Documents by, such Indemnified Person and provided that the Indemnified Persons together shall instruct only one legal counsel in any one jurisdiction at any one time (unless it is reasonably determined they have a conflict as between themselves) or (ii) it relates to disputes solely among the Indemnified Persons and not arising out of any act or omission by any member of the Group. Any Indemnified Person may rely on this paragraph (b) subject (if not a Party) to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
20.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor (other than the Company) will) promptly indemnify the Agent against:

(a)	any cost, loss or liability properly incurred by the Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) properly incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.
21.	Mitigation by the Lenders
21.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs).
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
21.2	Limitation of liability
(a)	The Company shall (or shall procure that an Obligor (other than the Company) will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	Costs and Expenses
22.1	Transaction expenses

Subject to Clause 17.7 (No deal/no fee), the Company shall within ten Business Days of demand pay (or shall procure payment of the same to) the Agent, the Arrangers and the Issuing Bank the amount of all reasonable costs and expenses (including legal fees) up to an agreed cap incurred by any of them in connection with the negotiation, preparation, printing, execution, notarisation and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and
(b)	any other Finance Documents executed after the date of this Agreement.

The Parties agree that any notarisation costs referred to in this Agreement shall exclude (and therefore the Company will not be obliged to pay) any costs and expenses related to (i) the notarisation of any Assignment Agreement or Transfer Certificate (except regarding the primary syndication, provided that the Finance Parties will make their best efforts to limit the number of Assignment Agreements or Transfer Certificates required in connection with primary syndication); (ii) the granting, notarisation and apostille of any powers of attorney granted by any Finance Party (other than the Original Lenders as at the date of this Agreement) for the purposes of notarising any Finance Document and/or executing any Transaction Security Document in Spain; (iii) the services rendered by a service provider appointed as representative of any Finance Party (other than the Original Lenders as at the date of this Agreement) for the purposes of notarising any Finance Document and/or executing any Transaction Security Document in Spain; (iv) obtaining and maintaining a Spanish tax identification number (N.I.F.) of any Finance Party; and/or (v) the issuance of any second or subsequent copy of any Spanish Public Document requested by the Finance Partes.

22.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 35.10 (Change of currency), the Company shall, within ten Business Days of demand, reimburse (or shall procure such reimbursement of) each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred (subject to agreed caps) by the Agent and the Security Agent (and, in the case of the Security Agent, by any receiver or delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, within ten Business Days of demand, pay (or shall procure payment of the same to) the Arrangers and each other Secured Party (other than the Security Agent) the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

23.	Guarantee and Indemnity
23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.
23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences) each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23.

This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 23.
23.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale, other disposal and/or other transaction (including a Permitted Transaction) of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations

This guarantee and the obligations and liabilities of each Guarantor under and in connection with the Finance Documents (including, without limitation, this Clause 23):

(a)	does not apply to any liability to the extent that it would result in this guarantee being illegal, in breach of law or regulation, or constituting unlawful financial assistance in any relevant jurisdiction concerning the financial assistance by that company for the acquisition of, or subscription for, shares or concerning the protection of shareholders' capital; and
(b)	is and shall be subject to Clause 23.12 (Guarantee Limitations for Luxembourg Guarantors) to Clause 23.15 (Excluded Swap Obligations) (including) and any limitations set out in the Intercreditor Agreement or in an Accession Deed applicable to such Guarantor or the jurisdiction of incorporation of such Guarantor and any guarantee, indemnity, obligations and liabilities of each Guarantor shall be construed accordingly.

23.12	Guarantee Limitations for Luxembourg Guarantors
(a)	Notwithstanding any provision to the contrary in this Agreement or in any other Finance Document, the liability of a Luxembourg Guarantor under this Clause 23 together with any similar guarantee or indemnity obligation of that Luxembourg Guarantor under or in connection with any other Finance Document for the obligations of any Obligor, which is not a direct or indirect

Subsidiary of that Luxembourg Guarantor, may not exceed, in aggregate, the Maximum Amount (as defined in paragraph (b) below).
(b)	For the purposes of paragraph (a) above, the "Maximum Amount", in relation to a Luxembourg Guarantor, means an amount equal to the aggregate (without double counting) of:
(i)	all moneys received by that Luxembourg Guarantor or its direct and indirect Subsidiaries as a borrower under this Agreement;
(ii)	the aggregate amount of any intercompany or shareholder funding (in any form whatsoever) made available to that Luxembourg Guarantor or any of its direct or indirect Subsidiaries by any other member of the Group which has been directly or indirectly funded by a borrowing under this Agreement; and
(iii)	an amount equal to the greater of:
(A)	ninety per cent. (90 per cent.) of the sum of (i) the Luxembourg Guarantor's own funds (capitaux propres) (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg act of 19 December 2002 on the trade and companies register and the accounting and annual accounts of undertakings, as amended) (the Own Funds) and (ii) the Luxembourg Guarantor's debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Finance Party under any of the Finance Documents including, for the avoidance of doubt, any intercompany debt (the "Subordinated Debt"), in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of this Agreement; and
(B)	ninety per cent. (90 per cent.) of the sum of (i) the Own Funds and (ii) the Subordinated Debt, in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules), as at the date on which the guarantee under this Clause 23 is called.
(c)	Where, for the purpose of the above determinations, (i) no duly established annual accounts are available for the relevant reference period (which will include a situation where, in respect of the determinations to be made above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) or (ii) the relevant annual accounts do not adequately reflect the status of the Subordinated Debt or Own Funds as envisaged above or (iii) the Luxembourg Guarantor has taken corporate or contractual actions having resulted in the increase of its Own Funds or its Subordinated Debt since the close of its last financial year, the relevant

Luxembourg Guarantor shall, as soon as practicably possible (and in any event within 5 (five) Business Days), provide at its option unaudited monthly or quarterly interim accounts (as of the date of the end of the then most recent month or financial quarter) on a consolidated or unconsolidated basis or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the relevant Own Funds and Subordinated Debt amounts will be determined. For the avoidance of doubt, the preceding sentence shall not prevent the Agent from calling the guarantee before such revised accounts are provided and once provided the Agent will promptly adjust the Maximum Amount accordingly. Any costs and expenses incurred by the Agent pursuant to this paragraph (c) (including, but not limited to, the fees, costs and expenses incurred in making the above determination) will be paid in accordance with Clause 17 (Fees) of this Agreement.
(d)	The above limitation shall not apply to any Transaction Security Document, or any recoveries derived from the enforcement of a Finance Party's rights under or in respect of any Security.
23.13	Guarantee Limitations for Spanish Guarantors
(a)	Notwithstanding any other provision to the contrary in this Agreement or in any other Finance Document, the guarantee, indemnity and other obligations of any Spanish Obligor expressed to be assumed under this Clause 23 shall be deemed not to be assumed by such Spanish Obligor to the extent that the same would infringe any restriction imposed at any time by the laws of Spain relating to the scope of the obligations to be guaranteed, to the Spanish Obligors and, in particular that would constitute unlawful financial assistance within the meaning of:
(i)	article 150 of the Spanish Companies Law in relation to any Spanish Obligor incorporated or organised as a public limited company ("sociedad anónima") under the laws of Spain; or
(ii)	article 143.2 of the Spanish Companies Law in relation to any Spanish Obligor incorporated or organised as a limited liability company ("sociedad limitada") under the laws of Spain,

or any other applicable financial assistance rules under any relevant jurisdiction (the "Prohibition") and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.

(b)	For the avoidance of doubt, it is expressly acknowledged that the relevant Spanish Obligors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.
23.14	Guarantee Limitations for Italian Guarantors
(a)	In this Clause 23.14:

"Italian Acquisition Facility" means, in relation to an Italian Guarantor, any Facility or utilisation under this Agreement whose purpose is, or whose proceeds are applied towards, in each case either directly or indirectly, the financing or re-financing of the acquisition of, or the subscription for, shares in that Italian Guarantor and/or any of its direct or indirect Holding Companies;

(b)	Notwithstanding any other provisions to the contrary in this Agreement and/or in any Finance Documents, the obligations and liabilities of any Italian Guarantor under this Clause 23 in respect of the obligations of any other Obligor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor shall not exceed, at any time:
(i)	an amount equal to the aggregate of:
(A)	the aggregate principal amount of any Facility at any time advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) as a Borrower under this Agreement and outstanding at the time of the enforcement; and
(B)	the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions) advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) by any Obligor (whether directly or indirectly) by using, either directly or indirectly, the proceeds of any utilisation made available under this Agreement, on or following the Closing Date and then outstanding, in whole or in part, provided that, in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Guarantor shall be liable as a Guarantor under this Agreement and/or as a security provider under any Transaction Security Document, in relation to:

(i)

the obligations of any Obligor, as Borrower or as Guarantor, in respect of any Italian Acquisition Facility (including, without limitation, the obligation to pay interest, fees or other remuneration or indemnities related to such Italian Acquisition Facility); or

(ii)	the obligations of any Obligor under any guarantee given by such Obligor under this Clause 23 in respect of the obligations referred to in paragraph (i) above;

and provided further that, notwithstanding any provisions of this Agreement and/or the Finance Documents to the contrary, no Italian Guarantor shall be liable as a Guarantor under this Agreement in relation to the obligations of any Obligor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, in respect of any amounts owed under any Facility in excess of an amount equal to the amount that such Italian Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Italian Guarantor under the guarantee given pursuant to this Clause 23 (the "Set-Off Right"), it remaining understood that any provision establishing a deferral of Guarantors' rights in any Finance Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(c)	Notwithstanding any provision to the contrary herein and/or in any Finance Documents, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code) and (ii) capitalisation of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Banking Law), the obligations of any Italian Guarantor under this Clause 23 shall not include and shall not extend to (A) any interest qualifying as usurious pursuant the Italian Usury Law and (B) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, respectively.
(d)	Without prejudice to paragraphs (b) and (c) above, in any event, pursuant to article 1938 of the Italian Civil Code, the maximum amount that any Italian Guarantor may be required to pay in respect of its obligations as Guarantor under the Finance Documents shall not exceed 120 per cent. of the aggregate of the Total Commitments and the Ancillary Commitments (or its equivalent in any other currency).
23.15	Excluded Swap Obligations

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, the guarantee of each Guarantor under this Clause 23 does not apply to any Excluded Swap Obligation of such Guarantor (and no amount received from any Guarantor under any Finance Document shall be applied to any Excluded Swap Obligation of such Guarantor).

24.	Representations
24.1	General

Each Obligor (in relation to itself and, to the extent expressed to be applicable to them, any of its Restricted Subsidiaries as referred to therein (if any)) makes the representations and warranties set out in this Clause 24, except that the representations and warranties set out in Clause 24.11 (No misleading information), Clause 24.12 (Financial Statements) and Clause 24.16 (Centre of Main Interests) shall be made by the Company only, and such relevant representations are made to each Finance Party at the times set out in Clause 24.19 (Times when representations made).  The representations and warranties shall be deemed to be qualified by the information contained in the Lender Presentation disclosed to the Finance Parties prior to the date of this Agreement and as otherwise set out below.

24.2	Status
(a)	It is duly incorporated or organised or, in the case of a partnership, established and validly existing under the law of its Original Jurisdiction.
(b)	It and each of its Restricted Subsidiaries that is a Material Subsidiary have the power to own its assets and carry on its business as it is being conducted.
24.3	Binding obligations
(a)	Subject to the Reservations and Perfection Requirements, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations, where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
(b)	Subject to the Reservations and Perfection Requirements and without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective, where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
24.4	Non-conflict with other obligations

Subject to the Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:

(a)	any law or regulation applicable to it in any material respect;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it,

in each case, to an extent which has, or is reasonably likely to have, a Material Adverse Effect.

24.5	Power and authority

Subject to the Reservations, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents, where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

24.6	Validity and admissibility in evidence

Subject to the Reservations and, where applicable, Perfection Requirements, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (or will be obtained or effected prior to the date required by the relevant Finance Document) and are in full force and effect, save for those necessary to satisfy the Perfection Requirements or where failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect.

24.7	Governing law and enforcement

Subject to the Reservations and Perfection Requirements:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and
(b)	any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
24.8	Insolvency

To the best of its knowledge and belief, no corporate action, legal proceeding or other formal procedure or step described in paragraph 1(e) of Schedule 17 (Events of Default) has, in each case, subject to the thresholds and exceptions set out in such paragraph and the other provisions of such paragraph, been taken against it but excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

24.9	Filing and stamp taxes

Subject to the Reservations and the Perfection Requirements, under the laws of its Relevant Jurisdiction it is not necessary that any stamp, registration, notarial or similar Tax be paid on or in relation to any Finance Documents or the transactions contemplated by the Finance Documents (except for notarisation or filing fees in connection with Transaction Security), it being understood that this Clause 24.9 does not extend to assignments or transfers made pursuant to Clause 29 (Changes to the Lenders) or, as the case may be, to the enforcement of Transaction Security, and it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, other than:

(a)	any filing, recording or enrolling which is referred to in any Legal Opinion and which will be made within the period required under the Agreed Security Principles;
(b)	registration with the Administration de l'Enregistrement,des Domaines et de la TVA in Luxembourg of the relevant Finance Documents (and any document in connection therewith) which will be required where the Finance Documents are either (i) physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration or (ii) deposited in the minutes of a notary (depose(s) au rang des minutes d' un notaire), in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24 per cent. of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered (these registration duties will equally be payable in the case of a voluntary registration of the Finance Documents);
(c)	in case any Finance Document is enforced in Italy either by way of a direct court judgement or an exequatur of a judgement rendered outside of Italy;
(d)	in any "case of use"(caso d'uso), including the filing, recording or enrolment of any Finance Document with any Italian judicial authority (when carrying out any administrative activity) or administrative authority (unless such filing is mandatory by law);
(e)	in case of voluntary registration (registrazione volontaria) of any Finance Document with the Italian tax authority; or
(f)	in the event any provisions of any Finance Document is mentioned (according to the enunciazione principle) in any separate document entered into between the same parties (alone or together with other parties) and subject to registration in Italy.
24.10	No breach of laws

It has not (and none of its Restricted Subsidiaries has) breached any law or regulation which breach has, or is reasonably likely to have, a Material Adverse Effect.

24.11	No misleading information

Save as disclosed in writing to the Agent and the Arrangers prior to the later of the date on which the Company approves the Lender Presentation and the date of this Agreement, the Company represents and warrants that:

(a)	all material factual written information relating to the assets, financial condition and operations of the Group contained in the Lender Presentation, (other than any matter of opinion and information of a general economic or industry specific nature) taken as a whole was true and accurate in all material respects to the best of its knowledge and belief as at the date of the Lender Presentation or (as the case may be) as at the date the information was provided to the author of the Lender Presentation;
(b)	to the best of the knowledge, information and belief of the Company, the Lender Presentation did not omit to disclose any matter where failure to disclose would have resulted in the information, opinions, intentions, forecasts or projections contained in the Lender Presentation taken as a whole being untrue or misleading in any material respect as at the date on which such written information was expressed to be given; and
(c)	any financial projections in the Lender Presentation have been prepared in good faith on the basis of recent historical information and are based on reasonable assumptions at the time of being made, provided that each Finance Party acknowledges that any projections and forecasts contained in the Lender Presentation are subject to significant uncertainties and contingencies and there is no certainty that such financial projections will be achieved.

24.12	Financial Statements
(a)	The Original Financial Statements were to the best of the Company's knowledge and belief, prepared in accordance with the Applicable Accounting Principles consistently applied other than as disclosed to the Agent in writing to the contrary.
(b)	To the best of the Company's knowledge and belief, the Original Financial Statements (if audited) give, in all material respects, a true and fair view of the Group's consolidated financial condition for the period to which they relate.
(c)	The most recent financial statements delivered to the Agent pursuant to this Agreement:
(i)	were prepared on a basis consistent with the Applicable Accounting Principles (to the extent appropriate in the context of such accounts); and
(ii)	if audited, give a true and fair view in all material respects of and, if unaudited, fairly present, (and in the case of Quarterly Financial Statements subject to normal year-end adjustments) in all material respects the consolidated financial condition and consolidated results of the operations for the Group as at the date to which they were prepared and for the period to which they relate and in respect of unaudited financial statements, having regards to the fact they have been prepared for management and are not subject to audit procedures.
24.13	No proceedings pending or threatened
(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are current or, to so far as the Company is aware, pending or threatened in writing against any member of the Group which are reasonably likely to be adversely determined and, if so determined, have or would reasonably be expected to have a Material Adverse Effect.
(b)	No labour disputes are current or, so far as the Company is aware, pending or threatened in writing against any of its Restricted Subsidiaries which are reasonably likely to be adversely determined and, if so determined, have or would reasonably be expected to have a Material Adverse Effect.
24.14	Taxation
(a)	It is not (and, to the best of its knowledge, none of its Restricted Subsidiaries that is a Material Subsidiary, is) overdue in the payment of any amount in respect of Tax to an extent which has, or is reasonably likely to have, a Material Adverse Effect.
(b)	No claims are being asserted against it, or, to the best of its knowledge, any of its Restricted Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely to it or such Restricted Subsidiary and which, if so adversely determined, would have or could reasonably be expected to have a Material Adverse Effect.
24.15	Ranking

Subject to any applicable Reservations, the payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

24.16	Centre of Main Interests

For the purposes of The Council of the European Union Regulation No. 2015/848 of 20 May 2015 of the European Parliament and of the Council on Insolvency Proceedings (recast) (the "Regulation"), so far as it is aware, each Obligor whose jurisdiction of incorporation is a member State of the European Union has its centre of main interest (as that term is used in Article 3(1) of the Regulation) situated in its jurisdiction of incorporation.

24.17	Sanctions
(a)	Neither it, nor any of its Restricted Subsidiaries nor any of its or their respective directors or officers nor, to the best of its knowledge, any of its or their respective employees:
(i)	is a Sanctioned Person; or
(ii)	knowingly acts, directly or indirectly (including through the use of agents), for or on behalf of any Sanctioned Person or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Finance Document would be prohibited under applicable Sanctions.
(b)	Any representation made under this Clause 24.17 by any Obligor that (A) qualifies as a resident party domiciled in the Federal Republic of Germany (Inländer) within the meaning of Section 2 paragraph 15 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) or (B) is bound by any applicable statutory anti-boycott or blocking law or regulation are made only to the extent any such representation does not result in a violation of, or conflict with, and will not expose any Obligor or any of its Subsidiaries or any director, officer or employee thereof to any liability under, any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96, any law or regulation implementing such Regulation in any member state of the European Union and Section 7 of the German Foreign Trade Payments Rules (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)).
(c)	In relation to each Finance Party, which notifies the Agent in writing that it is a "Restricted Finance Party "for the purposes of this Clause 24.17, the representations in this Clause 24.17 shall only apply for the benefit of the

Restricted Finance Party to the extent (as notified by such Restricted Finance Party to the Agent) that this would not result in (i) any violation of conflict with or liability under EU Regulation (EC) 2271/96, any law or regulation implementing such Regulation in any member state of the European Union or (ii) a violation or conflict with Section 7 of the German Foreign Trade and Payments Rules (AWV) (Außenwirtschaftsverordnung) (in connection with Section 4 paragraph 1 no. 3 German Foreign Trade and Payments Act (AWG) (Außenwirtschaftsgesetz) or a similar anti boycott statute). In connection with any amendment, waiver, determination or direction relating to any part of this Clause 24.17 of which a Restricted Finance Party does not have the benefit, the Commitments of that Restricted Finance Party (to the extent that it is a Lender) will be excluded from the numerator and denominator for the purposes of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction of the Majority Lenders has been made.
24.18	Anti-corruption and anti-money laundering
(a)	It, and each of its Restricted Subsidiaries, have conducted its businesses in compliance with applicable anti-corruption and anti-money laundering laws or regulations and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws or regulations.
(b)	Neither it, nor any of its Restricted Subsidiaries, nor any of its or their respective directors or officers, nor to the best of its knowledge, any of its or their respective employees or agents, has engaged in any activity or conduct which would violate, in any material respects, any applicable anti-money laundering laws or regulations in any applicable jurisdiction and the Company has instituted and maintained policies and procedures designated to prevent violation of such laws, regulations and rules.
(c)	To the best of the Company's knowledge and belief, no actions or investigations by any governmental or regulatory agency is ongoing or threatened against the Group, their agents and/or affiliates, their directors, officers or employees in relation to a material breach of applicable anti-corruption laws or regulations and anti-money laundering laws or regulations.
24.19	Times when representations made
(a)	Subject to Clause 4.5 (Utilisations during the Closing Certain Funds Period), 4.6 (Utilisations during the Post-Closing Certain Funds Period) and the paragraphs below, all the representations and warranties in this Clause 24 are made by each Original Obligor on the date of this Agreement.
(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period and by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor in respect of itself.

(c)	The representations and warranties in paragraph (c) of Clause 24.12 (Financial Statements) are deemed to be made once in respect of each set of financial statements on the date of delivery of the relevant financial statements.
(d)	The representations and warranties set out in Clause 24.11 (No misleading information) are deemed to be made on the date of this Agreement and not repeated thereafter.
(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
25.	Information Undertakings

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force provided that such undertakings are subject to the provisions of Clause 25.7 (Confidential information) and Schedule 15 (Information Undertakings).

25.1	Information Undertakings

The Company shall comply with the information undertakings set out in Schedule 15 (Information Undertakings).

25.2	Provision and contents of Compliance Certificate
(a)	The Company shall, commencing with the end of the third full Financial Quarter after the Closing Date, supply a Compliance Certificate to the Agent with each set of Annual Financial Statements and each set of Quarterly Financial Statements delivered by it (provided that, if the Margin as set out in the definition of "Margin" needs to be confirmed before such date, the Company shall supply a Compliance Certificate to the Agent with the relevant Annual Financial Statements or Quarterly Financial Statements for the purposes of paragraph (b)(iii)(B) below only).
(b)	Each Compliance Certificate shall set out:
(i)	whether a Default has occurred and is continuing, and if there is a Default, details of the same and of any actual and proposed remedial action;
(ii)	in relation to the Compliance Certificate supplied with each set of Quarterly Financial Statements only (and in reasonable detail), confirmation whether the financial condition in Clause 26.1 (Financial condition) is required to be tested and computations of the Consolidated Net Senior Secured Leverage Ratio for the corresponding Relevant Period for the purposes of determining the applicable Margins and of compliance (to the extent applicable) with Clause 26.1 (Financial condition);

(iii)	in relation to the Compliance Certificate supplied with each set of Annual Financial Statements only:
(A)	confirmation whether the financial condition in Clause 26.1 (Financial condition) is required to be tested and computations of the Consolidated Net Senior Secured Leverage Ratio for the corresponding Relevant Period for the purposes of compliance (to the extent applicable) with Clause 26.1 (Financial condition);
(B)	confirmation of the Margin as set out in the definition of "Margin";
(C)	the amount of Excess Cashflow for the Relevant Period ending on the last day of the relevant Financial Year;
(D)	a list of Material Subsidiaries; and
(E)	confirmation as to whether the relevant requirements in paragraph (a)(iii) of Clause 27.8 (Conditions subsequent) have been met as at the date of delivery of the relevant set of Annual Financial Statements and, in the event that such requirements have not been met, indicating the amount of unconstituted earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of the members of the Group to be added as Guarantors in order to ensure compliance with the requirements in paragraph (a)(iii) of Clause 27.8 (Conditions subsequent).
(c)	Each Compliance Certificate shall be signed by an Officer.
25.3	Change in the Applicable Accounting Principles
(a)	If the Company notifies the Agent that there has been a material change in the Applicable Accounting Principles, the Auditors (subject to the Auditors not having adopted a general policy of not supplying such reports), shall, at the request of the Agent, deliver to the Agent:
(i)	a description of any change necessary for the relevant set of financial statements to reflect the Applicable Accounting Principles or accounting practices upon which the Original Financial Statements were prepared; and
(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 26 (Financial Covenant), to the extent it is required to be tested, has been complied with, to determine the applicable Margin applicable to the Facilities as set out in the definition of "Margin" and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
(b)	If the Company notifies the Agent of a change in accordance with paragraph (a) above, the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. These amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations contained in this Agreement. If any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms (subject to the Agent receiving the prior consent of the Majority Lenders).
(c)	If and for so long as no agreement is reached under paragraph (a)(i) above, the Company shall provide the information referred to in paragraph (a)(ii) above with each Compliance Certificate delivered under Clause 25.2 (Provision and contents of Compliance Certificate).
25.4	Presentations

Once in every Financial Year (commencing with the first full Financial Year following the Closing Date), the chief financial officer and (if necessary) members of management of the Group shall give a single presentation to the Lenders, at a time and place agreed with the Agent with reasonable notice, about the financial performance of the Group.  For the avoidance of doubt, such presentation may take the form of a conference call.

25.5	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative or regulatory proceedings which are current, threatened or pending against any member of the Group and which are reasonably likely to be adversely determined, and which, if so determined, could reasonably be expected to have a Material Adverse Effect;
(b)	at substantially the same time as they are dispatched, copies of all documents dispatched by the Company to its creditors generally (as a class) other than in the ordinary course of business (excluding, for the avoidance of doubt, information sent to creditors which are members of the Group); and
(c)	as soon as reasonably practicable, such further information regarding the financial condition, assets, business or operations of any member of the Group as any Finance Party may, acting through the Agent, reasonably request.
25.6	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders or (only to the extent such change relates to 25 per cent. or more of the shares of an Obligor

(or of a Holding Company of an Obligor)) ultimate beneficial owners (as applicable) of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)	The Company shall, by not less than five Business Days' prior written notice to the Agent (or such shorter period as agreed between the Agent and the Company), notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Restricted Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Obligor.

25.7	Specified Change of Control
(a)	The Company shall notify the Agent as soon as reasonably practicable upon becoming aware of an agreement having been entered into with one or more Permitted Investors that would trigger a Specified Change of Control Event.
(b)	Each Lender (other than a Lender under a Revolving Facility) shall notify the Company within ten (10) Business Days of such notice of any necessary "know your customer" or other similar checks under applicable laws and regulations in relation to the relevant Permitted Investor, provided that:
(i)	if no such information has been requested by a Lender (other than a Lender under a Revolving Facility) during such ten (10) Business Day period, the Permitted Investor shall be deemed to have satisfied any applicable checks; and
(ii)	if the information provided by the Permitted Investor following a request from the relevant Lender is not sufficient to satisfy such Lender's applicable checks, then provided that the relevant Lender has notified the Agent and the Company within five (5) Business Days following receipt of the relevant information, the Permitted Investor shall not constitute a "Permitted Investor" in respect of that individual Lender and such Lender shall be deemed to be a Non-Consenting Lender.
(c)	Each Lender (other than a Lender under a Revolving Facility) shall ensure that any request for information which it delivers under and in accordance with this Clause is strictly limited to those matters which are required in order for that Lender to comply with all necessary "know your customer" or similar checks as a result, and prior to the occurrence of, a Specified Change of Control Event. Each Lender (other than a Lender under a Revolving Facility) acknowledges that any of its "know your customer" or similar checks which are not required to be completed prior to the occurrence of a Specified Change of Control shall only be requested by a Lender in accordance with Clause 25.6 ("Know your customer" checks).
25.8	Confidential information

Where a confidentiality undertaking or applicable stock exchange restrictions prohibits the supply of information to the Agent which would otherwise be required under Clause 25.5 (Information:  miscellaneous) above, the Company shall use, or shall procure that the relevant member(s) of the Group shall use, its reasonable endeavours to remove such prohibition to the extent required to permit that disclosure to the Finance Parties and/or enter into, with the Finance Parties, appropriate confidentiality undertakings, in order to enable such disclosure in accordance with the aforementioned provisions.

25.9	Notification of Default
(a)	Each Obligor will promptly (unless that Obligor is aware that a notification has already been provided by the Company or another Obligor) notify the Agent of the occurrence of any Default that is continuing (and the steps if any being taken to remedy it).

(b)	The Company will, if the Agent has reasonable grounds for believing that a Default has occurred and is continuing and so requests in writing, promptly deliver to the Agent a certificate from the Company (signed by a director or senior officer of the Company) confirming that, to the best of such director or senior officer's knowledge, no Default has occurred and is continuing or setting out details of any Default of which such director or senior officer is aware and the action (if any) taken or proposed to be taken to remedy it.
25.10	Information – Sustainability

Commencing with the first complete fiscal year ending after the Closing Date:

(a)	At the same time that the Compliance Certificate delivered alongside the Annual Financial Statements is provided to the Agent, the Company shall supply to the Agent the Sustainability Report and a Sustainability Compliance Certificate.
(b)	Each Sustainability Compliance Certificate shall be signed by an Officer of the Company.
(c)	No Event of Default will occur by reason only of an Obligor's failure to comply with this Clause 25.10.
26.	Financial Covenant
26.1	Financial condition
(a)	In this Agreement, "Test Condition" means on any Test Date, the aggregate Base Currency Amount of all outstanding Loans under the Revolving Facility and any principal Ancillary Outstandings in cash (excluding (i) any Loans made available on the Closing Date (including Rollover Loans thereof) or after the Closing Date in connection with the financing or refinancing of any post closing payments (including Rollover Loans thereof), (ii) any Loans to finance or refinance any original issue discount, fees, costs and expenses or the exercise of flex provisions (including Rollover Loans thereof), (iii) any Loans to finance or refinance any capital expenditure or Permitted Investments (including Rollover Loans thereof) except that to the extent the aggregate outstanding principal amount of such Loans that are used to finance or refinance capital expenditure or Permitted Investments exceeds the greater of €60,000,000 and 40% of Consolidated EBITDA, only the excess amount shall be taken into account for purpose of assessing the Test Condition and (iv) for the avoidance of doubt, any Letters of Credit (or bank guarantees) or Ancillary Outstandings (other than the aggregate outstanding principal amount of any net cash drawings of such Ancillary Facilities)) net of cash or Cash Equivalents is greater than 40 per cent. of the Total Revolving Facility Commitments as at 5.00pm on that Test Date.
(b)	Subject to paragraph (c) below and for the benefit of the Lenders under the Revolving Facility, the Company shall ensure that, in respect of any Relevant Period ending on or after the First Test Date and for which it is tested, the Consolidated Net Senior Secured Leverage Ratio as set out in the applicable Compliance Certificate shall not exceed 10.80:1 (the "Financial Covenant").

(c)	Notwithstanding anything to the contrary in this Agreement, the undertaking in paragraph (b) above:
(i)	shall only remain in force from the date of this Agreement for so long as any amount is outstanding under a Revolving Facility or any Revolving Facility Commitment is in force;
(ii)	will not apply if the Test Condition is not met on the relevant Test Date; and
(iii)	in relation to Facility B and any other Incremental Facility that is not a revolving facility, failure by the Company to comply with any of its obligations under this Clause 26.1 shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, until the Agent (with the consent or at the direction of the Majority Revolving Facility Lenders) has, in relation to the Revolving Facility given notice under by paragraph (b)(ii) of Clause 28.5 (Acceleration) and such notice has not been withdrawn.
(d)	The first Test Date for determining whether the Test Condition is met for the purposes of testing the Financial Covenant will be the First Test Date.
26.2	Equity Cure
(a)	The Company may cure or prevent a breach of the financial covenant under Clause 26.1 (Financial condition) in respect of any Relevant Period if no later than 20 Business Days after the date on which the Compliance Certificate in respect of such Relevant Period is required to be delivered:
(i)	the Company or the applicable Borrowers procure that sufficient Revolving Facility Loans are repaid or prepaid or otherwise reduced such that the Test Condition is no longer met (and the Test Condition shall then be deemed not to have been met on the applicable Quarter Date) (a "Prepayment Cure"); and/or
(ii)	the Company designates an amount previously received in cash by way of an Equity Contribution (without double counting and to the extent such amount has not otherwise been utilised) or receives the proceeds in cash of an amount (the "Cure Amount") of an Equity Contribution to cure or prevent non-compliance with the financial covenant under Clause 26.1 (Financial condition), provided that written notice of such Cure Amount being received is delivered to the Agent:
(A)	signed by an Officer of the Company; and
(B)	certifying the Cure Amount received.
(b)	Immediately following the provision of the Cure Amount to the Company, the Consolidated Net Senior Secured Leverage Ratio shall be recalculated for the Relevant Period in which such breach occurred on a pro forma basis whereby (at the option of the Company):

(i)	Consolidated EBITDA will be increased by the Cure Amount injected for the Relevant Period (an "EBITDA Cure"); or
(ii)	Consolidated Senior Secured Leverage will be decreased by the Cure Amount injected for the Relevant Period (a "Debt Cure" and, together with an EBITDA Cure and a Prepayment Cure, the "Cure Rights"),

provided that, in relation to any such Cure Amount so provided in accordance with this Clause 26.2:

(A)	the Company shall not be entitled to exercise;
(1)	any Cure Rights it may have to prevent or cure breaches of the Financial Covenant on more than five occasions in aggregate during the term of this Agreement; and
(2)	any Cure Rights it may have in more than two consecutive Financial Quarters;
(B)	there shall be no requirement to apply any Cure Amount in prepayment of the Facilities;
(C)	for the avoidance of doubt, any Cure Amount may exceed the amount actually needed to remedy any non-compliance with the Financial Covenant;
(D)	any Cure Amount so provided and any adjustments to Consolidated Senior Secured Leverage or Consolidated EBITDA (as applicable) will be taken into account for the Relevant Period in respect of which the breach of the Financial Covenant would have otherwise occurred and each of the next three (3) successive Relevant Periods; and
(E)	Cure Amounts may only be taken into account to remedy non-compliance with the requirements of Clause 26.1 (Financial condition) and for no other purpose, and in particular, no Cure Amount shall constitute an Excluded Contribution or Retained Cash for any purpose under this Agreement or (whilst Consolidated EBITDA is being increased by that Cure Amount) be taken into account as cash for the purpose of calculating Consolidated Net Senior Secured Leverage Ratio.
(c)	If, after giving effect to any Cure Right, the Company would then be in compliance with the Financial Covenant, the Company shall be deemed to have satisfied the requirement of such financial covenant under Clause 26.1 (Financial condition) for all purposes under the Finance Documents.
(d)	If the financial covenant in Clause 26.1 (Financial condition) has been breached, but is complied with when tested on the next Test Date (the "Second Period"), then, the prior breach of such financial covenant or any Default or Event of Default arising therefrom shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default unless a Declared RCF Default has arisen before delivery of the Compliance Certificate in respect of the Second Period.
26.3	Calculations
(a)	For the purposes of calculating any covenant or ratio (including financial definitions or components thereof or related usage, ratchet or permission (including any EBITDA based baskets) but excluding for the avoidance of doubt, Excess Cashflow), such calculations will be calculated in accordance with the Finance Documents.
(b)	For the purposes of this Clause 26 in respect of any Relevant Period and to the extent the Consolidated Net Senior Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio, Consolidated Fixed Charge Cover Ratio or any other covenant or ratio (including financial definitions or components thereof) is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis and including for the purposes of determining any interest rate, usage, ratchet or permission (including any EBITDA based baskets)) the principal amount of any Indebtedness shall be converted into EUR in accordance with paragraph (c) below.
(c)	For the purposes of calculating any covenant or ratio (including financial definitions or components thereof or related usage, ratchet or permission (including any EBITDA based baskets)) the exchange rates (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBITDA and any Indebtedness or any other financial definition or components thereof shall be, at the election and determination of the Company at any time and from time to time to be any of the following (or a combination thereof):
(i)	such rate taking into account any cross-currency derivatives entered into by the Group (if applicable);
(ii)	the rate at which any Indebtedness is redenominated (if applicable);
(iii)	the average exchange rates for the Relevant Period as determined by the Company;
(iv)	otherwise consistent with the exchange rate methodology applied in the financial statements delivered pursuant to paragraph 1 of Schedule 15 or any sufficient available information used to make a determination as to any covenant or ratio; or
(v)	the closing spot rate of exchange on the last day of the Relevant Period (elected and determined by the Company acting reasonably).
(d)	Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any covenant or ratio under the Finance Documents (including, in each case, the financial definitions or components thereof or related usage, ratchet or permission (including any EBITDA based baskets)) but excluding for the avoidance of doubt, Excess Cashflow) or related usage, ratchet or permission, the Company shall be permitted to:
(i)	exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from:
(A)	any Permitted Acquisition or the impact from purchase price accounting;
(B)	(w) any start-up costs, losses or expenses for new businesses, contracts/facilities/locations and products and branding, re-branding or renovating existing businesses, contracts, facilities, locations or products and (x) losses, costs or expenses in relation to any outsourcing contracts (or as a result of in-housing contracts that were previously outsourced), any contract losses or any manufacturing and/or development contracts;
(C)	restructuring costs; and/or
(ii)	include any addbacks (without further verification or diligence) or run-rate adjustments (including anticipated synergies, ramp up adjustments, new product losses, charges or expenses) or costs or expenses reflected in (or which are consistent with those identified in) (A) the Base Case Model, (B) any quality of earnings report, (C) the Lender Presentation or any other materials provided in syndication; (D) which were taken into account in determining the structuring Consolidated EBITDA; and/or (E) approved by the Auditors or any third-party report providers.
(e)	For the purpose of calculating Consolidated EBITDA in respect of any Relevant Period (including, in each case, the financial definitions or components thereof or related usage, ratchet or permission (including any EBITDA based baskets)) but excluding for the avoidance of doubt, Excess Cashflow), there shall be included for any Relevant Period an adjustment in respect of any transaction, acquisition, disposition, divestiture, restructuring, corporate reorganisation, optimisation plan, new contract or the implementation of a cost savings, cost reductions or other initiative (each, an "Initiative") in connection with which any actions have been taken or are expected to be taken, an amount equal to, at the option of the Company either (x) in respect of each month in that period, the average budgeted contribution in a month to Consolidated EBITDA for that Initiative or (y) a full run-rate adjustment for that period assuming such Initiative had been effective for the whole of that Relevant Period plus (ii) in each case, the amount of any in respect of any transaction, acquisition, disposition, divestiture, restructuring, corporate reorganisation, optimisation plan, new contract or the implementation of a cost savings, cost reductions or other initiative (in good faith) to be realised provided that in relation to these adjustments, such actions are expected to be taken within 24 months after the consummation or implementation of the relevant Initiative and that the aggregate amount of all such cost savings, operating expense reductions and synergies under this paragraph shall not exceed 20% of Consolidated EBITDA

(calculated on a pro forma basis)) and shall not be subject to any certification, verification or due diligence.
(f)	For the purposes of calculating Consolidated EBITDA in respect of any Relevant Period, if: (x) one or more MotoGP racing meetings which are reasonably contemplated to take place for the then current Financial Year have not taken place during such Relevant Period (the "Delayed Races"); or (y) any MotoGP racing meeting has occurred more than once during such Relevant Period (the first occurring such race(s) being referred to as the "Additional Races"), Consolidated EBITDA shall, for any purposes under this Agreement, be adjusted by:
(i)	with respect to Delayed Races, adding to Consolidated EBITDA an amount equivalent to:
(A)	the number of Delayed Races, multiplied by;
(B)	a fraction (A) the numerator of which is the budgeted Consolidated EBITDA for the then current Financial Year and (B) the denominator of which is the number of racing meetings which are reasonably contemplated in the relevant budget to take place for the then current Financial Year; and
(ii)	with respect to Additional Races, deducting from Consolidated EBITDA an amount equivalent to:
(A)	the number of Additional Races, multiplied by;
(B)	a fraction (A) the numerator of which is the Consolidated EBITDA for the Financial Year immediately preceding the then current Financial Year and (B) the denominator of which is the number of racing meetings which took place in the Financial Year immediately preceding the then current Financial Year.
27.	General Undertakings

The undertakings in this Clause 27 and Schedule 16 (Incurrence Covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Authorisations

Subject to the Reservations and the Perfection Requirements, each Obligor shall comply with and maintain all Authorisations required to:

(a)	enable each Obligor to perform its material obligations under the Finance Documents;
(b)	ensure the legality, validity or enforceability of the Finance Documents to which it is a party subject to the Reservations and the Perfection Requirements; and

(c)	enable each Obligor to carry on its business to the extent a failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
27.2	Compliance with laws

Each Obligor shall, and the Company shall procure that each of its Restricted Subsidiaries will, comply in all respects with all laws to which it may be subject, if failure so to comply has, or is reasonably likely to have, a Material Adverse Effect.

27.3	Taxation

Each Obligor shall, and the Company shall procure that each of its Restricted Subsidiaries that is a Material Subsidiary will, pay when due (or within any applicable time limit, save in respect of a bona fide dispute with regard to any Tax in respect of which proper provision has, if appropriate, been made in the accounts of the relevant member of the Group) all amounts of Taxes imposed upon it or any of its assets, income or profits on any transactions undertaken or entered into by it where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

27.4	Pari passu ranking

Subject to any applicable Reservations, each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu in right and priority of payment with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

27.5	Access

While a Material Event of Default is continuing, each Obligor shall, and the Company shall ensure that each member of the Group which is its Restricted Subsidiary will, after consultation by the Agent with the Company in good faith as to the scope of any investigation (and the Agent having duly considered any information or explanation provided by the Company or an Obligor in relation to that Material Event of Default), permit the Agent and/or the representatives, delegates, agents, professional advisers and contractors of the Agent (which representatives, delegates, agents, professional advisers and contractors shall be under a confidentiality obligation to the Group) free access at all reasonable business hours and on reasonable notice to inspect and take copies and extracts from the books, accounts and records of each member of the Group to the extent necessary to investigate the Material Event of Default. If the Agent or the Security Agent exercises its rights hereunder, it will use all reasonable endeavours to minimise the scope and nature of the access undertaken and the costs to the Group of that access.

27.6	Anti-corruption law and anti-money laundering
(a)	No Obligor shall directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar anti-corruption legislation in other jurisdictions.

(b)	Each Obligor shall:
(i)	conduct its businesses in compliance with applicable anti-corruption laws or regulations and anti-money laundering laws or regulations; and
(ii)	establish and subsequently maintain policies and procedures reasonably designed to promote and achieve compliance with such applicable laws or regulations.
27.7	Sanctions
(a)	Each Obligor will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by such Obligor and its directors, officers, employees and agents with applicable Sanctions.
(b)	No Obligor shall:
(i)	to the best of its knowledge, contribute or otherwise make available all or any part of the proceeds of the Facilities, directly or indirectly, to, or for the benefit of, any person (whether or not related to any member of the Group) for the purpose of financing the activities or business of, other transactions with, or investments in, any Sanctioned Person, in breach of applicable Sanctions;
(ii)	knowingly and wilfully fund all or part of any repayment or prepayment of the Facilities out of proceeds derived from any transaction with or action involving a Sanctioned Person, in breach of applicable Sanctions; or
(iii)	knowingly and wilfully engage in any transaction, activity or conduct that would violate Sanctions, that would cause any Finance Party to be in breach of any Sanctions, or that would result in it or any other member of the Group or any Finance Party being designated as a Sanctioned Person.
(c)	Each Obligor shall supply (to the extent permitted by law) to the Agent details of any claim, action, suit, proceeding or, to the best of its knowledge, investigation against it by any Sanctions Authority with respect to Sanctions.
(d)	The undertakings under this Clause 27.7 shall in no event be interpreted or applied to the extent that the obligations under this Clause 27.7 would violate or expose any Obligor or any of its Subsidiaries or any Finance Party or any of its Affiliates or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96, any law or regulation implementing such Regulation in any member state of the European Union and Section 7 of the German Foreign Trade Payments Rules (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)).
(e)	In relation to each Finance Party, which notifies the Agent in writing that it is a "Restricted Finance Party" for the purposes of this Clause 27.7, the undertakings in this Clause 27.7, shall only apply for the benefit of the Restricted Finance Party to the extent (as notified by such Restricted Finance Party to the Agent) that this would not result in any violation of conflict with or liability under EU Regulation (EC) 2271/96, any law or regulation implementing such Regulation in any member state of the European Union and Section 7 of the German Foreign Trade Payments Rules (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)). In connection with any amendment, waiver, determination or direction relating to any part of this Clause 27.7 of which a Restricted Finance Party does not have the benefit, the Commitments of that Restricted Finance Party (to the extent that it is a Lender) will be excluded from the numerator and denominator for the purposes of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction of the Majority Lenders has been made.
27.8	Conditions subsequent
(a)	Subject to paragraph (b) below, the Company shall procure that, subject to the Agreed Security Principles and the other provisions of this Clause 27.8 (Conditions subsequent):
(i)	no later than the date which is 120 days after the Closing Date (or 180 days in the case of companies incorporated in Spain), each member of the Group that constitutes a Material Subsidiary (as determined by reference to the Group's management financial statements for the financial year ending 31 December 2021) and is not an Excluded Entity accedes as an Additional Guarantor (and the Company may (but is not obliged to) accede other Material Subsidiaries as Additional Guarantors in accordance with Clause 31.4 (Additional Guarantors)) and that the Percentage Test (as defined below) is met;
(ii)	as soon as reasonably practicable but in any event within 120 days (or 180 days in the case of companies incorporated in Spain) after the delivery of the Annual Financial Statements for the relevant Financial Year demonstrating that a member of the Group that is not an Excluded Entity has become a Material Subsidiary, accede that member of the Group as an Additional Guarantor; and
(iii)	when tested on the date on which the Annual Financial Statements are required to be delivered to the Agent in each Financial Year, by reference to such Annual Financial Statements, the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on a LTM basis on the same basis as Consolidated EBITDA) (but taking each entity on an unconsolidated basis and excluding all intra-Group items, goodwill and investments in Restricted Subsidiaries of any member of the Group (in each case to the extent applicable)) of the Guarantors (excluding the contribution of any entity that has negative earnings before interest, tax, depreciation and amortisation) is equal to or exceeds 80 per cent. of Consolidated EBITDA (excluding the contribution to Consolidated EBITDA of any other Excluded Entity or any member of the Group which is not required to (or cannot) become a Guarantor in accordance with the provisions of the Agreed Security Principles) (the "Percentage Test") provided that, if on the relevant test date specified above, the Percentage Test is not satisfied, within 120 days of such test date (or 180 days with respect to companies incorporated in Spain), such other members of the Group shall accede as Additional Guarantors to ensure that the Percentage Test is satisfied (calculated as if such Additional Guarantors had been Guarantors for the purposes of the relevant test and provided that, if the Percentage Test is satisfied within such time period, no Default, Event of Default or other breach of the Finance Documents shall arise in respect thereof).
(b)	The Company shall ensure that by close of business on the date falling five Business Days following the Closing Date all relevant security (the "Existing Security") relating to the Existing Indebtedness has been released and discharged or customary arrangements with respect to such release or discharge have been entered into, it being understood and agreed that delivery to the Agent of a copy of any customary pay-off and/or release documents in respect of the Existing Indebtedness and/or Existing Security so received by the Company shall be sufficient to satisfy the obligations under this paragraph (b).
27.9	Further assurance
(a)	Subject to the Agreed Security Principles, the Company and each Obligor shall (and the Company shall procure that each member of the Group which is its Restricted Subsidiary will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or
(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Subject to the Agreed Security Principles, the Company and each Obligor shall (and the Company shall procure that each member of the Group which is its Restricted Subsidiary will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.
(c)	In relation to any provision of this Agreement which requires the Company, the Obligors or any member of the Group which is a Restricted Subsidiary to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.
27.10	Centre of main interests and establishments

Each Obligor whose jurisdiction of incorporation is a member State of the European Union shall not (without the prior written consent of the Agent) deliberately cause or allow its centre of main interests (as that term is used in Article 3(1) of the Regulation) to change in a manner which would be reasonably likely to be adverse to the interests of the Lenders.

27.11	Rating

The Company shall use commercially reasonable efforts to obtain and thereafter maintain a corporate rating and a rating for Facility B from two of Moody's, S&P's and Fitch, it being acknowledged and agreed that there is no required level or quality of that rating.

27.12	Spanish notarisation

For the purposes set out in articles 517 et seq. of the Spanish Civil Procedural Law, the Company undertakes to raise this Agreement, the Intercreditor Agreement, the Fee Letters, the Spanish law Security Documents, the Exchange Agreement (and any accession certificate relating to it), any other Finance Document agreed by the parties thereto to which it is a party and any document amending, extending, supplementing, ratifying and/or restating the foregoing or any other Finance Document secured by the Spanish law Security Documents (in each case, to which the Company is a party), to the status of a Spanish Public Document.

28.	Events of Default

Each of the events or circumstances set out in this Clause 28 (save for Clause 28.5 (Acceleration), Clause 28.6 (Clean-up Period), Clause 28.7 (Excluded Matters), Clause 28.8 (Audit Laws) and Clause 28.9 (Temporal Limitations)) and Schedule 17 (Events of Default) is an Event of Default.

28.1	Financial covenant
(a)	Subject to Clause 26.2 (Equity Cure) and the expiry of the equity cure period and paragraph (b) below, the Company fails to comply with the financial covenant in Clause 26.1 (Financial condition) when tested provided that no breach or default under Clause 26.1 (Financial condition) will constitute a Default or an Event of Default with respect to any Term Facility unless and until a Declared RCF Default has occurred and is continuing.

(b)	Provided no Declared RCF Default has occurred and is continuing, a failure to comply with Clause 26.1 (Financial condition) on any Test Date shall be deemed remedied if Clause 26.1 (Financial condition) is complied with on the next Test Date (including, for the avoidance of doubt, if the Test Condition is not met in respect of such Test Date).
28.2	Misrepresentation
(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any certificate, statement or notice delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect or misleading in any material respect as the case may be when made or deemed to be made or repeated.
(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 30 Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company or the relevant Obligor (as applicable) becoming aware of such misrepresentation.
28.3	Unlawfulness and invalidity

Subject to the Reservations and the Perfection Requirements:

(a)	it is or becomes unlawful for any Obligor that is a party to the Finance Documents to perform any of its material obligations under the Finance Documents;
(b)	any material obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable;
(c)	any material provision of any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective; or
(d)	any Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security, in each case, it is a party to or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security, in each case, it is a party to, and the unlawfulness, invalidity, (alleged or actual) repudiation or (alleged or actual) cessation individually or cumulatively materially and adversely affects the interests of the Lenders as a whole and is not remedied within 30 Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company or the relevant Obligor (as applicable) becoming aware of the unlawfulness, invalidity or (alleged or actual) cessation.

28.4	Intercreditor Agreement

Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with a material provision of, or does not perform its material obligations under, the Intercreditor Agreement or the Intercreditor Agreement ceases to be binding upon any such party for whatever reason, in each case, in a way which is materially adverse to the interests of the Lenders and, if capable of remedy, it is not remedied within 30 Business Days of the earlier of (a) the Agent giving notice to the Company and (b) the Company or the relevant Obligor (as applicable) becoming aware of the non-compliance.

28.5	Acceleration
(a)	Subject to Clause 4.5 (Utilisations during the Closing Certain Funds Period) and/or Clause 4.6 (Utilisations during the Post-Closing Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Agent may without any other judicial or extra judicial step, and shall, if so directed by the Super Majority Lenders by notice to the Company:
(i)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;
(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;
(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;
(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;
(v)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;
(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;
(vii)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, or powers under the Finance Documents.

A Declared Default or (to the extent permitted by law) any other action under this paragraph (a) of Clause 28.5 (other than any action referred to under subparagraph (a)(i) above) may be revoked with the consent of the Super Majority Lenders.

(b)	Subject to Clause 4.5 (Utilisations during the Closing Certain Funds Period), Clause 4.6 (Utilisations during the Post-Closing Certain Funds Period) and paragraph (b) of Clause 28.1 (Financial covenant), on and at any time after the occurrence of an Event of Default pursuant to Clause 28.1 (Financial covenant) which is continuing the Agent may, and shall, if so directed by the Super Majority Revolving Facility Lenders:
(i)	cancel the Total Revolving Facility Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;
(ii)	declare that all or part of the Revolving Facility Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;
(iii)	declare that all or part of the Revolving Facility Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Revolving Facility Lenders;
(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;
(v)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Revolving Facility Lenders;
(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;
(vii)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Revolving Facility Lenders; and/or
(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, or powers under the Finance Documents.

A Declared RCF Default or (to the extent permitted by law) any other action under this paragraph (b) of Clause 28.5 (other than any action referred to under subparagraph paragraph (b)(i) above) may be revoked with the consent of the Super Majority Revolving Facility Lenders.

28.6	Clean-up Period
(a)	In this Clause 28.6, "Clean-up Date" means, as regards a Permitted Acquisition or Permitted Investment, the date falling 180 days after the date of completion of that acquisition or investment.
(b)	In respect of any Permitted Acquisition or Permitted Investment, and notwithstanding any provision of this Agreement, the occurrence of any Default or Event of Default will be deemed not to be a breach of representation or warranty, a breach of an undertaking, a Default or an Event of Default if:
(i)
(A)	it is capable of remedy and, if the Company is aware of it, reasonable steps are going to be taken to remedy it; or
(B)	to the extent the breach, Default or Event of Default is not capable of remedy, the Company is actively seeking a waiver from the Lenders in relation to such breach, Default or Event of Default, provided that this exception will expire within 20 days;
(ii)	it has not been procured by or approved by any member of the Group;
(iii)	it does not have a Material Adverse Effect; and
(iv)	does not exist following the Clean-up Date.
(c)	If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).
(d)	The Company shall promptly notify the Agent upon becoming aware of the occurrence or existence of any event or circumstance which would, but for this Clause 28.6, be a Default or Event of Default and steps, if any, taken to remedy it.
28.7	Excluded Matters

Notwithstanding any other term of the Finance Documents, no:

(a)	steps or events set out in or specifically contemplated by the Structure Memorandum (excluding any cash repatriation to the Sponsor or exit steps described therein) or the actions or intermediate steps necessary to implement any of those steps, actions or events;
(b)	Permitted Transaction or any actions or intermediate steps necessary to implement a Permitted Transaction;
(c)	prior to the date falling five Business Days after the Closing Date or the end of the Post-Closing Certain Funds Period as applicable, breach of any representation, warranty, undertaking or other term of (or default or event of default under) any document relating to existing financing arrangements of any member of the Group arising as a direct or indirect result of any member of the Group entering into and/or performing is obligations under any Finance Document (or carrying out the Transactions or any other transactions contemplated by the Finance Documents); or
(d)	Withdrawal Event,

shall constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of an Event of Default and shall be expressly permitted under the terms of the Finance Documents (without, for the avoidance of doubt, any additional requirements, conditions or restrictions), provided that whilst a Withdrawal Event in and of itself shall not be deemed to constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of an Event of Default, if the occurrence of a Withdrawal Event otherwise results in the occurrence of a breach of any representation and warranty or undertaking in the Finance Documents or results in the occurrence of an Event of Default, each such circumstance shall not be deemed to be permitted under the terms of the Finance Documents pursuant to this Clause 28.7 and shall constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of an Event of Default under the Finance Documents in accordance with the terms thereof.

For the purposes of this Clause 28.7, "Withdrawal Event" means the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union and/or the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union and/or the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.

28.8	Audit Laws

Notwithstanding any other term of this Agreement, no Event of Default shall occur, or be deemed to occur, as a result of any restriction on the identity of the Company's Auditors contained in this Agreement being prohibited, unlawful, ineffective, invalid or unenforceable pursuant to the Audit Laws.

28.9	Temporal Limitations

Notwithstanding anything to the contrary in the Finance Documents, a notice of any Default or Event of Default, a notice of acceleration or any other instruction to the Agent in connection with an alleged Default or Event of Default may not be given with respect to any action, event or circumstance which was notified to the Agent (or to any Finance Party) or which the Agent (or a Finance Party) was aware of more than two (2) years prior to the date of such notice or instruction.

29.	Changes to the Lenders
29.1	Assignments and transfers by the Lenders
(a)	Subject to this Clause 29 and to Clause 30 (Debt Purchase Transactions) a Lender (the "Existing Lender") may:
(i)	assign any of its rights; or
(ii)	transfer any of its rights and obligations (including such as relate to that Lender's participation in each Utilisation),

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

(b)	On or prior to the Closing Date, notwithstanding paragraph (a) above, the prior written consent of the Company (in its sole and absolute discretion) is required for any assignment, transfer or sub-participation in respect of any of the Facilities unless the assignment, transfer or sub-participation is made to another Lender, to an Affiliate of an Existing Lender or to a Related Fund of an Existing Lender, provided that the relevant Existing Lender shall remain liable to the Company and each other Finance Party for the performance of the transferred rights and obligations under the Facilities and for any loss or liability suffered by the Company or any other Finance Party as a result of the New Lender's failure to perform any obligations.
(c)	Notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	any reference to sub-participation in this Clause 29 shall include any sub-participation irrespective of whether voting rights have been or will be transferred (unless otherwise provided for in this Agreement); and/or
(ii)	any restrictions applicable to any transfer or assignment in this Clause 29 shall equally apply to any sub-participations or any swap or derivative transactions in connection with a Lender's Commitment or participation in the Facilities or a Loan.
(d)	After the Closing Date, notwithstanding paragraph (a) above:
(i)	no assignment, transfer or sub-participation:
(A)	of any rights and obligations under any Facility may be made to (I) an Industrial Competitor, (II) subject to the proviso set out in the definition of Industrial Competitor applying mutatis mutandis in respect thereof, any other person holding directly or indirectly a controlling interest in an Industrial Competitor or an Affiliate of an Industrial Competitor, (III) a person which is a supplier or sub-contractor of the Group, or (IV) a Defaulting Lender;

(B)	of any rights and obligations under any Facility may be made to a Distressed Fund unless a Material Event of Default has not been waived by the Majority Lenders and is continuing at the time such assignment, transfer or sub-participation is made; and
(C)	of any rights and obligations under any Revolving Facility (in the case of a sub-participant, including the obligation to make Revolving Loans available) may be made to any person unless such person is (x) another Lender under a Revolving Facility or an Affiliate of a Lender under a Revolving Facility; or (y) a bank with a rating for its long-term unsecured debt obligations of at least BBB by S&P's or Fitch or at least Baa2 by Moody's or a comparable rating from an internationally recognised credit rating agency according to at least two of these rating agencies unless (in the case of sub-clause (y) a Material Event of Default is continuing and has not been waived by the Majority Lenders, unless, in each case, the Company has (in its sole and absolute discretion) consented to such assignment, transfer or sub-participation; and

(ii)	without limiting the restrictions set out in paragraph (d)(i) above, the consent of the Company (such consent not to be unreasonably withheld or delayed and deemed to be given if the Company has not objected in writing to such consent request within ten (10) Business Days of the date of its receipt of such consent request in writing) is required for an assignment, transfer or sub-participation (in the case of sub-participations, in which voting rights have been or will be transferred) in accordance with this Clause 29.1 by an Existing Lender unless the assignment, transfer or sub-participation (in which voting rights have been or will be transferred) is:
(A)	to a person included in the then current White List;
(B)	to another Lender or an Affiliate of a Lender;
(C)	if the Existing Lender is a fund, to a fund which is a Related Fund of an Existing Lender; or
(D)	made at a time when a Material Event of Default is continuing,

provided that for the avoidance of doubt, in the case of paragraph (A) above, a person included in the White List includes:

(1)	any funds managed by the funds listed in the column titled "Funds" in Part I of the White List;
(2)	any banks expressly listed in the column titled "Banks" in Part I of the White List (excluding any Affiliate or Related Fund of such bank for the purpose of paragraphs (B) and/or (C) above); and

(3)	any funds expressly listed in Part II of the White List (excluding any Affiliate or Related Fund of such fund for the purpose of paragraphs (B) and/or (C) above).
(e)	No assignment or transfer of any rights in respect of any Utilisation under a Facility by an Existing Lender to any New Lender will be permitted unless at the same time such Existing Lender assigns or transfers to such New Lender a proportionate amount of such Existing Lender's rights in respect of each other Utilisation under that Facility.
(f)	Any Existing Lender will enter into a Confidentiality Undertaking with any potential New Lender prior to providing it with any information about the Finance Documents or the Group, provided that such Confidentiality Undertaking (i) will be amended to the extent necessary to ensure that it is capable of being relied upon by the Company without requiring its signature and (ii) may not otherwise be materially the Company without the consent of the Company. A copy of each Confidentiality Undertaking and any amendments to it shall be provided to the Company if requested by the Company.
(g)	The Company will have the right to remove (in aggregate) up to 3 potential transferee names from the White List in every 12 Month period by notice to the Agent, provided that such right shall not affect any Existing Lender's rights in respect of its participation in the Facilities which it has provided or acquired prior to the date on which its name is removed from the White List. Subject to the prior written consent of the Company (which may be withheld in the Company's absolute discretion), the Agent may have the right to include or replace (in each case, in aggregate) up to 3 potential transferee names to the White List in every 12 Month period.
(h)	If any assignment, transfer or sub-participation is executed in breach of the provisions of this Clause 29.1:
(i)	the right to vote in respect of the Commitments and/or participations which are the subject of the assignment, transfer or sub-participation shall be suspended and such Commitments and/or participations shall be ignored in determining the decisions requiring a vote by some or all of the Lenders or a class of them; and
(ii)	for the purposes of Clause 41.3 (All Lender matters), the New Lender shall be deemed not to be Lender,

in each case until such time as there has been compliance with the provisions of this Clause 29.1.

(i)	The consent of the Issuing Bank (other than one which is fully cash covered) is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under any Revolving Facility unless the assignment or transfer is:
(i)	to a person included in the then current White List;

(ii)	to another Lender or an Affiliate of a Lender;
(iii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or
(iv)	a person with a rating for its long-term unsecured debt obligations of at least BBB by S&P's or Fitch or at least Baa2 by Moody's or a comparable rating from an internationally recognised credit rating agency according to at least two of these rating agencies.
(j)	An assignment or transfer of part of a Lender's participation must be:
(i)	in a minimum amount of €1,000,000 (when aggregated with, for this purpose, the participations of Affiliates and Related Funds), unless such Existing Lender's remaining participation is reduced to zero; and
(ii)	so that following such assignment or transfer the remaining participation of the Existing Lender and the New Lender in respect of Commitments or Utilisations made under the Facilities (for the avoidance of doubt, not to be aggregated with, for this purpose, the participations of Affiliates and Related Funds of the Existing Lender and the New Lender, as applicable) is in a minimum amount of €1,000,000 and in a minimum aggregate amount of €3,000,000 (when aggregated with, for this purpose, the participations of Affiliates and Related Funds of the Existing Lender and the New Lender, as applicable) unless the Existing Lender's remaining participation is reduced to zero.
(k)	Other than in the case of an assignment permitted by paragraph (b) of Clause 30.1 (Permitted Debt Purchase Transactions), an assignment or transfer will only be effective if the procedure set out in this Clause 29 is complied with.
(l)	If:
(i)	a Lender assigns, sub-participates or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, sub-participation, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, sub-participation, transfer or change had not occurred.

(m)	Each New Lender, by executing the relevant Assignment Agreement or Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
(n)	If an Existing Lender which is an Incremental Facility Lender under an Incremental Facility that is provided on a certain funds basis transfers any or all of its Commitments under that Incremental Facility to a New Lender (including an Affiliate or Related Fund) on or prior to the end of the Post-Closing Certain Funds Period applicable to that Incremental Facility with the consent of the Company (the "Incremental Transferred Commitments"), the Existing Lender shall (i) fund the Incremental Transferred Commitments in respect of that Loan by 9.30am (London time) on the applicable Utilisation Date if that New Lender has failed to so fund (or has confirmed that it will not be able to fund) on the applicable Utilisation Date (as applicable) in respect of that Incremental Facility and (ii) retain exclusive control over all rights and obligations with respect to the Incremental Transferred Commitments, including all rights with respect to waivers, consents, modifications, amendments and confirmations as to satisfaction of the requirement to receive all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) until after the occurrence of the first Utilisation Date of that Incremental Facility.
29.2	Assignment or transfer fee
(a)	Unless the Agent otherwise agrees and excluding an assignment or transfer made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a transfer fee of €4,000.
(b)	The Obligors shall not pay any notarial and security registration or perfection fees, costs and expenses as a result of an assignment or transfer.
(c)	If any New Lender fails to pay any transfer fee payable by it hereunder on the due date, the Agent may at any time deduct an amount equal to such fee from any moneys from time to time held by the Agent for account of such New Lender.
29.3	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
29.4	Procedure for transfer
(a)	Subject to the conditions set out in Clause 29.1 (Assignments and transfers by the Lenders) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. If any New Lender fails to pay any transfer fee payable by it in accordance with this Agreement on the due date, the Agent may at any time deduct an amount equal to such fee from any moneys from time to time held by the Agent for account of the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all know your customer or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the Security Agent, the New Lender, the other Lenders, any Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, any Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a Lender.
(d)	If the Existing Lender has consented to a waiver or amendment prior to the date on which the assignment becomes effective, then the New Lender shall be deemed to have consented to such waiver or amendment.
(e)	For the purposes of article 1407, paragraph 1, of the Italian Civil Code, each of the Parties provides its consent to the transfer (cessione), in whole or in part, by any Existing Lender of its contractual position (i.e. its rights and obligations) under this Agreement and the other Finance Documents (including as a secured creditor (creditore garantito) under the Transaction Security Documents governed by Italian law) in favour of any New Lender in accordance with the provisions of this Clause 29.4 and agrees that upon transfer, in accordance with a Transfer Certificate and this Clause 29.4, the guarantees and security interests created under the Finance Documents shall be preserved, without novation (novazione), for the benefit of any New Lender.
(f)	Each Transfer Certificate may be notarised before a Spanish notary public at the request of the Agent, the Existing Lender or the New Lender.

29.5	Procedure for assignment
(a)	Subject to the conditions set out in Clause 29.1 (Assignments and transfers by the Lenders) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;
(ii)	the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and
(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilise procedures other than those set out in this Clause 29.5 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.4 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.1 (Assignments and transfers by the Lenders).
(e)	If the Existing Lender has consented to a waiver or amendment prior to the date on which the assignment becomes effective, then the New Lender shall be deemed to have consented to such waiver or amendment.
(f)	Each Assignment Agreement may be notarised before a Spanish notary public at the request of the Agent, the Existing Lender or the New Lender.
29.6	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Incremental Facility Notice to the Company
(a)	The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, an Increase Confirmation or an

Incremental Facility Notice, send to the Company a copy of that Transfer Certificate, Assignment Agreement, an Increase Confirmation or an Incremental Facility Notice.
(b)	A Lender shall, promptly after a sub-participation is effected, notify the Company and the Agent.
29.7	Lenders' list

The Agent shall provide the Company with an up-to-date list of the holders of the Facilities (as applicable) semi-annually and otherwise promptly on request by the Company.

29.8	Security over Lenders' rights
(a)	In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(i)	any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and
(ii)	in the case of any Lender which is a fund, any assignment, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such assignment, charge, pledge or other Security shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or other Security for the Lender as a party to any of the Finance Documents; or
(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
29.9	Pro rata interest settlement
(a)	In respect of any transfer pursuant to Clause 29.4 (Procedure for transfer) or any assignment pursuant to Clause 29.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period:

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 29.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
(c)	The Agent will have no responsibility to intervene in or facilitate any arrangements that may be agreed between the Existing Lender and the New Lender regarding the sharing of any interest and/or fees.
29.10	No costs for Obligors

No Obligor shall bear any Taxes, notarial and security registration or perfection fees or costs, increased cost, gross-up or indemnity costs that result from, or would not have arisen but for the circumstances existing at the time of an assignment, transfer or sub-participation.

29.11	Novation
(a)	Unless the Company and the Agent (acting on the instructions of the Majority Lenders) agree otherwise, each Luxembourg Obligor hereby expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation made in connection with this Clause 29, the Transaction Security Documents to which such Luxembourg Obligor is a party and the guarantee given by it under this Agreement shall be preserved for the benefit of the New Lender.
(b)	In relation to any Spanish law governed Security Document or any guarantee granted by a Spanish Guarantor under Clause 23 (Guarantee and Indemnity), the Spanish Obligors and the other Parties irrevocably agree that, in accordance with article 1,528 of the Spanish Civil Code, in the event of any assignment, transfer or sub-participation made pursuant to and in accordance with this Clause 29 the Security created under, together with all rights and remedies arising under, the Spanish law governed Security Documents shall be deemed to have been automatically transferred to the New Lender and maintained in full force and effect.
(c)	The Parties expressly agree, for the purposes of article 1,204 of the Spanish Civil Code, that the obligations of a Spanish Obligor under this Agreement and any Spanish law governed Security Documents will continue in full force and effect following any transfer by way of novation made pursuant to and in accordance with this Clause 29.
(d)	Each Obligor domiciled in Spain accepts all transfers and assignments made pursuant to and in accordance with this Clause 29 without requiring any additional formalities not required by this Clause 29, including, without limitation, the notification to any Obligor of the relevant transfer or assignment (but without prejudice to the other notification requirements set out in this Clause 29), or the execution of any transfer or assignment document as a Spanish Public Document in Spain or the notarisation of the relevant document in any other country.
30.	Debt Purchase Transactions
30.1	Permitted Debt Purchase Transactions
(a)	The Company shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of "Debt Purchase Transaction".
(b)	Any member of the Group (each a "Purchaser") may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:
(i)	such purchase is made for a consideration of less than par;
(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; and
(iii)	such purchase is made at a time when no Event of Default is continuing.
(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a "Solicitation Process") which is carried out as follows:
(i)	Prior to 11am on a given Business Day (the "Solicitation Day") the relevant Purchaser or a financial institution acting on its behalf (the "Purchase Agent") will approach at the same time each Lender which participates in the relevant Term Facilities to enable them to offer to sell to the relevant Purchaser an amount of their participation in one or more Term Facilities. Any Lender wishing to make such an offer shall, by 11am on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11am on the fourth Business Day following such Solicitation Day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Term Facilities to which they relate and the average price paid for the purchase of participations in each relevant Term Facility. The Agent shall promptly disclose such information to the Lenders.
(ii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.
(iii)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.
(d)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an "Open Order Process") which is carried out as follows:
(i)	The relevant Purchaser may by itself or through another Purchase Agent place an open order (an "Open Order") to purchase participations in one or more of the Term Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Term Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11am on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Purchaser on or before such time by it communicating such acceptance in writing to the relevant Lender.

(ii)	Any purchase of participations in the Term Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Purchaser on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.
(iii)	If in respect of participations in a Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Term Facility to which an Open Order relates would be exceeded, the Purchaser shall only accept such offers on a pro rata basis.
(iv)	The Purchaser shall, by 11am on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Term Facilities to which they relate. The Agent shall promptly disclose such information to the Lenders.
(e)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to a bilateral process (a "Bilateral Process") which is carried out as follows:
(i)	a Purchaser may by itself or through the same or another Purchase Agent, at any time during the period commencing on the expiry of the relevant Solicitation Process and ending 30 days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit, provided that the purchase rate on such market purchases and bilateral arrangements during that 30-day period may not exceed the lowest purchase rate tendered by the Lenders during the Solicitation Process or an Open Order (as applicable) which was not accepted by that Purchaser;
(ii)	any purchase of participations in the Term Facilities pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second Business Day after the expiry of the Bilateral Process period referred to in paragraph (i) above; and
(iii)	a Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Facilities to which they relate. The Agent shall disclose such information to any Lender that requests the same.
(f)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process or a Bilateral Process may be implemented.

(g)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 30.1, notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	to the extent entered into by the applicable Borrower, on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall be extinguished unless the Company establishes to the satisfaction of the Agent (acting on the instructions of the Majority Lenders (acting reasonably)) that such extinguishment would have a materially adverse tax impact on the Group, in which case the following provisions shall apply to the Commitment and/or participation assigned or transferred to any member of the Group:
(A)	that portion of the Term Loans shall remain outstanding as an intra-Group loan between the Borrower to which that portion has been assigned as lender and the Borrower(s) under those Term Loans as borrower(s) provided that such intra-Group loan:
(1)	shall forthwith be subject to, and governed by the provisions of, the Intercreditor Agreement as an Intra-Group Liability (as defined in the Intercreditor Agreement);
(2)	shall rank junior to the claims of the Finance Parties against the respective Borrower(s) under the Finance Documents; and
(3)	shall not receive the benefit of any guarantee or indemnity pursuant to Clause 23 (Guarantee and Indemnity) or Transaction Security;
(B)	in ascertaining the Majority Lenders or Super Majority Lenders or Majority Revolving Facility Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero;
(C)	for the purposes of Clause 41.3 (All Lender matters), such Purchaser or the person with whom it has entered into a sub-participation, other agreement or arrangement shall be deemed not to be a Lender;
(D)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, such Purchaser shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(E)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the request of, or on the instructions of, the Agent or one or more of the Lenders, provided that, notwithstanding anything to the contrary above, the proviso at the end of paragraph (a) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities) shall apply, mutatis mutandis, to the Commitments and participations purchased by the Group.

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;
(iii)	the Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.1 (Assignments and transfers by the Lenders) to be a New Lender;
(iv)	no member of the Group shall be deemed to be in breach of any provision of Clause 27 (General Undertakings) or Schedule 16 (Incurrence Covenants) solely by reason of such Debt Purchase Transaction;
(v)	Clause 34 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and
(vi)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.
30.2	Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities
(a)	For so long as any Non-Debt Fund Affiliate or an Investor (each a "Disenfranchised Entity"):
(i)	beneficially owns a Commitment; or
(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders or Super Majority Lenders; or
(B)	whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents (each such action being a "vote"), such Commitment shall in case of a Disenfranchised Entity, be deemed to be zero and such Disenfranchised Entity or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraph (A) and (B) above (unless in the case of a person not being a Disenfranchised Entity by virtue otherwise than by beneficially owning the relevant Commitment) provided that:

(1)	the Commitment of a Disenfranchised Entity may not be increased without its prior written consent; and
(2)	an amendment or waiver relating to matters set out in Clause 41.3 (All Lender matters) shall only be binding on a Disenfranchised Entity if such amendment or waiver is made with respect to rights and/or obligations of all Lenders in the same manner.
(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Disenfranchised Entity (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part 1 of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).
(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a Disenfranchised Entity,

such notification to be substantially in the form set out in Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Disenfranchised Entity that is a Lender agrees that:
(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same;
(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the request of, or on the instructions of, the Agent or one or more of the Lenders; and
(iii)	to the extent and for so long as its beneficial ownership of a Commitment, participation in any Utilisation or sub-participation or other agreement or arrangement relating to a Commitment and constituting or arising as a consequence of a Debt Purchase Transaction could result in the subordination of claims of any other Lender under the

Finance Documents pursuant to any law relating to the subordination of shareholder loans or prejudice or adversely affect the Transaction Security or guarantee and indemnity pursuant to Clause 23 (Guarantee and Indemnity) (or their enforceability) in any respect, it shall not be a secured or guaranteed party (however described) under and for the purposes of any Finance Document and no amount or other obligation owing to it under any Finance Document shall be secured by the Transaction Security.
(e)	For the avoidance of doubt, this Clause 30.2 shall not apply to Debt Fund Affiliates.
31.	Changes to the Obligors
31.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, unless expressly permitted by this Agreement.

31.2	Additional Borrowers
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.6 ("Know your customer" checks) the Company may request that any of its Restricted Subsidiaries becomes a Borrower. That Restricted Subsidiary shall become a Borrower under a Facility if:
(i)	(A) it is incorporated under the laws of the same jurisdiction as an existing Borrower under that Facility or any other Permitted Jurisdiction or (B) all the Lenders in the relevant Facility to which that Restricted Subsidiary shall accede as a Borrower approve the addition of that Restricted Subsidiary (such approval not to be unreasonably withheld or delayed);
(ii)	the Company and that Restricted Subsidiary deliver to the Agent a duly completed and executed Accession Deed provided that, if necessary, the Accession Deed shall include customary tax gross up and guarantee limitation provisions (as applicable);
(iii)	the Restricted Subsidiary is (or becomes) a Guarantor prior or upon becoming a Borrower;
(iv)	the Company confirms that no Event of Default is continuing or would occur as a result of that Restricted Subsidiary becoming an Additional Borrower; and
(v)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).
(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
31.3	Resignation of a Borrower
(a)	The Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:
(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and
(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full-force and effect (subject to the Reservations and Perfection Requirements).
31.4	Additional Guarantors
(a)	Subject to compliance with the provisions of (c) and (d) of Clause 25.6 ("Know your customer" checks), the Company may request that any member of the Group shall become a Guarantor.
(b)	A member of the Group shall become an Additional Guarantor if:
(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed provided that in the case of any Additional Guarantor incorporated, established or formed outside of a Permitted Jurisdiction, the Accession Deed shall include customary tax gross up and guarantee limitation provisions (as applicable); and
(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).
(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).
(d)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
31.5	Resignation of a Guarantor
(a)	In this Clause 31.5, "Third Party Disposal" means the disposal of an Obligor to a person who is not a member of the Group where that disposal is not prohibited under this Agreement (and the Company has confirmed this is the case).
(b)	the Company may request that a Guarantor (other than the Company and the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:
(i)	that Guarantor is being disposed of by way of a Third Party Disposal or is subject to a Permitted Transaction or is being designated as an Unrestricted Subsidiary and the Company has confirmed this is the case;
(ii)	the Company confirms to the Agent that the Percentage Test based on the most recent Annual Financial Statements (or, at the option of the Company, such other financial statements for the most recently completed Relevant Period prior to such date for which the Company has sufficient available information to be able to determine the Percentage Test provided that such information is provided to the Agent) calculated on a pro forma basis taking into account such resignations and any members of the Group which have or will become Additional Guarantors on or prior to the date on which the resignation will become effective, and any resignation or accession of any Obligor which has or will become effective on or prior to the date on which such resignation will become effective, will continue to be satisfied;
(iii)	the resignation of that Obligor is contemplated by the Structure Memorandum (excluding any cash repatriation to the Sponsor or exit steps described therein) or the Intercreditor Agreement; or
(iv)	the prior consent of the Super Majority Lenders or, as the case may be, the Majority Lenders has been obtained in accordance with paragraph (a) of Clause 41.4 (Other exceptions).
(c)	Subject to clause 21.22 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no actual payment is then due and payable from the Guarantor under Clause 23 (Guarantee and Indemnity); and
(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased (or will simultaneously cease) to be a Borrower under Clause 31.3 (Resignation of a Borrower).
31.6	Resignation and release of security
(a)	If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal or is being designated as an Unrestricted Subsidiary then:
(i)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent and/or any other Secured Party, or Transaction Security in favour of the Security Agent and/or any other Secured Party was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent shall, at the cost and request of the Company, release for and on its own behalf and for and on behalf of the other Secured Parties those assets, business or shares (or equivalent);
(ii)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (i) above shall not become effective until the date of the relevant transaction; and
(iii)	the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (i) above shall be conditional upon the relevant transaction being effective, so that the release of the relevant assets, business or shares (or equivalent) shall not become effective until the date of that relevant transaction.
(b)	If an Obligor disposes of any assets (or any member of the Group disposes of shares in an Obligor or any Holding Company of an Obligor) or is subject to a Permitted Transaction or is being designated as an Unrestricted Subsidiary and such transaction is not prohibited by this Agreement, the Security Agent shall (and is irrevocably so authorised by the Secured Parties), upon the request of the Company, execute all documents necessary to release the relevant assets from the Transaction Security and, in the case of any such disposal of shares in an Obligor or Holding Company of an Obligor, over the respective assets of such Obligor and its Restricted Subsidiaries (and the shares in any such Obligor and/or Restricted Subsidiary) and issue certificates of non-crystallisation of any floating charge, in order to allow that transaction to be completed.
(c)	If a member of the Group whose shares and assets are subject to a Transaction Security is to be merged into an Obligor and such merger is permitted by this Agreement, the Security Agent shall (and is irrevocably so authorised by the Secured Parties), upon the request of the Company, execute all documents necessary to release that Transaction Security in order to allow that merger to be completed provided that any requirement as to providing security over such assets once held by the merged entity under this Agreement are complied with.

31.7	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Restricted Subsidiary that the representations and warranties referred to in paragraph (b) of Clause 24.19 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.8	Designation of Subsidiaries

The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary for the purposes of the Finance Documents in accordance with Section 10 (Designation of Unrestricted Subsidiaries) of Schedule 16 (Incurrence Covenants).

32.	Role of the Agent, the Sustainability Coordinator, the Arrangers, the Issuing Bank and Others
32.1	Appointment of the Agent
(a)	Each of the Arrangers, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Arrangers, the Lenders and the Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers and authorities specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers and authorities.
(c)	Each of the Arrangers, the Lenders and the Issuing Bank hereby releases, to the extent legally possible, the agent from any restrictions of self-dealing and multi-representation under any applicable law. A Finance Party which is barred by its constitutional documents from granting such exemption shall notify the Agent accordingly.
(d)	In relation to the Finance Documents governed by Italian law, each of the Finance Parties irrevocably:
(i)	appoints the Agent to be its agent (mandatario con rappresentanza) for the purpose of executing in its name and on its behalf any Finance Document which is expressed to be governed by Italian law; and
(ii)	consents that the Agent may act as its agent (mandatario con rappresentanza) in all cases of conflict of interest and self-dealing, in accordance with article 1394 and execute each Finance Documents expressed to be executed by the relevant Agent on its behalf including to execute any document with itself (contratto con se stesso) in accordance with article 1395 of the Italian Civil Code.
(e)	Each of the Secured Parties hereby:
(i)	grants the Security Agent (also acting as its agent (mandatario con rappresentanza) for the purposes of Italian law, pursuant to the

Intercreditor Agreement) the power to negotiate and approve the terms and conditions of any Transaction Security Document, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the Security created thereunder in the name and on behalf of the Secured Parties;
(ii)	confirms that in the event that any Security created under the Transaction Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such security in its name and on its behalf; and
(iii)	undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity.
32.2	Appointment of the Agent in Spain
(a)	Each of the Finance Parties (other than the Agent) irrevocably appoints and authorises the Agent, which accepts, so that the Agent (with express power of self-contracting (autocontratación), sub-empowering or multiple representation), acting through a duly appointed representative, may exercise, in the name and on behalf of the Finance Parties the rights, powers, authorities and discretions specifically given to the Agent under or in connection with this Agreement, including but not limited to the following:
(i)	to execute in the name of any of the Finance Parties (whether in its own capacity or as agent of other parties) any Finance Document, any Assignment Agreement, any Transfer Certificate and any Exchange Accession Certificate (as this term is defined in the Exchange Agreement) as well as any novation, amendment or ratification to the same and appear before a Notary Public and raise into the status of a public document in Spain such documents and to sign any Spanish Public Document as it deems fit;
(ii)	to ratify, if necessary or convenient, at the cost of the relevant Finance Party, any such escrituras públicas or pólizas intervenidas executed by an orally appointed representative in the name or on behalf of the Finance Parties;
(iii)	to execute and/or do any and all deeds, documents, acts and things, required in connection with the execution of the Finance Documents, any Assignment Agreement, any Transfer Certificate and any Exchange Accession Certificate (as this term is defined in the Exchange Agreement) and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose or in connection with the powers granted in this Clause 32.2;

(iv)	to carry out, execute, effect and perform all the actions that may be necessary or convenient for the purposes of complying with the purpose of this Agreement; and
(v)	to request and obtain the copy issued for enforcement purposes (copia con fuerza ejecutiva) of this Agreement, any other Finance Document, any Assignment Agreement, any Transfer Certificate and any Exchange Accession Certificate (as this term is defined in the Exchange Agreement).
(b)	In connection with the ratification and formalisation of any Finance Document, any Assignment Agreement, any Transfer Certificate and any Exchange Accession Certificate (as this term is defined in the Exchange Agreement) as a Spanish Public Document, the Agent is hereby authorised on behalf of each Finance Party to enter into, enforce the rights of each Finance Party and represent each Finance Party in respect of the granting of any Spanish Public Document.
(c)	Without prejudice to the above, the Agent, acting at its discretion and to the extent reasonably possible, may invite the Finance Parties to enter into and/or to enforce the rights of each Finance Document, each Assignment Agreement, each Transfer Certificate and each Exchange Accession Certificate (as this term is defined in the Exchange Agreement) jointly with the Agent. For the avoidance of doubt, this does include the granting of any right to the Finance Parties to enter into and/or to enforce the rights under each such document jointly with the Agent.
(d)	Each Finance Party (other than the Agent) hereby undertakes to the Agent that, promptly upon request, such Finance Party will ratify and confirm all transactions entered into and other actions by the Agent (or any of its substitutes or delegates) in the proper exercise of the power granted to it hereunder.
(e)	Each Finance Party (other than the Agent) irrevocably undertakes to the Agent and the other Finance Parties to, if requested by the Agent:
(i)	appear and execute with the Agent to enable the Agent to exercise any right, power, authority or discretion vested in it as Agent pursuant to this Agreement and to execute any document or instrument including any Spanish Public Document; and
(ii)	abide by and act, or refrain from acting, in accordance with, any decision of the Majority Lenders made in accordance with this Agreement in relation thereto.
(f)	Notwithstanding paragraph (e) above, a Finance Party (other than the Agent) that has notified the Agent that it cannot authorise or empower, or has not authorised or empowered, the Agent to act on its behalf, irrevocably undertakes to the Agent and the other Finance Parties to:
(i)	appear and execute with the Agent to enable the Agent to exercise any right, power, authority or discretion vested in it as Agent pursuant to this

Agreement and to execute any document or instrument including any Spanish Public Document; and
(ii)	abide by and act, or refrain from acting, in accordance with, any decision of the Majority Lenders made in accordance with this Agreement in relation thereto.
32.3	Instructions
(a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power or authority vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;
(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and
(C)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power or authority and the Agent may refrain from acting unless and until it receives those instructions or that clarification.
(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.
(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.
32.4	Duties of the Agent
(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 29.6 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Incremental Facility Notice to the Company) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover), paragraph (b) above shall not apply to any Assignment Agreement, Transfer Certificate or any Increase Confirmation.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.
(g)	The Agent shall provide to the Company upon its request a list (which may be in electronic form) setting out the names of the then existing Lenders, their respective Commitments, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information in its possession required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means.
(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(i)	The Agent shall, in relation to any vote, provide to the Company (upon the Company's request) full details of the Lenders' voting including, for each Lender, its Commitment, whether it has voted and how it has voted.
32.5	Role of the Arranger

Except as specifically provided in the Finance Documents, each Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

32.6	Role of the Sustainability Coordinator
(a)	The Sustainability Coordinator will not be liable for any action taken by it under or in connection with any Finance Document in such capacity, unless directly caused by its gross negligence or wilful misconduct.
(b)	No party (other than the Sustainability Coordinator) may take any proceedings against any officer, employee or agent of the Sustainability Coordinator in respect of any claim it might have against the Sustainability Coordinator or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Sustainability Coordinator may rely on this Clause 32.6, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Sustainability Coordinator shall not act for nor represent the Finance Parties, and each Finance Party is solely responsible at all times for making its own independent appraisal of and analysis in relation to any sustainable aspects for the purpose of this Agreement.
32.7	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent, the Sustainability Coordinator, any Arranger or the Issuing Bank as a trustee of any other person. Neither the Agent, the Sustainability Coordinator nor any Arranger has any financial or commercial duty of care for any person.
(b)	None of the Agent, any Arranger, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
32.8	Business with the Group

The Agent, each Arranger, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.9	Rights and discretions
(a)	The Agent and the Issuing Bank may rely on:
(i)	any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph

(b) or paragraph (c) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities)) believed by it to be genuine, correct and appropriately authorised; and
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, the Super Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under paragraphs 1(a) and/or (b) of Schedule 17 (Events of Default));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a Sponsor Affiliate.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.
(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers, the Sustainability Coordinator or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 16.3 (Market disruption).
(k)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power or authority if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.10	Responsibility for documentation

None of the Agent, any Arranger, the Sustainability Coordinator, the Issuing Bank or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, the Sustainability Coordinator, the Issuing Bank, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the Report or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
32.11	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
32.12	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender), none of the Agent, the Issuing Bank, nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever unless for gross negligence or wilful misconduct) for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security;
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or
(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of:  nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Finance Document.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:
(i)	any know your customer or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the

Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
32.13	Lenders' indemnity to the Agent
(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.
32.14	Resignation of the Agent
(a)	The Agent may resign (after prior notification to the Company) and appoint one of its Affiliates acting through an office in the European Union or the United Kingdom as successor by giving notice to the Lenders and the Company.
(b)	Without prejudice to paragraph (a) above, the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (with the consent of the Company, such consent not to be unreasonably withheld or delayed, provided that, for the avoidance of doubt, it shall not be unreasonable to withhold or delay consent where the Company has made reasonable requests for information about the proposed successor Agent and that information has not been provided or the proposed successor Agent is an Industrial Competitor) may appoint a successor Agent, which shall be incorporated or acting through an office in the European Union or the United Kingdom.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union or the United Kingdom).
(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (a) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 18.9 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Agent pursuant to Clause 18.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

(h)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party, including the capacity to represent any Finance Party for the purposes of raising any Finance Document, any Assignment Agreement, any Transfer Certificate and any Exchange Accession Certificate (as this term is defined in the Exchange Agreement) to the status of Spanish Public Document.
32.15	Replacement of the Agent
(a)	With the consent of the Company (not to be unreasonably withheld or delayed), the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the European Union or the United Kingdom).
(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party, including the capacity to represent any Finance Party for the purposes of raising any Finance Document, any Assignment Agreement, any Transfer Certificate and any Exchange Accession Certificate (as this term is defined in the Exchange Agreement) to the status of Spanish Public Document.
32.16	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.17	Relationship with the Lenders
(a)	Subject to Clause 29.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address and either the fax number or (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) the electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address and either a fax number or an electronic mail address and department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(ii) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
32.18	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Agent, the Arrangers, the Sustainability Coordinator, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender, Issuing Bank or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(d)	the adequacy, accuracy and/or completeness of the Report and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
32.19	Base Reference Banks
(a)	If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.
(b)	No Base Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(c)	No Base Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

No Party (other than the relevant Base Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank in respect of any claim it might have against that Base Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank may rely on this Clause 32.19 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

32.20	Deduction from amounts payable by the Agent

If any Finance Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted and each Finance Party hereby agrees to those terms.

32.21	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by any Arranger or Agent) the terms of any reliance letter or engagement letters relating to any reports (including in connection with Permitted Acquisitions) or any letters or reports provided by accountants or professional or other advisors in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
34.	Sharing among the Finance Parties
34.1	Payments to Finance Parties
(a)	Subject to paragraph (b) below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.
34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)	that Recovering Finance Party's rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to Clause 34.3 (Recovering Finance Party's rights).
34.5	Exceptions
(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 34, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
(c)	This Clause 34 will not apply to any amounts which, as principal and/or interest, are no longer received by any Lenders which, in the event of any Obligor's insolvency and pursuant to article 281.1.5º, in relation to articles 282, 283 and 284 of the Spanish Insolvency Law, need to be treated as subordinated creditors.
(d)	This Clause 34 shall not apply to the extent that a Recovering Finance Party shall have received an amount in excess of the amount it would have received in accordance with Clause 35 (Payment Mechanics) pursuant to article 280 of the Spanish Insolvency Law, unless the Recovering Finance Party prior to commencement of an Insolvency Proceeding against any Obligor has requested the Agent to start such proceeding jointly on behalf of the Lenders and such request has not been approved by the Majority Lenders within 10 Business Days of such request.
34.6	Ancillary Lenders
(a)	This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.5 (Acceleration).
(b)	Following the occurrence of a Declared Default which is continuing, this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.
35.	Payment Mechanics
35.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) and with such bank as the Agent specifies.
35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback and pre-funding
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)	the Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
35.5	Impaired Agent
(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either:
(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Approved Bank within the meaning of paragraph (a) of the definition of "Approved Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 32.15 (Replacement of the Agent), each Paying Party shall other than to be extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 35.2 (Distributions by the Agent).
(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

35.6	Partial payments
(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank or the Security Agent under those Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
(d)	Notwithstanding the foregoing or any other provision of a Finance Document, amounts received from any Guarantor shall not be applied to any obligation that is an Excluded Swap Obligation of such Guarantor.
35.7	Set-off by Obligors

Unless otherwise permitted under paragraph (j) of Clause 18.2 (Tax gross-up) of this Agreement, all payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

35.8	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
35.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.
35.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
35.11	Disruption to Payment Systems etc

If either the Agent determines (acting on the instruction of Majority Lenders) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
36.	Set-Off
(a)	A Finance Party may, at any time whilst a Declared Default is continuing, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.
37.	Notices
37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (subject to Clause 37.6 (Electronic communication)) or letter.

37.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;
(b)	in the case of each Lender, the Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

37.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of electronic mail, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Company for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Company as its agent of receipt.
37.4	Notification of address and electronic mail address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 37.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties when relevant.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication
(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.
(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.
(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 37.6.
37.7	Direct electronic delivery by the Company

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 37.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

37.8	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so reasonably required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
38.	Calculations and Certificates
38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention and interest calculation
(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and
(ii)	subject to paragraph (b) below, without rounding.
(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.
39.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

41.	Amendments and Waivers
41.1	Intercreditor Agreement

This Clause 41 is subject to the terms of the Intercreditor Agreement.

41.2	Required consents
(a)	Subject to Clause 41.3 (All Lender matters) and Clause 41.4 (Other exceptions), any term of the Finance Documents (other than any Fee Letter (which may be amended by the parties thereto)) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41 and each Finance Party hereby irrevocably empowers the Agent to execute and notarise, on behalf of the Lenders, any document (including any Spanish Public Document) required to give effect to the agreed waiver or amendment and each Finance Party shall grant any documents or carry out actions necessary or convenient for the validity of such irrevocable power of attorney in favour of the Agent.
(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 32.9 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.
(e)	No consent of any Lender (other than the proposed Incremental Facility Lenders) is required for an Incremental Facility which is permitted under the terms of this Agreement.
41.3	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of "Majority Lenders", "Super Majority Lenders", "Change of Control", "Sale", "Specified Change of Control Event" or "Structural Adjustment" in Clause 1.1 (Definitions), Clause 2.4 (Finance Parties' rights and obligations), Clause 34 (Sharing among the Finance Parties), this Clause 41 or Clause 46 (Governing Law);
(b)	any provision which expressly requires the consent of all the Lenders;
(c)	a change to the Borrowers or Guarantors other than in accordance with Clause 31 (Changes to the Obligors);
(d)	any amendment to the order of priority or subordination (including with respect to proceeds of enforcement of Security) under the Intercreditor Agreement that would or could reasonably be expected to adversely affect the interests of the Lenders under this Agreement (in their capacity as such) (provided that any Structural Adjustment or the introduction of an Incremental Facility shall not be deemed to adversely affect the interests of the Lenders); or
(e)	any amendment to Clause 29 (Changes to the Lenders) which results in the provisions of Clause 29 (Changes to the Lenders) being more restrictive for the Lenders,

shall not be made or given without the prior consent of all the Lenders, except where such amendment or waiver is a Structural Adjustment.

41.4	Other exceptions
(a)	Any amendment to a Finance Document made for the sole purpose of:
(i)	curing any manifest ambiguity, defect, error or inconsistency;
(ii)	making any minor, technical or administrative amendment to facilitate the commitment to or use of any Incremental Facility which amendment is not adverse in any respects to the interests of any Lender; or
(iii)	evidencing and providing for the acceptance and appointment of a successor Agent or Security Agent pursuant to the requirements thereof or to provide for the accession by a successor Agent or Security Agent to any Finance Document, may be implemented by agreement between the Agent and the Company and any such amendment will be binding on all parties to the relevant Finance Document.

(b)	The Security Agent shall be authorised to release any guarantee and/or indemnity granted under the Finance Documents and/or any Transaction Security (or any change to the nature and/or scope of the Transaction Security) in the event that (i) such release is required to implement a Structural Adjustment that has been approved as required under paragraph (c) below and, subject to the Intercreditor Agreement, the relevant security and/or guarantees are retaken in accordance with the Agreed Security Principles, or (ii) such release is required to effect a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document (including, in the case of such a disposal of shares in an Obligor, the release of not only any Transaction Security over those shares but also any guarantee or such Transaction Security granted by that Obligor or any of its Restricted Subsidiaries) or has been consented to by the Majority Lenders in accordance with the Finance Documents, or (iii) such release is required to effect or implement (A) the incurrence of any Indebtedness and grant of any Security in connection with such Indebtedness, in each case to the extent not prohibited by the terms of this Agreement, (B) a Permitted Reorganization, (C) any transaction permitted under Section 7 (Merger and Consolidation) of Schedule 16 (Incurrence Covenants) or (D) such other action not prohibited by the terms of this Agreement, or (iv) such action is otherwise expressly permitted by or contemplated under Section 3 (Limitation on Liens), or (v) upon the designation of an Obligor or of a member of the Group whose shares are pledged pursuant to any Transaction Security as an Unrestricted Subsidiary pursuant to Section 10 (Designation of Unrestricted Subsidiaries) of Schedule 16 (Incurrence Covenants), or (vi) such release is conditional upon prepayment in full of the Facilities, or (vii) such release is with respect to Transaction Security granted by a member of the Group who has resigned as a Guarantor in accordance with this Agreement. Otherwise the release of any guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity) or any Transaction Security (or any change to the nature and/or scope of the Transaction Security) constituted by the Transaction Security Documents requires the consent of:
(i)	the Majority Lenders where:
(A)	following such release there will be no breach of paragraph (a) of Clause 27.8 (Conditions subsequent); and
(B)	the release of the guarantee and indemnity or Transaction Security relates to a Guarantor which is not a Material Subsidiary or a Material Subsidiary by virtue of paragraph 0 of that definition only; and
(ii)	the Super Majority Lenders in each other case.
(c)	A Structural Adjustment shall only require the prior consent of (i) the Company and each Lender that is participating in that Structural Adjustment and shall not require the consent of any other Lender and (ii) the Majority Lenders, if the Structural Adjustment relates to an increase in any Commitment which would otherwise be prohibited by this Agreement (without regard to any permissions for Structural Adjustments).
(d)	An amendment or waiver which relates to the rights or obligations of the Agent, the Issuing Bank, the Sustainability Coordinator or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent, the Issuing Bank, the Sustainability Coordinator or the Security Agent (as applicable).
(e)	An amendment or waiver or a consent of, or in relation to, any term of any Finance Document that has the effect of waiving or changing a Majority Revolving Facility Consent Provision shall not be made or given without the prior consent of the Super Majority Revolving Facility Lenders.

(f)	Notwithstanding anything to the contrary in this Agreement, an amendment or waiver to this Agreement pursuant to Clause 14.5 (Sustainability Adjustment) or the Sustainability KPI Letter shall only require the consent of the Company and the Sustainability Coordinator (acting on instructions of the Majority Lenders).
(g)	Any term of the Finance Documents may be amended or waived by the Company and the Agent without the consent of any other Party in order to cure defects or omissions or resolve ambiguities or inconsistencies or correct manifest errors, if such amendment or waiver is of a minor, technical or administrative nature if such amendment or waiver is otherwise for the benefit of all or any of the Lenders where the remaining Lenders are not adversely affected thereby.
41.5	Changes to reference rates
(a)	If:
(i)	a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan; or
(ii)	the Company otherwise requests any amendment, replacement or waiver to provide for an additional or alternative benchmark rate, base rate or reference rate to apply in respect of the Facilities (including any amendment, replacement or waiver to the definition of Published Rate (including an alternative or additional page, service or method for the determination thereof) or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate, base rate or reference rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that other benchmark rate, base rate or reference rate for any Interest Period and making other consequential and/or incidental changes), then the relevant Published Rate, benchmark rate, base rate or reference rate (as applicable) shall be amended to an alternate rate of interest proposed by the Company that is commercially practicable for the Agent to administer (as reasonably determined by the Agent) to which the Majority Lenders (acting reasonably) have given their consent provided that the provisions of Clause 41.6 (Excluded Commitments) shall apply to any request for such consent as if the reference to "ten Business Days" in that paragraph were to "five Business Days", and any such rate, a "Successor Rate", and the Agent and the Company shall enter into any amendment to this Agreement to implement such Successor Rate and implement other related changes to this Agreement (including, without limitation, any Published Rate Successor Conforming Changes) as may be required, appropriate, necessary or desirable in connection with and/or to facilitate the implementation and use of such Successor Rate as a replacement for the relevant Published Rate, which amendments shall, notwithstanding anything in this Clause 41 be effective without any further action or consent of any other Party and shall be binding on all Parties, provided that:

(i)	any alternative interest rate agreed to pursuant to the above shall be automatically binding on a Defaulting Lender; and
(ii)	any Lender which rejects a request for any such consent shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.
(b)	In this Clause:

"Published Rate" means:

(i)	the Screen Rate; or
(ii)	an RFR.

"Published Rate Successor Conforming Changes" means, with respect to any proposed Successor Rate, any conforming changes to the definition of Interest Period (including with respect to duration of Interest Periods), the timing and/or frequency of determining rates and making payments of interest (and, in the case of any Successor Rate for a Compounded Rate Currency, the calculation of break costs and other technical, administrative or operational changes) or matters as may be appropriate (in the opinion of the Company (with the consent of the Agent, acting reasonably)), to reflect the adoption of such Successor Rate and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Company determines that the adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Company and the Agent determine) including, without limitation:

(i)	aligning any provision of a Finance Document to the use of that other benchmark rate;
(ii)	making adjustments to such Successor Rate and this Agreement to preserve pricing in effect at the time of selection of such Successor Rate (including adjustments to the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Successor Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall (if the Company so elects in its sole and absolute discretion) be determined on the basis of that designation, nomination or recommendation));
(iii)	enabling that Successor Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Successor Rate to be used for the purposes of this Agreement); or
(iv)	providing appropriate fallback (and market disruption) provisions for that Successor Rate.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(v)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Company materially changed;
(vi)
(A)
(1)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(B)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(C)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(D)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(E)	in the case of EURIBOR, the supervisor of the administrator of that rate makes a public announcement or publishes information stating that that rate is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or
(vii)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or
(B)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the "Published Rate Contingency Period" in the Reference Rate Terms relating to that Published Rate; or
(C)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

41.6	Excluded Commitments

If any Lender fails to vote (positively or negatively) on a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made (a "Non-Replying Lender") its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of such Total Commitments has been obtained to approve that request.

41.7	Replacement of Lender
(a)	If at any time:
(i)	any Lender becomes a Defaulting Lender;
(ii)	any Lender becomes a Non-Consenting Lender; or
(iii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased costs) or Clause 18.2 (Tax gross-up) or Clause 18.3 (Tax indemnity) to any Lender, then the Company may, on ten Business Days' prior written notice to the Agent and such Lender (or such shorter period as agreed between the Agent and the Company):

(A)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders), and notably, for the avoidance of doubt, in compliance with the procedure described in Clause 29.4 (Procedure for transfer), all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender")

selected by the Company, which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment), the Issuing Bank (unless the Issuing Bank is fully cash covered) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (in accordance with Clause 29 (Changes to the Lenders));

(B)	prepay the participation of any Non-Consenting Lender in any outstanding Utilisations using Available Amount,

and in each case for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents;

(b)	The replacement or prepayment of a Lender pursuant to this Clause 41.7 shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Agent;
(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)	in the event of a replacement or prepayment of a Non-Consenting Lender or Non-Replying Lender or Defaulting Lender such replacement or prepayment must take place no later than 90 days after the date on which that Lender is deemed to be a Non-Consenting Lender or Non-Replying Lender or Defaulting Lender, as the case may be;
(iv)	in no event shall the Lender replaced under this Clause 41.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer.
(c)	Should a Lender not deliver a Transfer Certificate in accordance with paragraph (a)(iii)(A) or, in the event that the Company elects, on five Business Days' written notice to a Non-Consenting Lender and the Agent on an irrevocable and unconditional basis, to prepay or replace a Non-Consenting Lender in full in accordance with paragraph (a) of this Clause 41.7, such Lender shall be excluded from both the numerator and the denominator in calculating the aggregate Commitments and participations of Lenders in respect of any relevant Facility, Utilisation and/or class of Lender and the proportions that have voted for or against such consent, waiver or approval until such transfer is effected.
(d)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(e)	The Lenders authorise the Agent, and the Agent shall be required, to update the Company upon the Company's request on the progress of any consent or waiver request including, without limitation, the identity and Commitments of each Lender and whether it has approved, rejected or not responded to such request.
(f)	In the event that:
(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents; and
(ii)	the Majority Lenders (or Lenders representing 50 per cent. by Commitments under the relevant Facility) or (in the case of a Structural Adjustment, 50 per cent. by Commitments of the affected Lenders) have consented to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

41.8	Disenfranchisement of Defaulting Lenders or Non-Consenting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders or the Super Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Facility Commitments under the relevant Facility/ies; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of this paragraph and paragraph (i) above.

(b)	For the purposes of this Clause 41.8, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (e) or (f) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

(c)	Where a Non-Consenting Lender has been replaced within fifteen (15) days following the last day for acceptance or rejection of any waiver, consent, or amendment request:
(i)	the Non-Consenting Lender's Commitment which has been replaced will be disregarded and (where replaced) the Replacement Lender's relevant Commitment will be eligible to vote in respect of the request and will be included for the purpose of calculating the aggregate Commitments of the Lenders; and
(ii)	provided that the Replacement Lender gives its consent to the relevant request within two Business Days following the transfer to it of the Non-Consenting Lender's Commitment, it will be deemed to have consented to that request within the required period for Lender responses, and the Agent will recalculate whether the requisite percentage of the aggregate Commitments of the Lenders have been obtained to approve the relevant request without the need to re-ballot the Lenders.

42.	Confidentiality
42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, reinsurers in respect of any liability under this Agreement, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 32.17 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders' rights);
(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)	who is a Party;
(ix)	(in the case of the Security Agent) who is a receiver; or
(x)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (a) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers (with such changes to it as the Company may reasonably require) or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
42.3	Disclosure to numbering service providers
(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:
(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;
(v)	the names of the Agent and the Arrangers;
(vi)	date of each amendment and restatement of this Agreement;
(vii)	amount of Total Commitments;
(viii)	currencies of the Facilities;
(ix)	type of Facilities;
(x)	ranking of Facilities;
(xi)	governing law of this Agreement;
(xii)	total amount of the Facilities;
(xiii)	Termination Date for Facilities;
(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services, provided that the Company (acting reasonably) has given its consent to such disclosure.  The Company will be deemed to have given its consent five (5) Business Days after the relevant Finance Party has requested it unless consent is expressly refused by the Company within that time.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)	The Company will on request of the Agent advise whether in its opinion any information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Company and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

Save as expressly agreed otherwise between the relevant parties, this Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.
42.7	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
43.	Confidentiality of Funding Rates
43.1	Confidentiality and disclosure
(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 14.6 (Notification of rates of interest); and
(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.
(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)	any person with the consent of the relevant Lender.
43.2	Related obligations
(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 43.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 43.
43.3	No Event of Default
(a)	No Event of Default will occur by reason only of an Obligor's failure to comply with this Clause 43.
44.	Italian Transparency Rules

Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari.  Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 20 June 2012 and published in the Italian official gazette (Gazzetta Ufficiale) on 30 June 2012 (as amended and supplemented from time to time, including by a resolution of the Bank of Italy dated 30 September 2016 and published in the Italian official gazette (Gazzetta Ufficiale) on 21 October 2016 and on 3 August 2017) (the "Transparency Rules"), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of the agreements "che costituiscono oggetto di trattativa individuale" which are exempted from the application of section II of the Transparency Rules.

45.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

46.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, except for Schedule 15 (Information Undertakings), Schedule 16 (Incurrence Covenants) and Schedule 17 (Events of Default) of this Agreement which shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

47.	Enforcement – Jurisdiction
47.1	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Agreement (a "Dispute") including in relation to Schedule 15 (Information Undertakings), Schedule 16 (Incurrence Covenants) and Schedule 17 (Events of Default)) of this Agreement.
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	Notwithstanding paragraph (a) above, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any courts with jurisdiction. To the extent allowed by law, the Finance Parties and the Secured Parties may take concurrent proceedings in any number of jurisdictions.
47.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints TMF Global Services (UK) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within three days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.
(c)	The Company expressly agrees and consents to the provisions of this Clause 47 and Clause 46 (Governing Law).
47.3	Spanish enforcement
(a)	Upon enforcement, the sum payable by a Spanish Obligor shall be the aggregate amount of the balance of the accounts maintained by the Agent (or the relevant Lender, as the case may be) pursuant to Clause 38.1 (Accounts). For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the Parties agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to that law.

(b)	For the purposes of the provisions of Art. 571 et seq. of the Spanish Civil Procedural Law, the Parties agree that the amount of the debt to be claimed through executive proceedings shall be determined by the Agent (or a Lender, as the case may be) in a certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (a) of this Clause 47.3. For the Agent or a Lender to exercise executive action it must present:
(i)	an original notarial first or authentic copy of this Agreement;
(ii)	the notarial document ("acta notarial") which:
(A)	incorporates (i) the certificate of amounts due by the Spanish Obligor issued by the Agent (or the relevant Lender, as the case may be) and (ii) an excerpt of the credits and debits, including the interest applied, which appears in the relevant account(s) referred to in paragraph (a) of this Clause 47.3; and
(B)	evidences that the amounts due and payable by the Spanish Obligor have been calculated in accordance with this Agreement and that such amounts match the balance of the accounts, and
(iii)	a notarial document ("acta notarial") or a confirmatory fax ("burofax") evidencing that the Spanish Obligor has been served notice for the amount that is due and payable.
(c)	Paragraph (b) of this Clause 47.3 is also applicable to any Lender with regard to its Commitment. Such Lender may issue the appropriate certification of the balances of the relevant account(s) referred to in paragraph (a) of this Clause 47.3 and the certification of the balances of such accounts may be legalised by a notary.
(d)	The amount of the balances determined in accordance with this Clause 47.3 shall be notified to the relevant Spanish Obligor in an attestable manner at least three (3) days in advance of exercising any executive action.
(e)	Each Spanish Obligor hereby authorises the Agent (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary which has formalised this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of number 4 of Article 517, of the Spanish Civil Procedural Law. The cost of such certificate and documents will be for the account of the relevant Spanish Obligor.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties
Part 1
The Original Obligors
Name of Original Borrower	Registration number (or equivalent, if any)/Jurisdiction of Incorporation
Dorna Sports, S.L.	B-84760800 (Spain)

Name of Original Guarantor	Registration number (or equivalent, if any)/Jurisdiction of Incorporation
Dorna Sports, S.L.	B-84760800 (Spain)

Part 2
The Original Lenders
Name of Original Lender	Facility B Commitment	Original Revolving Facility Commitment
BNP Paribas Fortis S.A. N.V.		€11,400,000
BNP Paribas S.A.		€600,000
Citibank Europe Plc, Sucursal en España		€12,000,000
J.P. Morgan SE		€12,000,000
Banque Nomura France		€12,000,000
Société Générale, Sucursal en España		€12,000,000
Total	€975,000,000	€60,000,000

Schedule 2
Conditions Precedent
Part 1
Conditions Precedent to Initial Utilisation
1.	CORPORATE DOCUMENTATION
(a)	In relation to the Company, an up-to-date literal excerpt (certificación) from the relevant Commercial Registry including, particularly, reference to (i) its valid incorporation and existence; (ii) the current composition of its governing body; (iii) that no decision for its dissolution, liquidation or insolvency has been registered and (iv) containing the up to date by-laws. To the extent there are any public deeds that are pending to be registered with the Commercial Registry or are already registered with the Commercial Registry which amend the by-laws or the composition of the governing body of the Company, a copy of such public deeds will need to be enclosed to the certificate.
(b)	Where required or appropriate under local law or the applicable articles of association, a copy of the corporate resolution from the board of managers/directors (as the case may be) of the Company (raised to the status of Spanish Public Document):
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party, if applicable; and
(iv)	appointing TMF Global Services (UK) Limited of 8th Floor 20 Farringdon Street, London EC4A 4AB as its agent for service of process in relation to any proceedings before the English Courts.
(c)	If legally required, a copy of a resolution signed by all the holders of the issued share capital of the Company (raised to the status of Spanish Public Document), approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party.
(d)	Specimen signatures in relation to the persons of the Company signing the Finance Documents to which the Company (as applicable) is a party.

(e)	Formalities certificate of the Company in customary form (signed by an authorised signatory or manager (as applicable)) certifying that:
(i)	each copy document specified in paragraph (a) and (b) above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and
(ii)	borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on it to be exceeded.
2.	FINANCE DOCUMENTS

Copies of the following Finance Documents executed by the Company and/or the relevant parties to it:

(a)	this Agreement (raised to the status of Spanish Public Document by all the parties to it);
(b)	the Intercreditor Agreement (raised to the status of Spanish Public Document by all the parties to it);
(c)	subject to the Agreed Security Principles, the following Transaction Security Documents (raised to the status of Spanish Public Document by all the parties to it):
Provider	Transaction Security Document	Governing Law
The Company's shareholders	Share pledge agreement over the Company's shares	Spanish
Company	Receivables pledge agreement to charge security over any material intra-Group loans owed to the Company by members of the Group	Spanish
Company	Account pledge agreement to charge security over any material bank accounts held by the Company	Spanish

(d)	the Fee Letter(s) (raised to the status of Spanish Public Document by all the parties to it).
(e)	the Exchange Agreement (raised to the status of Spanish Public Document by all the parties to it).

3.	LEGAL OPINIONS
(a)	The legal opinion of Linklaters S.L.P., legal advisers to the Agent and the Lenders as to English law, addressed to the Agent, the Security Agent and the Lenders.
(b)	The legal opinion of Linklaters S.L.P., legal advisers to the Agent and the Lenders as to Spanish law, addressed to the Agent, the Security Agent and the Lenders.
(c)	The legal opinion of Clifford Chance, S.L.P., legal advisers to the Company, covering existence, corporate capacity and authority of the Company addressed to the Agent, the Security Agent and the Lenders.
4.	OTHER DOCUMENTS AND EVIDENCE
(a)	The group structure chart of the Group (only if such group structure chart is not in the Structure Memorandum) provided that such group structure chart is not required to be in agreed form or in form or substance satisfactory to the Agent or the Lenders.
(b)	A copy of the Structure Memorandum on a non-reliance basis, provided that this condition shall be satisfied if the final Structure Memorandum is not different in respects which, taken as a whole, are materially adverse to the interests of the Majority Lenders compared to the draft Structure Memorandum received by the Arrangers prior to the date of this Agreement (unless otherwise approved by the Majority Lenders (acting reasonably)).
(c)	White List.
(d)	Original Financial Statements.
(e)	Funds flow statement which shall be provided for information purposes only.
(f)	Evidence that the fees due and payable on or prior to the Closing Date to the Lenders and the Arrangers have been or will be paid on the Closing Date provided that such condition may be satisfied by a reference to such fees in a Utilisation Request and/or the funds flow statement.
(g)	Provision of all information reasonably necessary for identification of the Company in order to comply with all applicable anti-money laundering requirements and "know your customer" requirements of the Lenders (to be co-ordinated by the Agent), to the extent stipulated by the Agent at least five Business Days prior to the Closing Date.
(h)	Permitted Investor Whitelist.
(i)	Base Case Model.
(j)	A copy of the process agent appointment letter.

Part 2
Conditions Precedent Required to be Delivered by an Additional Obligor
1.	ADDITIONAL OBLIGORS

In respect of any Additional Obligor:

(a)	a copy of its articles of association (and other constitutional documents) as specified by counsel to the Agent in the relevant jurisdiction;
(b)	where required or appropriate under local law, a copy of the resolution of the board of directors of such Additional Obligor and/or a copy of the resolution of the shareholders of such Additional Obligor (raised to the status of Spanish Public Document):
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Deed and any other Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Accession Deed and any other Finance Documents to which it is a party on its behalf;
(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and
(iv)	authorising or approving the authorisation of the Company to act as its agent in connection with the Finance Documents;
(c)	If such Additional Obligor is incorporated in Luxembourg, if available:
(i)	an electronic copy of an excerpt from RCS Luxembourg (not more than 14 days old); and
(ii)	an electronic copy of a certificate of non-inscription of judicial decision (certificat de non-inscription d'une décision judiciaire) from RCS Luxembourg (not more than 14 days old);
(d)	If such Additional Obligor is incorporated in Italy:
(i)	a copy of its deed of incorporation (atto costitutivo) and of its current by-laws (statuto); and
(ii)	a solvency certificate (certificato di vigenza) dated no earlier than five Business Days prior to the date of the Accession Deed confirming that no insolvency proceedings have been started in relation to the Italian Obligor;

(e)	If such Additional Obligor is incorporated in Spain, an up-to-date literal excerpt (certificación) from the relevant Commercial Registry including, particularly, reference to (i) its valid incorporation and existence; (ii) the current composition of its governing body; (iii) that no decision for its dissolution, liquidation or insolvency has been registered and (iv) containing the up to date by-laws. To the extent there are any public deeds that are pending to be registered with the Commercial Registry or are already registered with the Commercial Registry which amend the by-laws or the composition of the governing body of such Additional Obligor, a copy of such public deeds will need to be enclosed to the certificate;
(f)	specimen signatures in relation to the persons of such Additional Obligor signing the Finance Documents to which it is a party;
(g)	formalities certificate of such Additional Obligor in customary form (signed by an authorised signatory or director or manager (as applicable)) certifying that each copy document specified in paragraph (a) to (d) above (as applicable) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed; and
(h)	a certificate of such Additional Obligor (signed by an authorised signatory or director or manager (as applicable)) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on it to be exceeded.
2.	FINANCE DOCUMENTS
(a)	An Accession Deed and any relevant accession document in relation to the Intercreditor Agreement, each executed by the Additional Obligor and by all other parties to those documents (in case of an Additional Obligor incorporated in Spain, raised to the status of Spanish Public Document by such Additional Obligor and the Agent).
(b)	Any security documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor.
(c)	Any documentation, notice and/or evidence required to perfect the security documents referred to in (b) above, and which (to the extent they are required to be delivered on the date of execution of the security documents referred to in paragraph (b) above and as far as it is reasonably practicable and in line with the Agreed Security Principles to do so) is required under the relevant security documents to be given or executed contemporaneously on the date of execution of the relevant security document.
3.	LEGAL OPINIONS

The following legal opinions, each addressed to the Finance Parties:

(a)	in each Relevant Jurisdiction, as to the law of such Relevant Jurisdiction, covering existence, corporate capacity and authority of the Additional Obligor in connection with the execution, and performance of its obligations under the Finance Documents; and
(b)	a legal opinion of the legal advisers to the Agent and the Arrangers in each Relevant Jurisdiction, as to the law of such Relevant Jurisdiction (covering legality, validity and enforceability),

each substantially in the form distributed to the Arrangers and the Lenders prior to signing the Accession Deed.

4.	FINANCIAL STATEMENTS

The latest (if available) audited financial statements of the Additional Obligor.

5.	OTHER DOCUMENTS AND EVIDENCE
(a)	Each document reasonably required by the Agent (acting in its own name and on behalf of the other Finance Parties) in order for each Finance Party to carry out and be satisfied with the results of all reasonably necessary know your customer or other similar checks (if any) to be carried out by any Finance Party under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents, to the extent such requirements are notified at least ten Business Days prior to the date of the Accession Deed.

Schedule 3
Requests and Notices
Part 1
Utilisation Request Loans

From:[Borrower] [the Company]*

To:[Agent]

Dated:

Dear Madams, dear Sirs,

[•]. – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:
(a) Borrower:	[•]
(b) Purpose:	[•]
(c) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
(d) Facility to be utilised:	[Facility B]/[Incremental Facility]/[Original Revolving Facility]**
(e) Currency of Loan:	[•]
(f) Amount:	[•] or, if less, the Available Facility
(g) Interest Period:	from [•] to [•]

3.	[We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.][2]
4.	[The proceeds of this Loan should be credited to [account]].
5.	This Utilisation Request is irrevocable.
[2]	Delete for first utilisation.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.
**	Select the Facility to be utilised and delete references to the other Facilities.

Part 2
Utilisation Request Letters of Credit

From:[Borrower] [the Company]*

To:[Agent]

Dated:

Dear Madams, dear Sirs,

[•] – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:
(a)Borrower:	[•]
(b) Issuing Bank:	[•]
(c) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
(d) Facility to be utilised:	[Revolving Facility][Incremental Revolving Facility]
(e) Currency of Letter of Credit:	[•]
(f) Amount:	[•] or, if less, the Available Facility in relation to the [relevant Revolving Facility]
(g) Term:	[•]

3.	We confirm that each condition specified in paragraph (b) (or, to the extent applicable, paragraph (c)) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.
4.	We attach a copy of the proposed Letter of Credit.
5.	The purpose of this proposed Letter of Credit is [•].
6.	This Utilisation Request is irrevocable.

Yours faithfully,

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]]/[insert name of relevant Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

Part 3
Selection Notice Applicable to a Term Loan

From:[Borrower] [the Company]*

To:[Agent]

Dated:

Dear Madams, dear Sirs,

[•] – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following [Facility B Loan[s]]/[Incremental Facility Loan[s]] with an Interest Period ending on [•].**
3.	[We request that the next Interest Period for the above [Facility B]/[Incremental Facility] Loan[s] is [•]].***
4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower] *

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.
**	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.
***	Use this option if sub-division is not required or if Selection Notice relates to Facility B Loans or Incremental Facility Loans].

Schedule 4
Form of Assignment Agreement and Transfer Certificate
Part 1
Form of Assignment Agreement3

To:[identity of Agent]

[•]

[identity of Security Agent]

[•]

From:	[Name of Existing Lender] (the "Existing Lender") and [Name of New Lender] (the "New Lender")

Dated:[•]

[•]– Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

WHEREAS:

(A)	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This assignment agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement).
(B)	Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facilities Agreement as specified in Schedule 1.
2.	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facilities Agreement specified in Schedule 1.
3.	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2 above.
4.	The proposed Transfer Date is [•].
[3]	To be used for financial institutions.

5.	The Facility Office, legal entity name, company/registration number (if any), address, electronic email address and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facilities Agreement are set out in Schedule 2 to this Agreement.
6.	With respect to the Transaction Security Documents governed by Italian law, any transfer made under this Agreement by way of English law novation shall be construed under Italian law as a cessione totale o parziale del contratto or a cessione del credito or otherwise a successione a titolo particolare and shall not entail under Italian law a novazione of (or have an effetto novativo on) this Agreement or such Transaction Security Documents.
7.	The servicing of this Agreement to the Obligors' Agent shall be deemed to constitute adequate notice under and in accordance with articles 1264 and 1407 of the Italian Civil Code.
8.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 29.3 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.
9.	The New Lender confirms, for the benefit of the Agent each Obligor, that it is:
(a)	[in respect of an advance under a Finance Document to a Spanish Borrower]:
(i)	[not a Spanish Qualifying Lender;]
(ii)	[a Spanish Qualifying Lender (other than a Non-Spanish Lender);]
(iii)	[a Non-Spanish Lender (other than a Treaty Lender);]
(iv)	[a Treaty Lender.]
10.	The New Lender's tax identification number and address for tax purposes is [•].
11.	The New Lender represents and warrants that it [is/is not] a [member of the Group/Non-Debt Fund Affiliate][4].
12.	The New Lender confirms that it [is/is not] a person holding directly or indirectly a controlling interest in an Industrial Competitor or an Affiliate of an Industrial Competitor.
13.	The New Lender confirms that it [is/is not] a Distressed Fund.
14.	We refer to clause 21.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender
[4]	Delete as applicable.

and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.
15.	It is expressly agreed that the security created or evidenced by the Security Documents will be preserved for the benefit of the New Lender and each other Lender.
16.	The New Lender hereby appoints the Agent as its agent in connection with the ratification and raising of any Finance Document, any Assignment Agreement and any Transfer Certificate into a Spanish Public Document and hereby authorises the Agent to enter into, and represent the New Lender in connection with the grant of, any Spanish Public Document relating to this Assignment Agreement. For the avoidance of doubt, the New Lender expressly waives any auto-contratación (self contracting) or conflicto de intereses (conflict of interest) which may arise in connection with the raising of this Assignment Agreement to the status of a Spanish Public Document.
17.	For the purposes of articles 1278 and 1281 of the Luxembourg Civil Code any Security created or guarantee given under or in relation to the Facilities Agreement or any Finance Document shall be preserved and continue in full force and effect to the benefit of the New Lender.

Each party hereto shall, as soon as reasonably practicable after it has executed this Assignment Agreement send to any Luxembourg Obligor a copy of this Assignment Agreement. The sending of a copy of this Assignment Agreement shall be deemed in relation to the Finance Documents to be sufficient to fulfil the notification requirement of article 1690 of the Luxembourg Civil Code (to the extent applicable).

18.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
19.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
20.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Commitment/rights to be assigned
Facility	Commitment (fully drawn) (EUR)	Utilisations (EUR)	Currency
Facility B	[insert amount]	[insert amount]	EUR

Schedule 2
Administration Details

Administration Details

Legal name:[•]

Company/registration number:[•]

Attn:[•]

Fax:[•]

Mail:[•]

1.	MANAGING OFFICE OF YOUR BANK (as it appears on transfer certificate plus preferred punctuation, capitalisation and abbreviation):
NAME:
ADDRESS:

2.	LENDING OFFICE OF YOUR BANK (as it is to appear in the credit agreement plus preferred punctuation, capitalisation and abbreviation):
NAME:
ADDRESS:

3.	CREDIT CONTACT (financial information, waivers, annual reviews …)
NAME(S):
ADDRESS:
TELEPHONE NUMBER:
FAX:
EMAIL:

4.	ADMINISTRATION/OPERATIONAL OFFICE (commitments, interests and fees, repayments, renewals) – IF DIFFERENT FROM SYNDICATION SETTLEMENT CONTACT (cf. above)
NAME OF OFFICER HANDLING ADMINISTRATION:

ADDRESS:
TELEPHONE NUMBER:
FAX:
EMAIL:

5.	PAYMENT INSTRUCTIONS – for Principal Repayments, Interest, Commitment Fees.
NAME OF CORRESPONDENT BANK AND LOCATION:
SWIFT CORRESPONDENT:
ACCOUNT NAME:
ACCOUNT NUMBER
BIC
IBAN
FOR FURTHER CREDIT TO
REF: (IF NEEDED)

NAME OF CORRESPONDENT BANK AND LOCATION:
SWIFT CORRESPONDENT
ACCOUNT NAME:
ACCOUNT NUMBER
BIC
IBAN

FOR FURTHER CREDIT TO
REF: (IF NEEDED)

[•]

As Existing Lender

By:

Name:

Title:

[•]

As New Lender

Executed as a deed by the New Lender.

[insert appropriate signature blocks for the purpose of executing this Assignment Agreement as a Deed]

By:

Name:

Title:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

Accepted by the Agent	Accepted by the Security Agent

By:	By:
Name:	Name:
Title:	Title:
for and on behalf of:	for and on behalf of:
[Name of current Agent]	[Name of current Security Agent]

Part 2
Form of Transfer Certificate

To:[identity of Agent]

[•]

Fax:[•]

Mail to:[•]

Attention:[•]

[identity of Security Agent]

[•]

Fax:[•]

Mail to:[•]

Attention:[•]

From:	[Name of Existing Lender] (the "Existing Lender") and [Name of New Lender] (the "New Lender")

Dated:[•]

[•] –Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

WHEREAS:

(C)	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is a Transfer Certificate. This transfer certificate (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement).
(D)	Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by English law novation all or part of the Existing Lender's Commitment, rights and obligations under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facilities Agreement as specified in Schedule 1.
2.	On the Transfer Date, the New Lender becomes a Party as a Lender, and a party to the Intercreditor Agreement as a Senior Lender.
3.	The proposed Transfer Date is [•].

4.	The Facility Office, legal entity name, company/registration number (if any), address, electronic email address and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facilities Agreement are set out in Schedule 2 to this Agreement.
5.	With respect to the Transaction Security Documents governed by Italian law, any transfer made under this Agreement by way of English law novation shall be construed under Italian law as a cessione totale o parziale del contratto or a cessione del credito or otherwise a successione a titolo particolare and shall not entail under Italian law a novazione of (or have an effetto novativo on) this Agreement or such Transaction Security Documents.
6.	The servicing of this Agreement to the Obligors' Agent shall be deemed to constitute adequate notice under and in accordance with articles 1264 and 1407 of the Italian Civil Code.
7.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 29.3 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.
8.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor that it is:
(a)	[in respect of an advance under a Finance Document to a Spanish Borrower]:
(i)	[not a Spanish Qualifying Lender;]
(ii)	[a Spanish Qualifying Lender (other than a Non-Spanish Lender);]
(iii)	[a Non-Spanish Lender (other than a Treaty Lender);]
(iv)	[a Treaty Lender.]
9.	The New Lender's tax identification number and address for tax purposes is [•].
10.	The New Lender represents and warrants that it [is/is not] a [member of the Group/Non-Debt Fund Affiliate][5].
11.	The New Lender confirms that it [is/is not] a person holding directly or indirectly a controlling interest in an Industrial Competitor or an Affiliate of an Industrial Competitor.
12.	The New Lender confirms that it [is/is not] a Distressed Fund.
13.	We refer to clause 21.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender
[5]	Delete as applicable.

and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.
14.	It is expressly agreed that the security created or evidenced by the Security Documents will be preserved for the benefit of the New Lender and each other Lender.
15.	The New Lender hereby appoints the Agent as its agent in connection with the ratification and raising of any Finance Document, any Assignment Agreement and any Transfer Certificate into a Spanish Public Document and hereby authorises the Agent to enter into, and represent the New Lender in connection with the grant of, any Spanish Public Document relating to this Transfer Certificate. For the avoidance of doubt, the New Lender expressly waives any auto-contratación (self contracting) or conflicto de intereses (conflict of interest) which may arise in connection with the raising of this Transfer Certificate to the status of a Spanish Public Document.
16.	For the purposes of articles 1278 and 1281 of the Luxembourg Civil Code any Security created or guarantee given under or in relation to the Facilities Agreement or any Finance Document shall be preserved and continue in full force and effect to the benefit of the New Lender.

Each party hereto shall, as soon as reasonably practicable after it has executed this Transfer Certificate send to any Luxembourg Obligor a copy of this Transfer Certificate. The sending of a copy of this Transfer Certificate shall be deemed in relation to the Finance Documents to be sufficient to fulfil the notification requirement of article 1690 of the Luxembourg Civil Code (to the extent applicable).

17.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
18.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
19.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

With respect to the Transaction Security Documents governed by Spanish law, any transfer made under this Agreement shall be construed under Spanish law as an assignment of a contractual position (cesión de posición contractual) and shall not entail under Spanish law a novation with extinctive nature (novación extintiva) or shall have a novative effect on the Facilities Agreement.

Schedule 1
Commitment/rights [and obligations] to be transferred

New Lender Commitment/Utilisations (portion substituted)

Facility	Commitment	Utilisations	Currency	Borrower

Schedule 2
Administration Details

Administration Details

Legal name:[•]

Company/registration number:[•]

Attn:[•]

Fax:[•]

Mail:[•]

1.	MANAGING OFFICE OF YOUR BANK (as it appears on transfer certificate plus preferred punctuation, capitalisation and abbreviation):
NAME:
ADDRESS:

2.	LENDING OFFICE OF YOUR BANK (as it is to appear in the credit agreement plus preferred punctuation, capitalisation and abbreviation):
NAME:
ADDRESS:

3.	CREDIT CONTACT (financial information, waivers, annual reviews …)
NAME(S):
ADDRESS:
TELEPHONE NUMBER:
FAX:
EMAIL:

4.	ADMINISTRATION/OPERATIONAL OFFICE (commitments, interests and fees, repayments, renewals) – IF DIFFERENT FROM SYNDICATION SETTLEMENT CONTACT (cf. above)
NAME OF OFFICER HANDLING ADMINISTRATION:

ADDRESS:
TELEPHONE NUMBER:
FAX:
EMAIL:

5.	PAYMENT INSTRUCTIONS – for Principal Repayments, Interest, Commitment Fees.
NAME OF CORRESPONDENT BANK AND LOCATION:
SWIFT CORRESPONDENT:
ACCOUNT NAME:
ACCOUNT NUMBER
BIC
IBAN
FOR FURTHER CREDIT TO
REF: (IF NEEDED)

NAME OF CORRESPONDENT BANK AND LOCATION:
SWIFT CORRESPONDENT
ACCOUNT NAME:
ACCOUNT NUMBER
BIC
IBAN

FOR FURTHER CREDIT TO
REF: (IF NEEDED)

[•]

As Existing Lender

By:

Name:

Title:

[•]

As New Lender

Executed as a deed by the New Lender.

[insert appropriate signature blocks for the purpose of executing this Transfer Certificate as a Deed]

By:

Name:

Title:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

Accepted by the Agent	Accepted by the Security Agent
By:	By:
Name:	Name:
Title:	Title:
for and on behalf of:	for and on behalf of:
[Name of current Agent]	[Name of current Security Agent]

Schedule 5
Form of Accession Deed6

To:[•] as Agent

From:[Restricted Subsidiary] and [the Company]

Dated:[•]

Dear Madams, dear Sirs,

[•] – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is an Accession Deed. Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.
2.	[•] a company incorporated under the laws of [•] having its registered address at [•], registered with [•] under number [•]] agrees to become an Additional [Borrower] [Guarantor] and to be bound by the terms of the Facilities Agreement as [an Additional Borrower pursuant to Clause 31.2 (Additional Borrowers) under [relevant Facility]]/[an Additional Guarantor or Clause 31.4 (Additional Guarantors) of the Facilities Agreement. [Restricted Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.	[The Company confirms that no [Event of Default]/[Material Event of Default][7] is continuing or would occur as a result of [Restricted Subsidiary] becoming an Additional Borrower.]
4.	[Restricted Subsidiary's] administrative details are as follows:

Address:[•]

Fax No:[•]

Attention:[•]

5.	[Restricted Subsidiary] (for the purposes of this paragraph [4]/[5], the "Acceding Debtor") intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the Relevant Documents.

[6]	In respect of any Additional Obligor incorporated in Italy, to be executed by way of exchange of correspondence or outside of Italy.
[7]	In case of utilisation/incurrence on a certain funds basis.

6.	[Restricted Subsidiary] hereby releases [•], from any restriction on self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph [4]/[5].
(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for (or agent of) the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for (or agent of) the Secured Parties, on trust (or as otherwise provided for in the Intercreditor Agreement and/or in the relevant Transaction Security Documents) for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.
(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.
(d)	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].[8]
7.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
EXECUTED as a DEED by	)
[insert name of the Company in bold and upper case]	)
)
acting by [a director and its	)
secretary/two directors]:

Director

[8]	Include this paragraph in this Accession Deed if the Restricted Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

Director/Secretary

OR

EXECUTED as a DEED by	)
[insert name of the Company in bold	)
and upper case] acting by [insert name	)
of director]:	)
Signature of director
Signature of witness
Name of witness
Address of witness

Occupation of witness

EXECUTED as a DEED by	)
[insert name of the Restricted Subsidiary in bold	)
and upper case]	)
acting by [a director and its	)
secretary/two directors]:	)

Director

Director/Secretary

OR

EXECUTED as a DEED by	)
[insert name of the Company in bold	)
and upper case] acting by [insert name	)
of director]:	)

Signature of director
Signature of witness
Name of witness
Address of witness

Occupation of witness

Schedule 6
Form of Resignation Letter

To:[•] as Agent

From:[resigning Obligor] and [the Company]

Dated:[•]

Dear Madams, dear Sirs,

[•] – Senior Facilities Agreement dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to [Clause 31.3 (Resignation of a Borrower)]/[Clause 31.5 (Resignation of a Guarantor)]), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the relevant Finance Document.
3.	We confirm that:
(a)	no Event of Default is continuing or would result from the acceptance of this request; and
(b)	*[[this request is given in relation to a [Third Party Disposal][Permitted Transaction] of [resigning Obligor];
(c)	[•]**
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
[the Company]	[Subsidiary]
By:	By:

NOTES:

*Insert where resignation only permitted in case of a matter set out.

**	Insert any other conditions required by the Facilities Agreement (including the conditions listed in Clause 31.3 (Resignation of a Borrower)).

Schedule 7
Form of Compliance Certificate

To:[•] as Agent

From:[the Company]

Dated:

Dear Madams, dear Sirs,

[•]– Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that:
(a)	[[in respect of the Relevant Period ending on [•] Consolidated Net Senior Secured Leverage Ratio for such Relevant Period was [•] therefore Consolidated Net Senior Secured Leverage Ratio at such time:
(i)	[did/did not] exceed [•] for such Relevant Period and the Financial Covenant) [has/has not] been complied with;]]/[the Financial Covenant is not required to be tested in respect of the Relevant Period ending on [•]]; and
(ii)	therefore the Original Revolving Facility Margin should be [•] per cent. and the Facility B Margin should be [•] per cent..
(b)	[Excess Cashflow for the Financial Year ending [•] was [•]. Therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 12.2 (Partial Prepayment – Excess cashflow) will be [•]].
3.	[We confirm that no Default is continuing.]*
4.	[We confirm that the following companies constitute Material Subsidiaries for the purposes of the Facilities Agreement: [•].]**
5.	We further confirm that [the requirements of paragraph (a)(iii) of Clause 27.8 (Conditions subsequent) have been met as at the date of delivery of the relevant set of Annual Financial Statements][the requirements of paragraph (a)(iii) of Clause 27.8 (Conditions subsequent) have not been met as at the date of delivery of the relevant set of Annual Financial Statements.]**

Signed
	Director	Director
	[the Company]	[the Company]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	Only applicable if the Compliance Certificate accompanies the annual audited financial statements.

Schedule 8
[Reserved]

Schedule 9
Timetables
Part 1
Loans
	Loans in EUR/GBP/USD	Loans in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 15.1 (Selection of Interest Periods and Terms))	EUR/USD U-3 9.30am CET GBP U-1 9.30am CET except in the case of the first Utilisation of the Facilities U-3 9.30am CET	U-3 9.30am CET

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)

	EUR/USD U-3 2.00pm CET GBP U-1 2.00pm CET	U-3 2.00pm CET
Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30am CET	Quotation Day 9.30am CET
Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day	Quotation Day 5.30pm CET

		Loans in EUR/GBP/USD	Loans in other currencies
11.30am CET
EURIBOR is fixed		Quotation Day as of 11.00am CET	Quotation Day 11.00am CET
Base Reference Bank Rate calculated by reference to available quotation with Clause 16.2 (Calculation of Base Reference Bank Rate)		2.00pm CET in respect of EURIBOR on the Quotation Day
"U"	=	date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.
"U-X"	=	X Business Days prior to date of utilisation

Part 2
Letters of Credit
	Letters of Credit in euro	Letter of Credit in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)		U-3
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-1 9.30am CET	U-3 9.30am CET

Agent determines (in relation to a Utilisation) the amount of the Letter of Credit if required under paragraph (f) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (f) of Clause 6.5 (Issue of Letters of Credit).

	U-1 Noon CET	U-3 Noon CET
Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-1 9.30am CET	U-1 9.30am CET

"U"	=

date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

"U-X"	=	Business Days prior to date of utilisation

Schedule 10
Form of Letter of Credit

To:[Beneficiary] (the Beneficiary)

Date:[•]

Letter of Credit no.  [•]

At the request of [•], [Issuing Bank] (the "Issuing Bank") issues this Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions:

1.	DEFINITIONS

In this Letter of Credit:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

"Expiry Date" means [•].

"Total L/C Amount" means [•].

2.	ISSUING BANK'S AGREEMENT
(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [•]pm ([London] time) on the Expiry Date.
(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [•] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.
(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.
3.	EXPIRY
(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.
(b)	Unless previously released under paragraph (a) above, on [•]pm ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.
(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.
4.	PAYMENTS

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	DELIVERY OF DEMAND

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[•]

6.	ASSIGNMENT

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, [this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	GOVERNING LAW

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	JURISDICTION

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

Schedule 11
Agreed Security Principles

General

1.	With regard to any proposed transaction security and/or guarantees to be provided, due regard shall be had to the following:
(a)	general legal and statutory limitations (including guarantee limitations), regulatory restrictions, financial assistance, capital maintenance, corporate benefit, corporate purpose, misuse of corporate assets, equity subordination, fraudulent preference, limitations of the granting of guarantee by holding companies, "interest stripping", "controlled foreign corporation", transfer pricing or "thin capitalisation" rules, tax restrictions retention of title claims and similar principles may prohibit, limit or otherwise restrict the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. The Company will use reasonable endeavours to procure that each guarantor that has adequate corporate benefit gives the relevant guarantees and security required by this Agreement. If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management. A guarantee or security interest will not be required if, or its enforceability will be limited if and to the extent that, giving such guarantee or taking such security would expose the directors, officers or employees of the relevant company to a risk of personal liability;
(b)	the giving of a guarantee, the granting and the terms of security and/or the perfection of the security granted will not be required to the extent that it would, as reasonably determined by the Company in consultation with the Security Agent, incur any legal fees, registration fees, notarisation and registration fees, interest deductibility, stamp duty, taxes and any other fees, costs, expenses or liabilities directly associated with such security or guarantee (including any material adverse tax consequences or treatments or adverse effects on interest deductibility and stamp duty) which are disproportionate to the benefit obtained by the Finance Parties;
(c)	where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category the principle stated at paragraph (b) above shall apply and, subject to these Agreed Security Principles, only the material assets in that category shall be subject to security;
(d)	it is acknowledged that in certain jurisdictions, it may be impossible, impractical, or disproportionately costly to create guarantees or security over certain categories of assets, in which event guarantees or security will not be taken over such assets as reasonably determined by the Company in consultation with the Security Agent;
(e)	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties (and, in any event, the maximum aggregate amount payable by the Group in respect of fees, costs, expenses, disbursements and VAT relating to the provision of guarantees and security shall be limited to an amount agreed between the Security Agent and the Company);
(f)	assets subject to existing third party arrangements (including, without limitation, any landlord's superior interest, transfer restrictions, pre-emption rights, bank account terms and conditions, permitted security interests and joint venture voting reserved matters or put and call arrangements) which may prevent those assets from being charged or assigned (or which, if charged or assigned, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Group in respect of those assets or require any member of the Group to take any action materially adverse to the interests of the Group or any member thereof) will not be required to be subject to any security provided that in respect of assets material in light of the aggregate security already or proposed to be provided the Company uses reasonable endeavours to obtain any necessary consent or release which, for the avoidance of doubt, will not require the Company to take any action which could reasonably be expected to damage its commercial relationship with the relevant third party or to pay any fees or third party expenses which are disproportionate to the value of the security;
(g)	members of the Group will not be required to give guarantees or enter into Transaction Security Documents if (i) it is not within the legal capacity of the relevant members of the Group to do so (ii) it results in the Transaction Security Document being null and void, or (iii) it would conflict with the fiduciary duties of their directors, officers or employees, contravene any legal or regulatory prohibition, or regulatory condition or result in a risk of personal or criminal liability on the part of any director, officer or employee: The Security Agent or the other secured parties, as the case may be, shall discharge any guarantees and release any security which is or are subject to any legal or regulatory prohibition as is referred to in this paragraph as soon as reasonably practicable after becoming aware of such prohibition (for the avoidance of doubt, this does not include restrictions contained in the constitutional documents of wholly owned members of the Group);
(h)	certain supervisory board, works council, regulator or regulatory board (or equivalent) or another external body's or person's consent may be required to enable a member of the Group to provide a guarantee or security: Such guarantee and/or security shall not be required unless such consent has been received, provided that reasonable endeavours have been used by the relevant member of the Group to obtain the relevant consent to the extent permissible by law and regulation and such consent has no material adverse impact on relationships with third parties;
(i)	specific provisions of local law as advised by the advisers to the Security Agent and the advisers to the Company;
(j)	if in a jurisdiction security over an asset or a class of assets can be taken by way of an undisclosed document and by way of a disclosed document, security shall be taken by way of an undisclosed document if a disclosed document does not result in a material increase (relative to an undisclosed document) in the qualities or strength of such security unless customary or legally required in the relevant jurisdiction;
(k)	if in a jurisdiction security over an asset or a class of assets can be taken by way of a registered document or by way of an unregistered document, security shall be taken by way of an unregistered document if a registered document does not result in a material increase (relative to an unregistered document) in the qualities or strength of such security;
(l)	if in a jurisdiction security over an asset or a class of assets has to be made public by way of announcement in a gazette (or the legal advisers to the Security Agent advise that it will materially improve the strength or quality of such security) such security shall only be required to be granted or (where the Security Agent has been advised as above) announced in a gazette if (a) security over such asset or class of assets is material in light of the aggregate security already or proposed to be provided and (b) the relevant Obligor's commercial relationships with actual or prospective counterparties could not reasonably be expected to be prejudiced by the relevant announcement, as advised in good faith by the Company;
(m)	the ability of each company which is proposed to provide security and/or a guarantee to the Finance Parties to operate as permitted by the Finance Documents or in the ordinary course of its business and in the ordinary course of trade with regard to its current practices and the local market practice applicable in the jurisdictions the respective company has business operations;
(n)	Transaction Security granted will be limited to: (i) shares in direct or indirect wholly owned Restricted Subsidiaries of the Company that are Obligors, (ii) material intra-group loans owed to it by a member of the Group and (iii) material bank accounts of the Group. No security will be granted over any other assets (including, without limitation, real estate, intellectual property, fixed assets and trade receivables) unless granted pursuant to a floating charge under a global security document governed by English or US law. Transaction Security on the Closing Date covers (i) material bank accounts of the Company; (ii) shares or quota shares (participaciones) in the Company, and (iii) material intra-group loans owed to the Company.
(o)	no member of the Group incorporated in any jurisdiction other than the Security Jurisdictions shall be required to accede to the Finance Documents, give a guarantee or grant any security over its assets. No member of the Group shall be required to grant security over any assets (including the shares of any subsidiary) located in a jurisdiction other than a Security Jurisdiction or pursuant to a document governed by the law of a jurisdiction other than a Security Jurisdiction.
(p)	unless granted under a global security document governed by the law of the jurisdiction of an Obligor, all security shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Obligor;

(q)	save as otherwise provided for in these Agreed Security Principles, the perfection of security granted will not be required if it would be reasonably likely to have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including, without limitation, notification of security to any third party);
(r)	no title investigations will be required and no title insurance will be required;
(s)	the Security Agent will hold one set of security interests for the Secured Obligations (as defined in the Intercreditor Agreement) to the extent reasonably practicable taking into account local law considerations;
(t)	members of the Group will not be required to give guarantees or enter into Transaction Security Documents if they are not wholly owned by another member of the Group and are prevented from doing so under the terms of any agreement that is (i) with any person that is not a member of the Group and (ii) in existence as at the Closing Date or (with respect to newly acquired entities) as at (or within 10 Business Days after) the time of completion of the relevant transaction (as the case may be) provided that reasonable endeavours to obtain consent or waivers from the other parties to such agreement shall be used by the relevant member of the Group if the relevant asset is material and if, in the view of the Company (acting reasonably), taking (or requesting) such security or granting (or requesting) such guarantee would not have a material adverse impact on commercial relationships with third parties or otherwise force the relevant member of the Group or the Group to incur any material cost;
(u)	any determination of materiality to be made under any Transaction Security Document(s), or in respect of any Transaction Security to be granted or assets to be subject to any such Transaction Security shall be made by the Company in consultation with the Security Agent;
(v)	no guarantee or security will be required from or over, or over the assets of, any joint venture or similar arrangement or any minority interest;
(w)	no member of the Group that is subject to a license under any law or regulation that would prohibit or materially restrict the granting of security or giving of guarantees shall be required to grant any security or give any guarantees, provided that reasonable endeavours to obtain consent or waivers from any relevant party shall be used by the relevant member of the Group if the relevant member of the Group is a Material Company and if, in the view of the Company (acting reasonably), granting such security or giving such guarantee will have no material adverse impact on relationships with third parties or otherwise force the relevant member of the Group or the Group to incur any material cost;
(x)	Transaction Security will not be required over any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant Transaction Security Document); and

(y)	in no event shall control agreements or perfection by control (excluding in respect of shares) or similar arrangements be required with respect to any asset (including deposit or securities accounts).

Terms of Guarantees and Transaction Security Documents

2.	The Security Agent and the Company shall negotiate the form of each Transaction Security Document in good faith in accordance with the terms of these Agreed Security Principles: Notwithstanding anything to the contrary, any guarantee and security arrangements agreed by the Security Agent and the Company from time to time (including the identity and category of assets subject or not subject to security) shall be deemed to satisfy all relevant obligations of the Group to provide guarantees and security in respect of the relevant Facility.
3.	Subject to the terms of the Intercreditor Agreement, security shall only be enforceable, and any withdrawal of rights in respect of secured assets shall only be exercisable, after the occurrence of a Declared Default which is continuing and the Security Agent has been instructed (in accordance with the terms of this Agreement) to enforce the relevant Transaction Security.
4.	The Security Agent shall only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing or if the relevant Obligor has failed to comply with a further assurance or perfection obligation following a period of at least 10 Business Days after being given notice in respect thereof.
5.	Transaction Security Documents will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental charges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental charges shall be provided at intervals no more frequent than annually, except where a Declared Default has occurred and is continuing and if so requested by the Security Agent.
6.	Save as otherwise provided in these Agreed Security Principles, with regard to guarantees and security due regard shall be had to the following:
(a)	all guarantees shall to the extent possible support the obligations of all of the Obligors;
(b)	all upstream and cross-stream guarantees and security must be limited by corporate benefit restrictions if so required;
(c)	all guarantees and security must be limited by financial assistance restrictions if so required;
(d)	all guarantees and security must be limited to the extent necessary in order to avoid any personal civil or criminal liability of any director or officer arising as a result of providing such guarantee or security being enforced by the Security Agent or the Finance Parties; and
(e)	directors and/or officers of Obligors will use reasonable endeavours to overcome any legal or other restriction on providing guarantees or security.

7.	Any security shall to the extent legally possible (and subject to any third party arrangements) create valid, enforceable, perfected and first priority security over such assets (subject to the priorities set out in the Intercreditor Agreement) and shall be granted to secure all liabilities of the grantor under the Finance Documents (subject to these Agreed Security Principles and any other guarantor limitation language applicable to the grantor).
8.	To the extent legally possible and unless otherwise customary in the relevant jurisdiction, all security shall be given in favour of the Security Agent (for and on behalf of the Finance Parties) and not to the Finance Parties individually: Parallel debt provisions shall be used where necessary.
9.	The provisions of all Transaction Security Documents should operate only so as to create and preserve effective security and shall not be unduly burdensome on the Obligor or on management of the Group or interfere unreasonably with the operation of its business or impose undertakings, representations or warranties (or repeat those in this Agreement) or include any provisions which are credit protections or which seek to preserve the value or existence of assets, nor indemnities, in each case unless those are legally required for the creation, maintenance or perfection of the security. Any representation given shall not be repeated and shall be given only on the date on which such Transaction Security Document is executed.
10.	The Transaction Security Documents should not operate so as to prevent transactions or arrangements (including, without limitation, disposals and the grant of guarantees and/or security) which are permitted or not prohibited under the Finance Documents or to require additional consents, notices or authorisations. Without limitation of the foregoing (and unless expressly provided to the contrary in this Agreement), each Obligor shall be permitted to make use of assets (over which it has granted security) or enter into arrangements in its ordinary course of business and trade, including, but not limited to, disposals in the ordinary course of its business or trade without giving prior notice and without prior consent required (unless such notice or consent is required pursuant to the terms of the other Finance Documents) until the occurrence of a Declared Default.
11.	Where an Obligor is not prohibited by or is permitted by the Finance Documents to dispose of an asset forming part of the transaction security pursuant to the terms of the Finance Documents or the Finance Documents otherwise permit the release of any guarantee and/or transaction security, the Security Agent is under an obligation to release such asset or guarantee upon request by the Company and will be entitled to do so without the consent of any other Finance Party. To the extent not otherwise provided for in the Intercreditor Agreement, the Transaction Security Documents will include assurances that the Security Agent will promptly enter into such documentation and/or take such other action as is required by the relevant Obligor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release, discharge or other similar or equivalent document.
12.	Information, such as lists of assets, will be provided if and, only to the extent, required by local law (including case law) to be provided to perfect or register the security and, that this information can be provided without breaching confidentiality requirements or damaging business relationships or commercial reputation and will be provided no more frequently than annually prior to a Declared Default.
13.	There will be no repetition or extension of clauses set out in this Agreement (or the Intercreditor Agreement) such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security other than if expressly required by local law to perfect the security or make it enforceable or to facilitate the admissibility of a Transaction Security Document in court.
14.	Legal fees up to an amount to be agreed, disbursements, registration costs, taxes, notary fees (i.e., fees related to the notarisation of the relevant Finance Documents, but expressly excluding any costs and expenses related to (i) the notarisation of any assignment agreement to be executed between Finance Parties (except regarding the primary syndication, provided that the Finance Parties will make their best efforts to limit the number of Assignment Agreements or Transfer Certificates required in connection with primary syndication); (ii) the granting, notarisation and apostille of any powers of attorney granted by any Finance Party (other than the Finance Parties as at the date of this Agreement) for the purposes of notarising any Finance Document and/or executing any Transaction Security Document in Spain; (iii) the services rendered by a service provider appointed as representative of any Finance Party (other than the Finance Parties as at the date of this Agreement) for the purposes of notarising any Finance Document and/or executing any Transaction Security Document in Spain; and (iv) obtaining and maintaining a Spanish tax identification number (N.I.F.) of any Finance Party) and other costs and expenses related to the guarantees and security incurred by legal counsel to the Company and by legal counsel to the Arrangers will be paid by the Company (or any other Obligor): Before incurring material legal fees, disbursements, registration costs, taxes, notary fees and other costs and expenses relating to the granting of security, the Arrangers will consult with the Company in respect of the incurrence of such fees, costs and expenses, taking into account the requirements of sub-paragraph 1(b) above.
15.	No perfection action will be required in jurisdictions where Obligors are not incorporated but perfection action may be required in the jurisdiction of incorporation of one Obligor in relation to security granted by another Obligor incorporated in a different jurisdiction.
16.	Save as otherwise provided in these Agreed Security Principles, no notices of pledges or security interests will need to be delivered to third parties until a Declared Default has occurred unless, under the law applicable to such security, such notice is required to be delivered in order to grant the security but only if the relevant Obligor determines (acting in good faith) that the delivery of such notice will not jeopardise commercial relationships with third parties or otherwise force the relevant member of the Group or the Group to incur any material cost. Where such notice is required it shall be required to be served on the relevant counterparty within 10 Business Days of the security being granted and, if required by applicable law, the relevant Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 21 Business Days of service: If that Obligor has used its reasonable endeavours (not involving the payment of material costs) to obtain an acknowledgement of that notice within 21 Business Days of service but has not been able to obtain such acknowledgement, its obligation to use reasonable endeavours to obtain acknowledgement shall cease on the expiry of such 21 Business Day period;

17.	Each Transaction Security Document will, to the extent legally possible, contain a clause which records that if there is a conflict between the Transaction Security Document and the Intercreditor Agreement or this Agreement (including these Agreed Security Principles) then (to the extent permitted by law) the provisions of the Intercreditor Agreement or this Agreement (including these Agreed Security Principles) shall take priority over the provisions of the Transaction Security Document.
18.	The Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under the Finance Documents.
19.	There shall be no action required to be taken by any Obligor in relation to the guarantees or security when a secured party makes any transfer (and notwithstanding anything to the contrary, no member of the Group shall bear or otherwise be liable for any stamp or transfer taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer).
20.	Each Transaction Security Document shall expressly provide that no Transaction Security is granted over or in respect of Excluded Assets.

"Excluded Assets" means:

(a)	any asset or undertaking which a member of the Group is prohibited from creating security on or over by reason of any contract, license, lease, instrument or other arrangement which has been entered into with a third party on arms' length terms in relation to that asset or undertaking and which contract, license, lease, instrument or other arrangement is otherwise permitted or not prohibited by the terms of the Finance Documents (including any asset or undertaking which the member of the Group is precluded from creating security over without the prior consent of a third party), in each case to the extent of that prohibition and for so long as such prohibition is in existence or until consent has been received from the third party;
(b)	any asset or undertaking which a member of the Group is not prohibited from creating security on or over by the relevant contract, license, lease, instrument or other arrangement but which would, if subject to any security, give a third party the right under any contract, license, lease, instrument or other arrangement which has been entered into with a third party on arms' length terms in relation to that asset or undertaking and which contract, license, lease, instrument or other arrangement is otherwise permitted or not prohibited by the terms of the Finance Documents to amend any rights, benefits and/or obligations of a member of the Group in respect of that asset or undertaking or require a member of the Group to take any action which, in each case, would be materially adverse to the interests of a member of the Group, in each case to the extent of that right and for so long as such right is in existence or until a waiver of the relevant term has been received from the third party;
(c)	any asset or undertaking to the extent that any such security would be unlawful under the laws of the jurisdiction in which such asset or undertaking is situated (or would present a material risk of liability for any director or officer of a member of the Group or give rise to a material risk of breach of fiduciary or statutory duty by any such director or officer) provided that the relevant member of the Group has used its commercially reasonable efforts to overcome such obstacles, in each case to the extent of that unlawfulness or to the extent required to avoid the relevant liability or breach of duty and for so long as such unlawfulness, risk of liability or risk of breach of duty is in existence; and
(d)	any asset that is not required to be or to become subject to Transaction Security in accordance with the Agreed Security Principles.
21.	To the extent these Agreed Security Principles or a Transaction Security Document provides for any actions, steps or consequences to occur when an Event of Default has occurred and/or is continuing (e.g. an obligation to provide information in respect of assets), no such consequence or action shall occur or be required if such Event of Default is in respect only of a breach of the Financial Covenant unless and until a cross-acceleration/default has occurred and is continuing in respect of such breach of Financial Covenant.

Share Security

22.	Where customary the share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or local law equivalent) will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent within the time period to be agreed under the relevant Transaction Security Document. To the extent any relevant share certificates cannot be located, the relevant member of the Group shall use reasonable efforts to obtain replacements. Any blank stock transfer form (or equivalent undated or blank document held by the Security Agent) may not be utilised by the Security Agent until a Declared Default has occurred and is continuing and the Security Agent has exercised the rights and remedies then available to it under the relevant Transaction Security Document.
23.	Each pledgor shall be permitted to exercise voting rights in relation to the shares prior to a Declared Default, however in a manner that would not be prejudicial to the validity or enforceability of the security created by the share security or cause an Event of Default to occur: Each pledgor shall further be entitled to retain all dividends and distributions (if made in compliance with the terms of the other Finance Documents) made prior to a Declared Default.
24.	Share security will only be granted over shares in subsidiaries which are wholly owned by one or more members of the Group, provided that no share security will be granted over subsidiaries which are not Material Subsidiaries incorporated in a Security Jurisdiction whose shares cannot be secured in a global security agreement (such as an English law debenture or similar). The granting and perfection of such share security will be in accordance with these Agreed Security Principles.
25.	The Security Agent will not have any rights to vote any of the shares held by the Group which are pledged to them or to block any funds being transferred between Group members prior to the date on which a Declared Default has occurred.

Bank Account Security

26.	All security over bank accounts will permit the relevant obligor to operate those accounts freely without reference to the Security Agent prior to a Declared Default and, in particular, no obligor will be obliged to maintain a minimum (or positive) balance in any bank account at any time. Prior to the occurrence of a Declared Default, any Obligor shall be free to close any bank account at any time without any prior consent or notification requirement. An Obligor shall only be required to grant security over bank accounts located in its jurisdiction of incorporation.
27.	If required by local law to create and/or perfect the security, notice of the security (including notice that the Obligor is free to deal with those accounts in the course of its business until revocation of such authorisation upon the occurrence of a Declared Default) will be served on the account bank within 5 Business Days of the security being granted and, if required by applicable law, the Obligor shall use its reasonable endeavours (not involving the payment of material costs) to obtain an acknowledgement of that notice within 21 Business Days of service: If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of such 21 Business Day period: Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business, no notice of the security shall be served until the occurrence of a Declared Default.
28.	Any security over bank accounts shall be subject to any prior security interests and any other rights (including but not limited to set off rights) in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank (from time to time). Any notice of security may request these are waived by the account bank, but neither the Obligor nor the account bank shall be required to change its banking arrangements if these security interests are not waived or only partially waived.

Intra-Group Receivables Security

29.	If an Obligor grants security over its intra-Group receivables, it shall be free to deal with those receivables in the course of its business or as otherwise permitted under the Finance Documents until the occurrence of a Declared Default.
30.	If required by local law to perfect the security, notice of the security will be served on the relevant debtor within 5 Business Days of the security being granted and the relevant Obligor shall use its reasonable endeavours (not involving the payment of material costs) to obtain an acknowledgement of that notice within 21 Business Days of service. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business, no notice of security shall be served until the occurrence of a Declared Default.

Fixed Assets Security

31.	No security shall be granted over any fixed assets, plant, vehicles or equipment or equivalent, except pursuant to English law floating charge granted by an English Obligor.

32.	No security shall be taken over any plant, vehicles or equipment if it would require any labelling, periodic listing, notification, specification or segregation of that plant, vehicles or equipment prior to an Event of Default that is continuing.
33.	If an Obligor grants security over any of its material fixed assets pursuant to English law floating charge granted by an English Obligor, it shall be free to deal with those assets in the course of its business and as otherwise permitted under any Finance Document until the occurrence of a Declared Default.
34.	No notice, whether to third parties or by attaching a notice to the fixed assets, shall be prepared or served until the occurrence of a Declared Default.

Insurance Policies Security

35.	No Obligor shall be required to grant any security over its insurance policies. No Obligor will be obliged to give notice to any insurance counterparty of any English law floating charge relating to its insurance policies and any insurance claims will be collected by the Obligor in the ordinary course of business until the occurrence of a Declared Default.

Intellectual Property Security

36.	No Obligor will be required to grant security over its intellectual property and it shall be free to deal with its intellectual property in the course of its business.

Trade Receivables / Material Contracts

37.	No Obligor will be required to grant security over its trade receivables or material companies and it shall be free to deal with its trade receivables in the course of its business.

Real Estate

38.	No Obligor will be required to grant security over its real estate and it shall be free to deal with real estate in the course of its business.

Release of Security

39.	If the Facilities are repaid and cancelled in full, the Agent and Security Agent will each be automatically authorised and instructed on behalf of the Finance Parties to irrevocably and unconditionally release: (i) the Obligors (and any of their affiliates otherwise party to the Finance Documents) from all their obligations and liabilities (whether present, future, actual or contingent) under the Finance Documents; and (ii) release all guarantees and security granted in connection with the Finance Documents and revoke any related power of attorney, in each case without any requirement for instructions, consent or authorisation from any other Finance Party.
40.	Unless required by local law, the circumstances in which the security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall provide that security will be released in accordance with this Agreement and the Intercreditor Agreement.

41.	The Security Agent will be authorised to release any asset which is not required to be subject to security.

Schedule 12
Form of Increase Confirmation
To:	[•] as Agent, [•] as Security Agent, [[•] as Issuing Bank]* and [•] as the Company, for and on behalf of each Obligor

From:[Increase Lender] (the Increase Lender)

Dated:

[•] – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2.	We refer to Clause 2.3 (Increase) of the Facilities Agreement.
3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.
4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [•].
5.	On the Increase Date, the Increase Lender becomes:
(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and
(b)	party to the Intercreditor Agreement as a Senior Lender.
6.	The Facility Office and address, electronic email address and attention details for notices to the Increase Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.
7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (g) of Clause 2.3 (Increase).
8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[in respect of an advance under a Finance Document to a Spanish Borrower]:
(i)	[not a Spanish Qualifying Lender;]
(ii)	[a Spanish Qualifying Lender (other than a Non-Spanish Lender);]

(iii)	[a Non-Spanish Lender (other than a Treaty Lender);]
(iv)	[a Treaty Lender.]
9.	The Increase Lender confirms that it is not a Non-Debt Fund Affiliate.
10.	The Increase Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions on selfdealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws.

[11/12].[The Increase Lender confirms that it is not a Non-Acceptable L/C Lender.]**

[12/13].	We refer to the clause headed "Creditor/Agent Accession Undertaking" of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[13/14].This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[14/15].This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[15/16].This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions.  It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

**	.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, electronic email address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and the Issuing Bank]*, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [•].

Agent	[Issuing Bank

By:	By:]*

Security Agent
By:

NOTE:

*Only if increase in the Total Revolving Facility Commitments.

Schedule 13
Form of Incremental Facility Notice

To:[•] as Agent, [•] as Security Agent,

From:	[Incremental Facility Lender], [relevant Borrowers] and [•] as [the Company], for and on behalf of each Obligor (the "Incremental Facility Lender")

Dated:

[•] – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as an Incremental Facility Notice for the purpose of the Facilities Agreement and as a Lender Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2.	We refer to Clause 2.2 (Incremental Facility) of the Facilities Agreement.
3.	The Incremental Facility Lender agrees to assume and will assume all of the obligations corresponding to the Incremental Facility Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.
4.	The proposed date on which the assumption by the Incremental Facility Lender of the Relevant Commitment is to take effect (the "Assumption Date") is [the date to be specified by the Company]/[agreed date].
5.	On the Assumption Date, the Incremental Facility Lender becomes:
(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and
(b)	party to the Intercreditor Agreement as a Senior Lender.
6.	[The purpose of the Incremental Facility shall be: [•]].
7.	[The Margin in relation to any Incremental Facility Loan shall be [•] per cent. p.a., but if [insert agreed Margin ratchet].
8.	[The commitment fee in relation to the Incremental Facility shall be [[•] per cent. p.a.]/[[•] per cent. of the Margin applicable to the Incremental Facility].]
9.	The Termination Date in relation to the Incremental Facility shall be [•].
10.	[specify any certain funds and availability period.]

11.	The Facility Office and address, electronic email address and attention details for notices to the Incremental Facility Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.
12.	The Incremental Facility Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (f) of Clause 2.2 (Incremental Facility).
13.	The Incremental Facility Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[in respect of an advance under a Finance Document to a Spanish Borrower]:
(i)	[not a Spanish Qualifying Lender;]
(ii)	[a Spanish Qualifying Lender (other than a Non-Spanish Lender);]
(iii)	[a Non-Spanish Lender (other than a Treaty Lender);]
(iv)	[a Treaty Lender.]
14.	The Incremental Facility Lender confirms that [it is]/[it is not] a Non-Debt Fund Affiliate.
15.	The Incremental Facility Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions on selfdealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws.
16.	We refer to the clause headed Change of Senior Lender of the Intercreditor Agreement:
(a)	The Incremental Facility Lender confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a Senior Lender (as defined therein), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender (as defined therein) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.
(b)	The undertakings contained in this Agreement have been entered into on the date stated above.
17.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
18.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
19.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:

The execution of this Incremental Facility Notice may not be sufficient for the Incremental Facility Lender to obtain the benefit of the Transaction Security in all jurisdictions.  It is the responsibility of the Incremental Facility Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Incremental Facility Lender

[insert relevant details]

[Facility office address, electronic email address and attention details for notices and account details for payments]

[Incremental Facility Lender]

By:

This Agreement is accepted as an Incremental Facility Notice for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Assumption Date is confirmed as [•].

Agent

By:

Security Agent

By:

Schedule 14
Forms of Notifiable Debt Purchase Transaction Notice
Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:[•] as Agent

From:[The Lender]

Dated:

[•] – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to paragraph (b) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in Clause 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (in euro)
[Facility B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Incremental Facility Commitment]*	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction Ceasing to be with Sponsor Affiliate

To:[•] as Agent

From:[The Lender]

Dated:

[•] – Senior Facilities Agreement

dated [•] (the "Facilities Agreement")

1.	We refer to paragraph (c) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Disenfranchised Entities) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated]/[ceased to be with a [Sponsor Affiliate]]. *
3.	The Notifiable Debt Purchase Transaction referred to in Clause 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (in euro)
[Facility B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Incremental Commitment] **	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable
**	Delete as applicable

Schedule 15
Information Undertakings

The capitalized words and expressions in this Schedule 15 shall have the meaning ascribed to them in Schedule 16 (Incurrence Covenants) save that if a capitalized word or expression is not given a meaning in Schedule 16 (Incurrence Covenants), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement.

1.	The Company shall provide to the Agent the following reports:
(a)	within 180 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2022 or in the case of a change to the Accounting Reference Date or the Applicable Accounting Principles, annual reports containing, to the extent applicable, the following information: (i) audited consolidated balance sheets of the Company as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company for the two most recent fiscal years, including appropriate footnotes to such financial statements and the report of the independent auditors on the financial statements; (ii) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (other than the Transaction) that have occurred since the beginning of the most recently completed fiscal year (unless such pro forma information has already been provided in a previous report pursuant to subclauses (b) or (c) of this Section 1); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case the Company will provide, in the case of a material acquisition (other than the Transactions), acquired company financials; (iii) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies; (iv) a description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (v) a description of material risk factors and material recent developments (which, for the avoidance of doubt, does not require disclosure of confidential negotiations (as determined in good faith by the Company)). The reports furnished pursuant to this paragraph (a) being the "Annual Financial Statements";
(b)	within 60 days following the end of each fiscal quarter which is not also the end of a fiscal year of the Company, commencing with the first such full fiscal quarter ending after the Closing Date, all quarterly reports of the Company containing the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior period, together with condensed footnote disclosure; (ii) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (other than the Transaction) that have occurred since the beginning of the relevant quarter; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case the Company will provide, in the case of a material acquisition (other than the Transaction), acquired company financials; and (iii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources of the Company, and a discussion of material changes not in the ordinary course of business or consistent with past practice in commitments and contingencies since the most recent report; and (iv) material recent developments (which, for the avoidance of doubt, does not require disclosure of confidential negotiations (as determined in good faith by the Company)). The reports furnished pursuant to this paragraph (b) being the "Quarterly Financial Statements";
(c)	within 45 days after the start of each fiscal year of the Company beginning with the fiscal year starting 1 January 2023, an annual budget for that fiscal year containing a projected consolidated profit and loss account and a projected consolidated cash flow account.
2.	All financial statement and pro forma financial information shall be prepared in accordance with the Applicable Accounting Principles as in effect on the date of such report or financial statement (or otherwise on the basis of the Applicable Accounting Principles as then in effect from time to time) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in paragraphs (a) and (b) of Section 1 of this Schedule may, in the event of a change in the Applicable Accounting Principles, present earlier periods on a basis that applied to such periods. Except as provided for above, no report need include separate financial statements for any Subsidiaries of the Company.
3.	At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the Annual Financial Statements and Quarterly Financial Statements shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenues, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.
4.	All reports provided pursuant to this Schedule shall be made in the English language or with a free English translation.

5.	Subject to compliance with paragraph 6 below, in the event that, and for so long as, the equity securities of the Company, any Parent or IPO Entity are listed on the Main Market of the London Stock Exchange, the New York Stock Exchange, NASDAQ or any regulated stock exchange established in a Member State of the European Union or the United Kingdom and the Company, such Parent or such IPO Entity is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on the Main Market of the London Stock Exchange, the New York Stock Exchange, NASDAQ or any regulated stock exchange established in a Member State of the European Union or the United Kingdom, for so long as it elects, the Company will make available to the Agent such annual reports, information, documents and other reports that the Company, such Parent or IPO Entity is, or would be, required to file with such stock exchange. Upon complying with the foregoing requirements, and provided that such requirements require the Company, any Parent or IPO Entity to prepare and file annual reports, information, documents and other reports with the Main Market of the London Stock Exchange, the New York Stock Exchange, NASDAQ or any regulated stock exchange established in a Member State of the European Union or the United Kingdom, as applicable, the Company will be deemed to have complied with the provisions contained in the preceding paragraphs, provided further that this paragraph will not release the Company from its obligation to prepare and deliver Quarterly Financial Statements.
6.	The Company may satisfy its obligations and the requirements of this Schedule with respect to financial information relating to the Company by furnishing financial information relating to any Parent consolidating reporting at its level in a manner consistent with that described in this Schedule; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries, on the other hand.
7.	Delivery of any information, documents and reports to the Agent pursuant to this Schedule 15 (Information Undertakings) is for information purposes only and the Agent's receipt of such shall not constitute constructive notice of any information contained therein, including the Company's compliance with any of its covenants under this Agreement.
8.	Notwithstanding anything in this Agreement to the contrary, any failure to comply with this covenant shall be automatically cured when the Company or any direct or indirect Parent, as the case may be, makes available all required reports to the Agent.

Schedule 16
Incurrence Covenants

The capitalized words and expressions in this Schedule 16 shall have the meaning ascribed to them in Section 15 (Defined Terms) herein save that if a capitalized word or expression is not given a meaning in Section 15 (Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement.  The undertakings contained in this Schedule 16 shall be varied in accordance with the other provisions of this Agreement.

1.	LIMITATION ON INDEBTEDNESS
1.1	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, on the date of such Incurrence, after giving pro forma effect thereto (including pro forma application of the proceeds thereof) as if the additional Indebtedness had been Incurred at the beginning of such four quarter period, the Consolidated Net Leverage Ratio for the most recently ended four fiscal quarters for which internal consolidated financial statements of the Company are available immediately preceding the date on which such additional Indebtedness is Incurred does not exceed 7.50 to 1.00.
1.2	Section 1.1 will not prohibit the Incurrence of the following Indebtedness:
(a)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers' acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding:
(i)	the sum of (i)(A) €975 million plus (B) the greater of €60.0 million and 40 per cent. of Consolidated EBITDA (the "Credit Facilities Basket") plus (ii) the greater of €146.8 million and 100.0 per cent. of Consolidated EBITDA (the "Freebie Basket"); plus
(ii)	the maximum amount of Indebtedness that is Senior Secured Indebtedness such that, after giving pro forma effect to such Incurrence, the Consolidated Net Senior Secured Leverage Ratio does not exceed 6.50 to 1.00 (with any Indebtedness Incurred under subclause (a)(i)(i)(B) and/or (a)(i)(ii) hereof on the date of determination of the Consolidated Net Senior Secured Leverage Ratio not being included in the calculation of Consolidated Net Senior Secured Leverage Ratio under this subclause (ii) on such date (but not, for the avoidance of doubt, excluded from any such calculation made on any subsequent date)); plus
(iii)	the maximum amount of Indebtedness that is Junior Secured Indebtedness such that after giving pro forma effect to such Incurrence, the Consolidated Net Secured Leverage Ratio does not exceed 7.50 to 1.00 (with any Indebtedness Incurred under subclause (a)(i)(i)(B) and/or (a)(i)(ii) hereof on the date of determination of the Consolidated Net

Secured Leverage Ratio not being included in the calculation of Consolidated Net Secured Leverage Ratio under this subclause (iii) on such date (but not, for the avoidance of doubt, excluded from any such calculation made on any subsequent date)); plus
(iv)	the maximum amount of Indebtedness that is Non-Collateral Indebtedness such that after giving pro forma effect to such Incurrence, the Consolidated Net Leverage Ratio does not exceed 7.50 to 1.00 (with any Indebtedness Incurred under subclause (a)(i)(i)(B) and/or (a)(i)(ii) hereof on the date of determination of the Consolidated Net Leverage Ratio not being included in the calculation of Consolidated Net Leverage Ratio under this subclause (iv) on such date (but not, for the avoidance of doubt, excluded from any such calculation made on any subsequent date)); plus
(v)	in the case of any refinancing of any Indebtedness permitted under this paragraph (a) of section 1.2 or any portion thereof, including the aggregate amount of fees, accrued and unpaid interest, break costs, underwriting discounts, premiums and other costs (including redemption premia and defeasance costs) and expenses Incurred in connection with such refinancing; plus
(vi)	an amount equal to all voluntary prepayments, repurchases, Debt Purchase Transactions (or the equivalent in respect of other Indebtedness), loan buybacks and commitment reductions of any Facility or any other Indebtedness secured by a Lien on the Collateral (provided that only voluntary prepayments, repurchases, Debt Purchase Transactions (or equivalent) and loan buybacks in respect of Revolving Facility Loans or other revolving facility loans which are accompanied by a permanent reduction in Revolving Facility Utilisations or other revolving facility utilisations (as applicable) may be added pursuant to this paragraph (a) of section 1.2), provided that Indebtedness Incurred under this paragraph (a)(vi) may only be Senior Secured Indebtedness to the extent that the Facility or Indebtedness voluntarily prepaid, repurchased, subject to a Debt Purchase Transaction (or equivalent), loan buyback or commitment reduction was Senior Secured Indebtedness;

provided that any Indebtedness Incurred and outstanding pursuant to the foregoing subclauses (a)(i)(A) and (a)(i)(b) shall be deemed to be Senior Secured Indebtedness (whether or not so secured) solely for the purposes of calculating the Consolidated Net Senior Secured Leverage Ratio pursuant to subclause (a)(ii);

(b)
(i)	Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations being Guaranteed is not prohibited under the terms of this Agreement; or

(ii)	without limiting Section 3 (Limitation on Liens) of this Schedule, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited under the terms of this Agreement;
(c)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary;
(d)	Indebtedness represented by:
(i)	any Indebtedness (other than (i) the Existing Indebtedness or (ii) Indebtedness as described in paragraphs (a)(i) and (c) of this section 1.2) existing on the date immediately after giving effect to the Transaction;
(ii)	Refinancing Indebtedness Incurred in respect of any Indebtedness described in this paragraph (d) or paragraph (e) or Incurred pursuant to section 1.1 or paragraphs (a)(ii), (a)(iii) or (a)(iv) of section 1.2 (including the aggregate amount of fees, accrued and unpaid interest, break costs, underwriting discounts, premiums and other costs (including redemption premia and defeasance costs) and expenses Incurred in connection with such refinancing);
(iii)	any "parallel debt" obligations created under the Intercreditor Agreement, any Additional Intercreditor Agreement or the applicable security documents with respect to any Indebtedness the Incurrence of which is permitted under the terms of this Agreement; and
(iv)	Management Advances;
(e)	Indebtedness:
(i)	of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or another Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary; or
(ii)	of the Company, any Restricted Subsidiary or such Person Incurred to provide all or any portion of the funds utilized to consummate any such acquisition, merger, amalgamation or combination (including any such acquisition of assets and assumption of related liabilities), provided, however, with respect to this sub-paragraph (e) that at the time of such acquisition, merger, consolidation, amalgamation or other transaction or, as the Company selects, at the time of the Group entering into a legally binding commitment to make such acquisition, merger, consolidation, amalgamation or other transaction (x) to the extent the Indebtedness constitutes Non-Collateral

Indebtedness, either (i) the Company would have been able to Incur €1.00 of additional Indebtedness pursuant to section 1.1 or sub-paragraphs (a)(i) or (a)(iv) of section 1.2 of this Section 1 (Limitation on Indebtedness) after giving effect to the Incurrence of such Indebtedness (including application of the proceeds thereof) pursuant to this sub-paragraph (e) or (ii) such Indebtedness is in an aggregate outstanding principal amount which, when taken together with the outstanding principal amount of all other Indebtedness Incurred pursuant to this sub-paragraph (ii) and then outstanding, will not exceed the greater of (A) €37.5 million and (B) 25 per cent. of Consolidated EBITDA or (iii) such Indebtedness is or will be discharged in full within six (6) months of such Person becoming a Restricted Subsidiary or otherwise being merged, consolidated, amalgamated or combined with the Company or a Restricted Subsidiary; or (y) to the extent the Indebtedness constitutes Senior Secured Indebtedness, that at the time of such acquisition, merger, consolidation, amalgamation or other transaction or, as the Company selects, at the time of the Group entering into a legally binding commitment to make such acquisition, merger, consolidation, amalgamation or other transaction either (i) the Company would have been able to Incur €1.00 of additional Senior Secured Indebtedness pursuant to sub-paragraphs (a)(i) or (a)(ii) of section 1.2 of this Section 1 (Limitation on Indebtedness) or (ii) such Indebtedness is Incurred pursuant to (x)(ii) or (x)(iii) above or (z) to the extent the Indebtedness constitutes Junior Secured Indebtedness, that at the time of such acquisition, merger, consolidation, amalgamation or other transaction or, as the Company selects, at the time of the Group entering into a legally binding commitment to make such acquisition, merger, consolidation, amalgamation or other transaction either (i) the Company would have been able to Incur €1.00 of additional Junior Secured Indebtedness pursuant to sub-paragraphs (a)(i), (a)(iii) or (a)(iv) of section 1.2 of this Section 1 (Limitation on Indebtedness) or (ii) such Indebtedness is Incurred pursuant to (x)(ii) or (x)(iii) above; or (aa) any combination of the foregoing;

(f)	Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by an Officer or the Board of Directors of the Company);
(g)	Indebtedness of the Company and any of its Restricted Subsidiaries represented by Capitalized Lease Obligations, Purchase Money Obligations, mortgage financings or other financings, Incurred (a) for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (g) and then outstanding, will not exceed at any time the greater of €60 million and 40 per cent. of Consolidated EBITDA provided that if the Company, in its sole discretion, elects to convert to reporting under the IFRS accounting principles, this basket shall be increased to the greater of €150 million and 100 per cent. of Consolidated EBITDA and the Group shall not be required to provide any reconciliation statement in respect hereof or (b) Capitalized Lease Obligations in the ordinary course of business or consistent with past practice;
(h)	Indebtedness in respect of (a) workers' compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice or in respect of any governmental requirement, (b) letters of credit, bankers' acceptances, warehouse receipts, guarantees or other similar instruments or obligations supporting trade payables or issued or relating to other liabilities or obligations Incurred in the ordinary course of business or consistent with past practice (including, without limitation, in connection with commercial leases) or in respect of any governmental requirement; provided, however, that upon the drawing of such letters of credit or similar instruments, the obligations are reimbursed within 30 days following such drawing, (c) the financing of insurance premiums or take or pay obligations contained in supply arrangements in the ordinary course of business or consistent with past practice, (d) any customary netting or setting off arrangements in the ordinary course of business or consistent with past practice, (e) manufacturer, vendor financing, customer and supply arrangements in the ordinary course of business or consistent with past practice, or (f) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business or consistent with past practice;
(i)	Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(j)
(i)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(ii)	take-or-pay obligations, customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;
(iii)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;
(iv)	Indebtedness Incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes, in each case Incurred or undertaken in the ordinary course of business or consistent with past practice;
(v)	Indebtedness arising from Bank Products; and
(vi)	Guarantees Incurred in the ordinary course of business or consistent with past practice in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates;
(k)	Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any outstanding Refinancing Indebtedness in respect thereof and the aggregate principal amount of all other Indebtedness Incurred pursuant to this paragraph (k) and then outstanding, will not exceed the greater of (i) €60 million and (ii) 40 per cent. of Consolidated EBITDA;
(l)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (l) and then outstanding, will not exceed 100 per cent. of (a) the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or its Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date plus (b) the aggregate amount of Restricted Payments that the Company would otherwise not be prohibited from making and could actually be made at such time but for the Company (in its absolute discretion) unilaterally committing in writing to the Agent not to make Restricted Payments of that amount prior to the Termination Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded from any Cure Amount required to cure any breach of the financial covenant contained in Clause 26.1 (Financial condition) (as contemplated by Clause 26.2 (Equity Cure)) or for purposes of making Restricted Payments under section 2.1 or paragraphs (a), (f) and (j) of section 2.2 of Section 2 (Limitation on Restricted Payments) of this

Schedule to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph (l) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment section 2.1 or paragraphs (a), (f) and (j) 2.1 of Section 2 (Limitation on Restricted Payments) of this Schedule in reliance thereon or uses any portion thereof to fund any Cure Amount required to cure any breach of the financial covenant contained in Clause 26.1 (Financial condition) (as contemplated by Clause 26.2 (Equity Cure));
(m)	Indebtedness Incurred pursuant to factoring, securitizations, receivables financings or similar arrangements, including (without limitation) by a Receivables Subsidiary in a Qualified Receivables Financing, when taken together with any outstanding Refinancing Indebtedness in respect thereof, that is either (i) non recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except to the extent customary for such type of factoring or similar arrangements and for Standard Securitization Undertakings) or (ii) does not exceed the greater of (x) €45 million and (y) 30 per cent. of Consolidated EBITDA;
(n)	Indebtedness under daylight borrowing facilities Incurred in connection with any refinancing of Indebtedness (including by way of set-off or exchange) so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred;
(o)	any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary Incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;
(p)	Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including that (a) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (b) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;
(q)	Indebtedness consisting of guarantees of Indebtedness incurred by joint ventures or Unrestricted Subsidiaries of the Company or any of its Restricted Subsidiaries that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (q) and then outstanding and any outstanding Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) €45 million and (y) 30.0 per cent. of Consolidated EBITDA in the aggregate outstanding at any one time;
(r)	Indebtedness arising out of sale/leaseback transactions, when taken together with any outstanding Refinancing Indebtedness in respect thereof, in an outstanding principal amount not to exceed the greater of (x) €37.5 million and (y) 25 per cent. of Consolidated EBITDA;

(s)	Indebtedness consisting of local lines of credit, bilateral facilities, working capital or overdraft facilities or other operating facilities in an outstanding principal amount, when taken together with any outstanding Refinancing Indebtedness in respect thereof, not to exceed (i) such Indebtedness of the Group in respect of bank guarantees, letters of credit and/or bonding lines outstanding on the Closing Date and disclosed in any of the Structure Memorandum or the Lender Presentation that is not being rolled over or refinanced by any Revolving Facility Utilisation or Ancillary Facility on the Closing Date plus (ii) the greater of (x) €60 million and (y) 40 per cent. of Consolidated EBITDA;
(t)	any liability arising as a result of a fiscal unity, profit and loss pooling arrangement, Tax Sharing Agreement or any similar arrangements;
(u)	Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Reorganization;
(v)	Indebtedness arising under letters of credit, guarantees or other similar instruments or obligations, overdraft facilities, treasury, depositary, clearinghouse, credit or debit card, purchase card, electronic funds transfer, cash pooling or other cash management facilities in an aggregate principal amount outstanding, when taken together with any outstanding Refinancing Indebtedness in respect thereof, not to exceed the greater of €37.5 million and 25 per cent. of Consolidated EBITDA outstanding at that time, plus any amounts Incurred in the ordinary course of business or consistent with past practice;
(w)	Indebtedness consisting of guarantees of Unrestricted Subsidiaries that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (w) and then outstanding and any outstanding Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) €45 million and (y) 30.0 per cent. of Consolidated EBITDA in the aggregate outstanding at any one time; and
(x)	Indebtedness consisting of deposits or guarantees provided in relation to the rights to any championship, cup or event organised by the Group.
1.3	Notwithstanding anything to the contrary contained herein, (i) Indebtedness Incurred pursuant to section 1.1 or paragraph (a) of section 1.2 of this Section 1 (Limitation on Indebtedness) shall either be a Facility or comply with the applicable criteria of an Incremental Facility or Incremental Equivalent Debt; and (ii) any Restricted Subsidiary that is not a Guarantor may incur any type of Indebtedness not prohibited by this Agreement, provided that any Indebtedness incurred under section 1.1, paragraphs (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v) and (k) of section 1.2 of Section 1 (Limitation on Indebtedness), together with any Refinancing Indebtedness in respect thereof, may not exceed the greater of €75 million and 50% of Consolidated EBITDA.
1.4	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 1 (Limitation on Indebtedness):

(a)	Subject to paragraph (b) below, in the event that Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in section 1.1 and section 1.2 of this Section 1 (Limitation on Indebtedness), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness in one of the paragraphs of section 1.2 or section 1.1 of this Section 1 (Limitation on Indebtedness) and Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 1 (Limitation on Indebtedness) permitting such Indebtedness. With respect to any Indebtedness Incurred in reliance upon section 1.2 of this Section 1 (Limitation on Indebtedness), which permits the Incurrence of Indebtedness by reference to a specified euro amount (and/or an amount calculated by reference to a percentage of Consolidated EBITDA), if at any time that the Company or a Restricted Subsidiary would be entitled to have Incurred any then outstanding item of Indebtedness as pursuant to section 1.1 of this Section 1 (Limitation on Indebtedness), such item of Indebtedness shall be automatically reclassified into an item of Indebtedness Incurred pursuant to section 1.1 or sub-paragraphs (a)(ii), (a)(iii) or (a)(iv) of section 1.2 of this Section 1 (Limitation on Indebtedness);
(b)	all Indebtedness Incurred on the Closing Date under this Agreement shall be deemed Incurred under sub-paragraph (a)(i)(i)(A) of section 1.2 or (in the case of a Revolving Facility) sub-paragraph (a)(i)(i)(B) of section 1.2 of this Section 1 (Limitation on Indebtedness) and, in each case, may not be reclassified;
(c)	Guarantees of, or obligations in respect of letters of credit, bankers' acceptances or other similar instruments or any "parallel debt" obligation (including any parallel debt obligation under the Intercreditor Agreement or any Additional Intercreditor Agreement) relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(d)	if obligations in respect of letters of credit, bankers' acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to any paragraph of sections 1.1 or 1.2 above and the letters of credit, bankers' acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(e)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(f)	Indebtedness permitted by this Section 1 (Limitation on Indebtedness) need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 1 (Limitation on Indebtedness) permitting such Indebtedness;

(g)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of the Applicable Accounting Principles;
(h)	for purposes of determining compliance with this Section 1 (Limitation on Indebtedness), with respect to Indebtedness Incurred under any such Credit Facility, reborrowings of amounts previously repaid pursuant to "cash sweep" or "clean down" provisions or any similar provisions under a Credit Facility that provide that Indebtedness is to be repaid periodically shall only be deemed for purposes of this covenant, at the option of the Company, to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof and shall be deemed if such option is exercised to remain Incurred and outstanding as Indebtedness under sections 1.1 or 1.2 of this Section 1 (Limitation on Indebtedness), as applicable;
(i)	in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include any amounts necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred in connection with such refinancing;
(j)	in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving Credit Facility, obtains any commitment for Indebtedness or commits to Incur any Lien pursuant to item (y) of the definition of "Permitted Liens", the Incurrence or issuance thereof for all purposes under this Agreement, including without limitation for purposes of calculating the Consolidated Net Senior Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, as applicable, or usage of paragraphs (a) to (v) of section 1.2 of this Section 1 (Limitation on Indebtedness) (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers' acceptances thereunder) will, at the Company's option, either (a) be determined on the date of such revolving Credit Facility or such entry into or increase in commitments (assuming that the full amount thereof has been Incurred as Indebtedness as of such date) or other Indebtedness (or such other date determined in accordance with Section 14 (Measuring Compliance) of this Schedule) and, if such Consolidated Net Senior Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, as applicable, test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers' acceptances thereunder) will be permitted under this Section 1 (Limitation on Indebtedness) or under item (y) of the definition of "Permitted Liens" irrespective of the Consolidated Net Senior Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, as applicable, or other provision of this Agreement at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers' acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed on a date pursuant to the operation of this sub-item (a) shall be the "Reserved Indebtedness Amount" as of such date for purposes of calculating the Consolidated Net Senior Secured Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, as applicable, and shall be deemed to be Incurred and outstanding under sections 1.1 or 1.2 of this Section 1 (Limitation on Indebtedness), as applicable) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in each case, the Company may revoke such determination at any time and from time to time; and
(k)	notwithstanding anything in this Section 1 (Limitation on Indebtedness) to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance on a paragraph of section 1.2 of this Section 1 (Limitation on Indebtedness) measured by reference to a percentage of Consolidated EBITDA at the time of Incurrence, if such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), accrued and unpaid interest, defeasance, costs and fees in connection with such refinancing.
1.5	Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in the Applicable Accounting Principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 1 (Limitation on Indebtedness). The amount of any Indebtedness outstanding as of any date shall be calculated as specified under the definition of "Indebtedness".
1.6	If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date.
1.7	Unless the Company has elected a different exchange rate under paragraph (c) of Clause 26.3 (Calculations), for purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the euro equivalent of the aggregate principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euro, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums

(including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing; (b) the euro equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euro, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the euro equivalent of such amount plus the euro equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.
1.8	For purposes of determining "Consolidated EBITDA" and related definitions, ratios and Consolidated EBITDA based grower baskets under this Agreement, subject to Clause 26.3 (Calculations), Consolidated EBITDA shall be measured for the Company's most recently ended four fiscal quarters for which internal consolidated financial statements are available and have been delivered to the Agent (including, if the Company so elects, any relevant internal monthly financial statements) as at the time that the Company or any of its Restricted Subsidiaries obtains new commitments (in the case of revolving facilities) or Incurs new Indebtedness (in the case of term facilities or other Indebtedness).
1.9	Notwithstanding any other provision of this Schedule, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Schedule shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing or such other relevant date of determination.
1.10	No Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis, secured on different collateral or guaranteed by different obligors.
2.	LIMITATION ON RESTRICTED PAYMENTS
2.1	The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(a)	declare or pay any dividend or make any distribution on or in respect of the Company's or any Restricted Subsidiary's Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:
(i)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding;

(ii)	dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value); and
(iii)	dividends or distributions payable to any Parent (A) to fund the payment of interest or amounts and premiums, discounts, catch-up payments, make-whole amounts, fees, costs, expenses, hedging, tax, break costs and indemnification obligations as and when due under or in respect of any Indebtedness of such Parent which is Guaranteed by the Company or any Restricted Subsidiary or is otherwise considered Indebtedness of the Company or any Restricted Subsidiary (or the proceeds of which have been on-lent via a proceeds on-loan which is not prohibited from being Guaranteed or Incurred under this Agreement) (provided that any proceeds from such Indebtedness are contributed to the equity of the Company or its Restricted Subsidiary in any form or otherwise received by the Company or its Restricted Subsidiary; provided further that (i) such proceeds shall be excluded for the purposes of increasing the amount available for distribution pursuant to paragraph (e)(iii) below and shall not be Excluded Contributions) and (ii) in the case that such proceeds are contributed to the Company or its Restricted Subsidiaries in the form of Indebtedness, there shall be no double-counting of interest paid on such Indebtedness and any dividends or distributions payable to the Company to fund interest payments in respect of Indebtedness of such Parent or (B) to refinance or assume any abovementioned Indebtedness of such Parent if the conditions above are satisfied with respect to such Indebtedness of such Parent;
(b)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Subordinated Shareholder Funding or Capital Stock of the Company (other than Disqualified Stock));
(c)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Secured Indebtedness or Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to paragraph (c) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule);
(d)	make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment (i) of interest or premium thereon in the form of additional Subordinated Shareholder Funding or (ii) in respect of any Subordinated Shareholder Funding (including any proceeds on-loan) in connection with paragraph (a)(iii) above which satisfies the conditions set out therein); or
(e)	make any Restricted Investment in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraphs (a) to (e) are referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(i)	an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);
(ii)	after giving effect, on a pro forma basis, to such Restricted Payment, the Consolidated Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which internal consolidated financial statements of the Company are available immediately preceding the date on which such Restricted Payment is made would be less than 2.00 to 1.00; or
(iii)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments permitted below by paragraphs (e), (f) and (r) of section 2.2 of this Section 2 (Limitation on Restricted Payments), but excluding all other Restricted Payments permitted by the third paragraph of this Section 2 (Limitation on Restricted Payments)) would exceed the sum of (without duplication):
(A)	50.0 per cent. of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing prior to the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, to the extent such Consolidated Net Income is a deficit, minus 100.0 per cent. of such deficit), provided that the amount taken into account pursuant to this paragraph (A) shall not be less than zero; plus
(B)	100.0 per cent. of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next paragraph) of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than the Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding or as a result of a merger or consolidation with another Person subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company subsequent to the Closing Date (other than (v) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (w) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on paragraph (f)(ii) of section 2.2 of this Section 2 (Limitation on Restricted Payments), (x) any portion of any Cure Amount required to cure any breach of the financial covenant contained in Clause 26.1 (Financial condition) (as contemplated by Clause 26.2 (Equity Cure)), (y) Net Cash Proceeds or property or assets that are received or contributed for the purposes of Incurring Indebtedness or on which Indebtedness is Incurred pursuant to paragraph (l) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule and (z) Excluded Contributions); plus
(C)	100.0 per cent. of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the second succeeding paragraph) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange); plus
(D)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries resulting from:
(I)

repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment by the Company or any Restricted Subsidiary and the Net Cash Proceeds realized upon (or the fair market value, as determined in accordance with the next paragraph, of property, assets or marketable securities received in connection with) the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary; or

(II)

the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary into the Company or any Restricted Subsidiary (valued at the fair market value of the Company's Restricted Investment in such Subsidiary) or the transfer of all or substantially all of the assets of such Unrestricted Subsidiary to the Company or a Restricted Subsidiary (valued at the fair market value of the property received by the Company or any Restricted Subsidiary), which amount, in each case under this subclause (II)(D), was included in the calculation of the amount of Restricted Payments referred to in the first sentence of this subclause (II); provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding subclause (II)(A) to the extent that it is (II)(D); plus

(E)	the amount of the cash and the fair market value (as determined in accordance with the next paragraph) of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with:
(I)

the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; and

(II)	any dividend or distribution made by an Unrestricted Subsidiary or Affiliate to the Company or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding sub-clause (II)(A) to the extent that it is (at the Company's option) included under the foregoing paragraph (ii)(E)(I); plus

(vi)	the greater of €37.5 million and 25 per cent. Consolidated EBITDA;

The fair market value of property or assets other than cash covered by the preceding sentence shall be the fair market value thereof as determined in good faith by an Officer or the Board of Directors of the Company.

2.2	The foregoing provisions will not prohibit any of the following (collectively, "Permitted Payments"):
(a)	the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale or issuance of, Capital Stock of the Company

(other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (in each case, other than (i) to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (ii) through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution and (iii) to the extent that any Restricted Payment has been made from such proceeds in reliance on paragraph (f)(ii) below) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from subclause (ii)(B) of section 2.1 above;
(b)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Secured Indebtedness or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness) of this Schedule;
(c)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness) of this Schedule;
(d)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Secured Indebtedness or Subordinated Indebtedness:
(i)	from Net Available Cash to the extent permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of this Schedule, but only if (i) the Company shall have first complied with the terms described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of this Schedule, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Junior Secured Indebtedness or Subordinated Indebtedness and (ii) at a purchase price not greater than 100.0 per cent. of the principal amount of such Junior Secured Indebtedness or Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of such Junior Secured Indebtedness or Subordinated Indebtedness;
(ii)	to the extent required by the agreement governing such Junior Secured Indebtedness or Subordinated Indebtedness, following the occurrence of a Change of Control or Sale (or other similar event described therein as a "change of control" or "sale"), but only if the Company shall have first complied with Clause 12.1 (Exit) of this Agreement and repaid all participations in any Utilisation tendered pursuant to the offer to repay the participations in any Utilisation required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Junior Secured Indebtedness or Subordinated Indebtedness; or
(iii)	(i) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100.0 per cent. of the principal amount of such Junior Secured Indebtedness or Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;
(e)	any dividends paid within, or redemption or repurchase consummated within, 60 days after the date of declaration or the giving of the redemption or repayment notice if at such date of declaration or notice such dividend or redemption or repayment, as the case may be, would have complied with this Section 2 (Limitation on Restricted Payments);
(f)	the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock, convertible and/or subordinated preferred equity certificates, debt securities or loans of any Parent, the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock, convertible and/or subordinated preferred equity certificates, debt securities or loans of any Parent, the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock, convertible and/or subordinated preferred equity certificates, debt securities or loans of any Parent, the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions since the Closing Date do not exceed an amount (net of repayments of any such loans or advances) equal to (i) the greater of (a) €12.5 million and (b) 8 per cent. of Consolidated EBITDA (and, following an Initial Public Offering, the greater of (a) €22.5 million and (b) 15 per cent. of Consolidated EBITDA) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation in any calendar year during the term of this Agreement plus (ii) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since the Closing Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent) from, or as a contribution to the equity (in each case under this paragraph (f), other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under sub-paragraph (ii)(B) of Section 2.1 of this Section 2 (Limitation on Restricted Payments) plus (iii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries; provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees, contractors or consultants of the Company or Restricted Subsidiaries or any Parent in connection with a repurchase of Capital Stock of the Company or any Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 2 (Limitation on Restricted Payments) or any other provision of this Agreement;
(g)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 1 (Limitation on Indebtedness) of this Schedule;
(h)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or withholding or similar taxes in respect thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;
(i)	dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):
(A)	the amounts required for any Parent to pay any Parent Expenses or any Related Taxes;
(B)

the amounts constituting or to be used for purposes of making payments (i) of fees and expenses (including all legal, accounting and other professional fees and expenses) Incurred in connection with the Transactions, or (ii) to the extent specified in paragraphs (b), (c), (e), (g), (k), (l) and (y) of section 6.2 of Section 6 (Limitation on Affiliate Transactions) of this Schedule; plus

(C)	the greater of (i) €3.75 million and (ii) 2.5 per cent. of Consolidated EBITDA per calendar year;
(j)	so long as no Event of Default has occurred and is continuing (or would result therefrom), the declaration and payment by the Company of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or common equity interests of the Company or any Parent following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (a) 6 per cent. of the Net Cash Proceeds received by the Company from such Public Offering or any subsequent Equity Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or loaned as Subordinated Shareholder Funding to the Company and (b) following the Initial Public Offering, an amount equal to (i) the greater of (A) 7 per cent. of the Market Capitalization and (B) 7 per cent. of the IPO Market Capitalization; provided that (in the case of this subclause (b)(i)) after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Net Senior Secured Leverage Ratio shall be equal to or less than 6.00 to 1.00 and (ii) the greater of (A) 5 per cent. of the Market Capitalization and (B) 5 per cent. of the IPO Market Capitalization; provided that (in the case of this subclause (b)(ii)) after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Net Senior Secured Leverage Ratio shall be equal to or less than 6.50 to 1.00;
(k)	Restricted Payments (including loans or advances) in an aggregate principal amount outstanding at any time not to exceed (x) the greater of (a) €45 million and (b) 30 per cent. of Consolidated EBITDA plus (y) the amount of any Overfunding Amount provided that no Event of Default has occurred and is continuing;
(l)	payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 2 (Limitation on Restricted Payments) or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by an Officer or the Board of Directors of the Company);
(m)	Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate amount of Excluded Contributions, or consisting of Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this paragraph (m);
(n)	(i) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Company issued after the Closing Date and (ii) the declaration and payment of dividends to any Parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent or Affiliate issued after the Closing Date; provided, however, that, in the case of sub-clauses (i) and (ii), the amount of all dividends declared or paid pursuant to this paragraph (n) shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or, in the case of Designated Preference Shares by a Parent or an Affiliate, the issuance of Designated Preference Shares) of the Company or loaned as Subordinated Shareholder Funding to the Company, from the issuance or sale of such Designated Preference Shares;
(o)	dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to Management Advances;

(p)	dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries (or any proceeds thereof);
(q)	payment of any Receivables Fees, sales contributions and other transfers of Receivables Assets and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;
(r)	so long as no Event of Default has occurred and is continuing (or would result therefrom), any dividend, distribution, loan or other payment to any Parent; provided that (i) the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis after giving effect to any such dividend, distribution, loan or other payment does not exceed 5.75 to 1.0 or (ii) the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis after giving effect to any such Restricted Payment does not exceed 6.25 to 1.0 if 50 per cent. of such Restricted Payment is funded from the Available Amount at the time of such Restricted Payment or (iii) the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis after giving effect to any such Restricted Payment does not exceed 6.50 to 1.0 if 100 per cent. of such Restricted Payment is funded from the Available Amount at the time of such Restricted Payment and provided further that the definition of "Available Amount" for the purpose of this paragraph (r) shall not include any proceeds from any Permitted Indebtedness;
(s)	any Restricted Payment made in connection with the Transactions, and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transaction (including dividends to any Parent to permit payment by such Parent of such amounts);
(t)	Restricted Payments to a Parent to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Company or a Restricted Subsidiary; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7 (Merger and Consolidation)) to consummate such Investment, (c) such Parent and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to paragraph (ii) of section 2.1 or paragraphs (a) or (f) of section 2.2 or be deemed to be an Excluded Contribution and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section (other than pursuant to paragraph (l) of section 2.2) or pursuant to the definition of "Permitted Investments" (other than pursuant to item (m) thereof) in Section 15 (Defined Terms);

(u)	payments or distributions to dissenting shareholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 7 (Merger and Consolidation);
(v)	any dividends, repayments of equity, reductions of capital or any other distribution by any Restricted Subsidiary to any other company that is a member of the same fiscal unity or cash profit and loss pooling agreement or tax sharing agreement for corporate income tax or value added tax purposes or any similar arrangements; provided that any such dividend, repayment of equity, reduction of capital or distribution is required in order to comply with the obligations owed to the relevant tax authorities by the Group and any other member of the same fiscal unity as a whole;
(w)	any Restricted Payments in respect of transaction, acquisition or refinancing costs, fees or expenses, in connection with any deferred consideration, earn-outs or other adjustments of purchase price or, in each case, similar obligations Incurred or assumed in connection with the Transactions, a Permitted Investment or the acquisition of any business or assets or Person or any Capital Stock of a Person;
(x)	any Restricted Payment in order to directly or indirectly to finance the payment of fees and expenses (including legal, accountant and other professional fees and expenses) payable to, or on behalf of, a Permitted Holder (without duplication):
(A)	in the ordinary course of business or consistent with past practices; or
(B)	in an amount not to exceed the greater of (i) €3.75 million and (ii) 2.5 per cent. of Consolidated EBITDA per calendar year;
(y)	the redemption, repurchase, defeasance, exchange or other acquisition or retirement of Junior Secured Indebtedness or Subordinated Indebtedness (other than Subordinated Shareholder Funding) of the Company or any Restricted Subsidiary or any direct or indirect Parent (i) in an aggregate amount not to exceed the greater of €37.5 million and 25 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation or (ii) provided that the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis after giving effect to any such redemption, repurchase, defeasance, exchange or other acquisition or retirement under this paragraph (ii) does not exceed 5.50 to 1.00 or (iii) provided that such redemption, repurchase, defeasance, exchange or other acquisition or retirement is funded from the Available Amount at the time of such Restricted Payment and the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis after giving effect to any such redemption, repurchase, defeasance, exchange or other acquisition or retirement under this paragraph (iii) does not exceed 6.50 to 1.00, provided further that the definition of Available Amount for the purpose of this paragraph (iii) shall not include any proceeds from Permitted Indebtedness;

(z)	provided that no more than 18 months since the Closing Date have passed, and that the Consolidated Net Senior Secured Leverage Ratio, on a pro forma basis for the proposed distribution, does not exceed 6.50:1.00, an unlimited amount;
(aa)	provided that no more than 12 months since the Specified Change of Control Event has occurred, subject to there being no Material Event of Default continuing at such time, an unlimited amount if the Consolidated Net Senior Secured Leverage Ratio, on a pro forma basis for the proposed distribution, does not exceed 5.50:1.00;
(bb)	any dividends, repayments of equity, reductions of capital or any other distribution: (a) in connection with a declaration of joint and several liability; (b) by any Restricted Subsidiary to any other company that is a member of the same fiscal unity, tax group, profit and loss pooling arrangement, Tax Sharing Agreement for corporate income tax, trade tax, value added tax purposes or otherwise; or (c) any similar arrangements; and
(cc)	dividends, loans, advances, repayments of equity, reductions of capital or any other distributions funded from the proceeds of any Permitted Specified Asset Disposition, provided that after giving pro forma effect to such dividends, loans, advances, repayments of equity, reductions of capital or any other distributions and such Permitted Specified Asset Disposition, the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis does not exceed 6.50: 1.00 (or would not be higher than it was immediately after giving effect to such dividend, loan, advance, repayment of equity, reduction of capital or any other distribution and such Permitted Specified Asset Disposition).
2.3	The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by an Officer or the Board of Directors of the Company acting in good faith. For purposes hereof, unsecured Indebtedness shall not be deemed to be subordinated or junior to Indebtedness that is secured by virtue of it not being secured.
2.4	For purposes of this Section 2 (Limitation on Restricted Payments), if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of "Permitted Investments", the Company may divide and classify such Investment or Restricted Payment in any manner that complies with this Section 2 (Limitation on Restricted Payments) and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
3.	LIMITATION ON LIENS
3.1	the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the "Initial Lien"), except (a) in the case of any property or asset that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if the Facilities are directly secured (subject to the Agreed Security Principles) equally and ratably with, or prior to, in the case of Liens with respect to Junior Secured Indebtedness or Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured and (b) in the case of any property or asset that constitutes Collateral (which, for purposes of this prong (b), shall also include any property or asset that would only constitute Collateral by virtue of being subject to a floating charge or an all-assets security agreement (or equivalent security) and which would not otherwise be required to be part of the Collateral), Permitted Collateral Liens.
3.2	Any such Lien created in favor of the obligations under this Agreement pursuant to sub-clause (a)(2) of the preceding paragraph will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates and (ii) otherwise as set forth in this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement and/or pursuant to the relevant Transaction Security Document.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The "Increased Amount" of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, in each case with respect to such Indebtedness, and increases in the amount of Indebtedness resulting solely from fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

4.	[RESERVED]
5.	LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK
5.1	The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:
(a)	the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap); and
(b)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), to the extent that the consideration of an Asset Disposition exceeds the greater of (i) €22.5 million and (ii) 15 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation, at least 75 per cent. of the excess consideration from such Asset Disposition (excluding any excess consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash (including the net cash proceeds received within 180 days of such Asset Disposition), Cash Equivalents or Temporary Cash Investments (with cash, Cash Equivalents and Temporary Cash Investments consideration received being first deemed to be part of that excess); and
(c)	an amount equal to 100.0 per cent. of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary within 18 months from the later of (A) the date of such Asset Disposition and (B) the receipt of such
(i)	to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary),
(A)	to prepay, repay or purchase (and pay accrued and unpaid interest, premiums and additional amounts due to the date of such prepayment, repayment or purchase) any Indebtedness of a Non-Guarantor Subsidiary (other than Indebtedness owed to the Company or any Restricted Subsidiary), Indebtedness under this Agreement or any other Senior Secured Indebtedness Incurred in accordance with Section 1 (Limitation on Indebtedness) of this Schedule; or
(B)	to redeem, prepay, repay or purchase (and pay accrued and unpaid interest, premiums and additional amounts due to the date of such redemption, prepayment, repayment or purchase) any Indebtedness of the Company or any Restricted Subsidiary that is secured by a Lien on property or assets of the Company or its Restricted Subsidiaries (other than a Permitted Collateral Lien) or that ranks pari passu in right of payment with the Facilities (but not including any Junior Secured Indebtedness, irrespective of whether it is expressed to rank pari passu in right of payments), provided that, in each case, to the extent that the Company or any Restricted Subsidiary has elected to prepay, repay or purchase any amount of Senior Secured Indebtedness and has extended such offer to the Lenders under Facility B on at least a pro rata basis, to the extent the creditors in respect of such Senior Secured Indebtedness (including any Lender under Facility B) elect not to tender their Senior Secured Indebtedness for such prepayment, repayment or purchase, the Company will be deemed to have applied an amount of Net Available

Cash equal to such amount not tendered under this paragraph (a), and such amount shall not increase the amount of Excess Proceeds;

(ii)	to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that any such reinvestment in Additional Assets earmarked by the Board of Directors of the Company or made pursuant to a definitive binding agreement or a commitment that is executed within such time will satisfy this requirement so long as such investment is in each case in good faith expected by the Company to be consummated within 180 days following the expiration of the aforementioned 18 months period;
(iii)	to the extent the Company or such Restricted Subsidiary elects, to make any payment that is not prohibited by Section 2 (Limitation on Restricted Payments) of this Schedule; or
(iv)	any combination of the foregoing,

provided that, pending the final application of any such Net Available Cash in accordance with paragraphs (i), (ii), (iii) or (iv) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including revolving Indebtedness) or otherwise use such Net Available Cash in any manner not prohibited by this Agreement.

5.2	Notwithstanding the foregoing, to the extent that (x) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this Section 5 (Limitation on Sales of Assets and Subsidiary Stock)) is prohibited or delayed by applicable local law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) or gives rise to a risk of liability for a member of the Group and/or its directors or (y) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this covenant) could result in material adverse Tax consequences, as determined by the Company in its sole discretion, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 5 (Limitation on Sales of Assets and Subsidiary Stock).
5.3	Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph within the applicable time period will be deemed to constitute "Excess Proceeds" under this Agreement. Within ten Business Days after the expiration of the applicable time period, or at such earlier date that the Company elects, if the aggregate amount of Excess Proceeds in respect of an Asset Disposition under this Agreement exceeds the greater of €37.5 million and 25 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation, the Company will be required to make an offer ("Asset Disposition Offer") to each Lender under Facility B and, to the extent the Company elects, to other holders of other outstanding Senior Secured Indebtedness, to, respectively, prepay participations in outstanding Facility B Loans (and only to the extent any Facility B Loans are outstanding) held by any such Lender at par, and to repay, prepay or purchase the maximum aggregate principal amount of such Senior Secured Indebtedness to which the Asset Disposition Offer applies that may be repaid, prepaid or purchased out of the Excess Proceeds, in each case plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in the agreements governing such Senior Secured Indebtedness. For the avoidance of doubt, the Company or any Restricted Subsidiary may make an Asset Disposition Offer prior to the expiration of the applicable time period referred to above.
5.4	To the extent that the aggregate amount of Facility B Loans and Senior Secured Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds (the "Declined Excess Proceeds") for general corporate purposes, subject to other Sections contained in this Schedule (including, for the avoidance of doubt, if any Lender under Facility B or (if applicable) any holder of other outstanding Senior Secured Indebtedness subject to the Asset Disposition Offer has declined such Asset Disposition Offer). If the aggregate principal amount of the Facility B Loans to be repaid in any Asset Disposition Offer and other Senior Secured Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Facility B Loans and Senior Secured Indebtedness to be repaid, prepaid or purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Facility B Loans and Senior Secured Indebtedness. For the purposes of calculating the aggregate principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such aggregate principal amounts into their euro equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
5.5	To the extent that any portion of Net Available Cash payable in respect of any Facility B Loan is denominated in a currency other than euro, the amount thereof payable in respect of such Facility B Loans shall not exceed the net amount of funds in euro that is actually received by the Company upon converting such portion into euro. For the avoidance of doubt there shall be no requirement to offer or apply any Excess Proceeds in prepayment of any Revolving Facility.
5.6	The Asset Disposition Offer, in so far as it relates to the Facility B Loans, will remain open for a period of not less than 20 Business Days following its commencement (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period, the Company will repay (or procure the repayment of) the aggregate principal amount of participations in the Facility B Loans to be repaid and, to the extent it elects, Senior Secured Indebtedness required to be repaid, prepaid or purchased pursuant to this Section 5 (Limitation on Sales of Assets and Subsidiary Stock) (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all participations in Facility B Loans and Senior Secured Indebtedness validly tendered in response to the Asset Disposition Offer. Notwithstanding the foregoing, the Company shall be permitted to:

(i)

delay the repayment of any participations in the Facility B Loans until the last day of the first Interest Period ending at least five Business Days after the termination of the Asset Disposition Offer Period for the Facility B Loan to be repaid; and/or

(ii)	delay any repayment, prepayment or purchase of Senior Secured Indebtedness on a consistent or equivalent basis.
5.7	Notwithstanding anything to the contrary in this Agreement and without prejudice to any other allowances or baskets in respect thereof, (i) only 50 per cent. of what would otherwise constitute Excess Proceeds from any individual Asset Disposition will constitute Excess Proceeds if at the time of determining Excess Proceeds from such Asset Disposition, the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis, after giving effect to such Asset Disposition and any application of the Net Available Cash therefrom as set forth herein, would not exceed 6.00 to 1.00 and (ii) 0 per cent. of what would otherwise constitute Excess Proceeds from any individual Asset Disposition will constitute Excess Proceeds if at the time of determining Excess Proceeds from such Asset Disposition, the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis, after giving effect to such Asset Disposition and any application of the Net Available Cash therefrom as set forth herein, would not exceed 5.50 to 1.00. Any amount not constituting Excess Proceeds in accordance with this paragraph may be used by the Company or any of its Restricted Subsidiaries for any purpose not prohibited by this Agreement.
5.8	For the purposes of paragraph (b) of section 5.1 of this Section 5 (Limitation on Sales of Assets and Subsidiary Stock), the following will be deemed to be cash:
(a)	the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or Indebtedness or other liability of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;
(b)	securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(c)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition; provided that such Indebtedness is not, directly or indirectly, secured by any Lien on any of the assets or property of the Company and its Restricted Subsidiaries (including Capital Stock of a Restricted Subsidiary of the Company);
(d)	consideration consisting of Indebtedness of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a

Guarantor) received after the Closing Date from persons who are not the Company or any Restricted Subsidiary;
(e)	any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 5 (Limitation on Sales of Assets and Subsidiary Stock) per fiscal year, not to exceed the greater of (i) €45 million and (ii) 30 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and
(f)	any Capital Stock or assets of a kind referred to in paragraph (c)(i) of Section 5.1 of this Section 5 (Limitation on Sales of Assets and Subsidiary Stock).
6.	LIMITATION ON AFFILIATE TRANSACTIONS
6.1	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (any such transaction or series of related transactions, "Affiliate Transaction") involving aggregate value in excess of the greater of €15 million and 10 per cent. of Consolidated EBITDA unless:
(a)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm's-length dealings with a Person who is not such an Affiliate; and
(b)	in the event such Affiliate Transaction involves an aggregate value in excess of the greater of €30 million and 20 per cent. of Consolidated EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.
6.2	The provisions of the section 6.1 will not apply to:
(a)	any Restricted Payment permitted to be made pursuant to Section 2 (Limitation on Restricted Payments) of this Schedule, any Permitted Payments (other than pursuant to paragraph (i)(B)(ii) of Section 2 (Limitation on Restricted Payments) of this Schedule or any Permitted Investment (other than Permitted Investments as defined in items (a)(b), (b) and (k) of the definition thereof) or any declaration or payment of any dividend or making of any distribution permitted to be made pursuant to paragraphs (a)(i), (a)(ii) or (a)(iii) of section 2.1 of Section 2 (Limitation on Restricted Payments) of this Schedule);
(b)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants' plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;
(c)	any Management Advances and any waiver or transaction with respect thereto;
(d)	(a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent, provided that such Parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise permitted under this Agreement;
(e)	the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers, contractors, consultants or employees);
(f)	the Transactions and any ancillary transactions relating thereto and the payment of all costs and expenses related thereto (including all legal, accounting and other professional fees and expenses) and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date after giving effect to the Transactions, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 6 (Limitation on Affiliate Transactions) or to the extent not more disadvantageous to the Lenders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;
(g)	the execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes;
(h)	transactions with customers, clients, joint venture partners, suppliers contractors, distributors or purchasers or sellers of goods or services, in each case, in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the Senior Management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;
(i)	any transaction between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or a Restricted Subsidiary or an Associate or similar entity that would constitute an Affiliate Transaction solely (i) because the Company or a Restricted Subsidiary or any Affiliate of the Company owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity or (ii) due to the fact that a director of such Person is also a director of the Company or any direct or indirect Parent of the Company (provided, however, that such director abstains from voting as a director of the Company or such direct or indirect Parent of the Company, as the case may be, on any matter involving such other Person);
(j)	(a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding, provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors of the Company in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement;
(k)	without duplication in respect of payments made pursuant to paragraph (l) below, (a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual customary management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed the greater of €3.75 million and 2.5 per cent. of Consolidated EBITDA per fiscal year and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with loans, capital market transactions, acquisitions or divestitures, which payments (or agreements providing for such payments) in respect of this subclause (b) are approved by a majority of the Board of Directors of the Company in good faith;
(l)	payment to any Permitted Holder of all reasonable out-of-pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;
(m)	any transaction effected as part of a Qualified Receivables Financing;
(n)	the performance of any transactions or obligations of any Person or any of its Subsidiaries under the terms of any transaction arising out of, or payments made pursuant to or for the purposes of funding, any agreement or instrument in effect at the time such Person is acquired by the Company or any Restricted Subsidiary, including by way of a merger, amalgamation or consolidation with or into the

Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Agreement; provided that such agreements or instruments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on, or made pursuant to binding commitments existing on, the date of such acquisition, merger, amalgamation or consolidation;
(o)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter or opinion from an Independent Financial Advisor stating that (i) the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm's-length basis or (ii) that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;
(p)	pledges of Capital Stock of an Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(q)	Investments by any of the Company's Affiliates in securities of any of the Company's Restricted Subsidiaries so long as (i) each such investment has been approved by a resolution of the majority of the disinterested members of the Board of Directors of the Company resolving that such investment complies with paragraph (a) of section 2.1, (ii) the investment is being offered generally to other investors in a bona fide capital markets offering on the same or more favorable terms and (iii) the investment constitutes less than 5 per cent. of the issue amount of such securities;
(r)	payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent) of the Company, any of its Subsidiaries or any Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent) that are, in each case, approved by the Company in good faith;

(s)	employment and severance arrangements between the Company or the Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business or entered into in connection with or as a result of the Transactions;
(t)	any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;
(u)	transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is re-designated as a Restricted Subsidiary as described under Section 10 (Designation of Unrestricted Subsidiaries) and pledges of Capital Stock of Unrestricted Subsidiaries;
(v)	any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company that is not a Restricted Subsidiary, as lessor, which is approved by a majority of the members of the Board of Directors of the Company;
(w)	intellectual property licenses in the ordinary course of business or consistent with past practice;
(x)	payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including any cash management activities related thereto; the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement);
(y)	the Incurrence of any Proceeds Loan and the performance of the Company's obligations thereunder, including payment obligations, in compliance with the terms of this Agreement, the Intercreditor Agreement and any Additional Intercreditor Agreement;
(z)	any Investment, transactions or series of related Investments or transactions in or relating to any Credit Facility provided that such Investments, transactions, or series of related Investments or transactions shall be subject to paragraph (a) of section 6.1 of this Section 6 (Limitation on Affiliate Transactions); and
(aa)	any Permitted Reorganization.
7.	MERGER AND CONSOLIDATION

The Company

7.1	The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(a)	either the Company is the surviving entity or the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of any member state of the European Union or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway, the United Kingdom or Switzerland (provided that all Lenders in the relevant Facility to which the Successor Company (if it is not the Company and if it is not incorporated under the laws of the same jurisdiction as an existing Borrower under that Facility or any other Permitted Jurisdiction) shall accede as a Borrower, approve the addition of such Successor Company (such approval not to be unreasonably withheld or delayed)) and the Successor Company (if not the Company) will expressly assume (a) by way of an Accession Deed together with any customary guarantee limitations language, executed and delivered to the Agent, in form reasonably satisfactory to the Agent, all the obligations of the Company under the Finance Documents and (b) all obligations of the Company under the Transaction Security Documents (and, to the extent required by the Intercreditor Agreement or any Additional Intercreditor Agreement, the Intercreditor Agreement or such Additional Intercreditor Agreement);
(b)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
(c)	immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to section 1.1 of Section 1 (Limitation on Indebtedness) of this Schedule or (b) the Consolidated Net Leverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which the transaction is consummated would not be higher than the Consolidated Net Leverage Ratio was immediately prior to giving effect to such transaction; and
(d)	if not already a Guarantor, the Successor Company shall accede to this Agreement as an Additional Guarantor in accordance with Clause 31.4 (Additional Guarantors).
7.2	For purposes of this Section 7 (Merger and Consolidation), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
7.3	The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Finance Documents (with the release of the Company from any and all obligations thereunder) but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under the Finance Documents.

7.4	Notwithstanding the preceding paragraphs (b) and (c) and the provisions described under "—Guarantors" below (which do not apply to transactions referred to in this sentence) and, other than with respect to section 7.2, paragraph (d) of section 7.1 of this Section 7 (Merger and Consolidation), any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into, liquidate or dissolve into or transfer all or part of its properties and assets to the Company.
7.5	Notwithstanding the preceding paragraphs (a), (b), (c) and (d) of section 7.1 (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with, merge into or transfer all or a portion of its assets to an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company. Notwithstanding the preceding paragraphs (b) and (c) of section 7.1 (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with, merge into, liquidate or dissolve into or transfer all or part of its properties and assets to any Guarantor other than the Company.
7.6	The foregoing provisions will not apply to the creation of a new subsidiary of the Company that becomes a parent of one or more of the Company's Subsidiaries.

Guarantors

7.7	No Guarantor may:
(a)	consolidate with or merge with or into any Person;
(b)	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or
(c)	permit any Person to merge with or into such Guarantor, unless:
(i)	the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor substantially concurrently with the transaction;
(ii)	the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under this Agreement and the Transaction Security Documents (and, to the extent required by the Intercreditor Agreement or any Additional Intercreditor Agreement, the Intercreditor Agreement or such Additional Intercreditor Agreement); and immediately after giving effect to the transaction, no Default has occurred and is continuing; or
(iii)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by the Finance Documents.

7.8	Notwithstanding anything else to the contrary under this Section 7 (Merger and Consolidation), (a) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor or the Company and (b) any Guarantor may consolidate or otherwise combine with, merge into, liquidate or dissolve into or transfer all or part of its properties and assets to any other Guarantor or the Company. Notwithstanding anything else to the contrary under this Section 7 (Merger and Consolidation), a Guarantor may consolidate or otherwise combine with, liquidate or dissolve into or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor. For the avoidance of doubt, any Restricted Subsidiary (other than the Company or a Guarantor) may consolidate or otherwise combine with, merge into, liquidate or dissolve into or transfer all or part of its properties and assets to any other such Restricted Subsidiary.

General

7.9	This Section 7 (Merger and Consolidation) will not apply to any transaction or arrangement pursuant to (i) any Permitted Reorganization, or (ii) a Restricted Subsidiary of the Company transferring all or part of its properties and assets to the Company or another Restricted Subsidiary of the Company in order to comply with any law, rule, regulation or order, recommendation or direction of, or agreement with, any regulatory authority having jurisdiction over the Company and/or any of its Restricted Subsidiaries.
8.	ADDITIONAL GUARANTEES
8.1	The Company will not cause or permit any of its Non-Guarantor Subsidiaries, directly or indirectly, to (x) Guarantee any Indebtedness of the Company or any Guarantor under any Syndicated Term Facilities (other than under this Agreement) or (y) Guarantee any Indebtedness of the Company or any Guarantor under any Credit Facility that provides for aggregate lending commitments in excess of the greater of (i) €27.5 million and (ii) 50 per cent. of Consolidated EBITDA at the relevant date of determination (other than under this Agreement), or (z) Guarantee any Public Debt of the Company or any Guarantor, and, in each case, any refinancing thereof incurred by the Company or a Guarantor in whole or in part (which refinancing in turn consists of Syndicated Term Facilities, a Credit Facility (in each case, other than under this Agreement) or Public Debt, as applicable), unless (subject to the Agreed Security Principles) such Non-Guarantor Subsidiary becomes a Guarantor on the date on which such other Guarantee or other Indebtedness, as applicable, is Incurred and, if applicable, executes and delivers to the Agent an Accession Deed and complies with the requirements of Clause 31.4 (Additional Guarantors).
8.2	A Non-Guarantor Subsidiary may become a Guarantor if it executes and delivers to the Agent an Accession Deed and complies with the requirements of Clause 31.4 (Additional Guarantors).
8.3	Notwithstanding the foregoing, the Company shall not be obligated to cause such Restricted Subsidiary to Guarantee the Obligors' obligations under the Finance Documents to the extent the Agreed Security Principles so provide or to the extent and for so long as the Incurrence of such Loan Guarantee could reasonably be expected to give rise to or result in: (1) any breach or violation of applicable law or regulation (including statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules and capital maintenance rules) or the laws, rules or regulations (or any analogous restriction) of any applicable jurisdiction; (2) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); (3) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses Incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to sub-clause (1) of this paragraph undertaken in connection with, such Loan Guarantee, which in any case under any of sub-clauses (1), (2) and (3) of this paragraph cannot be avoided through measures reasonably available to the Company or a Restricted Subsidiary; or (4) an inconsistency with the Intercreditor Agreement or any Additional Intercreditor Agreement.
9.	RESERVED
10.	DESIGNATION OF UNRESTRICTED SUBSIDIARIES
10.1	The Company may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein but excluding the Company to be an Unrestricted Subsidiary only if:
(a)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and
(b)	such designation and the Investment of the Company in such Subsidiary complies Section 2 (Limitation on Restricted Payments) of this Schedule.

Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by filing with the Agent a resolution of the Board of Directors of the Company giving effect to such designation or a certificate (signed by a director or senior officer of the Company) certifying that such designation complies with the foregoing conditions.

10.2	The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2)(x) the Company could Incur at least €1.00 of additional Indebtedness pursuant to section 1.1 of Section 1 (Limitation on Indebtedness) of Schedule or (y) the Consolidated Net Leverage Ratio would not be higher than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by promptly filing with the Agent a copy of the resolution of such Board of Directors giving effect to such designation or a certificate (signed by a director or senior officer of the Company) certifying that such designation complied with the foregoing provisions.

11.	ADDITIONAL INTERCREDITOR AGREEMENTS
11.1	At the request of the Company, in connection with the Incurrence by the Company or its Restricted Subsidiaries of (x) any Indebtedness secured on Collateral or as otherwise required herein and (y) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing subclause (x), the Company, the relevant Restricted Subsidiaries, the Agent and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) an intercreditor agreement (an "Additional Intercreditor Agreement") or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Lenders (taken as a whole)), including substantially the same terms with respect to release of Guarantees and priority and release of the Security; provided that (1) such Additional Intercreditor Agreement will not impose any personal obligations on the Agent or Security Agent or, in the reasonable opinion of the Agent or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Agent or Security Agent under this Agreement, any Additional Intercreditor Agreement or the Intercreditor Agreement, and (2) if more than one such intercreditor agreement is outstanding at any one time, the correlative terms of such intercreditor agreements must not conflict.
11.2	At the direction of the Company and without the consent of Lenders, the Agent and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement or Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Company or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking senior or pari passu or junior in right of payment to the Facilities), (3) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the Facilities (including Incremental Facilities), (5) make provision for senior, equal and ratable or junior pledges of the Collateral to secure Incremental Facilities, (6) implement any Permitted Collateral Liens, (7) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (8) make any other change to any such agreement that does not adversely affect the Lenders (taken as a whole) in any material respect, making all necessary provisions to ensure that the Facilities are secured by first-ranking Liens over the Collateral. the Company shall not otherwise direct the Agent or the Security Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement without the consent of the requisite majority of Lenders except as otherwise permitted pursuant to Clause 41 (Amendments and Waivers) and the Company may only direct the Agent and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Agent or Security Agent or, in the reasonable opinion of the Agent or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement or any Additional Intercreditor Agreement.
11.3	In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Agent (and Security Agent, if applicable) shall consent on behalf of the requisite majority of Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Loans thereby; provided, however, that such transaction would comply with the covenant described under Section 2 (Limitation on Restricted Payments) of this Schedule.
11.4	Each Finance Party shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Agent and the Security Agent to enter into any such Additional Intercreditor Agreement.
12.	[RESERVED]
13.	SUSPENSION OF COVENANTS ON ACHIEVEMENT OF INVESTMENT GRADE STATUS OR SATISFACTION OF THE RELEASE CONDITION
13.1	Following the first date that the Facilities have achieved Investment Grade Status or the Release Condition has been satisfied then, beginning on that day and continuing until the Reversion Date (as defined below) (such period, the "Suspension Period"):
(a)	the requirement to make mandatory prepayments under Clause 12.2 (Partial prepayment – Excess Cashflow) shall be suspended and shall not apply;
(b)	the financial covenant in Clause 26.1 (Financial condition) shall only be tested semi-annually (for the Relevant Periods ending on the second and fourth Quarter Dates in each Financial Year) if the Test Condition is met on such second and fourth Quarter Dates in each Financial Year and the Test Condition will only apply to such second and fourth Quarter Dates;
(c)	the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all "annual", "life of Facilities" and "at any time" and "aggregate" baskets) shall be increased by 50 per cent. (and any reference to a percentage of Consolidated EBITDA in such basket shall be increased accordingly);
(d)	paragraph (a) of Clause 27.8 (Conditions subsequent) shall cease to apply and all Transaction Security shall be released; and
(e)	the Company and the Restricted Subsidiaries shall not be subject to the provisions of this Schedule 16 summarized under the following headings:
(i)	Section 1 (Limitation on Indebtedness);
(ii)	Section 2 (Limitation on Restricted Payments);
(iii)	Section 5 (Limitation on Sales of Assets and Subsidiary Stock);
(iv)	Section 6 (Limitation on Affiliate Transactions);
(v)	The provisions of paragraph (c) of section 7.1 of Section 7 (Merger and Consolidation); and

(vi)	Section 8 (Additional Guarantees),

(collectively, the "Suspended Covenants").

13.2	If at any time the Facilities cease to have such Investment Grade Status or item (b) of the Release Condition ceases to be satisfied, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the "Reversion Date") and will be applicable pursuant to the terms this Agreement (including in connection with performing any calculation or assessment to determine compliance with the terms of this Agreement), unless and until the Facilities subsequently attain Investment Grade Status or item (b) of the Release Condition is satisfied again (in which event the Suspended Covenants shall no longer be in effect for such time that the Facilities maintain an Investment Grade Status or, in the case of the satisfaction of the Release Condition, until the Termination Date); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Finance Documents with respect to the Suspended Covenants based on, and none of the Company or any of the Restricted Subsidiaries shall bear any liability with respect to such Suspended Covenants for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.
13.3	On the Reversion Date, all Indebtedness Incurred during the Suspension Period (other than any Indebtedness Incurred under any Revolving Facility) will be deemed to have been outstanding on the Closing Date so that it is classified as permitted under paragraph (d)(ii) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule. On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to item (m) of such definition included in Section 15 (Defined Terms). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 2 (Limitation on Restricted Payments) of this Schedule will be made as though Section 2 (Limitation on Restricted Payments) of this Schedule had been in effect since the Closing Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 2 (Limitation on Restricted Payments) of this Schedule. On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under paragraph (f) of section 6.2 of Section 6 (Limitation on Affiliate Transactions) of this Schedule. On and after each Reversion Date, the Company and its Restricted Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
13.4	In respect of any amount which has not been applied in mandatory prepayment of the Facilities in accordance with Clause 12 (Mandatory Prepayment and Cancellation) as a result of the Release Condition being satisfied (the "Released Amounts"), if the Release Condition subsequently ceases to be satisfied after the date on which the prepayment would have been required had the Release Condition not been satisfied, there is no obligation to prepay the Released Amounts and such non-prepayment of the Released Amounts shall not result in a breach of any term of this Agreement or any other Finance Document.
14.	MEASURING COMPLIANCE
14.1	With respect to any transaction (including, for the avoidance of doubt and without limitation, any Incurrence or assumption of Indebtedness, Disqualified Stock or Preferred Stock or Liens, the making of any Investment, Restricted Payment or Permitted Payment, any Asset Disposition or other disposition, any acquisition, merger, consolidation, amalgamation or other business combination or any other transaction requiring the testing of any basket based on the Consolidated EBITDA of the Company) (each, an "Applicable Transaction"), for purposes of determining:
(a)	whether any Indebtedness (including Acquired Indebtedness) that is being Incurred in connection with such Applicable Transaction is permitted to be Incurred in compliance with Section 1 (Limitation on Indebtedness);
(b)	whether any Lien being Incurred in connection with such Applicable Transaction or to secure any such Indebtedness being Incurred in connection with such Applicable Transaction is permitted to be Incurred in compliance with Section 3 (Limitation on Liens) or the definition of "Permitted Liens" or "Permitted Collateral Liens";
(c)	whether any other transaction undertaken or proposed to be undertaken in connection with such Applicable Transaction complies with the covenants or agreements contained in this Agreement; and
(d)	any calculation of any basket, ratio, threshold or other condition or any financial definition or other amount which falls to be determined in connection with such Applicable Transaction, including Consolidated EBITDA, Consolidated Net Income, Consolidated Net Leverage Ratio, Consolidated Net Senior Secured Leverage Ratio, Consolidated Net Leverage Ratio and/or Consolidated Fixed Charge Coverage Ratio and whether a Default or Event of Default exists in connection with the foregoing;
(e)	at the option of the Company, (x) the date that the definitive agreement or commitment (including pursuant to a put option agreement) for such Applicable Transaction is entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment, the making of a Restricted Payment or similar event, (y) the date of Incurrence of any Indebtedness (including Acquired Indebtedness) in connection with such Applicable Transaction or (z) the date of completion of such Applicable Transaction (such date as so elected, the "Applicable Test Date"), may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Consolidated EBITDA" or "Consolidated Fixed Charge Coverage Ratio"; provided that (a) if financial statements for one or more subsequent fiscal quarters or months shall have become available, the Company may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the Applicable Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the Applicable Test Date for such Applicable Transaction and any actions or transactions related thereto and (c) Consolidated Interest Expense for purposes of the Consolidated Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith.
14.2	For the avoidance of doubt, in connection with any such election in accordance with the foregoing:
(a)	any fluctuation or change in Consolidated EBITDA, Consolidated Net Income, Consolidated Net Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Senior Secured Leverage Ratio and/or Consolidated Fixed Charge Coverage Ratio from the Applicable Test Date to the date of consummation of such Applicable Transaction, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being Incurred in connection with such Applicable Transaction, or in connection with compliance by the Company or any of the Restricted Subsidiaries with any other provision of this Agreement or any other transaction undertaken in connection with such Applicable Transaction, is permitted to be Incurred;
(b)	until such Applicable Transaction is consummated or such definitive agreement is terminated, such Applicable Transaction and all transactions proposed to be undertaken in connection therewith (including the Incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the Incurrence of Indebtedness and Liens unrelated to such Applicable Transaction) that are consummated after the Applicable Test Date and on or prior to the date of consummation of such Applicable Transaction, and any such transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the Applicable Test Date and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under this Agreement after the Applicable Test Date and before the date of consummation of such Applicable Transaction; and
(c)	compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Applicable Test Date and not as of any later date as would otherwise be required under this Agreement.
14.3	Subject to paragraph (b) of section 1.4 of Section 1 (Limitation on Indebtedness), in the event that any Applicable Transaction (or any portion thereof) meets the criteria of more than one of the permissions set forth in this Agreement, the Company, in its sole discretion, will classify, and may from time to time reclassify, such Applicable Transaction between such permissions and shall only be required to include such Applicable Transaction in one of those permissions. An Applicable Transaction need not be permitted solely by reference to one provision of this Agreement permitting such

Applicable Transaction but may be permitted in part by one such provision of this Agreement and in part by one or more other provisions of this Agreement permitting such Applicable Transaction. With respect to any Applicable Transaction effected in reliance upon a provision of this Agreement which permits such Applicable Transaction by reference to a specified euro amount (and/or an amount calculated by reference to a percentage of Consolidated EBITDA), if at any time that the Company or a Restricted Subsidiary would be entitled to have effected such Applicable Transaction in whole or in part pursuant to a permission set forth in this Agreement which is dependent upon the Consolidated Net Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Senior Net Secured Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and/or other ratio (a "Ratio Permission"), such Applicable Transaction (or part thereof) shall, unless the Company otherwise elects, be automatically reclassified into, and thereafter deemed incurred pursuant to, such Ratio Permission;
14.4	If, in connection with the same Applicable Transaction or otherwise substantially simultaneously:
(a)
(i)	any amount or metric required to be determined by reference to a fixed currency amount (the "Numerical Permission) or a percentage of Consolidated EBITDA (the "Grower Permission", and together with the Numerical Permission, a "Fixed Permission") are intended to be utilized; and/or
(ii)	revolving Indebtedness (other than Indebtedness under the Reserved Indebtedness Amount) is intended to be Incurred; and
(b)	any Ratio Permission is intended to be utilized (including, for the avoidance of doubt, any determination of any increase or decrease in any such amount or metric, including in accordance with paragraph (e) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Restrictive Covenants),

then (x) amounts available to be incurred under the applicable Ratio Permissions shall first be calculated without giving effect to amounts to be incurred under the applicable Fixed Permissions or the applicable Incurrence of revolving Indebtedness, or amounts previously incurred under such Fixed Permissions and not reclassified, in each case, that are being repaid in connection with such Applicable Transaction, unless otherwise elected by the Company; and (y) to the extent that amounts remain outstanding in reliance on a Fixed Permission, such amount shall continue to be disregarded for the purpose of calculating any Ratio Permission.

15.	DEFINED TERMS

"Acquired Indebtedness" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case, whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to Clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to Clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to Clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

"Additional Assets" means:

(a)	any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures shall be deemed an investment in Additional Assets);
(b)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or
(c)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" means any voluntary sale, lease (other than an operating lease or any lease which could have constituted an operating lease under the Applicable Accounting Standards as at the date of this Agreement) entered into in the ordinary course of business or consistent with past practice), transfer, issuance or other disposition, or a series of related sales, leases (other than any operating lease or any lease which could have constituted an operating lease under the Applicable Accounting Standards as at the date of this Agreement) entered into in the ordinary course of business or consistent with past practice), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.  Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(a)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(b)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;
(c)	a disposition of inventory or other assets in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;
(d)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment, facilities or inventory or other assets that are no longer economically practical, commercially desirable or useful in the conduct of the business of the Company and its Restricted Subsidiaries;
(e)	transactions permitted under Section 7 (Merger and Consolidation) of this Schedule or a transaction that constitutes a Change of Control or Sale;
(f)	an issuance or transfer of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of, or pursuant to, an equity incentive or compensation plan approved by the Board of Directors of the Company or an issuance or sale by a Restricted Subsidiary of Preferred Stock that is permitted by Section 1 (Limitation on Indebtedness) of this Schedule;
(g)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by an Officer or the Board of Directors of the Company) of less than (i) €15.0 million or, if greater, (ii) 25 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation;
(h)	any Restricted Payment that is permitted to be made, under and in compliance with Section 2 (Limitation on Restricted Payments) of this Schedule and the making of any Permitted Payment or Permitted Investment or asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;
(i)	dispositions in connection with the granting of Liens permitted by Section 3 (Limitation on Liens) of this Schedule;
(j)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by the Company or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of the Company or any Restricted Subsidiary;
(k)	the licensing, sub-licensing, lease or assignment of intellectual property, software or other general intangibles and licenses, sub-licenses, leases, subleases, assignments or other dispositions of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;
(l)	foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(m)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;
(n)	any issuance, sale or other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;
(o)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(p)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(q)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person in relation to information technology, accounting and other clerical or ancillary functions; provided, however, that the Board of Directors of the Company shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole);
(r)	any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to sale/leaseback transactions, asset securitizations and other similar financings permitted by the Finance Documents;
(s)	sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business or consistent with past practice;
(t)	any transfer, termination, unwinding or other disposition of Hedging Obligations not for speculative purposes;
(u)	the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;
(v)	dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;
(w)	dispositions of Capital Stock, properties or assets that do not constitute Collateral with a fair market value (as determined in good faith by an Officer or the Board of Directors of the Company) not to exceed in any calendar year the greater of (i) €12.5 million and (ii) 20 per cent. of Consolidated EBITDA;
(x)	dispositions of assets which do not consistitute Collateral with an aggregate fair market value of the greater of (i) EUR 30 million and (ii) 20 per cent. of Consolidated EBITDA per financial year; and
(y)	any Permitted Specified Asset Disposition.

"Associate" means (1) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20.0 per cent. and 50.0 per cent. of all outstanding Voting Stock and (2) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

"Available Amount" means at any time, an amount, determined on a cumulative basis equal to, without duplication:

(a)	cash available on the balance sheet of the Group as at the Closing Date; plus
(b)	Retained Cash at such time; plus
(c)	100 per cent. of the aggregate amount received by the Company as Equity Contribution or in respect of Capital Stock (other than Disqualified Stock or Designated Preference Shares) (other than as part of any Excluded Contribution) of the Company received by the Company in cash and Cash Equivalents after the Closing Date; plus
(d)	an amount equal to:
(i)	the net cash proceeds of the sale of any Investment made using the Available Amount; and
(ii)	any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal (including any proceeds of sale), profits on sale, repayments, income and similar amounts) actually received by the Company or a Restricted Subsidiary in respect of any Investment in each case made using the Available Amount pursuant to paragraph (r) of section 2.2 of Section 2 (Limitation on Restricted Payments) of this Schedule and item (aa) of the definition of "Permitted Investments"; plus
(e)	an amount equal to the fair market value of any assets (including cash or Cash Equivalents (other than as part of any Excluded Contribution)) or other property of any Parent or any other person that is not a member of the Group, which has been transferred to the Group; plus
(f)	Permitted Indebtedness; plus
(g)	amounts otherwise permitted under this Agreement to be paid (directly or indirectly) to the Investors; plus

(h)	the aggregate amount of proceeds received by the Company or any Restricted Subsidiary in connection with cash returns, cash profits, cash distributions and similar cash amounts (including cash interest and/or principal repayments of loans), in each case, received in respect of any Investment made using the Available Amount (in whole or in part) (in an amount not to exceed the original amount of such Investment), and the amount of any Investment made by the Company or any Restricted Subsidiary using the Available Amount in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Restricted Subsidiary; plus
(i)	any original issue discount fees (other than any additional original issue discount to the extent funded from the Revolving Facility) rebated to the Group in accordance with the terms of a Fee Letter; plus
(j)	any amount of the Available Amount previously used to make Investments pursuant to item (aa) of the definition of "Permitted Investments" after the Closing Date and prior to such date; minus
(k)	any amount of the Available Amount previously used to pay Restricted Payments pursuant to paragraphs (r) or (y) of section 2.2 of Section 2 (Limitation on Restricted Payments) of this Schedule 16 after the Closing Date and prior to such date.

"Bank Products" means any facilities or services related to, treasury, depository, overdraft, credit or debit card, purchase card, automated clearinghouse, returned check concentration, electronic funds transfer, account reconciliation and reporting or other cash management and cash pooling arrangements, in each case entered into in the ordinary course of business or consistent with past practice.

"Bankruptcy Law" means any law of Spain, Italy, the Netherlands or Luxembourg (or any political subdivision thereof) or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation or relief of debtors or any analogous procedure.

"Bridging Debt" means any Indebtedness which is incurred with an initial maturity of or about one year or less:  (i) as a bridge to a refinancing by way of any other indebtedness which is permitted by the terms of this Agreement which is in the form of term loans, bonds, notes or other equivalent security issuance, and which shall be refinanced in full with the proceeds of such term loans, bonds, notes or other equivalent securities; or (ii) converted or exchanged on or about (or prior to) one year from the incurrence of the relevant Bridging Debt on terms customary for an instrument of this type into term loans or other bonds, notes or other equivalent securities.

"Business Successor" means (i) any former Subsidiary of the Company and (ii) any Person that, after the Closing Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

"Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes on the basis of the Applicable Accounting Principles.  The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of the Applicable Accounting Principles, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

"Cash Equivalents" means:

(a)	securities or other direct obligations issued or directly and fully Guaranteed or insured by the United States or Canadian governments, the United Kingdom, the European Union or any member of the European Union, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;
(b)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least "A-1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250.0 million;
(c)	repurchase obligations for underlying securities of the types described in items (a) and (b) entered into with any bank meeting the qualifications specified in item (a);
(d)	commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;
(e)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, the United Kingdom, the European Union or any member of the European Union, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody's or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;
(f)	Indebtedness or preferred stock issued by persons with a rating of "BBB-" or higher from S&P or "Baa3" or higher from Moody's (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;
(g)	bills of exchange issued in the United States, Canada, the United Kingdom, the European Union or any member of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(h)	interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90.0 per cent. or more of its assets in instruments of the type specified in items (a) to (g) above; and
(i)	the marketable securities, money market funds, bank deposits and bank accounts portfolio owned by the Company and its Subsidiaries on the Closing Date.

"Change of Control" means the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date of this Agreement), other than one or more Permitted Holders being or becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act as in effect on the Closing Date) of more than 50.0 per cent. of the total voting power of the Voting Stock of the Company, provided that no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent and any Voting Stock of which any Permitted Holder is the "beneficial owner" (as so defined) shall not be included in any Voting Stock of which any such person or group is the "beneficial owner" (as so defined), unless that person or group is not an Affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock, other than, but only in relation to Facility B, as a result of a Specified Change of Control Event.

"Collateral" means any and all assets from time to time in which a security interest has been or will be granted on the Closing Date or thereafter pursuant to any Transaction Security Document to secure the obligations under the Finance Documents, other than, unless expressly indicated otherwise, any property or assets that would only constitute Collateral by virtue of being subject to a floating charge or an all-assets security agreement (or equivalent security) and which would not otherwise be required to be part of the Collateral.

"Commodity Hedging Agreements" means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

"Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense;
(b)	Consolidated Income Taxes;
(c)	consolidated depreciation expense;
(d)	consolidated amortization or impairment expense;
(e)	any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by the Finance Documents (in each case whether or not successful), including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities), in each case, as determined in good faith by an Officer of the Company;
(f)	any non-controlling or minority interest expense (whether paid or not) consisting of income attributable to non-controlling or minority equity interests of third parties in such period;
(g)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 6 (Limitation on Affiliate Transactions) of this Schedule;
(h)	the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees Incurred with any of the foregoing;
(i)	fees, costs and expenses associated with acquisition related litigation and settlements thereof;
(j)	other non-cash charges, write-downs or items reducing Consolidated Net Income (including losses arising from downward valuation of any fixed or current assets) (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Company as extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period);
(k)	the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income;
(l)	payments received or that become receivable with respect to, expenses that are covered by the indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income;
(m)	any Receivables Fees and discounts on the sale of accounts receivables in connection with any Qualified Receivables Financing representing, in the Company's reasonable determination, the implied interest component of such discount for such period;
(n)	(A) costs or expenses incurred pursuant to any management equity plan, stock option plan, equity-based compensation plan or any other management or employee benefit plan or long term incentive plan or agreement, any severance, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock of the Company solely to the extent that such net cash proceeds are excluded from the calculation set forth in paragraph (e)(iii) of section 2.1 of Section 2 (Limitation on Restricted Payments) of this Schedule and (B) payments made to option holders in connection with, or as a result of, any distribution made to shareholders and (C) any charge in connection with the rollover, acceleration or payout of equity interests held by management and members of the Board of Directors of the Company, any Parent or any Restricted Subsidiary;
(o)	any charge (or minus any income) attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;
(p)	the amount of board of director fees, management, monitoring, advisory, consulting, refinancing, subsequent transaction, advisory and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any member of the Board of Directors of the Company, any Permitted Holder or any Affiliate of a Permitted Holder to the extent permitted under Section 6 (Limitation on Affiliate Transactions) of this Schedule;
(q)	all adjustments to reflect any addbacks or run-rate adjustments which are consistent with those included in the Base Case Model, the Lender Presentation (or other materials provided in syndication), any quality of earnings report

(other than for the purposes of determining Excess Cashflow) and/or any adjustments approved by the Auditors or any third-party report providers;
(r)	the amount of any losses of discontinued operations or in respect of any closure, renovation, relocation or replication of any existing location or the start up of any new locations or any restructurings or reorganisation charges related to employee termination, closings of facilities and relocations of plant, property, equipment or staff;
(s)	the amount of any losses against book value incurred on the sale, lease or other disposal of any fixed asset or joint venture or other financial investment;
(t)	add-backs/adjustments (including run-rate adjustments) in respect of (x) any start-up costs, losses or expenses for new businesses, contracts/facilities/locations and products and branding, re-branding or renovating existing businesses, contracts, facilities, locations or products, and (y) losses, costs or expenses in relation to any outsourcing contracts (or as a result of in-housing contracts that were previously outsourced), any contract losses or any manufacturing and/or development contracts;
(u)	(other than for the purposes of determining Excess Cashflow) adjustment in respect of any Initiative in connection with which any actions have been taken or are expected to be taken, an amount equal to, at the option of the Company either (x) in respect of each month in that period, the average budgeted contribution in a month to Consolidated EBITDA for that Initiative or (y) a full run-rate adjustment for that period assuming such Initiative had been effective for the whole of that Relevant Period plus (ii) in each case, the amount of any in respect of any transaction, acquisition, disposition, divestiture, restructuring, corporate reorganisation, optimisation plan, new contract or the implementation of a cost savings, cost reductions or other initiative (in good faith) to be realised provided that in relation to these adjustments, (A) such actions are expected to be taken within 24 months after the consummation or implementation of the relevant Initiative; (B) no cost savings, operating expense reductions and expenses or cost synergies shall be added pursuant to this paragraph to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to (i) the first paragraph of the definition of "Consolidated Fixed Charge Coverage Ratio" and/or (ii) the first paragraph of the definition of "Consolidated Net Leverage Ratio"); and (C) that the aggregate amount of all such cost savings, operating expense reductions and synergies under this paragraph shall not exceed 20% of Consolidated EBITDA (calculated on a pro forma basis)) and shall not be subject to any certification, verification or due diligence.

To the extent not already included in the preceding paragraph, the calculation of Consolidated EBITDA shall give effect to the adjustments set out in Clause 26.3 (Calculations).  When Consolidated EBITDA is being calculated for the purpose of any Consolidated EBITDA based basket set forth in this Agreement, (i) it shall be calculated on a pro forma basis consistent with the calculation of Consolidated EBITDA for purposes of the Consolidated Net Leverage Ratio; and (ii), unless otherwise specified herein, it shall be calculated for the most recently ended four full fiscal quarters for which internal financial statements are available and have been delivered to the Agent (including, if the Company so elects, the relevant monthly internal financial statements) immediately preceding such date.

"Consolidated Financial Interest Expenses" means for any period (in each case, determined on the basis of the Applicable Accounting Principles), the consolidated net interest income/expense of the Company and its Restricted Subsidiaries related to Indebtedness (a) including:  (i) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) the interest component of Capitalized Lease Obligations and (iii) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness) but (b) excluding:  (i) any pension liability interest cost, (ii) amortisation of discount, debt issuance cost and premium, commissions, discounts and other fees and charges owed or paid with respect to financings or other liabilities, (iii) costs associated with any Hedging Obligations, (iv) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (v) interest with respect to Indebtedness of any holding company of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under the Applicable Accounting Principles, (vi) any one off cash payments, premia, fees, costs or expenses in connection with the purchase of a Hedging Obligation or which arises upon maturity, close out or termination of a Hedging Obligation and (vii) all one off agency, arrangement, underwriting, upfront, original issue discount, amendment, consent or other front end, one off or similar non-recurring fees (and any amortization thereof) and (viii) any withholding tax (or gross up obligation) on interest receivable, received payable or paid.

"Consolidated Fixed Charge Coverage Ratio" means the ratio of (x) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available and have been delivered to the Agent (including, if the Company so elects, the relevant monthly internal financial statements) immediately preceding such date to (y) the Consolidated Interest Expense of the Company for such period (other than any Consolidated Interest Expense in respect of Indebtedness arising under Bank Products (to the extent constituting (a) an intra-day Indebtedness or (b) an overnight overdraft that is not in default) or cash management facilities); provided that, in calculating Consolidated Fixed Charge Coverage Ratio or any element thereof for any period, cost reduction, cost savings and cost synergies plans or programs in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization, optimization plan, new contract or otherwise (as determined in good faith by a responsible financial or accounting officer and calculated in a manner consistent with such pro forma and other adjustments as are permitted or required when calculating Consolidated EBITDA pursuant to the definition thereof) may be given pro forma effect (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared).

In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or has caused any Reserved Indebtedness Amount to be deemed to be Incurred subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (for the purpose of this definition, the "Calculation Date") but not giving effect to (i) any Indebtedness Incurred on the Calculation Date pursuant to section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule or (ii) the repayment, repurchase, redemption, defeasance or other discharge of any Indebtedness on the Calculation Date, to the extent that such repayment, repurchase, redemption, defeasance or other discharge is made with the proceeds of Indebtedness Incurred pursuant to the section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule, then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting Officer of the Company) to such Incurrence, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred on the first day of the four fiscal quarter reference period.

In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

(a)	Purchases, including all related financing transactions and including increases in ownership of any Restricted Subsidiary, during the four fiscal quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by a responsible financial or accounting Officer of the Company and may include anticipated expense, cost reduction and cost saving synergies) as if the same had occurred on the first day of the four fiscal quarter reference period;
(b)	Consolidated EBITDA attributable to discontinued operations, as determined in accordance with the Applicable Accounting Principles, and operations, businesses or groups of assets that constitute an operating unit or division of a business (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded on a pro forma basis as if the same had occurred on the first day of the four fiscal quarter reference period;
(c)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with the Applicable Accounting Principles, and operations, businesses or groups of assets that constitute an operating unit or division of a business (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded on a pro forma basis as if the same had occurred on the first day of the four fiscal quarter reference period, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Company or any of its Restricted Subsidiaries following the Calculation Date;
(d)	any Person that is a Restricted Subsidiary of the Company on the Calculation Date will be deemed to have been a Restricted Subsidiary of the Company at all times during the four fiscal quarter reference period;
(e)	any Person that is not a Restricted Subsidiary of the Company on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the Company at any time during the four fiscal quarter reference period;
(f)	if any Indebtedness bears a floating rate of interest and such Indebtedness is to be given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire four fiscal quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness);
(g)	interest on a Capitalised Lease Obligation shall be excluded from Consolidated Interest Expense; and
(h)	there shall be included in determining Consolidated EBITDA for any relevant period an adjustment to reflect any addbacks or run-rate adjustments which are consistent with those included in the Base Case Model, any quality of earnings report, the Lender Presentation and other materials provided during syndication.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, calculations will be as determined in good faith by a responsible financial or accounting Officer of the Company.

"Consolidated Income Taxes" means Taxes or other payments, including deferred taxes, based on income, profits or capital, regardless of the accounting treatment of such taxes or payments (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

"Consolidated Interest Expense" means, for any period (in each case, determined on the basis of the Applicable Accounting Principles), the consolidated net interest income/expense of the Company and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost and expected return on pension plan assets, plus or including (without duplication) any interest, costs and charges consisting of:

(a)	interest expense attributable to Capitalized Lease Obligations;
(b)	amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any financing fees;
(c)	non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments);
(d)	the net payments (if any) on Interest Rate Agreements and Currency Agreements (excluding amortization of fees and discounts and unrealized gains and losses);
(e)	dividends on other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company or a subsidiary of the Company;
(f)	the consolidated interest expense that was capitalized during such period;

(g)	interest actually paid in cash by the Company or any Restricted Subsidiary under any Guarantee of any Indebtedness of any Parent plus interest actually paid in cash by the Company or any Restricted Subsidiary on any Indebtedness of any Parent (whether by servicing any related Proceeds Loan, by dividend or otherwise but excluding any interest funded (directly or indirectly) by any Restricted Payment permitted to be made pursuant to Section 2 (Limitation on Restricted Payments) of this Schedule or any Permitted Payment).

Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include (i) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Funding, (ii) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Financing and (iii) any interest accrued, capitalized or paid in respect of any Proceeds Loan, other than to the extent included in Consolidated Interest Expense pursuant to paragraph (g) above.

"Consolidated Leverage" means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations permitted by paragraph (f) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule, excluding (i) any Bank Product to the extent constituting (a) intra-day Indebtedness or (b) an overnight overdraft or (c) any cash management facilities or (ii) any Capitalized Lease Obligations; provided that any Guarantees by the Company or the Restricted Subsidiaries of any Indebtedness of any Parent will be excluded from the definition of Consolidated Leverage to the extent an equal or greater aggregate amount of Indebtedness in respect of any Proceeds Loan outstanding on the relevant date of determination is included in this definition of Consolidated Leverage).

"Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of the Applicable Accounting Principles; provided, however, that there will not be included in such Consolidated Net Income:

(a)	subject to the limitations contained in paragraph (b) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from Investments recorded in such Person under the equity method of accounting), except that the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below);
(b)	solely for the purpose of determining the amount available for Restricted Payments under paragraph (e)(iii) of section 2.1 of Section 2 (Limitation on Restricted Payments) of this Schedule, any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Finance Documents or any Additional Intercreditor Agreement and (c) contractual restrictions in effect on the Closing Date with respect to such Restricted Subsidiary (including pursuant to this Agreement or the Intercreditor Agreement), and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date, except that the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents or non-cash distributions to the extent converted into cash or Cash Equivalents actually distributed or that could have been distributed (including by way of a loan) by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a loan, dividend or other distribution (subject, in the case of a loan, dividend or distribution to another Restricted Subsidiary, to the limitation contained in this clause);
(c)	any net gain (or loss) realized upon the sale, abandonment or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold, abandoned or otherwise disposed of in the ordinary course of business or consistent with past practice (as determined in good faith by an Officer or the Board of Directors of the Company);
(d)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or other costs related to the Transactions, in each case, as determined in good faith by the Company;
(e)	the cumulative effect of a change in law, regulation or accounting principles;
(f)	(i) any non-cash compensation charge or expense arising from any grant of stock, stock options, free shares or other equity based awards (including any such charge or expense incurred by, or award made by, any Parent that is re-charged to the Company or its Restricted Subsidiaries) and (ii) any non-cash deemed finance charges in respect of any pension liabilities or other provisions;
(g)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(h)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;
(i)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(j)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;
(k)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by the Applicable Accounting Principles and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition (including the Transactions) or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(l)	any goodwill or other intangible asset impairment charge, amortization or write-off;
(m)	any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;
(n)	Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes;
(o)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding; and
(p)	to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses with respect to business interruption.

"Consolidated Net Leverage Ratio" means, as of any date of determination, the ratio of (x)(i) the Consolidated Leverage of the Company on such date minus cash and Cash Equivalents at such date (provided that no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of the Incurrence of which the calculation of the Consolidated Net Leverage Ratio is to be made) and (ii) the Reserved Indebtedness Amount as of such date to (y) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date; provided that, in calculating Consolidated Net Leverage Ratio or any element thereof for any period, (a) cost reduction, cost savings and cost synergies plans or programs in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization, optimization plan, new contract or otherwise (as determined in good faith by a responsible financial or accounting officer and calculated in a manner consistent with such pro forma and other adjustments as are permitted or required when calculating Consolidated EBITDA pursuant to the definition thereof) may be given pro forma effect (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), and (b) the exchange rates used for the purpose of calculating Consolidated Leverage as at the last day of any such period shall be determined in accordance with Clause 26.3 (Calculations), provided that if a member of the Group has entered into any currency hedging in respect of any item included in such Consolidated Leverage, the currency and amount of that Consolidated Leverage shall be determined by first taking into account the effects of that currency hedging arrangement.

In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or has caused any Reserved Indebtedness Amount to be deemed to be Incurred subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Net Leverage Ratio is made (for the purpose of this definition, the "Calculation Date") but not giving effect to the repayment, repurchase, redemption, defeasance or other discharge of any Indebtedness on the Calculation Date, to the extent that such repayment, repurchase, redemption, defeasance or other discharge is made with the proceeds of Indebtedness Incurred pursuant to section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule, then the Consolidated Net Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting Officer of the Company) to such Incurrence, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred on the first day of the four fiscal quarter reference period.

For purposes of calculating Consolidated EBITDA for such period:

(a)	Purchases, including all related financing transactions and including increases in ownership of any Restricted Subsidiary, during the four fiscal quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Net Leverage Ratio) will be given pro forma effect (as determined in good faith by a responsible financial or accounting Officer of the Company and may include anticipated expense, cost reduction and cost saving synergies) as if the same had occurred on the first day of the four fiscal quarter reference period;
(b)	Consolidated EBITDA attributable to discontinued operations, as determined in accordance with the Applicable Accounting Principles, and operations, businesses or groups of assets that constitute an operating unit or division of a business (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded on a pro forma basis as if the same had occurred on the first day of the four fiscal quarter reference period;
(c)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with the Applicable Accounting Principles, and operations, businesses or groups of assets that constitute an operating unit or division of a business (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded on a pro forma basis as if the same had occurred on the first day of the four fiscal quarter reference period, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Company or any of its Restricted Subsidiaries following the Calculation Date;
(d)	any Person that is a Restricted Subsidiary of the Company on the Calculation Date will be deemed to have been a Restricted Subsidiary of the Company at all times during the four fiscal quarter reference period;
(e)	any Person that is not a Restricted Subsidiary of the Company on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the four fiscal quarter reference period;
(f)	if any Indebtedness bears a floating rate of interest and such Indebtedness is to be given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire four fiscal quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness);
(g)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with the Applicable Accounting Principles; and
(h)	there shall be included in determining Consolidated EBITDA for any relevant period an adjustment (other than for the purposes of determining Excess Cashflow) to reflect any addbacks or run-rate adjustments which are consistent with those included in the Base Case Model, any quality of earnings report and/or the Lender Presentation and other materials provided in syndication.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company.

For the purposes of this definition and the definitions of Consolidated Fixed Charge Coverage Ratio, Consolidated Net Leverage Ratio, Consolidated Net Senior Secured Leverage Ratio and Consolidated Net Secured Leverage Ratio and calculating the amount of cash and Cash Equivalent, the amount of cash and Cash Equivalents on the last day of any period in respect of which such calculation is being made will be increased (or decreased) by the difference between:

(A)	the Working Capital at such date; and
(B)	the average Working Capital during the four fiscal quarter reference period (as determined in good faith by a responsible financial or accounting Officer of the Company).

In determining the Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of the Incurrence of which the calculation of the Consolidated Net Leverage Ratio is to be made.

"Consolidated Net Secured Leverage Ratio" means, as of any date of determination, the ratio of (x)(i) Consolidated Secured Leverage minus cash and Cash Equivalents at such date and (ii) the Reserved Indebtedness Amount secured by a Lien on the Collateral as of such date to (y) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal consolidated financial statements are available, in each case calculated with such pro forma and other adjustments as are permitted or required when determining the Consolidated Net Leverage Ratio pursuant to the definition thereof; provided that such calculation shall not give effect to (i) any Indebtedness Incurred on such date pursuant to section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule 16 (other than any Indebtedness Incurred under paragraphs (a)(ii) or (a)(iii) and subclause (y) or (z) of the proviso to paragraph (e) of section 1.2 of Section 1 (Limitation to Indebtedness) or (ii) the repayment, repurchase, redemption, defeasance or other discharge of any Senior Secured Indebtedness or Junior Secured Indebtedness on the Calculation Date, to the extent that such repayment, repurchase, redemption, defeasance or other discharge is made with the proceeds of Indebtedness Incurred pursuant to section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule 16 (other than the discharge of any Senior Secured Indebtedness or Junior Secured Indebtedness Incurred under paragraph (a)(ii) or (a)(iii) and subclause (y) or (z) of the proviso to paragraph (c) of section 1.2.

In determining the Consolidated Net Secured Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of the Incurrence of which the calculation of the Consolidated Net Secured Leverage Ratio is to be made.

"Consolidated Net Senior Secured Leverage Ratio" means, as of any date of determination, the ratio of (x)(i) Consolidated Senior Secured Leverage minus cash and Cash Equivalents at such date and (ii) the Reserved Indebtedness Amount secured by a Lien on the Collateral and sharing in recoveries from that Collateral pari passu with Facility B (or, if Facility B has been repaid and cancelled in full, any Facility which would have so ranked pari passu with Facility B if Facility B had not been repaid and cancelled in full) as of such date to (y) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal consolidated financial statements are available, in each case calculated with such pro forma and other adjustments as are permitted or required when determining the Consolidated Net Leverage Ratio pursuant to the definition thereof; provided that such calculation shall not give effect to (i) any Indebtedness Incurred on such date pursuant to section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule 16 (other than Senior Secured Indebtedness Incurred under paragraph (a)(ii) and subclause (y) of the proviso to paragraph (e) of such section 1.2) or (ii) the repayment, repurchase, redemption, defeasance or other discharge of any Indebtedness on the Calculation Date, to the extent that such repayment, repurchase, redemption, defeasance or other discharge is made with the proceeds of Indebtedness Incurred pursuant to section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule 16 (other than the discharge of any Senior Secured Indebtedness Incurred under paragraph (a)(ii) and subclause (y) of the proviso to paragraph (e) of section 1.2).

In determining the Consolidated Net Senior Secured Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of the Incurrence of which the calculation of the Consolidated Net Senior Secured Leverage Ratio is to be made.

"Consolidated Secured Leverage" means the sum of the aggregate outstanding Secured Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations permitted by paragraph (f) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule and excluding any Bank Product to the extent constituting (a) intra-day Indebtedness or (b) an overnight overdraft or (c) cash management facilities).

"Consolidated Senior Secured Leverage" means the sum of the aggregate outstanding Senior Secured Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations permitted by paragraph (f) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule and excluding any Bank Product to the extent constituting (a) intra-day Indebtedness or (b) an overnight overdraft or (c) cash management facilities).

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any lease, dividend or other obligation that does not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor"), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b)	to advance or supply funds:
(i)	for the purchase or payment of any such primary obligation; or
(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Credit Facility" means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including under this Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).  Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

"Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

"Designated Non-Cash Consideration" means the fair market value (as determined in good faith by the Board of Directors or an Officer of the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate (signed by a director or senior officer of the Company), setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of this Schedule.

"Designated Preference Shares" means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (1) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (2) that is designated as "Designated Preference Shares" pursuant to a certificate (signed by a director or senior officer of the Company) at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in paragraph (e)(iii)(B) of section 2.1 of Section 2 (Limitation on Restricted Payments) of this Schedule.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;
(b)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(c)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case, on or prior to the earlier of (a) the Stated Maturity of Facility B or (b) the date on which there are no Facilities outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 2 (Limitation on Restricted Payments) of this Schedule.

"Equity Investors" means the Initial Investors and any funds, co-investment vehicles or partnerships owned, managed, sponsored or advised, directly or indirectly by the Initial Investors and any Affiliates thereof, and solely in their capacity as such, any limited partner of any such partnership, co-investment vehicle or fund.

"Equity Offering" means a sale of either (1) Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (2) Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of, or as Subordinated Shareholder Funding to, the Company or any of its Restricted Subsidiaries.

"Escrowed Proceeds" means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events.  The term "Escrowed Proceeds" shall include any interest earned on the amounts held in escrow.

"European Union" means the European Union as in effect on the Closing Date.

"Excess Cashflow" means, for any Relevant Period ending on the last day of the relevant Financial Year of the Company, an amount equal to the excess, if positive, of:

(a)	the sum, without duplication, of (in each case, for the Company and its Restricted Subsidiaries on a consolidated basis):
(i)	Consolidated Net Income for such period;
(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income;

(iii)	decreases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);
(iv)	an amount equal to the aggregate net non-cash loss on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent deducted in arriving at such Consolidated Net Income;
(v)	cash payments received in respect of hedging or derivative arrangements during such period to the extent not included in arriving at such Consolidated Net Income;
(vi)	increases in current and non-current deferred revenue to the extent deducted or not included in arriving at such Consolidated Net Income; and
(vii)	extraordinary gains, over
(b)	the sum, without duplication, of:
(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income, fees, expenses or charges related to the Transaction and discharging any existing Indebtedness (including any fees, costs or expenses in connection with related due diligence activities) to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period, cash receipts to the extent applied (and which have been paid during such Financial Year) for any purpose permitted under this Agreement; and an amount equal to all costs or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganization and other restructuring or cost cutting measures, the rationalisation, re-branding, start up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related capital expenditure);
(ii)	without duplication of amounts deducted pursuant to paragraph (l) below in prior Financial Years, the amount of capital expenditures or acquisitions made in cash or accrued during such period, to the extent that such capital expenditures or acquisitions were not financed with any of the proceeds received from:
(A)	the incurrence of long-term Indebtedness (unless such Indebtedness has been repaid other than with the proceeds of long-term Indebtedness); or
(B)	an Equity Contribution;

(iii)	the aggregate amount of all principal payments of Indebtedness of the Group and in respect of Consolidated Financial Interest Expenses, including without limitation:
(A)	the principal component of payments in respect of Capitalized Lease Obligations;
(B)	the amount of any scheduled repayment of any term Indebtedness; and
(C)	the amount of any mandatory prepayment of any term Indebtedness and any mandatory redemption, repurchase, defeasance or prepayment of any Incremental Facilities, Incremental Equivalent Debt and any Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case from the proceeds of any disposal that resulted in an increase to Consolidated Net Income (and has not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase, but excluding (x) all prepayments of revolving Indebtedness made during such period if such Indebtedness is available for immediate re-drawing and where such re-drawing would not result in the Test Condition being satisfied (other than in respect of any revolving facility to the extent there is an equivalent permanent reduction in commitments thereunder) and (y) prepayments of principal to the extent funded from the proceeds of long-term Indebtedness or an Equity Contribution;

(iv)	an amount equal to the aggregate net non-cash gain on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent included in arriving at such Consolidated Net Income;
(v)	increases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);
(vi)	cash payments by the Group during such period in respect of deferred purchase price and/or earn out obligations and long-term liabilities of the Group other than Indebtedness (including such Indebtedness specified in paragraph (2)(c) above);
(vii)	without duplication of amounts deducted pursuant to paragraph (l) below in prior Financial Years, the amount of Investments made with cash or Cash Equivalents and acquisitions made during such period to the extent that such Investments and acquisitions were not financed with any of the proceeds received from:
(A)	the incurrence of long-term Indebtedness; or

(B)	an Equity Contribution;
(viii)	the amount of Permitted Payments paid in cash during such period to the extent such Permitted Payments were not financed with any of the proceeds received from:
(A)	the incurrence of long-term Indebtedness; or
(B)	an Equity Contribution;
(ix)	an amount equal to the proceeds of any disposal received during such period and permitted to be reinvested, retained or required to be applied in prepayment in accordance with the provisions of this Agreement;
(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Group during such period that are required to be made in connection with any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness;
(xi)	the aggregate amount of expenditures actually made by the Group in cash during such period (including expenditures for the payment of financing fees);
(xii)	without duplication of amounts deducted from Excess Cashflow in other periods, (A) the aggregate consideration required to be paid in cash by any member of the Group pursuant to binding contracts, commitments, letters of intent or purchase orders (the "Contract Consideration") entered into prior to or during such period and (B) any planned cash expenditures by any member of the Group (the "Planned Expenditures"), in the case of each of paragraphs (A) and (B) above, relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures, disposals or acquisitions to be consummated or made, or restructuring costs anticipated to be paid, during the period of four consecutive Financial Quarters of the Group following the end of such period (except to the extent financed with any of the proceeds received from (1) the incurrence of long-term Indebtedness, (2) an Equity Contribution or (3) disposals by the Group outside the ordinary course of trading) provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures, disposals, or acquisitions to be consummated or made or restructuring costs during such following period of four consecutive Financial Quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cashflow, at the end of such period of four consecutive Financial Quarters;
(xiii)	the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period or falling due;

(xiv)	cash expenditures made in respect of hedging or derivative arrangements during such period to the extent not deducted in arriving at such Consolidated Net Income;
(xv)	decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income;
(xvi)	extraordinary losses;
(xvii)	any amount received by way of an Equity Contribution or (without double counting) the cash proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Group from a person that is not a member of the Group by way of any capital contribution to the Group or any raising of funds by way of private placement of ordinary or preference share capital in each case to the extent otherwise included or not deducted in arriving at such Consolidated Net Income;
(xviii)	amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period not received in cash during such period;
(xix)	the amount of any loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of a similar interest) in such member of the Group;
(xx)	the amount of expenses relating to pensions including service costs and pension interest costs but after deducting any contributions and the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme;
(xxi)	an amount equal to any Trapped Cash;
(xxii)	the amount of any addbacks or run rate adjustments or costs or expenses which are consistent with those reflected in the Base Case Model, any quality of earnings report, the Lender Presentation and other materials provided during syndication, Clause 26.3 (Calculations) and/or any adjustments made in determining Consolidated EBITDA on the Closing Date; and
(xxiii)	any payment or amount described in the preceding paragraphs made after the end of the applicable Financial Year for which such Excess Cashflow calculation applies to and before the date on which a prepayment is required to be made in accordance with the Excess Cashflow provisions of this Agreement which the Company elects to deduct in such Excess Cashflow calculation provided that any such amount deducted under this paragraph may not be deducted in any subsequent calculation of Excess Cashflow.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

"Excluded Contribution" means net cash proceeds or property or assets received by the Company after the Closing Date as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or in the form of Subordinated Shareholder Funding, in each case, to the extent designated as an Excluded Contribution pursuant to a certificate (signed by a director or senior officer of the Company) of the Company, and provided that no Cure Amount may be an Excluded Contribution.

"fair market value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, and may be conclusively established by means of a certificate (signed by a director or senior officer of the Company) or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors, as applicable, in good faith.

"Financing" means the entering into this Agreement (and utilization of the Facilities).

"Fitch" means Fitch Ratings, Inc.

"Governmental Authority" means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(b)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business or consistent with past practice.  The term "Guarantee" used as a verb has a corresponding meaning.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

"IFRS" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board or any successor board or agency as endorsed by the European Union and in effect on the date hereof or, with respect to Schedule 15 (Information Undertakings), at the Company's option as in effect from time to time.

"Immaterial Subsidiary" means any Restricted Subsidiary that is not a Significant Subsidiary.

"Incremental Equivalent Debt" means Indebtedness which is not documented under this Agreement and which meets the following criteria (to the extent applicable):

(a)
(i)	to the extent it is in the form of a Syndicated Term Facility Incurred under the Freebie Basket, under section 1.1 or under paragraphs (a)(ii) or (a)(iii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants) and secured on the Collateral on a pari passu basis with Facility B, such Indebtedness shall have a final maturity date that is not earlier than the Termination Date of Facility B at the time such Indebtedness is Incurred, or
(ii)	to the extent it is in the form of a Syndicated Term Facility Incurred under section 1.1 or under paragraphs (a)(ii) or (a)(iii) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants) and is subordinated or ranking pari passu in right of payment to Facility B and secured on the Collateral on a junior basis to Facility B, such Indebtedness shall have a final maturity date that is not earlier than six months after the final maturity date of Facility B at the time such Indebtedness is Incurred or
(iii)	to the extent it is in the form of a Syndicated Term Facility Incurred under the Freebie Basket, under section 1.1 or under paragraph (a)(iv) of section 1.2 of Section 1 (Limitation on Indebtedness) of Schedule 16 (Incurrence Covenants) and is unsecured or not secured on the Collateral (excluding any local line of credit, bilateral facility, cash management facility, working capital or overdraft facility or other operating facilities), such Indebtedness shall have a final maturity date that is not earlier than the Termination Date of Facility B at the time such Indebtedness is Incurred; and
(b)	if in the form of a Syndicated Term Facility that meets the criteria in paragraph (a)(i) above, such Indebtedness shall be subject, mutatis mutandis, to the conditions that are equivalent to those set out in paragraphs (a)(vi)(B) and (a)(vi)(C) of Clause 2.2 (Incremental Facility) of this Agreement. Notwithstanding the foregoing, Incremental Equivalent Debt shall not include any Bridging Debt for the purposes of paragraphs (a) and (b) above or Indebtedness incurred under an Incremental Facility.

"Incur" means issue, create, assume, enter into any Guarantee of, Incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be "Incurred" at the time any funds are borrowed thereunder, subject to the definition of Reserved Indebtedness Amount and related provisions.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;
(b)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)	all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables or other obligations not constituting Indebtedness and such obligations are satisfied within 60 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;
(d)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(e)	Capitalized Lease Obligations of such Person;
(f)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(g)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors or an Officer of the Company) and (b) the amount of such Indebtedness of such other Persons;

(h)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and
(i)	to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term "Indebtedness" shall not include (a) Subordinated Shareholder Funding, (b) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under the Applicable Accounting Principles as in effect on the date of this Agreement, (c) any asset retirement obligations, (d) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (e) any obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice, (f) any amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, the Transactions, or the exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 7 (Merger and Consolidation) of this Schedule or (g) any cash management facilities, intra-day indebtedness or overnight overdrafts.

For the avoidance of doubt and notwithstanding the foregoing, the term "Indebtedness" excludes any accrued expenses and trade payables.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding.  The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in items (g), (h) or (i) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of the Applicable Accounting Principles.  Indebtedness represented by loans, notes or other debt instruments shall not be included to the extent funded with the proceeds of Indebtedness which the Company or any Restricted Subsidiary has guaranteed or for which any of them is otherwise liable and which is otherwise included.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)	intra-day exposures;
(b)	Contingent Obligations Incurred in the ordinary course of business or consistent with past practice and obligations under or in respect of Qualified Receivables Financings;
(c)	in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;
(d)	deferred consideration, post closing price adjustments, any obligation in respect of earn-outs and similar arrangements or otherwise for the purposes of satisfying any put/call options in each case entered into in connection with any Permitted Investment or acquisition; or
(e)	for the avoidance of doubt, any obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations, jubilee obligations or contributions or social security or wage Taxes or under any Tax Sharing Agreement.

"Independent Financial Advisor" means an investment banking or accounting firm of international standing or any third-party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

"Initial Investors" means (a) individually or collectively, the Sponsor Investors; and (b) the Management Investors.

"Initial Public Offering" means an Equity Offering of common stock or other common equity interests of the Company or any Parent or any successor of the Company or any Parent (the "IPO Entity") following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

"Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

"Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of the Applicable Accounting Principles; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.  If the Company or any Restricted

Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 2 (Limitation on Restricted Payments) of this Schedule:

(1)

"Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of the designation of such Subsidiary as an Unrestricted Subsidiary less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)

any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

"Investment Grade Securities" means:

(a)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);
(b)	securities issued or directly and fully guaranteed or insured by the European Union or any member of the European Union, the United Kingdom, the United States, Canada, Switzerland, Norway or any agency or instrumentality thereof (other than Cash Equivalents);
(c)	debt securities or debt instruments with a rating of "A-" or higher from S&P or "A3" or higher by Moody's or the equivalent of such rating by such rating organization or, if no rating of Moody's or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(d)	investments in any fund that invests exclusively in investments of the type described in items (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and
(e)	any investment in repurchase obligations with respect to any securities of the type described in items (a), (b) and (c) above which are collateralized at par or over.

"Investment Grade Status" shall occur when the Facilities receive two of the following:

(a)	a rating of "BBB–" or higher from S&P;
(b)	a rating of "Baa3" or higher from Moody's; or
(c)	a rating of "BBB–" from Fitch,

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody's or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

"IPO Market Capitalization" means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (2) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

"Junior Secured Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by a Lien on the Collateral and shares in recoveries from that Collateral junior to Facility B pursuant to a written agreement (excluding any Bank Product to the extent constituting (a) intra-day Indebtedness or (b) an overnight overdraft or (c) cash management facilities).

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

"Loan Guarantee" means the Guarantee by each Guarantor pursuant to the Guarantee provisions of this Agreement.

"Management Advances" means loans or advances made to, or Indebtedness incurred to fund or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary or to any employee stock ownership plan or trust established by any Parent, the Company or any Restricted Subsidiary for the benefit of its employees:

(a)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such Person's purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) (and including investing in any employee stock ownership plan or trust) of the Company or any

Restricted Subsidiary or any Parent with (in the case of this subclause (b)) the approval of the Board of Directors of the Company;
(b)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or
(c)	not exceeding the greater of €12.5 million and 8 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation in the aggregate outstanding at any time (without double counting for Indebtedness the proceeds of which are used to fund such loans, advances or Guarantees).

"Management Investors" means the current Senior Management or, to the extent any Voting Stock held by them were received in their capacity as such, former, officers, directors, employees and other members of the management of or consultants to any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent.

"Market Capitalization" means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (2) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

"Moody's" means Moody's Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

"Nationally Recognized Statistical Rating Organization" means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under the Applicable Accounting Principles (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(b)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition in accordance with the terms of any Lien upon such assets, or which by its terms or by applicable law are required to be repaid out of the proceeds from such Asset Disposition;
(c)	all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Restricted Subsidiaries) in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition; and
(d)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of the Applicable Accounting Principles, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding or Incurrence of Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

"Non-Collateral Indebtedness" means Indebtedness that is (a) unsecured or (b) not secured on assets constituting Collateral.

"Non-Guarantor Subsidiary" means any Restricted Subsidiary of the Company that is not a Guarantor.

"Opinion of Counsel" means a written opinion from legal counsel reasonably satisfactory to the Agent.  The counsel may be an employee of or counsel to the Company or its Subsidiaries.

"Overfunding Amount" means the proceeds of any cash overfunding as at the Closing Date (and, to the extent that there is any cash overfunding at the end of the Closing Certain Funds Period, the proceeds of any cash overfunding at that time) which are not required to be applied towards the refinancing of the Existing Indebtedness and any cash overfunding as at the completion date of any other Permitted Acquisition or Investments which are not required to be applied towards the financing of that Permitted Acquisition or Investments (and, to the extent that there is any cash overfunding at the end of the Post-Closing Certain Funds Period, the proceeds of any cash overfunding at that time) and in each case comprising Equity Contributions made to the Group not prohibited by this Agreement.

"Parent" means any Person of which the Company at any time is or becomes a direct or indirect Subsidiary after the Closing Date and any Holding Companies established by any Permitted Holder for purposes of holding its investment in any Parent.

"Parent Expenses" means:

(a)	costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, any agreement or instrument relating to any Indebtedness of the Company or any Restricted Subsidiary (including the Facilities), including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;
(b)	customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;
(c)	obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;
(d)	fees and expenses payable by any Parent in connection with the Transactions;
(e)	general corporate overhead expenses, including (a) professional fees (including salaries and other customary compensation paid to directors or administrative personnel) and expenses and other administrative, general corporate and operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries (including any such expenses related to the exploration of strategic transactions involving the Company and its Subsidiaries), (b) any taxes and other fees and expenses required to maintain any Parent's corporate existence and to provide for other ordinary course operating costs, including customary salary, bonus and other benefits payable to officers and employees of such Parent and to pay reasonable directors' fees and to reimburse reasonable out-of-pocket expenses of the Board of Directors of such Parent and to pay fees and expenses, as incurred, of an acquisition, where the proceeds of such acquisition were contributed to or combined with the Company or its Restricted Subsidiaries; or (c) costs and expenses with respect to any litigation or other dispute relating to the Transactions or the ownership, directly or indirectly, by any Parent;
(f)	other fees, expenses and costs relating directly or indirectly to activities of the Company and its Subsidiaries or any Parent or any other Person established for purposes of or in connection with the Transactions or which holds directly or indirectly any Capital Stock or Subordinated Shareholder Funding of the Company, in an amount not to exceed the greater of (a) €1.0 million and (b) 1.5 per cent. of Consolidated EBITDA in any fiscal year; and
(g)	expenses Incurred by any Parent in connection with any Public Offering or other sale of Capital Stock or Indebtedness:
(i)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary;

(ii)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or
(iii)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

"Permitted Asset Swap" means the substantially concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of this Schedule.

"Permitted Collateral Liens" means:

(a)	Liens on the Collateral (a) arising by operation of law or that are described in one or more of items (b), (c), (d), (e), (f), (h), (i), (j), (k), (l), (q), (r), (t), (v), (w), (x), (cc), (dd)(ii), (ee) and (gg) of the definition of "Permitted Liens", (b) to the extent that such Lien is over property or assets that would only constitute Collateral by virtue of being subject to a floating charge or an all-asset security agreement (or equivalent security) and which would not otherwise be required to be part of the Collateral or that are described in the other items of the definition of "Permitted Liens" or (c) that are Liens in secured accounts equally and ratably granted to cash management banks securing cash management obligations;
(b)	Liens on the Collateral to secure Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under paragraphs (a), (b) (to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (d)(i) (if the original Indebtedness was so secured), (d)(ii), (e)(i), (e)(ii), (f), (g), (k), (l), (s), (v) or (x) of section 1.2 (in respect of Purchase Money Obligations only), of Section 1 (Limitation on Indebtedness) of this Schedule and any Refinancing Indebtedness in respect of any such Indebtedness;
(c)	Liens on the Collateral to secure Indebtedness of the Company or a Guarantor on a basis junior to Facility B or the Loan Guarantees (or, if Facility B has been repaid and cancelled in full, any Facility which would have ranked pari passu with Facility B if Facility B had not been repaid and cancelled in full) (including any Lien on the Collateral to secure any Junior Secured Indebtedness and any Guarantee thereof); and
(d)	Liens that secure obligations that do not exceed the greater of (a) €30 million and (b) 20 per cent. of Consolidated EBITDA at any one time outstanding and that are not Incurred in connection with the borrowing of money;

provided that each of the parties to Indebtedness secured by Permitted Collateral Liens pursuant to items (b) or (c) hereof or their agent, representative or trustee will have entered into, or acceded to, the Intercreditor Agreement or an Additional Intercreditor Agreement (with respect to Indebtedness Incurred under paragraph (e)(i) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule, within 90 days of completion of the relevant acquisition, merger, consolidation or amalgamation).

For purposes of determining compliance with this definition, in the event that a Lien meets the criteria of more than one of the categories of Permitted Collateral Liens described in items (a) through (d) above, the Company will be permitted to classify such Lien on the date of its Incurrence and reclassify such Lien at any time and in any manner that complies with this definition.

Permitted Collateral Liens shall rank equal or junior to Liens securing the Facilities or the Loan Guarantees (or junior to Liens securing the Facilities and the Loan Guarantees if the Lien secures the Junior Secured Indebtedness or Subordinated Indebtedness of the Company or the relevant Guarantor), except that lenders under any Credit Facilities may provide for any ordering of payments under the various tranches of such Credit Facilities, and provided that the proceeds from the enforcement of Permitted Collateral Liens or from a Distressed Disposal (as defined in the Intercreditor Agreement) shall not be applied in accordance with clause 16.1 (Order of Application – Transaction Security) of the Intercreditor Agreement as if the Designation Date (as defined in the Intercreditor Agreement) has occurred:  (i) prior to the date on which Facility B has been refinanced in full with replacement Indebtedness which is not in the form of term loans (ignoring any participation (x) of a Lender which has been rolled over in a refinancing (or otherwise) and/or (y) in respect of which a Lender has declined prepayment); and (ii) unless any Revolving Facility (to the extent not repaid and cancelled in full (or will be on the effective date of such designation)) and/or any Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under paragraph  (f) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule has been designated as "Super Senior Liabilities" pursuant to clause 18 (New Debt Financings) of the Intercreditor Agreement.

Permitted Collateral Liens shall include any extension, renewal or replacement, in whole or in part, of any pre-existing Permitted Collateral Lien; provided that any such extension, renewal or replacement will be no more restrictive in any material respect than the Permitted Collateral Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets.

"Permitted Holders" means, collectively, (1) the Equity Investors, (2) Senior Management, (3) any Related Person of any of the foregoing, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in Clauses (1), (2) and (3) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company, so long as no Person or other "group" (other than Permitted Holders specified in Clauses (1), (2), and (3) above) beneficially owns more than 50.0 per cent. on a fully diluted basis of the Voting Stock held by such group, without giving effect to the existence of such group or any other group.

"Permitted Investment" means (in each case, by the Company or any of its Restricted Subsidiaries):

(a)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;
(b)	Investments in another Person if as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;
(c)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;
(d)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;
(e)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice, including Investments in connection with any Qualified Receivables Financing;
(f)	Management Advances;
(g)	Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of disputes or judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;
(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of this Schedule;
(i)	Investments (including in joint ventures or minority interests) in existence on, or made pursuant to legally binding commitments in existence on the Closing Date after giving effect to the Transactions, and any extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on the date of this Agreement or the Closing Date, as applicable;
(j)	Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 1 (Limitation on Indebtedness) of this Schedule;

(k)	Investments, taken together with all other Investments made pursuant to this item (k) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed (a) the greater of (i) €60 million and (ii) 40.0 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus (b) the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of Investments made pursuant to subclause (a) above plus (c) the amount of Restricted Payments that could have been made pursuant to paragraph (k)(b) of section 2.2 of Section 2 (Limitation on Restricted Payments) of this Schedule, the amount of Indebtedness that could have been incurred pursuant to paragraph (k) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule and the amount of Investments that could have been made pursuant to item (t) of this definition, in each case to the extent not otherwise utilised by the Company and the Restricted Subsidiaries; provided that the amount of Restricted Payments that could have been made pursuant to paragraph (k)(b) of section 2.2 of Section 2 (Limitation on Restricted Payments) of this Schedule, the amount of Indebtedness that could have been incurred pursuant paragraph (k) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule 16 and/or the amount of Investments that could have been made pursuant to item (t) of this definition shall be deemed to be reduced by the amount of Investments that have been made pursuant to this item (k)(c) (with the allocation of such reduction among such available baskets to be made by the Company in its sole discretion); provided that, if an Investment is made pursuant to this Clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 2 (Limitation on Restricted Payments) of this Schedule, such Investment shall thereafter be deemed to have been made pursuant to items (a) or (b) of the definition of "Permitted Investments" and not this item;
(l)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or Liens otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under Section 3 (Limitation on Liens) of this Schedule;
(m)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent as consideration;
(n)	any transaction to the extent constituting an Investment that is permitted by and made in accordance with the provisions of section 6.2 of Section 6 (Limitation on Affiliate Transactions) of this Schedule (except those described in paragraphs (a), (c), (f), (g), (i) and (l) of section 6.2);
(o)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practice and in accordance with this Agreement;
(p)	guarantees, keepwells and similar arrangements not prohibited by Section 1 (Limitation on Indebtedness) of this Schedule and guarantees issued in the ordinary course of business or consistent with past practice in connection with the development or construction of assets and (b) performance guarantees with respect to obligations that are not prohibited by this Agreement;
(q)	Investments (including, without limitation, repurchases, tenders and other transactions) in the Facilities and any other Indebtedness of the Company or any Restricted Subsidiary (including any Indebtedness of any Parent that has been Guaranteed by the Company or any Restricted Subsidiary);
(r)	Investments acquired after the Closing Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Agreement to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on, or made pursuant to binding commitments existing on, the date of such acquisition, merger, amalgamation or consolidation;
(s)	Investments in joint ventures and similar entities of the Company or any of its Restricted Subsidiaries not to exceed at any one time in the aggregate outstanding, the greater of €60 million and 40.0 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation; provided that if an Investment is made pursuant to this item in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 10 (Designation of Unrestricted Subsidiaries) of this Schedule, such Investment shall thereafter be deemed to have been made pursuant to item (a) of the definition of "Permitted Investments" and not this item ;
(t)	Investments in Unrestricted Subsidiaries not to exceed at any one time in the aggregate outstanding, the greater of €60 million and 40.0 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation; provided that, if an Investment is made pursuant to this item in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 10 (Designation of Unrestricted Subsidiaries) of this Schedule, such Investment shall thereafter be deemed to have been made pursuant to item (a) of the definition of "Permitted Investments" and not this item;
(u)	Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this item (u) that are at that time outstanding, not to exceed the greater of €60 million and 40.0 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation; provided that, if an Investment is made pursuant to this item in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 10 (Designation of Unrestricted Subsidiaries) of this Schedule, such Investment shall thereafter be deemed to have been made pursuant to item (a) of the definition of "Permitted Investments" and not this item;
(v)	contributions to a "rabbi" trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;
(w)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is re-designated as designated a Restricted Subsidiary pursuant to Section 10 (Designation of Unrestricted Subsidiaries) of this Schedule;
(x)	Investments consisting of purchases and acquisitions of assets or services, loans or advances made to distributors, customary trade arrangements or made in connection with obtaining maintaining or renewing client contacts, in each case, made in the ordinary course of business or consistent with past practice;
(y)	Investments consisting of earned money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;
(z)	Investments in or constituting Bank Products;
(aa)	any other Investment provided that (i) the Consolidated Net Senior Secured Leverage Ratio on a pro forma basis after giving effect to any such Investment does not exceed 6.00 to 1.00 or (ii) such Investment is funded from the Available Amount at the time of such Investment or returns (including without limitation dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of Investments provided that proceeds from any Permitted Indebtedness are excluded from the Available Amount under this provision; and
(bb)	any other Investment resulting from advance payments or guarantees to a team or supplier.

"Permitted Investor" means:

(a)	each person included on the Permitted Investor Whitelist;
(b)	any other person active in the domains of sports, advertising and/or media;
(c)	private equity or financial sponsors or sovereign wealth funds with assets under management in excess of USD 2,000,000,000 (or equivalent in other currencies);
(d)	any entities controlled, managed or advised by any of the persons listed above; and

(e)	any other person approved by the Super-Majority Lenders.

"Permitted Investor Whitelist" means a list of pre-approved Permitted Investors agreed between the Company and the Arrangers, as amended from time to time with the consent of the Majority Lenders.

"Permitted Liens" means, with respect to any Person:

(a)	Liens on assets or property of any Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;
(b)	pledges, deposits or Liens under workmen's compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;
(c)	Liens imposed by law, including carriers', warehousemen's, mechanics', landlords', materialmen's and repairmen's or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(d)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to the Applicable Accounting Principles have been made in respect thereof;
(e)	Liens in favor of the issuers of surety, performance or other bonds, guarantees or letters of credit or bankers' acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;
(f)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;
(g)	Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;

(h)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business or consistent with past practice;
(i)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(j)	Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, sale/leaseback financings or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business or consistent with past practice; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of or in connection with such Indebtedness and any improvements or accessions to such assets and property;
(k)	Liens arising by virtue of any statutory or common law provisions or customary standard terms relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution, including, in each case, any right of pledge, set-off or suspension arising from general banking conditions or by statute;
(l)	Liens arising from New York Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;
(m)	Liens existing on, or required to be granted under written agreements existing on (i) the date of this Agreement, in the case of the Company and (ii) on the Closing Date after giving effect to the Transaction;
(n)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary), including such Liens created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary or such acquisition of property, other assets or stock; provided, however, that, if the Indebtedness secured by such Liens is or later becomes secured by the Collateral, the property, other assets or stock subject to such Liens shall also be pledged as Collateral to secure the Facilities on a first priority basis, subject to the Agreed Security Principles;

(o)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;
(p)	Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness (in an amount including the aggregate amount of fees, accrued and unpaid interest, underwriting discounts, premiums and other costs (including redemption premia and defeasance costs) and expenses Incurred in connection with the refinancing) Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the Finance Documents; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;
(q)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
(r)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(s)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(t)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(u)	Liens on any proceeds loan made by the Company or any Restricted Subsidiary in connection with any future Incurrence of Indebtedness permitted under this Agreement and securing that Indebtedness;
(v)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;
(w)	Liens securing or arising in respect of Bank Products or by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts and receivables securing cash pooling or cash management arrangements;
(x)	Liens arising out of conditional sale, title retention (including, without limitation, extended retention of title (verlängerter Eigentumsvorbehalt), hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or consistent with past practice;
(y)	Liens with respect to obligations which do not exceed the greater of (a) €45 million and (b) 30.0 per cent. of Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation at any one time outstanding;
(z)	Permitted Collateral Liens;
(aa)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(bb)	Liens on Receivables Assets Incurred in connection with any Qualified Receivables Financing and Liens Incurred to secure obligations in respect of Indebtedness of the type permitted to be Incurred pursuant to (m)(ii) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule and Standard Securitization Undertakings;
(cc)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(dd)	Liens securing (i) Indebtedness and other obligations under local lines of credit, overdraft facilities, bilateral facilities or local working capital facilities (including, without limitation, Indebtedness Incurred pursuant to paragraphs (s) or (x) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule) and/or (ii) any cash management facilities, intra-day indebtedness or overnight overdraft;
(ee)	Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business or consistent with past practice;
(ff)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;
(gg)	Liens arising in connection with any joint and several liability or any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax or value-added tax purposes or any analogous arrangement in any jurisdiction of which the Company or a Restricted Subsidiary is or becomes a member;
(hh)	Liens in favor of landlords or warehouse operators (Pfandrecht des Vermieters oder Lagerhalters) arising solely by operation of law in favour of the relevant third party landlord or warehouse operator under lease or warehousing agreement entered into in the ordinary course of business of the relevant member of the Group;
(ii)	Liens (a)(i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 2 (Limitation on Restricted Payments) of this Schedule to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of this Schedule, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien or (b) on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;
(jj)	Liens Incurred to secure obligations in respect of Indebtedness Incurred pursuant to paragraphs (p), (q) or (w) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule;
(kk)	any Lien created in connection with pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) pursuant to the German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to section 7(e) of the German Social Code (Sozialgesetzbuch IV) or the equivalent in other relevant jurisdictions;
(ll)	any Lien required to be granted under mandatory German law or other similar laws in favour of creditors as a consequence of a merger or a conversion permitted under this Agreement; and
(mm)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing items (a) through (ll) (other than item (y)); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the item or items of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

"Permitted Reorganization" means one or more amalgamations, combinations, mergers, demergers, liquidations, corporate dissolutions, reconstructions or other reorganizations on a solvent basis of any Restricted Subsidiary of the Company where:

(a)	all the business and assets of such Restricted Subsidiary continue to be owned or held by Restricted Subsidiaries of the Company;
(b)	the Security Agent and the Agent shall take any action necessary to effect any releases of Collateral requested by the Company in connection with the reorganization (other than Collateral pledged by any Parent or the Company); provided that, reasonably promptly after completion of the reorganization, Liens securing the Finance Documents are retaken over assets, Capital Stock and other property such that the Liens over the new Collateral will (taken as a whole together with any pre-existing Liens on Collateral that were not released in connection with the reorganization) have substantially similar value (as determined in good faith by the Board of Directors or Senior Management of the Company) to the Liens that were in place immediately prior to the reorganization;
(c)	the Security Agent and the Agent shall take any action necessary to effect any releases of Loan Guarantees of the Loans requested by the Company in connection with the re-organization; provided that, reasonably promptly after completion of the reorganization, Loan Guarantees are provided by such Restricted Subsidiaries of the Company as is necessary to procure that such new Loan Guarantees will (taken as a whole together with any pre-existing Loan Guarantees that were not released in connection with the reorganization) have substantially similar value (as determined in good faith by the Board of Directors or Senior Management of the Company) to the Loan Guarantees existing prior to the reorganization; and
(d)	prior to the reorganization, the Company will provide to the Agent and the Security Agent a certificate (signed by a director or senior officer of the Company) confirming (i) that no Default is continuing or would arise as a result of such reorganization and (ii) that such reorganization complies with the requirements set out in this definition.

"Permitted Specified Asset Disposition" means a Specified Asset Disposition (the "Relevant Asset Disposition"), provided that, as at the last day of the most recently ended Relevant Period, the aggregate Specified Asset Disposition EBITDA for all Specified Asset Dispositions consummated following the date of this Agreement (including, for this purpose, the Specified Asset Disposition EBITDA for the Relevant Disposition) would not exceed 25 per cent. of Consolidated EBITDA for the Relevant Period, provided that, without double counting, Consolidated EBITDA shall be increased for this purpose by the aggregate Specified Asset Disposition EBITDA for all Specified Asset Dispositions consummated following the date of this Agreement.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"Proceeds Loan" means one or more loans from any Parent to the Company or any Restricted Subsidiary with the proceeds of any Indebtedness of any Parent falling with paragraph (a)(i) of section 2.1 of Section 2 (Limitation on Restricted Payments).

"Public Debt" means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

"Public Market" means any time after:

(a)	an Equity Offering has been consummated; and
(b)	shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €50.0 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

"Public Offering" means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

"Purchase Money Obligations" means any Indebtedness Incurred or assumed to finance or refinance the acquisition, leasing, construction, development or improvement of property (real or personal, moveable or immovable) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

"Purchases" means any acquisitions of business entities or property and assets constituting a division or line of business that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, of any or by any Person.

"Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:  (1) an Officer or the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility (including the Facilities) shall not be deemed a Qualified Receivables Financing.

"Receivables Assets" means any assets that are or will be the subject of a Qualified Receivables Financing.

"Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

"Receivables Financing" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

"Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Company or any other Restricted Subsidiary of the Company, (iii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iv) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any other Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and
(c)	to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by filing with the Agent a copy of the resolution of the Board of Directors of the Company giving effect to such designation and a certificate (signed by a director or senior officer of the Company) certifying that such designation complied with the foregoing conditions.

"refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in this Agreement shall have a correlative meaning.

"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a)	if the Indebtedness being refinanced constitutes Senior Secured Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the final Stated Maturity of Facility B at the time such Refinancing Indebtedness is Incurred;
(b)	if the Indebtedness being refinanced constitutes Junior Secured Indebtedness or Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the date falling 6 months after the final Stated Maturity of Facility B at the time such Refinancing Indebtedness is Incurred; and
(c)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees (including underwriting discounts) Incurred in connection therewith); and
(d)	the ranking of such Refinancing Indebtedness is no more senior in respect of payment and security enforcement proceeds than the Indebtedness being refinanced,

provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness of any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of such other Indebtedness.

"Related Person" with respect to any Permitted Holder means:

(a)	any controlling equity holder or Subsidiary of such Person; or
(b)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or
(c)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or
(d)	in the case of the Equity Investors any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

"Related Taxes" means:

(a)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:
(i)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company's Subsidiaries);
(ii)	issuing or holding Subordinated Shareholder Funding;
(iii)	being a Holding Company, directly or indirectly, of the Company or any of the Company's Subsidiaries;

(iv)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company's Subsidiaries; or
(v)	having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 2 (Limitation on Restricted Payments) of this Schedule; or
(b)	if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

"Restricted Investment" means any Investment other than a Permitted Investment.

"S&P" means Standard & Poor's Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

"SEC" means the U.S. Securities and Exchange Commission or any successor thereto.

"Secured Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by a Lien on the Collateral pursuant to a written agreement (excluding any Indebtedness incurred under paragraph (j) of section 1.2 of Section 1 (Limitation on Indebtedness) of this Schedule.

"Security Jurisdiction" means Spain, Italy, Luxembourg, the United Kingdom and the United States, as well as the jurisdiction of any Borrower (for that Borrower only).

"Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

"Senior Management" means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

"Senior Secured Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by a Lien on the Collateral and shares in recoveries from that Collateral pari passu with Facility B (or if Facility B has been repaid and cancelled in full, any Facility which would have ranked pari passu with Facility B if Facility B had not been repaid and cancelled in full) pursuant to a written agreement (excluding any Bank Product to the extent constituting (a) intra-day Indebtedness or (b) an overnight overdraft or (c) cash management facilities).

"Significant Subsidiary" means any Restricted Subsidiary that has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on a unconsolidated basis) representing more than 10 per cent. of Consolidated EBITDA as of the end of the most recently completed fiscal year.

"Similar Business" means (1) any businesses, services or activities engaged in by the Group or any of its Subsidiaries or any of its Associates on the Closing Date and (2) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

"Specified Asset Disposition" means:

(a)	the voluntary sale, conveyance, transfer or other disposition of property or assets of the Company or any of the Restricted Subsidiaries; and/or
(b)	the issuance, sale, transfer or other disposition of Capital Stock of any Restricted Subsidiary,

to the extent designated as a "Specified Asset Disposition" by the Company.

"Specified Asset Disposition EBITDA" means, in respect of any Specified Asset Disposition, the aggregate contribution (expressed as a number) to Consolidated EBITDA of the Specified Assets subject to that Specified Asset Disposition, as determined in good faith by the Company as at the last day of the most recently ended Relevant Period prior to the relevant Specified Asset Disposition.

"Specified Assets" means the property, assets and/or Capital Stock which are the subject of a Specified Asset Disposition.

"Specified Change of Control Event" means the sale or transfer, in one or a series of related transactions, of all or a portion of the direct or indirect legal or beneficial interests in the Company by the Permitted Holders, and following the occurrence of which a Permitted Investor or Permitted Investors being or becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act as in effect on the Closing Date) of more than 50.0 per cent. of the total voting power of the Voting Stock of the Company, provided that, on the date on which the legally binding (conditional or unconditional) offer, put option or other agreement or arrangement in connection with such transaction:

(a)	the Consolidated Net Senior Secured Leverage Ratio is equal to or less than 6.50:1 if the event occurs prior to the date falling 18 months after the Closing Date, or 5.50:1.00 if the event occurs thereafter up to 24 months after the Closing Date;
(b)	no Event of Default is continuing; and
(c)	no more than 24 months have passed following the Closing Date,

and provided further that, on or prior to the date on which any such sale or transfer is completed:

(i)	the Lenders have completed all applicable "know your customer" and sanctions requirements to their satisfaction in accordance with Clause 25.7 (Specified Change of Control); and

(ii)	any existing Transaction Security reasonably required by the Agent to be ratified by the Permitted Investor or Permitted Investors as a result of the sale or transfer has been ratified, and if the sale or transfer involves a sale or transfer of shares in the Company, subject to the Agreed Security Principles, the same or substantially equivalent Transaction Security has been granted over the shares in the Company, and also provided that, only one (1) Specified Change of Control Event may occur during the term of the Facilities.

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

"Subordinated Indebtedness" means, with respect to any Person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to Facility B or its Loan Guarantees (or, if Facility B has been repaid and cancelled in full, any Indebtedness which would have ranked pari passu with Facility B if Facility B had not been repaid and cancelled in full) pursuant to a written agreement.

"Subordinated Shareholder Funding" means, collectively, any funds provided to the Company by a Parent, any Affiliate of a Parent, a Permitted Holder or any Affiliate of a Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is six months after the Stated Maturity of Facility B (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six months after the Stated Maturity of the Facilities is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;
(b)	does not require, prior to the date that is six months after the Stated Maturity of Facility B, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the payment of any amount as a result of any such action or provision, in each case, prior to the date that is six months after the Stated Maturity of Facility B is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;
(c)	contains no change of control or similar provisions (other than Subordinated Shareholder Funding outstanding on the Closing Date) and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months after the Stated Maturity of the Facilities;
(d)	does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and
(e)	pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Facilities pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Lenders than those contained in the Intercreditor Agreement as in effect on the Closing Date with respect to the "Subordinated Liabilities" (as defined therein).

"Subsidiary" means, with respect to any specified Person:

(a)	any corporation, association, société d'exercice libéral or other business entity of which more than 50.0 per cent. of the total voting power of Voting Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);
(b)	any partnership, joint venture or limited liability company (other than entities covered by item (a) of this definition) of which (i) more than 50.0 per cent. of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and
(c)	any other entity treated as a subsidiary in the latest financial statements of the Company from time to time in accordance with the Applicable Accounting Principles.

"Successor Parent" with respect to any Person means any other Person with more than 50.0 per cent. of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, "beneficially owned" (as defined below) by one or more Persons that "beneficially owned" (as defined below) more than 50.0 per cent. of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person.  For purposes hereof, "beneficially own" has the meaning correlative to the term "beneficial owner," as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Closing Date).

"Syndicated Term Facility" means any debt facility with banks or other institutional lenders providing for term loans that are underwritten or arranged by mandated arrangers with the primary goal of being distributed and broadly syndicated to institutional investors in the international syndication loan markets.  For the avoidance of doubt and without limitation, (1) revolving credit facilities, (2) bilateral facilities, and (3) club credit facilities provided by relationship banks will not be deemed to be Syndicated Term Facilities.

"Tax Sharing Agreement" means any tax sharing or profit and loss pooling or similar agreement with customary or arm's-length terms entered into with any Parent or Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

"Temporary Cash Investments" means any of the following:

(a)	any investment in
(i)	direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any member of the European Union, (iii) the United Kingdom, (iv) Switzerland or Norway, (v) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (vi) any agency or instrumentality of any such country or member state; or
(ii)	direct obligations of any country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(b)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:
(i)	any Lender;
(ii)	any institution authorized to operate as a bank in any of the countries or member states referred to in Clause (a)(i) above; or
(iii)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of €250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least "A" by S&P or "A-2" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in item (a) or (b) above entered into with a Person meeting the qualifications described in item(b) above;
(d)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(e)	Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any member of the European Union, the United Kingdom, Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least "BBB-" by S&P or "Baa3" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(f)	bills of exchange issued in the United States, Canada, any member of the European Union, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(g)	any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250.0 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least "A" by S&P or "A2" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;
(h)	investment funds investing 95 per cent. of their assets in securities of the type described in items (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and
(i)	investments in money market funds (a) complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended or (b) rated "AAA" by S&P or

"Aaa" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization).

"Total Assets" means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with the Applicable Accounting Principles, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Consolidated Fixed Charge Coverage Ratio.

"Transactions" means:

(a)	the Financing; and
(b)	the repayment of certain other existing obligations of the Group, including the repayment, acquisition or extinguishment of certain Indebtedness;

in each case in accordance with the Structure Memorandum and including payment or reimbursement of any fees and expenses and any other transactions incidental to the above.

"Trapped Cash" means any cash, cash equivalents or other amounts that would, if it constituted an applicable mandatory prepayment, be exempt from being required to be applied in a mandatory prepayment of the Facilities pursuant to Clause 13.11 (Prepayment restrictions), for reasons of unlawfulness, inability to upstream to applicable Borrowers and otherwise.

"Unrestricted Subsidiary" means:

(a)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided in Section 10 (Designation of Unrestricted Subsidiaries) of this Schedule; and
(b)	any Subsidiary of an Unrestricted Subsidiary.

"Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Voting Stock of which (other than directors' qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

"Working Capital" means, as at any date of determination, the excess of:

(a)	the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with the Applicable Accounting Principles, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date (excluding the current portion of current and deferred income taxes), over
(b)	the sum of all amounts that would, in conformity with the Applicable Accounting Principles, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries on such date, but excluding (for the purposes of both paragraphs (a) and (b) above), without duplication:

(a)	the current portion of any funded Indebtedness;
(b)	all Indebtedness consisting of:
(i)	Utilisations; or
(ii)	utilisations under any Ancillary Facility or any other revolving credit or similar facility,

to the extent otherwise included therein;

(c)	the current portion of interest expense;
(d)	the current portion of current and deferred Taxes based on income, profit or capital;
(e)	the current portion of any Capitalized Lease Obligations;
(f)	deferred revenue reflected within current liabilities;
(g)	liabilities in respect of unpaid earn-outs or deferred acquisition costs;
(h)	current accrued costs associated with any restructuring or business (including accrued severance and accrued facility closure costs) optimisation;
(i)	any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve months period after such date;
(j)	the effects from applying purchase accounting;
(k)	any accrued professional liability risks; and
(l)	restricted marketable securities,

provided that, for purposes of calculating Excess Cashflow, increases or decreases in working capital (A) arising from acquisitions or disposals by the Group shall be measured from the date on which such acquisition or disposal occurred until the first anniversary of such acquisition or disposal with respect to the person subject to such acquisition or disposal and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cashflow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under any hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with the Applicable Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

Schedule 17
Events of Default

The capitalized words and expressions in this Schedule 17 shall have the meaning ascribed to them in Schedule 16 (Incurrence Covenants) save that if a capitalized word or expression is not given a meaning in Schedule 16 (Incurrence Covenants), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals in this Agreement.

1.	Each of the following is an Event of Default under this Agreement:
(a)	default in any payment of interest on any amount payable under a Finance Document when due and payable, continued for 30 days;
(b)	default in the payment of the principal amount of or premium, if any, payable under a Finance Document when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(c)	failure by the Company or any of its Restricted Subsidiaries (as applicable) to comply for 60 days after written notice by the Agent with any of its obligations contained in this Agreement (other than those referred to in Clause 28.1 (Financial covenant));
(d)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced by any Indebtedness for money borrowed by a Material Company (or the payment of which is Guaranteed by a Material Company), other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default:
(i)	is caused by a failure to pay principal at stated final maturity on such Indebtedness, immediately upon the expiration of any grace period provided in such Indebtedness ("payment default"); or
(ii)	results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, exceeds in aggregate the greater of €37.5 million (or its equivalent in any other currency or currencies) and 25 per cent. of Consolidated EBITDA and any such Default continues for 60 days;

(e)	any of the following occurs:
(i)	a decree or order for relief in respect of a Material Company in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction or becomes unconditional;

(ii)	a decree or order adjudging a Material Company is bankrupt or insolvent, or other than on a solvent basis seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of a Material Company, under any Bankruptcy Law, or other than on a solvent basis appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, assignee, trustee, sequestrator (or other similar official) thereof for any substantial part of their respective properties or other than on a solvent basis ordering the winding up, dissolution or liquidation of their affairs, is sanctioned by a court of competent jurisdiction and becomes unconditional and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 60 consecutive days; or
(iii)	a Material Company (x) consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law, (y) consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency with respect to a Material Company, or (z) (i) other than on a solvent basis consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, examiner, supervisor, assignee, trustee, sequestrator or similar official thereof, or of any substantial part of their respective properties, (ii) other than on a solvent basis makes an assignment or proposal for the benefit of creditors or (iii) admits it is insolvent or admits in writing its inability to pay its debts generally as they become due or commits an "act of bankruptcy" under any applicable Bankruptcy Law which, in the case of each of clauses (x), (y) or (z) of this clause (iii) of paragraph (e), is sanctioned by a court and becomes unconditional;
(f)	failure by a Material Company to pay final judgments aggregating in excess of the greater of €60 million (or its equivalent in any other currency or currencies) and 40 per cent. of Consolidated EBITDA other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which judgments are not paid, discharged or stayed for a period of 60 days (after receipt of notice as described in Clause 2 of this Schedule) after the judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
2.	However, a Default under paragraphs (c), (d) or (f) of Section 1 of this Schedule 17 will not constitute an Event of Default until the Agent notifies the Company of the Default and the Company does not cure such Default within the time specified in those paragraphs after receipt of such notice.
3.	In the event of a declaration of acceleration of the Loans because an Event of Default described in paragraph (d) of Section 1 of this Schedule 17 has occurred and is continuing, the declaration of acceleration of the Loans shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to paragraph (d) of Section 1 of this Schedule 17 shall have been remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Loans would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal, premium or interest, have been cured or waived.
4.	If a Default occurs for a failure to deliver a required certificate in connection with another default (an "Initial Default") then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Schedule 15 (Information Undertakings) or otherwise to deliver any notice or certificate pursuant to any other provision of this Agreement shall be deemed to be cured upon the delivery of any such report required by Schedule 15 (Information Undertakings) or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Agreement.

Schedule 18
Form of Substitute Affiliate Lender Designation Notice

To:[•] as Agent; and

[[•] as Security Agent]

for itself and each of the other parties to the Facilities Agreement [and the Intercreditor Agreement] referred to below.

Cc:[•]

From:[Designating Lender] (the "Designating Lender")

Dated:[•]

Dear Sirs

[•] – Senior Facilities Agreement
dated [•] (the "Facilities Agreement")

1.	We refer to the Facilities Agreement [and to the Intercreditor Agreement]. Terms defined in the Facilities Agreement have the same meaning in this Designation Notice.
2.	We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any [Term/Revolving Facility][9] Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] ("Designated Loans").
3.	The details of the Substitute Affiliate Lender are as follows:
(a)	Name: [•]
(b)	Facility Office: [•]
(c)	Electronic email address: [•]
(d)	Attention: [•]
(e)	Jurisdiction of Incorporation: [•]
4.	By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Facilities Agreement [and the Intercreditor Agreement] accordingly.
[9]	Specify relevant category of Loans as applicable.

5.	The Substitute Affiliate Lender confirms, for the benefit of the Agent and without liability to any Obligor that it is:
(a)	[in respect of an advance under a Finance Document to a Spanish Borrower]:
(i)	[not a Spanish Qualifying Lender;]
(ii)	[a Spanish Qualifying Lender (other than a Non-Spanish Lender);]
(iii)	[a Non-Spanish Lender (other than a Treaty Lender);]
(iv)	[a Treaty Lender.]
6.	The Substitute Affiliate Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions on selfdealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws.
7.	This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

For and on behalf of

[Designating Lender]

We acknowledge and agree to the terms of the above.

For and on behalf of

[Substitute Affiliate Lender]

We acknowledge the terms of the above.

For and on behalf of

The [Agent] and the [Security Agent]

Dated

Schedule 19
Reference Rate Terms

Part 1
US Dollars
CURRENCY:	US Dollars.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Baseline CAS:	None specified.
Break Costs:	None specified,
Business Day Conventions (definition of "Month" and Clause 15.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)
subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(ii)
if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)
if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:
(c)
The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(d)
if that target is not a single figure, the arithmetic mean of:

(i)
the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)
the lower bound of that target range.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees with the Company and the Agent to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Company and the Agent to do so in place of the Agent) of:

(e)
the RFR for that RFR Banking Day; and
(f)
the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:
(g) the RFR for that RFR Banking Day;

(b)
if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)
the Central Bank Rate prevailing at close of business on that RFR Banking Day; and
(ii)
the applicable Central Bank Rate Adjustment; or
(c)
if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)
the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)
the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	None specified.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.
RFR:

The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than: (a) a Saturday or Sunday; and (b) a day on which the Securities Industry and Financial Markets Association (or any

successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities
Interest Periods
Length of Interest Period in absence of selection (paragraph (b) of Clause 15.1 (Selection of Interest Periods and Terms)):	three Months
Periods capable of selection as Interest Periods (paragraph (d) of Clause 15.1 (Selection of Interest Periods and Terms)):	one, two, three or six Months and one week

Part 2
Sterling
CURRENCY:	Sterling.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Baseline CAS:	None specified.
Break Costs:	None specified.
Business Day Conventions (definition of "Month" and Clause 15.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)
subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England's Bank Rate as published by the Bank of England from time to time.
Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees with the Company and the Agent to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Company and the Agent to do so in place of the Agent) of:

(h)
the RFR for that RFR Banking Day; and
(i)
the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:
(a) the RFR for that RFR Banking Day; or

(b)
if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)
the Central Bank Rate prevailing at close of business on RFR Banking Day; and
(ii)
the applicable Central Bank Rate Adjustment; or

(c)
if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the greater of:
(i)
the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)
the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.
Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	None specified.
Relevant Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
Interest Periods
Length of Interest Period in absence of selection (paragraph (b) of Clause 15.1 (Selection of Interest Periods and Terms)):	three Months
Periods capable of selection as Interest Periods (paragraph (d) of Clause 15.1 (Selection of Interest Periods and Terms)):	one, two, three or six Months and one week

Schedule 20
Daily Non-Cumulative Compounded RFR Rate

The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places or five decimal places in the case of US dollars) calculated as set out below:

where:

"d0" means the number of RFR Banking Days in the Cumulation Period;

"Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and

"tni" has the meaning given to that term above.

Schedule 21
Form of Sustainability Compliance Certificate

To:[•] as Agent

From: Dorna Sports, S.L.

Dated: [•]

Dear Sir or Madam

Dorna Sports, S.L. – Senior Facilities Agreement dated [•] (the "Facilities Agreement")

1.	We refer to the Agreement. This is a Sustainability Compliance Certificate relating to the financial year of the Company ending on [•]. Terms defined in the Agreement or Sustainability KPI Letter, as applicable, have the same meaning when used in this Sustainability Compliance Certificate unless given a different meaning in this Sustainability Compliance Certificate.
2.	We confirm that as at [insert relevant year-end testing date]:
(a)	the [percentage/score] for KPI 1 was [•];
(b)	the [percentage/score] for KPI 2 was [•]; and
(c)	the [percentage/score] for KPI 3 was [•].
3.	On the basis of paragraph 2 above, [insert number] KPI Targets have been achieved resulting in [a decrease]/[an increase] to the Margin of [•] with effect from the date hereof.

Yours faithfully

DORNA SPORTS, S.L.

By: [Authorised signatory]

SIGNATORIES

The Company

DORNA SPORTS, S.L.

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

The Original Borrower

DORNA SPORTS, S.L.

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

The Original Guarantors

DORNA SPORTS, S.L.

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

Arrangers

BNP PARIBAS S.A.

in its capacity as an Arranger

By:

Name:

Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

CITIBANK N.A., LONDON BRANCH

in its capacity as an Arranger

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

J.P. MORGAN SE

in its capacity as an Arranger

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

BANQUE NOMURA FRANCE

in its capacity as an Arranger

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

SOCIÉTÉ GÉNÉRALE, SUCURSAL EN ESPAÑA

in its capacity as an Arranger

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

Original Lenders

BNP PARIBAS FORTIS S.A. N.V.

in its capacity as an Original Lender

By:

Name:

Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

BNP PARIBAS S.A.

in its capacity as an Original Lender

By:

Name:

Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

CITIBANK EUROPE PLC, SUCURSAL EN ESPAÑA

in its capacity as an Original Lender

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

J.P. MORGAN SE

in its capacity as an Original Lender

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

BANQUE NOMURA FRANCE

in its capacity as an Original Lender

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

SOCIÉTÉ GÉNÉRALE, SUCURSAL EN ESPAÑA

in its capacity as an Original Lender

By:
	Name:	Name:
	Title:	Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

Sustainability Coordinator

BNP PARIBAS S.A.

By:

Name:

Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

Agent

BNP PARIBAS S.A.

By:

Name:

Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]

Security Agent

BNP PARIBAS S.A.

By:

Name:

Title:

Notice Details

Address:
Attention:
Email:

[Apex – SFA Signature Pages]